Exhibit 10.1

Execution Version

INCREASE, JOINDER AND AMENDMENT AGREEMENT dated as of December 6, 2013 (this “Amendment”), to the TERM LOAN AND REVOLVING CREDIT AGREEMENT dated as of December 27, 2007 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among FEDERAL-MOGUL CORPORATION, a Delaware corporation (the “Borrower”) the lenders party thereto (collectively, the “Existing Lenders”), CITICORP USA, INC. (“CUSA”), as administrative agent for the Existing Lenders, JPMORGAN CHASE BANK, N.A., as syndication agent, CITIBANK, N.A., as fronting bank, and CUSA, as swing line lender.

WHEREAS, pursuant to the Existing Credit Agreement, the Revolving Credit Lenders have provided Revolving Credit Commitments (the “Existing Revolving Credit Commitments”) and made Revolving Credit Loans (the “Existing Revolving Credit Loans”) to the Borrower;

WHEREAS, the Borrower has requested that the lenders set forth on Annex A-3 hereto and on the signature pages hereof as “New Revolving Credit Lenders” (the “New Revolving Credit Lenders”) provide the Borrower with (i) additional revolving credit commitments in an amount of $10,000,000 in accordance with Section 2.28 of the Existing Credit Agreement (the “Additional Revolving Credit Commitments) and (ii) a Replacement Revolving Credit Facility under the Existing Credit Agreement in accordance with the last paragraph of Section 9.10 of the Existing Credit Agreement, the revolving credit commitments with respect to which (together with the Additional Revolving Credit Commitments described in the preceding clause (i), the “New Revolving Credit Commitments”) shall refinance and replace in full the Existing Revolving Credit Commitments and Existing Revolving Credit Loans;

WHEREAS, as of the effectiveness of this Amendment, (A) the New Revolving Credit Lenders shall constitute all of the Revolving Credit Lenders (as defined in the Amended Credit Agreement); (B) the New Revolving Credit Commitments shall be held by the New Revolving Credit Lenders in the amounts set forth on Annex A-3 hereto; and (C) each New Revolving Credit Lender is an eligible assignee; and

WHEREAS, as used herein, the term “Departing Revolving Credit Lender” shall mean (i) each Revolving Credit Lender (as defined in the Existing Credit Agreement) that is not a New Revolving Credit Lender and (ii) each Revolving Credit Lender (as defined in the Existing Credit Agreement) that is a New Revolving Credit Lender but that has an Existing Revolving Credit Commitment that exceeds its New Revolving Credit Commitment to the extent of such excess;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Existing Credit Agreement or the Amended Credit Agreement, as the context may require. The interpretive provisions specified in Section 1.02 of the Amended Credit Agreement also apply to this Amendment, mutatis mutandis.

SECTION 2. Amendment of the Existing Credit Agreement. Effective as of the Amendment Effective Date:

(a) The Existing Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Existing Credit Agreement attached as Exhibit A hereto (the Existing Credit Agreement, as so amended, the “Amended Credit Agreement”).

(b) All schedules and exhibits to the Existing Credit Agreement shall remain unchanged; provided that (x) Annex A-3 hereto shall replace Annex A-3 to the Existing Credit Agreement, Exhibits B and E hereto shall replace Exhibits B and E to the Existing Credit Agreement and the Pricing Schedule attached hereto shall replace the Pricing Schedule attached to the Existing Credit Agreement and (y) certain new schedules (including each schedule to this Amendment) shall be incorporated into the Amended Credit Agreement as more fully indicated therein.

(c) On and after the Amendment Effective Date, each reference in the Amended Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Existing Credit Agreement in any other Loan Document, shall be deemed a reference to the Amended Credit Agreement. This Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.

SECTION 3. Waiver; Assignment of Existing Revolving Credit Commitments. (a) Solely for purposes of effecting this Amendment, the Borrower, the Administrative Agent and the Revolving Credit Lenders party hereto hereby (i) waive the requirements in Section 2.27 of the Existing Credit Agreement that the Administrative Agent is required to afford each Departing Revolving Credit Lender a five-Business-Day period to assign its rights and obligations under the Existing Credit Agreement to a Replacement Lender and (ii) agree that this Amendment shall qualify as an Assignment and Acceptance pursuant to which the Departing Revolving Credit Lenders shall, in accordance with this Section 3, assign their respective rights and obligations under the Existing Credit Agreement to one or more New Revolving Credit Lenders as provided below.

(b) Concurrently with the occurrence of the Amendment Effective Date, (i) each Departing Revolving Credit Lender shall hereby assign to one or more New Revolving Credit Lenders, in accordance with Section 2.27 of the Existing Credit Agreement (after giving effect to the waivers and amendments contemplated by Section 3(a) hereof) all its Revolving Credit Commitments and Revolving Credit Loans, together with any and all rights in respect thereof under the Existing Credit Agreement and the other Loan Documents (including, without limitation, any R/C Letter of Credit Outstandings at a purchase price, in cash, equal to par (the “Purchase Price”) and (ii) the Borrower shall repay in full all outstanding Swing Line Loans and all participations therein shall be cancelled. Upon payment by the Administrative Agent (as defined in the Existing Credit Agreement) to each Departing Revolving Credit Lender of the Purchase Price with the proceeds of amounts paid by New Revolving Credit Lenders as provided

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in Section 4(b) hereof, such Departing Revolving Credit Lender shall cease to be a Revolving Credit Lender under the Existing Credit Agreement (and shall not become a New Revolving Credit Lender), except to the extent that such Departing Revolving Credit Lender holds a New Revolving Credit Commitment; provided, however, that, as required under the terms of the Existing Credit Agreement, such Departing Revolving Credit Lender shall continue to be entitled to the benefits of Sections 2.18, 2.21, 9.05 and 9.06 of the Existing Credit Agreement and shall continue to be obligated under Section 8.06 of the Existing Credit Agreement with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements in each case for matters which occurred prior to the Amendment Effective Date.

(c) Concurrently with the assignments contemplated by paragraph (b) of this Section 3, the Borrower shall pay to each Revolving Credit Lender (as defined in the Existing Credit Agreement) an amount equal to the accrued but unpaid interest on the Revolving Credit Loans so assigned by such Revolving Credit Lender through (but excluding) the Amendment Effective Date, together with any unpaid Fees that have accrued for the account of such Revolving Credit Lender through (but excluding) the Amendment Effective Date. In addition to the foregoing, the Borrower hereby agrees to reimburse each Departing Credit Revolving Lender, as required by Section 2.17(b) of the Existing Credit Agreement, for any loss incurred by such Departing Revolving Credit Lender as a result of the assignments contemplated by paragraph (b) of this Section 3.

SECTION 4. Concerning the Additional Revolving Credit Commitments, New Revolving Credit Commitments and New Revolving Credit Loans. (a) Subject to the terms and conditions set forth herein and in the Amended Credit Agreement (i) immediately prior to the effectiveness of the Amended Credit Agreement on the Amendment Effective Date, each New Revolving Credit Lender with an Additional Revolving Credit Commitment shall provide a portion of the Additional Revolving Credit Commitments equal to the amount set forth on Annex A-3 hereto opposite such New Revolving Credit Lender’s name and shall become an “Increasing Lender” or “Augmenting Lender” (as applicable) and “Revolving Credit Lender” for all purposes under the Existing Credit Agreement, (ii) immediately following the transactions set forth in the preceding clause (i) of this paragraph, and concurrent with the effectiveness of the Amended Credit Agreement, each New Revolving Credit Lender shall have a New Revolving Credit Commitment under the Amended Credit Agreement in the amount set forth opposite its name on Annex A-3 hereto and, to the extent necessary to achieve the foregoing, shall have accepted an assignment of Revolving Credit Commitments from one or more Departing Revolving Credit Lenders pursuant to Section 3(b) hereof or to have provided additional New Revolving Credit Commitments and (iii) concurrently with the occurrence of the Amendment Effective Date (A) each New Revolving Credit Lender shall be a “Revolving Credit Lender” under the Amended Credit Agreement, (B) the New Revolving Credit Commitments shall be “Revolving Credit Commitments” and “Commitments” under the Amended Credit Agreement and (C) each Revolving Credit Loan under the Existing Credit Agreement that is outstanding immediately prior to the effectiveness of the Amendment on the Amendment Effective Date shall continue as a “Revolving Credit Loan” and a “Loan” under the Amended Credit Agreement. The Revolving Credit Loans outstanding immediately after giving effect to the Amendment on the Amendment Effective Date are referred to herein as the “New Revolving Credit Loans”.

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(b) Concurrently with the occurrence of the Amendment Effective Date and after giving effect to the assignments set forth in Sections 3 and 4(a) hereof, each New Revolving Credit Lender shall hereby effect assignments to the other New Revolving Credit Lenders of a portion of its New Revolving Credit Loans, or shall accept assignments from the other New Revolving Credit Lenders and/or Departing Revolving Credit Lenders of a portion of their respective New Revolving Credit Loans (such assignments and acceptances, collectively, the “Amendment Effective Date Assignments”), in each case to the extent necessary to cause each New Revolving Credit Lender to hold a ratable portion of the aggregate New Revolving Credit Loans based on the New Revolving Credit Lender’s respective New Revolving Credit Commitments as of the Amendment Effective Date. The Amendment Effective Date Assignments shall be made at the Purchase Price, which payments shall be made to the Administrative Agent (as defined in the Existing Credit Agreement), for distribution to the Departing Revolving Credit Lenders and the New Revolving Credit Lenders that have assigned New Revolving Credit Loans pursuant to this Section 4(b).

(c) The Interest Periods applicable to the Existing Revolving Credit Loans shall terminate on the Amendment Effective Date. Not later than three Business Days prior to the Amendment Effective Date, the Borrower shall deliver to the Administrative Agent a notice of Borrowing that specifies (i) the Type or Types of Borrowings that will be applicable to the New Revolving Credit Loans on the Amendment Effective Date (and the aggregate principal amount of New Revolving Credit Loans that will comprise each such Borrowing) and (ii) in the case of Eurodollar Borrowings, the Interest Period or Interest Periods that will be applicable to each such Borrowing, and, commencing on the Amendment Effective Date, the New Revolving Credit Loans will accrue interest based on the instructions set forth in such notice of Borrowing.

SECTION 5. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, the Borrower and each other Loan Party (as defined in the Amended Credit Agreement) represents and warrants to each other party hereto that, as of the Amendment Effective Date:

(a) This Amendment has been duly authorized, executed and delivered by it and the Amended Credit Agreement constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) All representations and warranties made by the Borrower or such Loan Party in or pursuant to the Loan Documents (including, for purposes of clarity, the Amended Credit Agreement) are true and correct in all material respects on and as of the Amendment Effective Date with the same effect as if made on and as of the Amendment Effective Date except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct on and as of such earlier date.

(c) At the time of and immediately after giving effect to this Amendment, no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred and is continuing.

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SECTION 6. Conditions to the Amendment Effective Date

The occurrence of the Amendment Effective Date is subject to the following conditions precedent:

(a) Loan Agreement; Security Documents. The Administrative Agent shall have received this Amendment, executed and delivered by each party hereto (which shall include each Revolving Credit Lender as of the Amendment Effective Date).

(b) Field Exam; Appraisal. The Administrative Agent shall have completed a satisfactory desk appraisal of the Long Dated Accounts Receivable.

(c) Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Borrower attesting to the solvency, on a consolidated basis as of the Amendment Effective Date (immediately after giving effect to the transactions to occur on the Amendment Effective Date), of the Borrower and its Subsidiaries. Such certificate shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d) Financial Statements. The Revolving Credit Lenders shall have received (i) audited consolidated financial statements of the Borrower and its Subsidiaries for the 2012 and 2011 fiscal years and (ii) unaudited interim consolidated financial statements of the Borrower and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph and not less than 45 days prior to the Amendment Effective Date. The Administrative Agent acknowledges that the documents referred to in this Section 6(d) have been received.

(e) Approvals. All governmental and third party approvals necessary in connection with this Amendment, the continuing operations of the Loan Parties and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated hereby.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search in each of the domestic jurisdictions where the Loan Parties are organized, and such search shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Sections 6.03 and 6A.03 of the Amended Credit Agreement or discharged on or prior to the Amendment Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent. The Administrative Agent acknowledges that the documents and items referred to in this Section 6(f) have been received.

(g) Environmental Reports. The Administrative Agent shall have received copies of the existing Phase I environmental reports regarding environmental matters that may be attributable to such properties of the Loan Parties listed in Schedule 4.01(k) of the Existing Credit Agreement. The Administrative Agent acknowledges that the documents referred to in this Section 6(g) have been received.

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(h) Fees. The Existing Revolving Credit Lenders, the New Revolving Credit Lenders and the Administrative Agent (or its applicable affiliate) shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel and financial advisors), pursuant to this Amendment and that certain Fee Letter between the Borrower and Citigroup Global Markets, Inc. dated as of November 11, 2013.

(i) Supporting Documents. The Administrative Agent (or its counsel) shall have received for each of the Loan Parties:

(i) a copy of such Loan Party’s Organizational Documents, as amended up to and including the Amendment Effective Date, certified as of a recent date by the applicable Governmental Authority of such Loan Party’s jurisdiction incorporation, organization or formation;

(ii) with respect to the Borrower and each Loan Party that is a Domestic Subsidiary, a good standing certificate from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Amendment Effective Date;

(iii) signature and incumbency certificates of the officers of such Loan Party executing the Loan Documents to which it is a party, dated as of the Amendment Effective Date; and

(iv) duly adopted resolutions of the board of directors or similar governing body of such Loan Party approving and authorizing the execution, delivery and performance of this Amendment and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Amendment Effective Date, certified as of the Amendment Effective Date by its secretary or assistant secretary as being in full force and effect without modification or amendment.

(j) Opinions of Counsel. The Administrative Agent and the Lenders shall have received the favorable written opinion of counsel to the Loan Parties in each relevant jurisdiction, in form and substance reasonably satisfactory to the Administrative Agent.

(k) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Trustee shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Collateral Agreement and each Foreign Pledge Agreement (to the extent certificated), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof (or such other instrument of transfer required under local law) and (ii) each promissory note (if any) pledged to the Collateral Trustee pursuant to the Collateral Agreement and each Foreign Pledge Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof. The Administrative Agent acknowledges that the documents and items referred to in this Section 6(k) have been delivered in connection with the Existing Credit Agreement.

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(l) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Agreement or under law or reasonably requested by the Collateral Trustee or the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Trustee a perfected Lien on the Collateral described therein for the benefit of the Term Loan Lenders and a perfected Lien on the Collateral described therein for the benefit of the Revolving Credit Lenders, each such Lien to be prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Sections 6.03 and 6A.03 of the Amended Credit Agreement), shall have been received and shall be in proper form for filing, registration or recordation.

(m) Absence of Material Adverse Change. Since December 31, 2012 there shall have been no material adverse change in the business, financial condition, operations, or property of the Borrower or the Borrower and its Subsidiaries, taken as a whole.

(n) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of the Amendment Effective Date with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct on and as of such earlier date.

(o) No Default. No Default or Event of Default shall have occurred and be continuing under the Existing Credit Agreement on the Amendment Effective Date (immediately prior to giving effect to this Amendment) or immediately after giving effect to this Amendment and to the Loans to be made and Letters of Credit deemed issued under this Amendment on the Amendment Effective Date.

(p) Officer’s Certificate. The Administrative Agent shall have received from the Borrower a certificate dated the Amendment Effective Date and signed by a Financial Officer of the Borrower, certifying to the matters set forth in Sections 6(m), 6(n) and 6(o) of this Amendment.

(q) USA PATRIOT Act. Each Revolving Credit Lender shall have received, to the extent not previously delivered to such Lender, all documentation and other information required by bank regulatory authorizes under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(r) Borrowing Base Certificate. The Administrative Agent shall have received a completed Borrowing Base Certificate setting forth the Borrowing Base as of the close of business on the Amendment Effective Date.

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(s) Flood Insurance Laws. The Collateral Trustee shall have received, with respect to each of the Mortgages, in order to comply with the Flood Insurance Laws, the following documents: (A) if the improvement(s) comprising a part of the Mortgaged Property is located in a Special Flood Hazard Area, a notification to the borrower and (if applicable) notification to the borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, such notification to be countersigned by the Borrower, and (B) if such notice to the Borrower is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent. “Flood Insurance Laws” means collectively, (1) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (2) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (3) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (4) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto. “Special Flood Hazard Area” means an area that the current maps of the Federal Emergency Management Agency indicate has at least one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

SECTION 7. Post-Closing Obligations with Respect to Mortgages.

(a) The following undertakings must be completed within 45 days of the Closing Date, as such time may be extended by the Administrative Agent in its reasonable discretion:

(i) With respect to each Mortgaged Property, the Collateral Trustee shall have received a Mortgage (or a modification to the existing Mortgage) executed and delivered by a duly authorized officer of each party thereto.

(ii) The Collateral Trustee shall have received and the Title Insurance Company shall have received, with respect to each Mortgaged Property, an American Land Title Association/American Congress of Surveying and Mapping (ALTA/ACSM) form of survey by a duly registered and licensed land surveyor for which all necessary fees have been paid in a form sufficient to delete the standard survey exception (with or without an accompanying “no-change” affidavit from the Borrower or its Subsidiary).

(iii) The Collateral Trustee shall have received in respect of each Mortgaged Property an endorsement to the title insurance policy delivered pursuant to the Existing Credit Agreement, in form and substance reasonably satisfactory to the Collateral Trustee. The Collateral Trustee shall have received evidence satisfactory to it that all premiums in respect of each such policy (or endorsement), all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(b) Each of the documents received in compliance with Section 6(a) shall be Loan Documents as defined in the Amended Credit Agreement.

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SECTION 8. Effectiveness. This Amendment shall become effective as of the first date on which the Administrative Agent shall have received this Amendment, executed and delivered by each New Revolving Credit Lender, the Borrower, each other Loan Party and the Administrative Agent (such date, the “Amendment Effective Date”); provided, however, that the occurrence of the Amendment Effective Date is subject to the satisfaction of the conditions set forth in Section 6 of this Amendment.

SECTION 9. Effect of Amendment. (a) The amendment of the Existing Credit Agreement as contemplated hereby shall not be construed to discharge or release any Loan Party from any obligations accrued or otherwise owing under the Existing Credit Agreement, which shall remain owing under the Amended Credit Agreement.

(b) The changes to the definition of “Applicable Margin” in Section 1.01 of the Amended Credit Agreement effected pursuant to this Amendment shall apply and be effective on and after the Amendment Effective Date. The definition of “Applicable Margin” in Section 1.01 of the Existing Credit Agreement shall apply and be effective for the period ending on, but not including, the Amendment Effective Date.

(c) Applicable Law; Waiver of Jury Trial. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

EACH PARTY HERETO HEREBY AGREES TO THE WAIVER OF JURY TRIAL PROVISIONS SET FORTH IN SECTION 9.16 OF THE AMENDED CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN.

The Borrower (on behalf of itself and the other Loan Parties) and each of the Revolving Credit Lenders unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any related party of any of the foregoing in any way relating to this Amendment or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(d) Expenses. The Borrower agrees to reimburse the Administrative Agent, for its reasonable out-of-pocket expenses in connection with this Amendment to the extent required under Section 9.05 of the Amended Credit Agreement.

(e) Reaffirmation. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Collateral Trustee or the Administrative Agent under the Existing Credit Agreement as amended by this Amendment or under any other Loan Document and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement as amended by this Amendment, or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Each of the Borrower and each other Loan Party party hereto hereby (a) ratifies and affirms its obligations under the Amended Credit Agreement and each Loan Document to which it is a party, in each case as amended by this Amendment (and, in the case of the Guarantees, each Guarantor hereby confirms and ratifies its continuing unconditional obligations as a Guarantor under the applicable Guarantee with respect to all Guaranteed Obligations thereunder (including, for the avoidance of doubt, the Revolving Credit Loans made pursuant to the New Revolving Credit Commitments made on or after the Amendment Effective Date), (b) ratifies and affirms all Liens on the Collateral which have been granted by it for the benefit of the Secured Parties pursuant to the Loan Documents and (c) acknowledges and agrees that the grants of security interests by the Loan Parties contained in the Collateral Agreement and the other Security Documents are, and shall remain, in full force and effect immediately after giving effect to this Amendment and, in each case, shall continue to secure the payment of all Obligations (including, for the avoidance of doubt, the Revolving Credit Loans made pursuant to the New Revolving Credit Commitments made on or after the Amendment Effective Date).

(f) Each New Revolving Credit Lender party hereto that did not have an Existing Revolving Credit Commitment prior to the Amendment Effective Date (each, an “Acknowledging Lender”) represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, any Arranger or any Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to provide its New Revolving Credit Commitment, to enter into this Amendment and to become a Revolving Credit Lender and a Lender under the Amended Credit Agreement. Each Acknowledging Lender also represents that it will, independently and without reliance upon the Administrative Agent, any Arranger or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Amended Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Each Acknowledging Lender hereby (a) confirms that it has received a copy of the Amended Credit Agreement and each other Loan Document and such other documents (including financial statements) and information as it deems appropriate to make its decision to enter into this Amendment and become party to the Amended Credit Agreement, (b) agrees that it shall be bound by the terms of the Amended Credit Agreement and the Loan Documents as a Revolving Credit Lender thereunder and that it will perform in

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accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Revolving Credit Lender and (c) irrevocably designates and appoints the Administrative Agent and the Collateral Trustee as the agents of such Acknowledging Lender under the Amended Credit Agreement and the other Loan Documents, and such Acknowledging Lender irrevocably authorizes each of the Administrative Agent and the Collateral Trustee, each in such capacity, to take such action on its behalf under the provisions of the Amended Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to the Administrative Agent and the Collateral Trustee, as applicable, by the terms of the Amended Credit Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.

(g) Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Amendment.

(h) Headings. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

FEDERAL-MOGUL CORPORATION,

by:	/s/ Jérôme Rouquet
Name: Jérôme Rouquet Title: Interim Chief Financial Officer and Chief Accounting Officer

[Signature Page to Increase, Joinder and Amendment Agreement]

CARTER AUTOMOTIVE COMPANY, INC.,

FEDERAL-MOGUL GLOBAL INC.,

FEDERAL-MOGUL GLOBAL PROPERTIES, INC.,

FEDERAL-MOGUL IGNITION COMPANY,

FEDERAL-MOGUL PISTON RINGS, INC.,

FEDERAL-MOGUL POWERTRAIN, INC.,

FEDERAL-MOGUL POWERTRAIN IP, LLC,

FEDERAL-MOGUL PRODUCTS, INC.,

FEDERAL-MOGUL TRANSACTION LLC,

FEDERAL-MOGUL VEHICLE COMPONENT SOLUTIONS, INC.,

FEDERAL-MOGUL WORLD WIDE, INC.,

FELT PRODUCTS MFG, CO.,

FERODO AMERICA, INC.,

T&N INDUSTRIES INC.,

MCCORD SEALING, INC.,

GASKET HOLDINGS INC.,

MUZZY LYON AUTO PARTS, INC.,

by:	/s/ David A. Bozynski
Name: David A. Bozynski Title: President and Treasurer

[Signature Page to Increase, Joinder and Amendment Agreement]

CITICORP USA, INC., as Administrative Agent

by:	/s/ Shane V. Azzara
Name: Shane V. Azzara Title: Director

[Signature Page to Increase, Joinder and Amendment Agreement]

CITIBANK, N. A, as a New Revolving Credit Lender

by:	/s/ Shane V. Azzara
Name: Shane V. Azzara Title: Director

[Signature Page to Increase, Joinder and Amendment Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a New Revolving Credit Lender

by:	/s/ John D. Toronto
Name: JOHN D. TORONTO Title: AUTHORIZED SIGNATORY

by:	/s/ Whitney Gaston
Name: WHITNEY GASTON Title: AUTHORIZED SIGNATORY

[Signature Page to Increase, Joinder and Amendment Agreement]

ROYAL BANK OF CANADA, as a New Revolving Credit Lender

by:	/s/ Dan Gioia
Name: Dan Gioia Title: Authorized Signatory

[Signature Page to Increase, Joinder and Amendment Agreement]

BMO HARRIS BANK N.A., as a New Revolving Credit Lender

by:	/s/ Rebecca L. Bruch
Name: Rebecca L. Bruch Title: Vice President

[Signature Page to Increase, Joinder and Amendment Agreement]

WELLS FARGO BANK, N.A., as Joint Lead Arranger, Joint Bookrunner, and Co-Documentation Agent of the New Revolving Credit

by:	/s/ Matt Harbour
Name: Matt Harbour
Title: Authorized Signator

[Signature Page to Increase, Joinder and Amendment Agreement]

COMPASS BANK, as a New Revolving Credit Lender

by:	/s/ Michael Shelf
Name: Michael Shelf Title: Senior Vice President

[Signature Page to Increase, Joinder and Amendment Agreement]

BANK OF AMERICA, N.A., as a New Revolving Credit Lender

by:	/s/ Kindra M. Mullarky
Name: Kindra M. Mullarky Title: Vice President

[Signature Page to Increase, Joinder and Amendment Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a New Revolving Credit Lender

by:	/s/ Matthew Kasper
Name: Matthew Kasper Title: Vice - President

[Signature Page to Increase, Joinder and Amendment Agreement]

UBS AG, STAMFORD BRANCH

By:	/s/ Lana Gifas
	Name:	Lana Gifas
	Title:	Director Banking Products Services, US

By:	/s/ Jennifer Anderson
	Name:	Jennifer Anderson
	Title:	Associate Director Banking Product Services, US

[Signature Page to Commitment Letter]

SIEMENS FINANCIAL SERVICES, INC,. as a New Revolving Credit Lender

by:	/s/ James Tregillies
Name: James Tregillies Title: Vice President

by:	/s/ Andrew Bendral
Name: Andrew Bendral Title: Collateral Specialist

[Signature Page to Increase Joinder and Amendment Agreement]

COMMERZBANK AG, NEW YORK AND CAYMAN BRANCHES as a New Revolving Credit Lender

by:	/s/ Patrick Hartweger
Name: Patrick Hartweger
Title: Managing Director

by:	/s/ Michael Ravelo
Name: Michael Ravelo
Title: Director

[Signature Page to Increase, Joinder and Amendment Agreement]

Annex A-3 (Revolving Credit Commitment Amounts)

Annex A-3

Revolving Credit Commitment Amounts

New Revolving Credit Lender	Committed Amount
Citibank, N.A.	$81,666,666.70
Credit Suisse AG, Cayman Islands Branch	$81,666,666.70
Wells Fargo Bank, N.A.	$81,666,666.70
UBS AG	$50,000,000.00
Royal Bank of Canada	$50,000,000.00
Siemens Financial Services, Inc.	$50,000,000.00
BMO Harris Bank N.A.	$50,000,000.00
Compass Bank	$30,000,000.00
Bank of America, N.A.	$25,000,000.00
U.S. Bank National Association	$25,000,000.00
Commerzbank AG, New York and Cayman Branches	$25,000,000.00

Annex A-3

Exhibit A (Amended Credit Agreement)

EXHIBIT A

AMENDED CREDIT AGREEMENT

[Attached under separate cover]

Exhibit A-1

Exhibit B ( Form of Borrowing Base Certificate)

EXHIBIT B

FORM OF BORROWING BASE CERTIFICATE

To: Citicorp USA, Inc., as Revolving Administrative Agent under the Credit Agreement referred to below.

[Date]

Ladies and Gentlemen:

Reference is made to that that certain Term Loan and Revolving Credit Agreement, dated as of December 27, 2007, as amended as of April 30, 2009, and as further amended as of December [    ], 2013, among Federal-Mogul Corporation, as Borrower, the Lenders and other parties thereto from time to time and Citicorp USA, Inc., as Administrative Agent (as further amended, amended and restated or otherwise modified or supplemented from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the terms of the Credit Agreement, the undersigned, a Financial Officer of the Borrower, hereby certifies and represents and warrants on behalf of the Loan Parties that the information contained in this certificate and the attached information supporting the calculation of the Borrowing Base is accurate and complete in all material respects as of the close of business on [            ] (the “Calculation Date”).12

By:
Name: Title:

[1]	To be delivered to the Revolving Administrative Agent as follows (as applicable): (a) monthly: no later than eleven (11) Business Days after the end of each fiscal month; (b) weekly: no later than four (4) Business Days after the end of each calendar week at all times when Revolving Credit Facility Availability is less than the greater of (i) the lesser of (A) 12.5% of the aggregate Revolving Credit Commitments at such time and (B) 12.5% of the Borrowing Base at such time and (ii) $68,750,000; and (c) upon request: if requested by the Revolving Administrative Agent, as soon as reasonably available but in no event later than eleven (11) Business Days after such request, when the Revolving Administrative Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate.
[2]	Concurrent with the delivery of each Borrowing Base Certificate (or such later time as the Revolving Administrative Agent may agree), the Borrower shall deliver, for the period covered by the applicable Borrowing Base Certificate, a report setting forth (i) the Receivables sold by the Borrower and its Subsidiaries to each Auto Supplier Support Program SPV during such period and (ii) an aging analysis, as of the end of such period, with respect to receivables then owing to the Borrower and its Subsidiaries by each Auto Supplier Support Program SPV.

Exhibit B-1

Exhibit B ( Form of Borrowing Base Certificate)

FEDERAL-MOGUL CORPORATION

BORROWING BASE CERTIFICATE

AVAILABILITY SUMMARY AS OF THE CALCULATION DATE

	Total Availability		% Facility	Prior Month Total Availability
Current asset availability
Total accounts receivable availability		$—	—%		$—
Total inventory availability		—	—%		—

Total current asset availability		$—			$—

Less:
Reserves[3]
Designated Hedging Obligations Reserve		$—			$—
Secured Cash Management Obligations Reserve		$—			$—

Total reserves		$—			$—

Availability after total reserves		$—			$—
Maximum Availability		$—			$—
Less:
Borrowings		$—			$—
Total borrowings		$—			$—
Availability	$			$

[3]	Designated Hedging Obligations Reserve and Secured Cash Management Obligations Reserve to be determined and be applicable as set forth in Section 8.11 of the Credit Agreement.

Exhibit B-2

Exhibit B ( Form of Borrowing Base Certificate)

FEDERAL-MOGUL CORPORATION

BORROWING BASE CERTIFICATE

ACCOUNTS RECEIVABLE AVAILABILITY AS OF THE CALCULATION DATE

	Total	Prior Month Total
Gross domestic accounts receivable	$—	$—

Less ineligibles:
Over 60 days past due[4]	$—	$—
Intercompany	—	—
Bankruptcy	—	—
Extended terms 91 to 180 days reserve	—	—
Extended terms 181+ days reserve (Non-investment Grade)
Extended terms not due w/in 181 days and exceeding $200 million cap (Investment Grade)	—	—
Credit Reclass	—	—
50% Cross Age	—	—
COD accounts	—	—
Exports (<60PD)	—	—
Contra reserve	—	—
Deposits	—	—
Non-trade	—	—
Chargebacks/debit memos	—	—
Government accounts	—	—
Rebate reserves	—	—
Unapplied Cash	—	—
Non-Core accounts receivable	—	—
Other	—	—

Total ineligibles	$—	$—

Domestic Eligible Accounts Receivable before reserves	$—	$—

Concentration reserve	$—	$—
Dilution reserve	$—	$—
Domestic Adjusted Eligible Accounts Receivable	$—	$—

Advance Rate	85%	85%

Total domestic accounts receivable availability	$—	$—

Gross Export accounts receivable	$—	$—

Less ineligibles:
Over 30 days past due	$—	$—
Intercompany	—	—
Bankruptcy	—	—

[4]	Does not apply to Long Dated Accounts Receivable.

Exhibit B-3

Exhibit B ( Form of Borrowing Base Certificate)

Extended terms 91 to 180 days reserve	—	—
Extended terms 181+ days reserve	—	—
Credit Reclass	—	—
50% Cross Age	—	—
COD accounts	—	—
Venezuela (<30PD)	—	—
Contra reserve	—	—
Deposits	—	—
Non-trade	—	—
Chargebacks/debit memos	—	—
Government accounts	—	—
Rebate reserves	—	—
Unapplied Cash	—	—
Non-Core accounts receivable	—	—
Other	—	—

Total ineligibles:	$—	$—

Export Eligible Accounts Receivable before reserves	$—	$—

Concentration reserve	$—	$—
Dilution reserve	$—	$—
Export Adjusted Eligible Accounts Receivable	$—	$—

Advance Rate	85%	85%

Total export accounts receivable availability	$—	$—

Total accounts receivable availability	$—	$—

Exhibit B-4

Exhibit B ( Form of Borrowing Base Certificate)

FEDERAL-MOGUL CORPORATION

BORROWING BASE CERTIFICATE

INVENTORY AVAILABILITY AS OF THE CALCULATION DATE

	Total Inventory	Raw Materials	Work In Process	In-Transit	OE Finished Goods	AM Finished Goods
Gross Inventory	$—	$—	$—	$—	$—	$—

Less ineligibles:
In-transit	$—	$—	$—	$—	$—	$—
Consignment	—	—	—	—	—	—
Supplies/Packaging	—	—	—	—	—	—
Intercompany Profit Reserve	—	—	—	—	—	—
Return to vendor, damaged or defective	—	—	—	—	—	—
Slow moving/Obsolete	—	—	—	—	—	—
Not located on owned/leased property	—	—	—	—	—	—
Foreign	—	—	—	—	—	—
Sold/Closed Facilities	—	—	—	—	—	—
Core/Non-conforming inventory	—	—	—	—	—	—
Other	—	—	—	—	—	—

Total ineligibles:	$—	$—	$—	$—	$—	$—

Less reserves:
Shrink reserve	$—	$—	$—	$—	$—	$—
Slow-moving and excess reserve	—	—	—	—	—	—
Favorable standard cost variance	—	—	—	—	—	—
Landlord reserve	—	—	—	—	—	—
LCM reserve	—	—	—	—	—	—
Other	—	—	—	—	—	—

Total reserves:	$—	$—	$—	$—	$—	$—

Total inventory availability	$—	$—	$—	$—	$—	$—

Exhibit B-5

Exhibit E (Form of Compliance Certificate)

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

To:	The Revolving Administrative Agent under the

Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Term Loan and Revolving Credit Agreement, dated as of December 27, 2007, as amended as of April 30, 2009, and as further amended as of December [    ], 2013, among Federal-Mogul Corporation, as Borrower, the Lenders and other parties thereto from time to time and Citicorp USA, Inc., as Administrative Agent (as further amended, amended and restated or otherwise modified or supplemented from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, ON BEHALF OF THE BORROWER, THAT:

1. I am the duly elected Chief Financial Officer or Treasurer of Federal-Mogul Corporation;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

4. [Schedule I attached hereto sets forth financial data and computations evidencing compliance with the covenant set forth in Section 6A.01 of the Credit Agreement as of the end of the accounting period covered by the attached financial statements, all of which data and computations are true, complete and correct;]5

5. Set forth below is a description of (i) any Indebtedness owed by any Loan Party to any Excluded Subsidiary, (ii) any Indebtedness permitted under Sections 6A.02(g), (j) or (q) and (iii) any Guarantee Obligation in respect of any Indebtedness permitted under Sections 6A.02(g), (q) or (z) to the extent the

[5]	To be included if (A) a Liquidity Event exists at such time, (B) an Event of Default has occurred and is continuing or (C) the Total Revolving Credit Usage at such time is equal to or greater than 50% of the lesser of (x) the Borrowing Base and (y) the Total Revolving Credit Commitment, in each case at such time.

Exhibit E-1

amount of such Guarantee Obligation as of the date of incurrence thereof exceeds $10,000,000, in each case incurred since the date of the most recent Compliance Certificate (or, in the case of the first Compliance Certificate, since the 2013 Amendment Effective Date), to the extent not previously disclosed to the Revolving Administrative Agent:

6. Set forth below is a description of any change in the jurisdiction of organization of any Loan Party since the date of the most recent Compliance Certificate:

Exhibit E-2

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Federal-Mogul Corporation has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto (if any) and the financial statements delivered with this Certificate in support hereof, are made and delivered this [    ] day of [    ], 20[    ].

FEDERAL-MOGUL CORPORATION

By:
Name:
Title:

Exhibit E-3

Exhibit E (Form of Compliance Certificate)

SCHEDULE I

Compliance as of             ,         with

Section 6A.01 of the Credit Agreement

Exhibit E-4

Pricing Schedule

PRICING SCHEDULE

The Applicable Margin with respect to Revolving Credit Loans and Commitment Fees with respect to the Total Revolving Credit Commitment shall be the rate per annum set forth below in the row opposite the relevant category and in the column corresponding to the “Pricing Level” that applies for such day:

	Level I	Level II	Level III
Revolving Credit Loans that are Eurodollar Loans	1.50%	1.75%	2.00%
Revolving Credit Loans that are ABR Loans	0.50%	0.75%	1.00%
Commitment Fees	0.375%	0.375%	0.375%

For purposes of this Pricing Schedule, the following terms have the following meanings:

“Level I Pricing” shall apply for any day if, on such day, Average Monthly Revolving Credit Facility Availability (determined as of the last day of the most recently concluded calendar month) was equal to or greater than 66.66% of the Total Revolving Credit Commitments.

“Level II Pricing” shall apply for any day if, on such day, Average Monthly Revolving Credit Facility Availability (determined as of the last day of the most recently concluded calendar month) was equal to or greater than 33.33% of the Total Revolving Credit Commitments, but less than 66.66% of the Revolving Credit Commitments.

“Level III Pricing” shall apply for any day if, on such day, Average Monthly Revolving Credit Facility Availability (determined as of the last day of the most recently concluded calendar month) was less than 33.33% of the Total Revolving Credit Commitments.

“Pricing Level” shall refer to the determination of which of Level I, Level II or Level III Pricing applies for any day.

Pricing Schedule

Schedule 1.01J (Business Segmentation Restructuring Plan)

Schedule 1.01J

Business Segmentation Restructuring Plan

The restructuring of Federal-Mogul Corporation and its subsidiaries consists of separating the OEM business from the Global Aftermarket (“GA”) business. In the U.S., the restructuring moved all of the GA business into a new corporation called Federal-Mogul Vehicle Component Solutions, Inc. (“VCS”). VCS is a wholly owned subsidiary of Federal-Mogul Corporation (“FMC”) (FMC directly owns 100% of VCS common shares and directly or indirectly owns 100% of VCS preferred shares). As part of the restructuring, Federal-Mogul Products, Inc., Federal-Mogul Ignition Company, and FMC (collectively known as the “transferors”) transferred all or substantially all of their GA assets to VCS. FMC structured the transfer of assets to VCS in a tax efficient manner for U.S. federal income tax purposes. As a result of the restructuring, Federal-Mogul Powertrain, Inc. became a direct wholly-owned subsidiary of FMC and Federal-Mogul Worldwide, Inc. became a wholly owned subsidiary of VCS. While the restructuring was substantially completed in February 2013, certain clean-up work remains, including issuance of the final valuation report covering the transferred assets and accomplishing any necessary adjustments of the shares issued in exchange for the transferred assets.

With respect to non-U.S. operations, the goal of the restructuring is to establish a non- U.S. Holdco to hold the stock of the non-U.S. entities engaged in the GA business. The steps of the restructuring entail FMC increasing its 96% direct ownership in Cooperatief Federal-Mogul Dutch Investment BA (hereinafter referred to as the “Coop”) through distributions of Coop shares from its subsidiaries Federal-Mogul Ignition Company and F-M International, LLC. Prior to such distributions, FMC will form a new Delaware LLC which will be a wholly owned subsidiary of FMC (the “New Delaware LLC”), and FMC will transfer to the New Delaware LLC a minority ownership interest in the Coop. FMC will contribute all of its interest in the Coop (constituting a majority of the ownership interests) and the New Delaware LLC (constituting 100% of the ownership interests) to Federal-Mogul Global, Inc. (“FMGI”)1, which is another wholly owned subsidiary of FMC. FMGI will then contribute the stock of its wholly owned subsidiary, Federal-Mogul Global Growth Ltd. (U.K.), to the Coop and on to Federal- Mogul Investments, BV (“FMIBV”), a wholly owned subsidiary of the Coop. The non-U.S. GA business will be separated from the non-U.S. OEM business in every non-U.S. jurisdiction and the non-U.S. GA businesses will, ultimately, be transferred to a non-U.S. GA Holdco to be established by FMIBV.

[1]	Note that for reasons unrelated to the segmentation FMGI may be converted to a Delaware LLC, but that conversion will not affect the segmentation plan or the role of FMGI.

Pricing Schedule

Schedule 1.01K (Existing Receivables Facilities Documents)

Schedule 1.01K

Existing Receivables Facilities Documents

1. Receivables Sale and Contribution Agreement dated as of December 13, 2010 (as amended, supplemented or otherwise modified and in effect from time to time) by and between Federal-Mogul Corporation and Federal-Mogul Transaction LLC.

2. SunTrust Supplier Purchase Agreement dated as of September 21, 2011 (as amended, supplemented or otherwise modified and in effect from time to time) by and between Federal-Mogul Transaction LLC and SunTrust Bank (Regarding Genuine Parts Company and Advance Stores Company).

3. BB&T Supplier Purchase Agreement dated as of June 28, 2011 (as amended, supplemented or otherwise modified and in effect from time to time) by and between Federal-Mogul Transaction LLC and BB&T Company (Regarding Advance Stores Company and Autopart International, Inc.).

4. BB&T Supplier Purchase Agreement dated as of June 28, 2011 (as amended, supplemented or otherwise modified and in effect from time to time) by and between Federal-Mogul Transaction LLC and BB&T Company (Regarding Genuine Parts Company.

5. JPMorgan Supplier Purchase Agreement dated as of December 13, 2012 (as amended, supplemented or otherwise modified and in effect from time to time) by and between Federal-Mogul Transaction LLC and JPMorgan Chase Bank, N.A. (Regarding Advance Stores Company and Autopart International, Inc.).

6. JPMorgan Supplier Purchase Agreement dated as of September 8, 2011 (as amended, supplemented or otherwise modified and in effect from time to time) by and between Federal-Mogul Transaction LLC and JPMorgan Chase Bank, N.A. (Relating to O’Reilly Automotive Stores, Inc.).

7. Other Supplier Purchase Agreements entered into after the 2013 Amendment Effective Date on substantially the same terms as the foregoing as determined by the Borrower in good faith.

Pricing Schedule

Schedule 3A.12 (Subsidiaries)

Schedule 3A.12

Subsidiaries

[See attached.]

Pricing Schedule

Schedule 6A.02(f) (Existing Indebtedness)

Schedule 6A.02(f)

Existing Indebtedness

[See attached.]

Pricing Schedule

Schedule 6A.03(f) (Existing Liens)

Schedule 6A.03(f)

Existing Liens

Part I – Domestic Loan Parties

[See Attached.]

Part II – Foreign Subsidiaries

Liens on the collateral securing Indebtedness of Foreign Subsidiaries as set forth on Schedule 6A.02(f).

Pricing Schedule

Schedule 6A.08(1) (Investments)

Schedule 6A.08(l)

Investments

[See attached.]

Schedule 9.18(i) (Change of Control Terms)

Schedule 9.18(i)

Change of Control Terms

“Change of Control” shall mean:

(a) at any time any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Permitted Holders shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate outstanding Common Stock; or

(b) at any time during which IEH FM Holdings LLC holds any Common Stock, (i) the aggregate amount of Common Stock held by IEH FM Holdings LLC shall be less than 66 2/3% of the aggregate amount of Common Stock held by IEH FM Holdings LLC on the date of Receipt of Sufficient Consents and (ii) a person or group (other than Permitted Holders) shall be the beneficial owner of at least 35% of the aggregate outstanding Common Stock; or

(c) at any time (i) the majority of the seats on the board of directors of the Borrower is occupied by Persons who were neither (x) nominated or appointed by the board of directors of the Borrower as of the date of Receipt of Sufficient Consents nor (y) appointed or nominated by directors described in clause (x) and (ii) a person or group (other than Permitted Holders) shall be the beneficial owner of at least 35% of the aggregate outstanding Common Stock. For the avoidance of doubt, in no event shall any direct or indirect transfer of any Common Stock or any other Capital Stock of the Borrower, by IEH FM Holdings LLC or any of its Affiliates to any Affiliate of IEH FM Holdings LLC or to IEH FM Holdings LLC, give rise to or be deemed a “Change of Control” hereunder.

Related Definitions

“Common Stock” shall mean the Common Stock, par value $0.01 of the Borrower.

“IEH FM Holdings LLC” shall mean IEH FM Holdings LLC, a Delaware limited liability company, and its Affiliates. For the avoidance of doubt, each of Thornwood and Icahn Enterprises L.P., a [•] limited partnership, shall be deemed to be an affiliate of IEH FM Holdings LLC.

“Permitted Holders” shall mean the Related Parties and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor provision) of which any of the foregoing are members.

“Principal” means Carl Icahn.

“Related Party” or “Related Parties” means (1) the Principal and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (b) any trust, estate, partnership, corporation, company, limited liability

Schedule 9.18(i) (Change of Control Terms)

company or unincorporated association or organization (each an “Entity” and collectively “Entities”) controlled by (as defined in the definition of “Affiliate”) one or more members of the Family Group; (c) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights hereinafter referred to as “Veto Power”); (d) the estate of any member of the Family Group; (e) any trust created (in whole or in part) by any one or more members of the Family Group; (f) any individual or Entity who receives an interest in any estate or trust listed in clauses (d) or (e), to the extent of such interest; (g) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (h) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (d), (e) and (g) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (i) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (j) any Entity, directly or indirectly (i) owned or controlled by (as defined in the definition of “Affiliate”) or (ii) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (a) through (i) above.

For the purposes of this definition of “Related Party”, and for the avoidance of doubt, in addition to any other Person or Persons that may be considered to possess control, (x) a partnership shall be considered controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.

Composite conformed copy reflecting amendments made pursuant to the 2013 Revolving

Facility Amendment Agreement dated as of December 6, 2013.

CUSIP Number for the Revolving Credit Loans:

CUSIP Number for the Tranche B Term Loans: 313551AN3

CUSIP Number for the Tranche C Term Loans: 313551AP8

TERM LOAN AND REVOLVING CREDIT AGREEMENT

among

FEDERAL-MOGUL CORPORATION,

as Borrower,

THE LENDERS PARTY HERETO,

CITICORP USA, INC.,

as Administrative Agent

and

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

and

WACHOVIA CAPITAL FINANCE CORPORATION and WELLS FARGO FOOTHILL, LLC.,

as Co-Documentation Agents

CITIGROUP GLOBAL MARKETS INC.

J.P. MORGAN SECURITIES INC.,

As Joint Lead Arrangers and Bookrunners

Dated as of December 27, 2007, as amended

April 30, 2009, as further amended December 6, 2013

*	With respect to the Revolving Credit Facility as of the 2013 Amendment Effective Date, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Wells Fargo Bank, N.A., act as joint lead arrangers and joint bookrunners and Wells Fargo Bank, N.A. acts as sole documentation agent.

i

Section 9.13.	Execution in Counterparts	171
Section 9.14.	Prior Agreements	171
Section 9.15.	Further Assurances	171
Section 9.16.	Waiver of Jury Trial	171

Annex A-1	–	Tranche B Commitment Amounts
Annex A-2		Tranche C Commitment Amounts
Annex A-3	–	[Revolving Credit Commitment Amounts] [See 2013 Revolving Facility Amendment Agreement]

Exhibit A	–	Form of Assignment and Acceptance
Exhibit B	–	[Form of Borrowing Base Certificate] [See 2013 Revolving Facility Amendment Agreement]
Exhibit C	–	Form of Collateral Agreement
Exhibit D	–	Form of Collateral Trust Agreement
Exhibit E	–	[Form of Compliance Certificate] [See 2013 Revolving Facility Amendment Agreement]
Exhibit F	–	Form of Domestic Subsidiary Guarantee
Exhibit G	–	Form of Intercreditor Agreement
Exhibit H	–	Form of Mortgage
Exhibit I	–	Form of Opinion of Counsel
Exhibit J	–	[Reserved]
Exhibit K	–	Form of Increasing/Augmenting Lender Supplement

Pricing Schedule		[Reserved] [See 2013 Revolving Facility Amendment Agreement]

Schedule 1.01A		Existing Letters of Credit
Schedule 1.01B		Foreign Pledge Agreements
Schedule 1.01C		Intercompany Loans Owed to U.K. Subsidiaries
Schedule 1.01D		Joint Ventures
Schedule 1.01E		Mortgaged Properties
Schedule 1.01F		Certain Elements of the Collateral Structure
Schedule 1.01G		U.K. Subsidiaries Subject to Dissolution
Schedule 1.01H		Tax Restructuring
Schedule 1.01I		Non-Guarantor Domestic Subsidiaries
Schedule 1.01J		Business Segmentation Restructuring Plan
Schedule 1.01K		Existing Receivables Facilities Documents
Schedule 3.04		Consents, Authorizations, Filings and Notices
Schedule 3.06		Litigation
Schedule 3.12		Subsidiaries
Schedule 3A.12		Subsidiaries [See 2013 Revolving Facility Amendment Agreement]
Schedule 3.14(a)		Perfection of Security Interests
Schedule 3.14(b)		Locations/Offices for Filing of Mortgages
Schedule 3.16		Environmental Matters

Schedule 3.22	ERISA
Schedule 4.01(i)	Landlords’ Consents
Schedule 4.01(k)	Environmental Reports
Schedule 5.14	Restructuring Foreign Subsidiaries
Schedule 6.02(f)	Existing Indebtedness
Schedule 6.03(f)	Existing Liens
Schedule 6.08(l)	Investments
Schedule 6A.02(f)	Existing Indebtedness [See 2013 Revolving Facility Amendment Agreement]
Schedule 6A.03(f)	Existing Liens [See 2013 Revolving Facility Amendment Agreement]
Schedule 6A.08(l)	Investments [See 2013 Revolving Facility Amendment Agreement]
Schedule 9.18(i)	Change of Control Terms

v

TERM LOAN AND REVOLVING CREDIT AGREEMENT

TERM LOAN AND REVOLVING CREDIT AGREEMENT, dated as of December 27, 2007, among FEDERAL-MOGUL CORPORATION, a Delaware corporation (the “Borrower”), CITICORP USA, INC. (“CUSA”) and each of the other commercial banks, finance companies, insurance companies or other financial institutions or funds from time to time party hereto (together with CUSA, collectively, the “Lenders” and individually, a “Lender”), CUSA, as administrative agent (in such capacity, including any successors and assigns, the “Administrative Agent”) for the Lenders, JPMORGAN CHASE BANK, N.A., as Syndication Agent, and CITIBANK, N.A., as Fronting Bank.

INTRODUCTION

WHEREAS, on October 1, 2001, the Borrower and certain of its domestic subsidiaries (the “U.S. Debtors”) filed voluntary petitions under the Bankruptcy Code (such term and other capitalized terms used in these recitals without definition having the meanings set forth in Section 1.01 of this Agreement) with the Bankruptcy Court and continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code; and

WHEREAS, on November 21, 2006, the U.S. Debtors, together with certain subsidiaries of the Borrower organized under the laws of the United Kingdom (collectively, the “Debtors”), filed the Reorganization Plan; and

WHEREAS, on November 8, 2007, the Bankruptcy Court entered the Confirmation Order; and

WHEREAS, on November 13, 2007, the District Court affirmed the Confirmation Order; and

WHEREAS, it is a condition to effectiveness of the Reorganization Plan that the Borrower enter into the “Exit Facilities”, and the credit facilities contemplated by this Agreement constitute the “Exit Facilities”; and

WHEREAS, the Borrower is willing to secure its obligations under this Agreement and certain other obligations by granting Liens on substantially all of its assets to the Administrative Agent as provided in the Security Documents; and

WHEREAS, the Borrower is willing to cause certain of its current and future Domestic Subsidiaries to guarantee the foregoing obligations of the Borrower and to secure its guarantee thereof by granting Liens on substantially all of its assets to the Administrative Agent as provided in the Security Documents;

WHEREAS, the Borrower has requested that as of the 2013 Amendment Effective Date, the Revolving Credit Lenders extend credit to the Borrower in the form of an asset-based revolving credit facility in an aggregate principal amount of $550,000,000 (the “Revolving Credit Facility”);

WHEREAS, the Borrower, the Revolving Credit Lenders party to the 2013 Revolving Facility Amendment Agreement (which constitute all of the Revolving Credit Lenders as of the 2013 Amendment Effective Date) and the other parties to the 2013 Revolving Facility Amendment Agreement have agreed to amend this Agreement as set forth herein and in connection therewith, as of the 2013 Amendment Effective Date, (i) to replace in full the revolving credit facility under this Agreement immediately prior to the 2013 Amendment Effective Date with the Revolving Credit Facility as a Replacement Revolving Credit Facility (as contemplated by Section 9.10 of this Agreement) and (ii) to increase the Total Revolving Credit Commitments hereunder by $10,000,000 pursuant to Section 2.28 of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below.

“2013 Revolving Facility Amendment Agreement” shall mean the Increase, Joinder and Amendment Agreement dated as of December 6, 2013, among the Borrower, the other Loan Parties, the Revolving Credit Lenders party thereto (which represent all of the Revolving Credit Lenders as of the 2013 Amendment Effective Date) and the Administrative Agent.

“2013 Amendment Effective Date” shall mean the date on which the conditions precedent set forth in Section 6 of the 2013 Revolving Facility Amendment Agreement are first satisfied, which date is December 6, 2013.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate or Alternate Base Rate (ABL) in accordance with the provisions of Article II.

“Account” shall mean any right to payment for goods sold in the ordinary course of business, regardless of how such right is evidenced and whether or not it has been earned by performance.

“Account Debtor” shall mean, with respect to any Account, the obligor with respect to such Account.

“Acquisition” shall mean any acquisition or series of related acquisitions (including without limitation, Investments) by any Group Member of (a) more than 50% of the voting stock of any Person, (b) all or substantially all of the Capital Stock, or substantially all of the assets, of any Person, or (c) all or substantially all of the assets constituting a division or business line of any Person.

“Additional Liquidity Facility” shall mean the credit or loan facility or facilities provided to one or more other Group Members, and any refinancing, refunding, renewal or extension thereof in accordance with Section 6.02(v), provided that prior to the Tranche A Term

Loan Repayment Date, such facility or facilities (a) (i) shall be provided on terms which are not unreasonable and reflect market conditions in the banking or capital markets, as applicable, prevailing at the time of incurrence of such facility or facilities for comparable companies in the same industry as the Borrower and its Subsidiaries with long-term debt ratings by S&P and Moody’s equivalent to the long-term debt ratings of the Borrower, (ii) shall in no event require any repayments or prepayments thereof at any time prior to the Tranche C Maturity Date and (iii) if they are secured, any Liens securing them shall be subject to Lien subordination provisions no less favorable to the Lenders than the terms of the subordination of the “Third Priority Liens” referred to in the Intercreditor Agreement in relation to the First Priority Liens referred to therein and (b) shall not be provided by an Affiliate of any Group Member or of any Significant Shareholder unless such facility is or facilities are (i) provided upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate of any Group Member or of any Significant Shareholder and (ii) not available after a good faith effort by the Group Members to obtain such facility or facilities from a financial institution that is not an Affiliate of any Group Member or of any Significant Shareholder. For the avoidance of doubt, the requirements set forth in the foregoing proviso shall cease to apply from and after the Tranche A Term Loan Repayment Date.

“Additional Liquidity Facility Agreement” shall mean the credit, loan or other agreement entered into by one or more Group Members governing any Additional Liquidity Facility, together with all instruments and other agreements entered into by any Group Member in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 6.09.

“Additional Non Loan Party Amount” shall mean, at any time, an amount equal to the aggregate amount of Equity Proceeds (ABL) received following the 2013 Amendment Effective Date and prior to such time that are Not Otherwise Applied (ABL) (other than any Equity Proceeds (ABL) to the extent that the amount thereof, at the time received, exceeds the amount by which $40,000,000 exceeds the amount of additional Investments permitted to be made pursuant to Section 6A.08(u) (including, for the avoidance of doubt, pursuant to the Additional Non Loan Party Amount (as the Additional Non Loan Party Amount is determined immediately prior to giving effect to the receipt of such Equity Proceeds (ABL)))).

“Adjusted Eligible Accounts Receivable” shall mean Eligible Accounts Receivable, minus the Dilution Reserve.

“Adjusted Excess Cash Flow” shall have the meaning set forth in the Intercreditor Agreement.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded to the nearest 1/100 of 1%) equal to the quotient of (a) the LIBOR Rate in effect for such Interest Period divided by (b) a percentage (expressed as a decimal) equal to 100% minus Statutory Reserves. For purposes hereof, the term “LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Moneyline Telerate Markets (or on any successor or substitute page of such Service) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits in an amount approximately equal to the Loan to be made by CUSA as part of such Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of Citibank in immediately available funds to prime banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Adjusted LIBOR Rate (ABL)” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded to the nearest 1/100 of 1%) equal to the quotient of (a) the LIBOR Rate in effect for such Interest Period divided by (b) a percentage (expressed as a decimal) equal to 100% minus Statutory Reserves. For purposes hereof, the term “LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the LIBOR01 page of Reuters BBA Libor Rates (or on any successor or substitute page of such Service) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period; provided that if any Eurodollar Borrowing under the Revolving Credit Facility is for an Interest Period of Discontinued Tenor, the LIBOR Rate shall mean the Interpolated Screen Rate. In the event that any such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits in an amount approximately equal to the Loan to be made by CUSA or Citibank as part of such Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of any Reference Bank in immediately available funds to prime banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Adjusted Positive EBITDA Variance” shall have the meaning set forth in the Intercreditor Agreement.

“Adjustment Period” shall have the meaning set forth in the definition of Liquidity Event.

“Administrative Agent” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Affected Lender” shall have the meaning set forth in Section 2.27.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person, whether by contract or otherwise. A Person shall not be deemed to be a Controlling Person of another Person solely by reason of such former Person beneficially owning voting equity securities of such latter Person representing less than 10% in voting power of all voting equity securities of such latter Person.

“Agent’s Fee Letter” shall have the meaning set forth in Section 2.22.

“Agreement” shall mean this Term Loan and Revolving Credit Agreement, as the same may from time to time be amended, restated, modified or supplemented.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded to the nearest 1/100 of 1%) equal to the higher of (a) the Citibank Prime Rate for such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Citibank Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Citibank Prime Rate or the Federal Funds Rate, respectively.

“Alternate Base Rate (ABL)” shall mean, for any day, a rate per annum (rounded to the nearest 1/100 of 1%) equal to the highest of (a) the Citibank Prime Rate for such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBOR Rate (ABL) for a Eurodollar Borrowing having an Interest Period of one month plus 1.00%. Any change in the Alternate Base Rate (ABL) due to a change in the Citibank Prime Rate, the Federal Funds Rate or the Adjusted LIBOR Rate (ABL) shall be effective on the effective date of such change in the Citibank Prime Rate, the Federal Funds Rate or the Adjusted LIBOR Rate (ABL), respectively.

“Alternative Currency” shall mean (i) Euros, (ii) Pounds Sterling and (iii) any other currency (other than Dollars, Euros and Pounds Sterling) that the Administrative Agent and the Fronting Bank shall agree in their discretion is an “Alternative Currency” for purposes of this Agreement.

“ALTA” shall have the meaning set forth in Section 4.01(q).

“AM Finished Goods” shall mean Finished Goods, manufactured by a Loan Party for sale to an Account Debtor that is an after-market retailer or distributor of goods of that kind, as determined by the Administrative Agent in its reasonable credit judgment.

“Amendment No. 1” shall mean Amendment No. 1 to this Agreement, dated as of April 30, 2009.

“Amounts” shall have the meaning set forth in Section 2.21(a).

“Anticipated Japanese Consolidation” shall mean, with respect to three of the Japanese manufacturing, technical and distribution facilities of the Borrower and its Subsidiaries, that are related primarily to the Borrower’s and its Subsidiaries’ System Protection Group and Aftermarket operations, the anticipated consolidation of such facilities into one facility that will be located in Japan.

“Applicable Amount” shall mean (i) with respect to Adjusted Excess Cash Flow for any fiscal year, the applicable amount thereof required to be applied to the Term Loans hereunder determined pursuant to Section 4.4(a)(i) of the Intercreditor Agreement and (ii) with respect to Adjusted Positive EBITDA Variance for any fiscal year, the applicable amount thereof required to be applied to the Term Loans hereunder determined pursuant to Section 4.4(a)(ii) of the Intercreditor Agreement.

“Applicable Margin” shall mean:

(a) with respect to Term Loans, a rate per annum equal to (i) for Eurodollar Loans, 1.9375% and (ii) for ABR Loans, 0.9375%;

(b) with respect to Revolving Credit Loans, a rate per annum determined in accordance with the Pricing Schedule; and

(c) with respect to Commitment Fees payable with respect to the Total Revolving Credit Commitment, a rate per annum equal to 0.375%.

“Applicable Premium” shall mean, as of any date upon which a prepayment of Tranche C Term Loans is to be made pursuant to Section 2.16 or 2.17, the present value at such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, of all interest that would accrue (assuming the Borrower had selected consecutive three-month Interest Periods) on the applicable Tranche C Term Loans to be prepaid, from such date to the date which is four years following the Closing Date (the “Non-Call Expiration Date”), computed using the Adjusted LIBOR Rate for an Interest Period of three months plus the Applicable Margin with respect to Eurodollar Loans in effect on such date.

“Approval Order” shall mean the Order Granting Motion of Debtors and Debtors in Possession for an Order Pursuant to Sections 105(a) and 363(b) of the Bankruptcy Code for Authority to (A) Enter into Exit Facility Commitment Letter and Fee Letter, (B) Pay the Fees and Expenses Associated Therewith and (C) Furnish Related Indemnities entered by the Bankruptcy Court on August 29, 2007.

“Approved Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans and similar commercial extensions of credit, any other fund that invests in bank loans and similar commercial extensions of credit and is managed by the same investment advisor as such Lender or by a Lender Affiliate of such investment advisor.

“Arrangers” shall mean, collectively (x) with respect to the Revolving Credit Facility, CGMI, CS Securities and Wells Fargo Bank, N.A., acting in their capacity as joint lead arrangers and joint bookrunners and (y) with respect to the Term Facility, CGMI and JPMSI, acting in their capacity as joint lead arrangers and joint bookrunners.

“Asset Sale” shall mean any Disposition of property or series of related Dispositions of property excluding (i) any such Disposition permitted by any clause of Section 6.05 other than clause (g) and (ii) any other Disposition or series of related Dispositions so long as the Net Cash Proceeds to all Group Members therefrom (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) do not exceed (x) $10,000,000 for any single Disposition or series of related Dispositions and (y) $50,000,000 in any fiscal year for all Dispositions and series of related Dispositions excluded pursuant to subclause (x) of this clause (ii).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit A.

“Augmenting Lender” shall have the meaning set forth in Section 2.28.

“Available Accounts Receivable” shall mean, at any time, the product of (a) 0.85 and (b) the aggregate amount of Adjusted Eligible Accounts Receivable at such time.

“Auto Supplier Support Program” shall mean the accounts receivable purchase and sale facility established by the United States Department of the Treasury and announced on March 19, 2009, pursuant to which the Borrower and certain of its Subsidiaries may be eligible to sell certain of their Accounts to special purpose vehicles (each such special purpose vehicle, an “Auto Supplier Support Program SPV”) established by General Motors Corporation, Chrysler LLC or any other United States auto company eligible to participate in the program, in accordance with the terms and conditions set forth in the applicable Auto Supplier Support Program Documents.

“Auto Supplier Support Program Documents” shall mean, collectively, (i) (a) each Supplier Purchase Agreement and each Lien Priority and Assignment of Proceeds Agreement entered into by the Borrower or any Subsidiary and (b) the Auto Supplier Program Terms (in the case of each document described in this clause (i), including with respect to a program established after the date hereof for a United States auto company other than General Motors Corporation or Chrysler LLC, substantially in the form attached to Amendment No. 1, with such changes, amendments or supplements thereto as are not adverse in any material respect to the interests of the Lenders) and (ii) each other document described in the agreements and documents set forth in clause (i) that is required to be delivered pursuant to the Auto Supplier Support Program.

“Auto Supplier Support Program SPV” shall have the meaning set forth in the definition of “Auto Supplier Support Program”.

“Available AM Finished Goods” at any date of determination shall be equal to the product of (i) Eligible AM Finished Goods multiplied by (ii) 85% of the Net Orderly Liquidation Rate in effect (based on the then most recent independent inventory appraisal) on such date of determination.

“Available Goods-In-Transit” at any date of determination shall be equal to the product of (i) Eligible Goods-In-Transit multiplied by (ii) 50% of the Net Orderly Liquidation Rate in effect (based on the then most recent independent inventory appraisal) on such date of determination.

“Available OE Finished Goods” at any date of determination shall be equal to the product of (i) Eligible OE Finished Goods multiplied by (ii) 85% of the Net Orderly Liquidation Rate in effect (based on the then most recent independent inventory appraisal) on such date of determination.

“Available Raw Materials” at any date of determination shall be equal to the product of (i) Eligible Raw Materials multiplied by (ii) 85% of the Net Orderly Liquidation Rate in effect (based on the then most recent independent inventory appraisal) on such date of determination.

“Available Work-In-Process” at any date of determination shall be equal to the product of (i) Eligible Work-In-Process multiplied by (ii) 85% of the Net Orderly Liquidation Rate in effect (based on the then most recent independent inventory appraisal) on such date of determination.

“Average Monthly Revolving Credit Facility Availability” shall mean, for any fiscal month, the average daily Revolving Credit Facility Availability for such fiscal month.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Cases from time to time.

“Bankruptcy Event” shall mean, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Revolving Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“BMG Cash Pooling Arrangement” shall mean the cash pooling arrangement established pursuant to the Cash Pooling Agreement dated as of October 1, 2001, between Federal Mogul Holding Deutschland GmbH, the other Foreign Subsidiaries of the Borrower party thereto from time to time and Bank Mendes Gans nv.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board-Approved Investment” shall mean an Investment made pursuant to Section 6.08(t).

“Board Majority” shall mean, in respect of any action of the board of directors of the Borrower, a majority of the directors on the board of directors of the Borrower constituting a quorum, present and voting with respect to such action, where a quorum is no less than a majority of the total number of directors constituting the board of directors of the Borrower as such total number is designated by the By-Laws and Certificate of Incorporation of the Borrower.

“Borrower” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Borrowing” shall mean a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Borrowing Base” shall mean, at the time of any determination, an amount equal to the sum, without duplication, of (a) 85% of Adjusted Eligible Accounts Receivable; provided that, at the time of determination, the portion of such amount calculated under this clause (a) that is attributable to Long Dated Accounts Receivable shall not exceed $200,000,000 plus (b) Available Raw Materials, plus (c) Available OE Finished Goods, plus (d) Available AM Finished Goods, plus (e) Available Goods-In-Transit, plus (f) Available Work-In-Process minus (g) the Designated Hedging Obligations Reserve minus (h) the Secured Cash Management Obligations Reserve. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Revolving Administrative Agent pursuant to Section 5.12 of this Agreement; provided that the Designated Hedging Obligations Reserve and the Secured Cash Management Obligations Reserve shall be determined and shall be applicable as set forth in Section 8.11. Subject to the limitations and requirements set forth in Section 9.10 of this Agreement, standards of eligibility and reserves and advance rates of the Borrowing Base may be revised and adjusted from time to time by the Revolving Administrative Agent in its Permitted Discretion, with any changes in such standards to be effective three (3) Business Days after delivery of notice thereof to the Borrower. No reserve established by the Administrative Agent pursuant to this definition or any component definition thereof shall reserve against any (x) Hedging Agreement or any Hedging Obligation thereunder (other than the Designated Hedging Obligations Reserve) or (x) Cash Management Agreement or any Cash Management Obligation thereunder (other than the Secured Cash Management Obligations Reserve).

“Borrowing Base Addition Amount” shall mean, with respect to each Permitted Acquisition, an amount equal to the increase in the Borrowing Base that results from giving effect to the consummation of such Acquisition on a Pro Forma Basis, as determined in consultation with the Revolving Administrative Agent based on internal audits or inventory appraisals performed by an independent inventory appraisal firm reasonably satisfactory to the Revolving Administrative Agent; provided that, such increase to the Borrowing Base shall be calculated based on the highest level of inventory, accounts receivables and other borrowing base components determined on any date within the twelve months preceding such Permitted Acquisition if the Borrower shall have delivered to the Revolving Administrative Agent such information as the Revolving Administrative Agent shall reasonably request to demonstrate such inventory, accounts receivables and other borrowing base components on such date.

“Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit B to the 2013 Revolving Facility Amendment Agreement (with such changes therein as may be required by the Revolving Administrative Agent from time to time to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Financial Officer, which shall include appropriate exhibits, schedules and supporting documentation, and additional reports (i) as outlined in Exhibit B, (ii) as requested by the Revolving Administrative Agent, or (iii) as provided in Section 5.12.

“Borrowing Base Collateral” shall mean Accounts, Inventory and the proceeds thereof.

“Borrowing Base Priority Obligations” shall have the meaning set forth in the Intercreditor Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in the State of New York are required or permitted to close (and, for a Letter of Credit, any day other than a day on which the applicable Fronting Bank issuing such Letter of Credit is closed); provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits on the London interbank market.

“Business Segmentation Restructuring Plan” shall mean the actions intended to accomplish the legal separation of the Borrower’s original equipment and aftermarket businesses, including (a) the transactions and steps set forth in Schedule 1.01J and (b) any additional transactions to so restructure the Borrower’s operations after the 2013 Amendment Effective Date that the Borrower determines in good faith to be necessary or desirable to effect such plan, so long as (i) the Borrower shall have provided all information relating to such additional transactions under clause (b) of this definition as the Administrative Agent shall have reasonably requested and (ii) in the case of the transactions described in clauses (a) and (b), the consummation of such transactions shall not have an impact that is material and adverse on the structure or the value of the Collateral, as determined by the Administrative Agent in its commercially reasonable judgment, exercised in good faith in accordance with customary business practices.

“Calculation Date” shall mean (i) each day on which a Revolving Credit Borrowing is proposed to be made, (ii) each day on which an R/C Letter of Credit is proposed to be issued, (iii) each day on which a draft is drawn under an R/C Letter of Credit, (iv) any date on which the Total Revolving Credit Usage exceeds 85% of the lesser of (x) the Total Revolving Credit Commitment and (y) the Borrowing Base, and (v) the last calendar day of each month.

“Canadian Dollars” shall mean lawful currency of the Dominion of Canada.

“Capital Expenditures” shall mean, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided that any Permitted Acquisitions shall in no event constitute Capital Expenditures.

“Capital Expenditures (ABL)” shall mean, for any period, with respect to any Person, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication, (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (b) expenditures made during such period to consummate one or more Permitted Acquisitions, (c) expenditures made during such period to the extent made with the identifiable proceeds of an equity investment in the Borrower or any of its Subsidiaries by any Permitted Holder (other than a Specified Equity Contribution) and (d) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding the Borrower or any of its Affiliates).

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cases” shall mean the cases of the U.S. Debtors that were filed on October 1, 2001 and were pending under Chapter 11 of the Bankruptcy Code prior to the date hereof.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of any of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by

Moody’s and (iii) have portfolio assets of at least $5,000,000,000; (i) debt securities of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency and (j) solely with respect to any Foreign Subsidiary, in addition to the investments described in clauses (a) through (i), any investment of the type described in clause (a) issued or unconditionally guaranteed by any government of any country in which such Foreign Subsidiary conducts any operations, any investment of the type described in clause (b) issued by any commercial bank organized under the laws of any country in which such Foreign Subsidiary conducts any operations, any investment of the type described in clause (c) or clause (e) that has ratings issued by any internationally recognized rating agency equivalent to those set forth in such clause and any investment of the type described in clause (g) that satisfies the requirements of any of the other investments described in this clause (j).

“Cash Management Agreement” means any agreement creating or governing the terms of any Cash Management Obligations.

“Cash Management Bank” shall have the meaning set forth in Section 8.11(a).

“Cash Management Obligations” shall have the meaning set forth in the Collateral Agreement.

“CGMI” shall mean Citigroup Global Markets Inc., and its successors.

“Change of Control” shall mean:

(a) at any time any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Permitted Holders shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate outstanding Class A Common Stock and Class B Common Stock; or

(b) at any time during which Thornwood holds any Class A Common Stock, (i) the aggregate amount of Class A Common Stock held by Thornwood shall be less than 66 2/3% of the aggregate amount of Class A Common Stock held by Thornwood on the Effective Date and (ii) a person or group (other than Permitted Holders) shall be the beneficial owner of at least 35% of the aggregate outstanding Class A Common Stock and Class B Common Stock; or

(c) at any time (i) the majority of the seats on the board of directors of the Borrower is occupied by Persons who were neither (x) nominated or appointed by the board of directors of the Borrower as of the Closing Date nor (y) appointed or nominated by directors described in clause (x) and (ii) a person or group (other than Permitted Holders) shall be the beneficial owner of at least 35% of the aggregate outstanding Class A Common Stock and Class B Common Stock.

For the avoidance of doubt, in no event shall any direct or indirect transfer of any Class A Common Stock or any other Capital Stock of the Borrower, by Thornwood or any of its Affiliates to any Affiliate of Thornwood or to Thornwood, give rise to or be deemed a “Change of Control” hereunder.

“Channeling Injunction” shall mean the Third Party Injunction substantially on the terms set forth in Section 9.3.2 of the Reorganization Plan as in existence on November 14, 2007 and which shall be issued and entered by the Bankruptcy Court and affirmed by the District Court as part of the Confirmation Order; provided that Protected Parties referred to in such Third Party Injunction need not include any Excluded Subsidiary.

“Citibank” shall mean Citibank, N.A., a national banking association, and its successors.

“Citibank Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Citibank as its base rate in effect at its principal office in New York City; each change in the Citibank Prime Rate shall be effective on the date such change is publicly announced.

“Class” (a) when used with respect to Lenders, shall refer to whether such Lenders are Term Loan Lenders or Revolving Credit Lenders, (b) when used with respect to Term Loan Lenders, shall refer to whether such Term Loan Lenders are Tranche B Lenders or Tranche C Lenders, (c) when used with respect to Commitments, shall refer to whether such Commitments are Tranche B Commitments, Tranche C Commitments or Revolving Credit Commitments, (d) when used with respect to Term Loan Commitments, shall refer to whether such Term Loan Commitments are Tranche B Commitments or Tranche C Commitments, (e) when used with respect to Loans or a Borrowing, shall refer to whether such Loans, or the Loans comprising such Borrowing, are Tranche B Term Loans, Tranche C Term Loans or Revolving Credit Loans, (f) when used with respect to Term Loans or a Term Borrowing, shall refer to whether such Term Loans, or the Term Loans comprising such Term Borrowing, are Tranche B Term Loans or Tranche C Term Loans, (g) when used with respect to Letters of Credit, shall refer to whether such Letters of Credit are Term Letters of Credit or R/C Letters of Credit and (h) when used with respect to Letter of Credit Outstandings, shall refer to whether such Letter of Credit Outstandings are Term Letter of Credit Outstandings or R/C Letter of Credit Outstandings.

“Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 of the Borrower.

“Class B Common Stock” shall mean the Class B Common Stock, par value $0.01, of the Borrower.

“Class Percentage” shall mean at any time (a) when used with respect to any Tranche B Lender, the percentage obtained by dividing (x) the aggregate outstanding principal amount of such Tranche B Lender’s Tranche B Term Loans at such time by (y) the aggregate outstanding principal amount of all Tranche B Term Loans at such time, (b) when used with respect to any Tranche C Lender, the percentage obtained by dividing (x) the aggregate outstanding principal amount of such Tranche C Lender’s Tranche C Term Loans at such time by (y) the aggregate outstanding principal amount of all Tranche C Term Loans at such time and (c) when used with respect to any Revolving Credit Lender, the percentage obtained by dividing such Revolving Credit Lender’s Revolving Credit Commitment at such time by the Total Revolving Credit Commitment at such time (or, if the Total Revolving Credit Commitment has been terminated, the percentage obtained by dividing the sum of such Revolving Credit Lender’s outstanding principal amount of Revolving Credit Loans and R/C Letter of Credit Outstandings by the Total

Revolving Credit Usage, in each case at such time); provided that, in the case of Section 2.29, when a Defaulting Lender shall exist, “Class Percentage” shall mean, at any time with respect to any Revolving Credit Lender, the percentage of the Total Revolving Credit Commitment (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment. If the Total Revolving Credit Commitment has been terminated, the Class Percentage shall be determined by dividing the sum of such Revolving Credit Lender’s outstanding principal amount of Revolving Credit Loans, aggregate amount of participations in R/C Letter of Credit Outstandings by the Total Revolving Credit Usage, in each case at such time, but disregarding any of the foregoing held by Defaulting Lenders.

“Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent set forth in Section 4.01 have been satisfied or waived, which date is December 27, 2007.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agreement” shall mean the Collateral Agreement among the Loan Parties and the Collateral Trustee, substantially in the form of Exhibit C.

“Collateral Trustee” shall mean Citibank, in its capacity as collateral agent under the Collateral Trust Agreement, together with any of its successors and assigns.

“Collateral Trust Agreement” shall mean the Collateral Trust Agreement among the Loan Parties, the Collateral Trustee, the Administrative Agent, the Tranche A Administrative Agent referred to therein and the PIK Agent referred to therein, substantially in the form of Exhibit D.

“Commitment” shall mean a Tranche B Commitment, a Tranche C Commitment or a Revolving Credit Commitment.

“Commitment Fee” shall have the meaning set forth in Section 2.23(a).

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Communications” shall have the meaning set forth in Section 5.02.

“Company Voluntary Arrangements” shall mean, collectively, (i) the proposals dated June 23, 2006 for company voluntary arrangements in respect of T&N Limited, a company incorporated in England and Wales and a Subsidiary of the Borrower, and forty-eight other U.K. Subsidiaries which are Group Members, and (ii) the proposals dated June 23, 2006 for company voluntary arrangements in respect of Federal-Mogul Global Growth Limited, a company organized under the laws of England, and F-M UK Holding Limited, a company organized under the laws of England, which proposals in each case became effective in accordance with the laws of England and Wales on October 11, 2006.

“Compliance Certificate” shall mean a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C to the 2013 Revolving Facility Amendment Agreement.

“Concentration Account” shall have the meaning set forth in Section 5.10.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated December 2007 and furnished to certain Lenders.

“Confirmation Order” shall mean that certain order confirming the Reorganization Plan pursuant to applicable sections of the Bankruptcy Code entered by the Bankruptcy Court on November 8, 2007 and affirmed by the District Court on November 13, 2007.

“Consolidated Amortization” shall mean, for any period, the aggregate amount of scheduled payments required to be made during such period on account of principal of Indebtedness of Group Members (including without limitation, scheduled principal payments in respect of the Term Loans and the Tranche A Term Loans and payments of revolving loans accompanying scheduled reductions of the corresponding commitments, but excluding, (x) any scheduled principal payments in respect of Specified Indebtedness, and (y) any final scheduled principal payment in respect of Indebtedness (other than Specified Indebtedness), provided that, for purposes of calculating Consolidated Amortization for any period of four fiscal quarters which includes the final scheduled principal payment of any such Indebtedness, Consolidated Amortization shall be deemed to include an amount equal to the scheduled principal payment immediately preceding such date of final scheduled principal payment in lieu of the final scheduled principal payment).

“Consolidated Debt Service Coverage Ratio” shall mean, on the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on such day, less the aggregate amount of Capital Expenditures incurred by the Group Members during such period in accordance with GAAP (excluding the principal amount of Indebtedness incurred in connection with such Capital Expenditures and any such Capital Expenditures financed with the proceeds of any Reinvestment Deferred Amount or Positive EBITDA Variance) to (b) the sum of (i) Consolidated Interest Expense for the period of four fiscal quarters ending on such day, (ii) Consolidated Amortization for the immediately succeeding four fiscal quarters of the Borrower and (iii) the aggregate amount of dividends paid on any class of the Borrower’s Capital Stock during the period of four fiscal quarters ending on such day.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) depreciation expense, (b) amortization expense, (c) expenses or losses resulting from LIFO adjustments for inventory valuation in accordance with GAAP, (d) income tax expense, (e) interest expense, (f) extraordinary losses, (g) any non-recurring charge or restructuring charge which in accordance with GAAP is excluded from the calculation of operating income, provided that the aggregate amount of charges added to Consolidated EBITDA for any period pursuant to this clause (g) that are cash charges or expenditures during such period or could reasonably be expected to become a cash charge or expenditure in any future period shall not exceed $60,000,000 for such period, (h) the cumulative effect of any changes in accounting principles, as shown on the Borrower’s consolidated statement of income for such period, (i) amounts payable under any key employee retention program implemented during the Cases, (j) any pension contribution expense in respect of defined benefit plans, (k) any non-recurring Chapter 11 expenses and (l) any other non-cash charges not included in operating income or in clauses (f) or (g) and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) extraordinary gains, (iii) any income tax credits (to the extent not netted from income tax expense), (iv) any income resulting from LIFO adjustments or inventory valuation in accordance with GAAP, (v) any pension income and gains in respect of defined benefit plans, (vi) any other non-cash income or gains, and (vii) the income, if any, attributable to Minority Interests, all as determined on a consolidated basis. In addition, “Consolidated EBITDA” for any period shall be subject to any adjustment with respect to such period required to be made by the Borrower’s independent certified public accountants as a result of “fresh start” accounting and set forth in reasonable detail in a certificate of a Responsible Officer delivered to the Administrative Agent.

“Consolidated EBITDA (ABL)” shall mean, for any period Consolidated Net Income (ABL) for such period (a) plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income (ABL) for such period, the sum of (i) interest expense, (ii) consolidated tax expense for such period based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued during such period, (iii) depreciation expense, (iv) amortization expense, (v) other non-cash items (other than accruals or items expected to be a cash charge in a future period and excluding any such non-cash charge in respect of any item that was included in Consolidated Net Income (ABL) in a prior period and any such charge that results from the write-down or write-off of inventory), (vi) expenses or losses resulting from LIFO adjustments for inventory valuation in accordance with GAAP, (vii) extraordinary losses, (viii) unusual or non-recurring items, restructuring charges or expenses (whether or not classified as restructuring charges or expenses under GAAP) and other business optimization expenses, including, those relating to retention, severance, systems establishment costs, excess pension charges, contract termination costs (including future lease commitments), costs related to relocation of employees or to closure or consolidation of facilities or locations and earnout payments; provided that the aggregate amount of add-backs incurred under this clause (viii) shall not exceed 15% of Consolidated EBITDA (ABL) (prior to giving effect to any such add-backs) for any four (4) fiscal quarter period, (ix) charges and expenses incurred in connection with the issuance, redemption, repurchase, repayment, refinancing, defeasance or amendments to the terms of, Capital Stock or Indebtedness, (x) the cumulative effect of any changes in accounting principles, as shown on the Borrower’s consolidated statement of income for such period, including, expenses, charges and losses due to the effects of purchase accounting, as set forth in the Statement of Financial Accounting Standards 141(R), Business Combinations, (xi) non-cash stock-based compensation expense for such period, (xii) any pension expense in respect of defined benefit plans, (xiii) any non-recurring Chapter 11 expenses, (xiv) costs, fees and expenses associated with the transactions contemplated by the 2013 Revolving Facility Amendment Agreement or this Agreement, (xv) costs, fees and expenses incurred in connection with any contemplated or consummated Permitted Acquisition, disposition or other investment, in each case whether or not consummated, (xvi) management, consultant or advisory fees and expenses, in an amount not to exceed $1,000,000 in any fiscal year of the Borrower, (xvii) cash expenses incurred during such period in connection with casualty events to the extent such expenses are covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability events or casualty events and (xviii) proceeds of business interruption insurance, in an amount actually received during such period (or prior to the earlier of (x) the date on which financial statements have been delivered for the most recently ended fiscal quarter in such period and (y) the date for which financial statements are required to have been delivered for the most recently ended fiscal quarter in such period, in each case in accordance with the terms of this Agreement); and (b) minus, to the extent included in the statement of such Consolidated Net Income (ABL) for such period, the sum of (i) interest income, (ii) extraordinary, non-recurring or unusual gains, (iii) any income tax credits (to the extent not netted from income tax expense), (iv) any income resulting from LIFO adjustments or inventory valuation in accordance with GAAP, (v) any pension income and gains in respect of defined benefit plans and (vi) any other non-cash income or gains, all as determined on a consolidated basis.

For the purposes of calculating Consolidated EBITDA (ABL) for any period pursuant to this definition, (a) the Consolidated EBITDA (ABL) attributable to any Capital Stock of, or any assets comprising a division or business unit or a substantial part of all of the business of, a Subsidiary of the Borrower Disposed of during such period shall be excluded from the calculation of Consolidated EBITDA (ABL) as if such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period and (b) the Consolidated EBITDA (ABL) attributable to any Person, division or business unit acquired by the Borrower or any Subsidiary pursuant to an acquisition permitted hereunder during such period shall be included in the calculation of Consolidated EBITDA (ABL) on a Pro Forma Basis (ABL).

“Consolidated First Priority Leverage Ratio” shall mean, as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) the portion of Consolidated Senior Debt on such day that is secured by Liens on the Collateral having the same priority as the “First Priority Liens” referred to in the Intercreditor Agreement, less the aggregate amount of unrestricted cash and Cash Equivalents of the Group Members on such day in excess of Minimum Cash on such day, to (b) Consolidated EBITDA for such period.

“Consolidated Interest Coverage Ratio” shall mean, on the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on such day, to (b) Consolidated Interest Expense for the period of four fiscal quarters ending on such day.

“Consolidated Interest Expense” shall mean, for any period, the consolidated cash interest expense of the Group Members for such period (but excluding any such interest expense in respect of Specified Indebtedness and any upfront fees paid with respect to the debt financings evidenced by this Agreement, the Tranche A Term Loan Agreement as in effect on the Closing Date and the Senior Subordinated Notes Indenture as in effect on the Closing Date), determined on a consolidated basis in accordance with GAAP, less interest income.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Group Members, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income (or loss) of any Subsidiary accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any Group Member.

“Consolidated Net Income (ABL)” shall mean, for any period, the consolidated net income (or loss) of the Group Members, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Subsidiary accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any Group Member and (b) any non-cash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by or contributed to the Borrower.

“Consolidated Senior Debt” shall mean all Consolidated Total Debt other than the Senior Subordinated Notes and Permitted Subordinated Indebtedness.

“Consolidated Senior Leverage Ratio” shall mean, as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Senior Debt on such day, less the aggregate amount of unrestricted cash and Cash Equivalents of the Group Members on such day in excess of Minimum Cash on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt” shall mean, at any date, the aggregate principal amount of all Indebtedness of the Group Members at such date, determined on a consolidated basis minus Specified Indebtedness.

“Contra Reserve” shall mean, at any date, a reserve determined in the Revolving Administrative Agent’s Permitted Discretion, based upon the estimated amount of Accounts wherein the Account Debtor (i) is a creditor of a Loan Party, (ii) has, has asserted or is reasonably expected to assert a right of set-off against a Loan Party or (iii) has disputed or is reasonably expected to dispute its liability (whether by chargeback or otherwise) or made, or is reasonably expected to make any claim with respect to the Account or any other Account of a Loan Party which has not been resolved, in each case, without duplication, to the extent of the amount owed by such Loan Party to the Account Debtor, the amount of such actual or asserted right of set-off, or the amount of such dispute or claim, as the case may be.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound; provided that such security, agreement, instrument or undertaking requires aggregate payments by such Person of at least $75,000,000 pursuant to the terms thereof.

“CS Securities” shall mean Credit Suisse Securities (USA) LLC, and its successors.

“Cure Right” shall have the meaning set forth in Section 7.02.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash, deferred taxes and Cash Equivalents) of the Group Members.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Group Members at such time, but excluding, without duplication, (a) the current portion of any long term Indebtedness, (b) outstanding Revolving Credit Loans and (c) deferred taxes.

“Customary Intercreditor Agreement” shall mean (a) to the extent executed in connection with the incurrence of Permitted First Priority Refinancing Debt or Incremental Equivalent Debt, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens securing such Indebtedness rank pari passu with the Liens securing the Obligations (but without regard to control of remedies); and (b) to the extent executed in connection with the incurrence of Permitted Second Priority Refinancing Debt Indebtedness, either (i) an intercreditor agreement substantially in the form of the Intercreditor Agreement, as such Intercreditor Agreement relates to the terms of the subordination of the “Second Priority Liens” referred to in the Intercreditor Agreement in relation to the “First Priority Liens” referred to therein or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens securing such Indebtedness shall rank second or otherwise subordinate to the Liens securing the Obligations; provided that (x) in the case of clauses (a) and (b), relative to any extensions of credit hereunder in respect of the Revolving Credit Commitments, any such intercreditor agreement shall provide that the applicable Refinancing Indebtedness will be treated in a manner consistent with the treatment of Term Loans under Sections 2.20(b) and 2.20(c) in respect of the application of the proceeds from the sale of, or other realization upon, all or any part of the PP&E Collateral or the Borrowing Base Collateral, respectively and (y) in all cases, the Liens securing any such Permitted First Priority Refinancing Debt shall be subject to the Intercreditor Agreement.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Article VII, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Revolving Lender” shall mean (subject to Section 2.29) any Revolving Credit Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) fund any portion of its participations in Letters of Credit or pay over any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Revolving Credit Lender notifies the Revolving Administrative Agent in writing that such failure is the result of such Revolving Credit Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified any Loan Party, the Revolving Administrative Agent or a Fronting Bank in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Revolving Credit Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Loan Party or the Revolving Administrative Agent to provide a certification in writing from an authorized officer of such Revolving Credit Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Revolving Credit Lender shall cease to be a Defaulting Revolving Lender pursuant to this clause (c) upon such Loan Party’s and the Revolving Administrative Agent’s receipt of such certification in form and substance satisfactory to each of them or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event. Any determination by the Revolving Administrative Agent that a Revolving Credit Lender is a Defaulting Revolving Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Revolving Credit Lender shall be deemed to be a Defaulting Revolving Lender (subject to Section 2.29) upon delivery of written notice of such determination to the Borrower, the Fronting Banks and each other Lender.

“Designated Cash Management Agreement” shall have the meaning set forth in Section 8.11(a).

“Designated Hedging Agreement” shall have the meaning set forth in Section 8.11(a).

“Designated Hedging Counterparty” shall have the meaning set forth in Section 8.11(a).

“Designated Hedging Obligations Reserve” shall have the meaning set forth in Section 8.11(c).

“Designation Notice” shall have the meaning set forth in Section 8.11(a).

“Dilution Factors” shall mean, without duplication, and excluding any items included in the Rebate Reserve, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Loan Parties.

“Dilution Ratio” shall mean, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (b) total gross sales for the twelve (12) most recently ended fiscal months or such other amount as may be determined by the Revolving Administrative Agent in its Permitted Discretion in the event the Loan Parties are unable to calculate dilution effectively in the manner contemplated.

“Dilution Reserve” shall mean, at any date, the product of (i) the applicable Dilution Ratio minus 5% (which amount shall not be less than zero) multiplied by (ii) the Eligible Accounts Receivable on such date.

“DIP Facility” shall mean the credit facility provided to the Borrower and certain of its Subsidiaries pursuant to the Credit and Guaranty Agreement dated as of November 23, 2005 among the Borrower, the Subsidiaries of the Borrower party thereto, the lenders from time to time party thereto and Citicorp USA, Inc., as administrative agent for such lenders, as amended from time to time, together with all instruments and other agreements entered into by the Borrower or any of its Subsidiaries in connection therewith.

“Disclosure Statement” shall mean the Disclosure Statement, in the form approved by the Bankruptcy Court on June 4, 2004, and as supplemented by that certain Supplemental Disclosure Statement Describing Fourth Amended Joint Plan of Reorganization dated February 7, 2007 (which Supplemental Disclosure Statement was approved by the Bankruptcy Court by order entered on February 6, 2007), describing the Reorganization Plan and distributed to the parties in interest in connection with voting on the Reorganization Plan.

“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“District Court” shall mean the United States District Court for the District of Delaware or the unit thereof having jurisdiction over the matter in question.

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock that would not otherwise constitute Disqualified Stock), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the then Latest Maturity Date.

“Dollar Equivalent” shall mean on any date (i) with respect to the undrawn stated amount of any R/C Letter of Credit that is denominated in Dollars, the undrawn stated amount thereof, (ii) with respect to the undrawn stated amount of any R/C Letter of Credit that is denominated in an Alternative Currency, the equivalent of such amount in Dollars determined at the Exchange Rate, (iii) with respect to the drawn and unreimbursed amounts under any R/C Letter of Credit that is denominated in Dollars, the drawn and unreimbursed amounts thereof and (iv) with respect to the drawn and unreimbursed amounts under any R/C Letter of Credit that is denominated in an Alternative Currency, the equivalent of such drawn and unreimbursed amounts in Dollars determined at the Exchange Rate, in each case as of the most recent Calculation Date occurring on or prior to such date.

“Dollars” and “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary incorporated, organized or formed under the laws of any jurisdiction of the United States.

“Domestic Subsidiary Guarantee” shall mean the Domestic Subsidiary Guarantee to be executed and delivered by each Guarantor that is a Domestic Subsidiary (other than the Non-Guarantor Domestic Subsidiaries), substantially in the form of Exhibit F.

“Effective Date” shall mean December 27, 2007, being the date on which the Reorganization Plan became effective as provided therein.

“Eligible Accounts Receivable” shall mean, at the time of any determination thereof, each Account of a Loan Party that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been invoiced to, and represents the bona fide amounts due to any Loan Party from, the purchaser of goods or services, in each case originated in the ordinary course of business of such Loan Party, (ii) in each case is subject to the Loan Parties’ corporate accounts receivable credit and collection policies, procedures and practices and (iii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (r) below or otherwise deemed by the Revolving Administrative Agent in its Permitted Discretion to be ineligible for inclusion in the calculation of the Borrowing Base as described below. In computing the amount of Eligible Accounts Receivable, an amount equal to the Contra Reserve and the Rebate Reserve shall be subtracted. Non-Core Accounts Receivable shall not constitute Eligible Accounts Receivable. Without limiting the foregoing, to qualify as Eligible Accounts Receivable, an Account shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Loan Parties, as applicable, may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)), (ii) the aggregate amount of all limits and deductions provided for in this definition and elsewhere in this Agreement and (iii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Account. Unless otherwise approved from time to time in writing by the Revolving Administrative Agent (subject to the limitations and requirements set forth in Section 9.10), no Account shall be an Eligible Account Receivable if, without duplication:

(a) the relevant Loan Party does not have sole lawful and absolute title to such Account; or

(b) (i) except for Long Dated Accounts Receivable and Accounts subject to the Extended Terms Eligible Amount, it is unpaid more than ninety (90) days from the original date of invoice or sixty (60) days from the original due date, (ii) in the case of a Long Dated Account Receivable, such Account is overdue or (iii) it has been written off the books of the Loan Parties or has been otherwise designated on such books as uncollectible; or

(c) more than 50% in face amount of all Accounts of the same Account Debtor are ineligible pursuant to clause (b) above; or

(d) the Account Debtor is insolvent or the subject of any bankruptcy case or insolvency proceeding of any kind or is of uncertain credit quality, as determined by the Revolving Administrative Agent in its Permitted Discretion; or

(e) the Account is not payable in Dollars or Canadian Dollars or the Account Debtor is either not organized under the laws of the United States or Canada, any State or Province thereof, or the District of Columbia or is located outside or has its principal place of business or substantially all of its assets outside the United States or Canada, except to the extent the Account is supported by an irrevocable letter of credit reasonably satisfactory to the Revolving Administrative Agent (as to form, substance and issuer) and assigned to and directly drawable by the Revolving Administrative Agent; provided, however, that Accounts not to exceed $30,000,000 at any time outstanding may be eligible despite the fact that the Account Debtor is not organized under the laws of the United States or Canada, any State or Province thereof or the District of Columbia, or is located, has its principal place of business or has substantially all of its assets outside the United States or Canada, and no letter of credit has been issued to support such Accounts; or

(f) the Account Debtor is the United States or any department, agency or instrumentality thereof, unless the relevant Loan Party duly assigns its rights to payment of such Account to the Revolving Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, which assignment and related documents and filings shall be in form and substance satisfactory to the Revolving Administrative Agent; or

(g) the Account is supported by a security deposit (to the extent received from the applicable Account Debtor), progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor, in each case to the extent thereof; or

(h) (i) it is not subject to a valid and perfected first priority Lien in favor of the Revolving Administrative Agent for the benefit of the Lenders, subject to no other Liens other than Liens permitted by Section 6.03 or (ii) it does not otherwise conform in all material respects to the representations and warranties contained in the Loan Documents relating to Accounts; or

(i) such Account was invoiced in advance of goods or services provided, or twice, or the income associated with such Account has not been earned; or

(j) such Account is classified as a note receivable by the Loan Parties in accordance with the Loan Parties’ current and historical practices; or

(k) the sale to the Account Debtor is on a bill-and-hold, guaranteed sale, sale-and-return, ship-and-return, sale on approval or consignment or other similar basis or made pursuant to any other written agreement providing for repurchase or return of any merchandise which has been claimed to be defective or otherwise unsatisfactory; or

(l) the Account represents a progress-billing or otherwise does not represent a completed sale; or

(m) the Account Debtor is an Affiliate (other than an Eligible Affiliate) of any of the Loan Parties; or

(n) such Account was not paid in full, and the Loan Party created a new receivable for the unpaid portion of the Account, without the agreement of the customer, and other Accounts constituting chargebacks, debit memos and other adjustments for unauthorized deductions; or

(o) the Account is due and payable more than one year from the original date of invoice; or

(p) the Account is created on cash on delivery terms; or

(q) the Account does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local; or

(r) as to all or any part of such Account, a check, promissory note, draft, trade acceptance of other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason.

Notwithstanding the foregoing, all Accounts of any single Account Debtor and its Affiliates which, in the aggregate exceed (i) 20%, in respect of Account Debtors that are Investment Grade Entities, or (ii) 10%, in respect of all other Account Debtors, of the total amount of all Eligible Accounts Receivable at the time of any determination shall be deemed not to be Eligible Accounts Receivable to the extent of such excess. In determining the aggregate amount of Accounts from the same Account Debtor that are unpaid more than ninety (90) days from the date of invoice or more than sixty (60) days from the due date pursuant to clause (b) above, there shall be excluded the amount of any net credit balances relating to Accounts with invoice dates more than ninety (90) days prior to the date of determination or more than sixty (60) days from the due date. Furthermore, no Account shall be an Eligible Account Receivable if it is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates that any Person other than a Loan Party has or has had or has purported to have or have had an ownership interest in such goods.

For purposes of this definition, a Long Dated Account Receivable shall constitute an Eligible Account Receivable (a) only on and after the date (such date, the “Eligibility Date”) that is one hundred eighty (180) days prior to the due date of such Account and (b) only if, on and after the Eligibility Date for such Account, the Long Dated Accounts Receivable Customer for such Account is an Investment Grade Entity; provided, however, that if, after the Eligibility Date for such Account, the Long Dated Accounts Receivable Customer for such Account ceases to be an Investment Grade Entity, but is rated at least B2 by Moody’s (or the then equivalent) or B from S&P (or the then equivalent), then such Account shall continue to be included in Eligible Accounts Receivable until the date that is 90 days after the public announcement of such Long Dated Accounts Receivable Customer ceasing to be an Investment Grade Entity.

“Eligible Affiliate” means any Affiliate of any of the Loan Parties, provided that (a) the Group Members, individually or in the aggregate, do not own, control or hold, directly or indirectly, Capital Stock in such Affiliate representing 50% or more of the equity or 50% or more of the voting power, or, in the case of a partnership, 50% of the general or limited partnership interests of such Affiliate, (b) the accounts of such Affiliate are not consolidated with those of the Borrower in the Borrower’s consolidated financial statements (and are not required to be so consolidated in accordance with GAAP) and (c) each Account due to any Loan Party from such Affiliate requires payment for the goods sold or leased or the services rendered in the ordinary course of business to such Affiliate in cash and on terms that are no less favorable to such Loan Party than those that could be obtained at such time in arm’s length dealings with a Person who is not an Affiliate of such Loan Party.

“Eligible AM Finished Goods” shall mean, on any date, Eligible Inventory (other than Goods-In-Transit) composed of AM Finished Goods on such date as shown on the Loan Parties’ perpetual inventory records in accordance with their current and historical accounting practices, minus Inventory Reserves with respect thereto.

“Eligible Assignee” shall mean (i) a commercial bank having total assets in excess of $1,000,000,000; (ii) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Administrative Agent, which in the ordinary course of business extends credit of the type contemplated herein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA; (iii) an Approved Fund; (iv) a Lender Affiliate; and (v) any other financial institution satisfactory to the Borrower and the Administrative Agent, and in the case of any assignment of a Revolving Credit Commitment, to each Fronting Bank.

“Eligible Goods-In-Transit” shall mean, on any date, Eligible Inventory composed of Goods-In-Transit, as determined by the Revolving Administrative Agent in its Permitted Discretion, on such date as shown on the Loan Parties’ perpetual inventory records in accordance with current and historical accounting practices, minus Inventory Reserves with respect thereto.

“Eligible Inventory” shall mean, on any date, the Inventory Value of all Inventory owned by the Loan Parties on such date deemed by the Revolving Administrative Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. Eligible Inventory shall exclude remanufactured parts and Inventory referred to as “cores inventory”. Unless otherwise from time to time approved in writing by the Revolving Administrative Agent (subject to the limitations and requirements set forth in Section 9.10), no Inventory shall be deemed Eligible Inventory if (and without duplication):

(a) it is not owned solely by the Loan Parties or the Loan Parties do not have sole and good, valid and unencumbered title thereto; or

(b) it is not located in the United States; or

(c) it is not located on or in, or is not in transit to, (i) property owned or leased by the Loan Parties or (ii) a contract warehouse specified on a schedule attached to the Collateral Agreement and segregated or otherwise separately identifiable from goods of all others, if any, stored on the premises; or

(d) it is not subject to a valid and perfected first priority Lien in favor of the Revolving Administrative Agent, except, with respect to Inventory stored at sites described in clause (c) above, for Liens for unpaid rent or normal and customary warehousing charges, in each case, not yet paid, to the extent of such unpaid rent or charges; or

(e) it is goods returned or rejected due to quality issues by the Loan Parties’ customers or goods in transit to third parties (other than to warehouse sites described in clause (c) above); or

(f) it is not in good condition, does not meet all material standards imposed by any Governmental Authority having regulatory authority over it, is defective, is seconds or thirds or stale, or is obsolete or slow moving or unmerchantable, or does not otherwise conform in all material respects to the representations and warranties contained in the Loan Documents; or

(g) it is located at any operating facility that the Loan Parties plan to close, or at any operating facility that is closed, within thirty (30) days from the date of determination of the most recent Borrowing Base; or

(h) it is comprised of film, pallets, and/or other shipping materials or supplies, repair parts, fuel, cartons used in production or other containers, and any other such material not used for sale; or

(i) the Loan Parties classify such item as a sample item on their perpetual inventory records, or the Loan Parties use such item for display; or

(j) it is a discontinued product or component thereof; or

(k) any portion of the Inventory Value thereof is attributable to intercompany profit among the Loan Parties or their Affiliates; or

(l) it is damaged or marked for return to vendor; or

(m) it is consigned but still accounted for in the Loan Parties’ perpetual inventory records.

“Eligible OE Finished Goods” shall mean, on any date, Eligible Inventory (other than Goods-In-Transit) composed of OE Finished Goods on such date as shown on the Loan Parties’ perpetual inventory records in accordance with their current and historical accounting practices, minus Inventory Reserves with respect thereto.

“Eligible Raw Materials” shall mean, on any date, Eligible Inventory (other than Goods-In-Transit) composed of Raw Materials to be used in the production of finished goods inventory for sale, as determined by the Revolving Administrative Agent in its Permitted Discretion, on such date as shown on the Loan Parties’ perpetual inventory records in accordance with current and historical accounting practices, minus Inventory Reserves with respect thereto.

“Eligible Work-In-Process” shall mean, on any date, Eligible Inventory (other than Goods-In-Transit) composed of Work-In-Process, as determined by the Administrative Agent in its Permitted Discretion, on such date as shown on the Loan Parties’ perpetual inventory records in accordance with current and historical accounting practices, minus Inventory Reserves with respect thereto.

“Environmental Laws” shall mean any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including without limitation, common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, or employee safety, or the use, generation, storage, release, emission, presence or transportation of any pollutants, contaminants, toxic or hazardous substances or wastes, in each case as has been, is now or may at any time hereafter be in effect.

“Environmental Permits” shall mean any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“Equity Proceeds” shall mean the Net Cash Proceeds of any issuance of Capital Stock by the Borrower.

“Equity Proceeds (ABL)” shall mean, an amount equal to 100% of the aggregate Net Cash Proceeds received by the Borrower from (A) any capital contribution to the Borrower after the 2013 Amendment Effective Date or any issue or sale after the 2013 Amendment Effective Date of Capital Stock (other than Disqualified Stock) of the Borrower (other than (i) to any Subsidiary thereof or (ii) constituting Specified Equity Contribution), (B) the issue or sale after the 2013 Amendment Effective Date of any Indebtedness or other securities of the Borrower convertible into or exercisable for Capital Stock (other than Disqualified Stock) of the Borrower that have been so converted or exercised, as the case may be and (C) without duplication, cash payments or cash contributions made to the Borrower pursuant to the Tax Allocation Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of a group of which the Borrower is a member and which is under common control within the meaning of Section 414(b) or (c) of the Code and the regulations promulgated and rulings issued thereunder.

“Eurocurrency Liabilities” shall have the meaning assigned thereto in Regulation D issued by the Board, as in effect from time to time.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate or the Adjusted LIBOR Rate (ABL) in accordance with the provisions of Article II.

“Euros” shall mean the lawful currency of the European Union.

“Event of Default” shall have the meaning set forth in Article VII.

“Excess Designated Hedging Obligations” shall mean, at any time, all Hedging Obligations that are not Pari Passu Secured Hedging Obligations at such time.

“Excess Secured Cash Management Obligations” shall mean, at any time, all Cash Management Obligations that are not Pari Passu Secured Cash Management Obligations at such time.

“Excess Secured Obligations” shall mean, collectively, Excess Designated Hedging Obligations and Excess Secured Cash Management Obligations.

“Exchange Rate” shall mean, with respect to any amount denominated in an Alternative Currency on any Calculation Date, the rate at which such Alternative Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such Alternative Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Alternative Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Alternative Currency on the London market at 11:00 a.m., London time, on such date for the purchase of Dollars with such Alternative Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary” shall mean (i) any Foreign Subsidiary and any Domestic Subsidiary which is a Subsidiary of a Foreign Subsidiary in respect of which either (a) the pledge of more than 66% of the Capital Stock of such Foreign Subsidiary (or, in the case of a Domestic Subsidiary which is a Subsidiary of a Foreign Subsidiary, the pledge of any Capital Stock of such Domestic Subsidiary) as Collateral or (b) the guaranteeing by such Subsidiary of, or the pledging of assets by such Subsidiary to secure, the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to any Group Member or would be unlawful for such Subsidiary and (ii) FM International, LLC, so long as 66% of its Capital Stock is pledged under the Security Documents and such entity has no operations other than holding the Capital Stock of any Foreign Subsidiary.

“Existing DIP Letters of Credit” shall mean all letters of credit issued pursuant to the DIP Facility, outstanding immediately prior to the Closing Date and listed on Part A of Schedule 1.01A.

“Existing Fronting Bank” shall mean each of Citibank and JPMorgan Chase Bank, N.A., in its capacity as issuer of Existing Letters of Credit.

“Existing Letters of Credit” shall mean the Existing DIP Letters of Credit and the Existing Prepetition Letters of Credit.

“Existing Maturity Date” shall have the meaning set forth in Section 2A.01(a).

“Existing Prepetition Letters of Credit” shall mean all letters of credit issued pursuant to the Prepetition Credit Agreement, outstanding immediately prior to the Closing Date and listed on Part B of Schedule 1.01A.

“Existing Receivables Facilities” shall mean the accounts receivable purchase and sale facilities established pursuant to the Existing Receivables Facilities Documents.

“Existing Receivables Facilities Documents” shall mean, collectively, the documents identified on Schedule 1.01K, as amended, restated, supplemented or otherwise modified to the extent consistent with the definition of “Permitted Receivables Facility Documents.”

“Existing Term Loans” shall mean the Term Loans outstanding as of the 2013 Amendment Effective Date.

“Extended Loans” shall have the meaning set forth in Section 2A.01(a).

“Extending Lender” shall have the meaning set forth in Section 2A.01(a).

“Extended Terms Customer” shall mean, on any date, Account Debtors which have terms of sales greater than ninety (90) days, but not greater than one hundred eighty (180) days.

“Extended Terms Eligible Amount” shall mean, on any date, for each Extended Terms Customer, Accounts which are less than one day past due, arising as a result of the sale of goods with payment terms in excess of ninety (90) days and not greater than one hundred eighty (180) days.

“Extension Effective Date” shall have the meaning set forth in Section 2A.01(a).

“F-M Canada” shall mean Federal-Mogul Canada Limited, a Canadian corporation.

“Factoring Arrangements” shall mean any arrangements between an Excluded Subsidiary and a third party (other than an Affiliate) under which the Receivables of such Excluded Subsidiary are factored on a non-recourse basis.

“Factoring Basket” shall mean, on any date, an amount equal to the greater of (i) $400,000,000 and (ii) $400,000,000 times the Factoring Growth Rate on such date.

“Factoring Growth Rate” shall mean, on any date, the ratio of (i) the collective sales of the Group Members outside of the United States for the period of twelve consecutive months most recently ended prior to such date and for which such figure has been reported by the Borrower to the Administrative Agent, expressed at the Borrower’s accounting rate as in effect on the last day of such period (which accounting rate shall be determined by the Borrower in good faith consistent with the manner in which such rate has been determined by the Borrower prior to the Closing Date) to (ii) $3,000,000,000.

“Fair Market Consideration” shall mean, with respect to any Acquisition, the aggregate fair market value of all consideration paid or payable by the Group Members, including (x) the fair market value of any Investments made in the subject Person or in such assets subject of such Acquisition and (y) the incurrence by the Group Members of any Indebtedness associated therewith, but excluding the fair market value of any Capital Stock of any Group Members included in any such consideration.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Citibank on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall have the meaning set forth in Section 2.22.

“Fees” shall collectively mean the Commitment Fees, Letter of Credit Fees, the Ticking Fees and other fees referred to in Sections 2.22, 2.23 and 2.24.

“Financial Covenant Default” shall have the meaning set forth in clause (c) of Section 7.01.

“Financial Officer” shall mean the Chief Financial Officer, Controller, Treasurer or Assistant Treasurer of the Borrower.

“Finished Goods” shall mean goods to be sold by the Loan Parties in the ordinary course of business.

“First Refinancing Indebtedness Incurrence Date” shall mean the first date following the 2013 Amendment Effective Date on which any Refinancing Indebtedness in respect of Existing Term Loans that is secured by Liens on the Collateral on a pari passu basis with the Liens on the Collateral securing the Existing Term Loans is incurred. For the avoidance of doubt, an extension of maturity of any Existing Term Loans pursuant to an “amend and extend” transaction shall not trigger the occurrence of the First Refinancing Indebtedness Incurrence Date.

“Fixed Charges” shall mean, for any period, without duplication, the sum of (a) Consolidated Interest Expense paid in cash during such period, (b) scheduled principal payments on Indebtedness actually made and (c) all Restricted Payments made in cash pursuant to Sections 6.06(f) or 6A.06(k) (to the extent not financed with the proceeds of Indebtedness or Equity Proceeds (ABL)), all calculated for the Group Members on a consolidated basis in accordance with GAAP.

“Fixed Charge Coverage Ratio” shall mean, on the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA (ABL) for the period of four fiscal quarters ending on such day (less the sum of (i) Unfinanced Capital Expenditures for such period and (ii) without duplication, consolidated tax expense paid in cash for such period based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes (less any income tax refund to the extent not netted from income tax payments) plus (iii) without duplication, tax sharing payments received under the Tax Allocation Agreement for such period) to (b) Fixed Charges for the period of four fiscal quarters ending on such day.

“FMC” shall mean Federal-Mogul Corporation, a Delaware corporation.

“Foreign Credit Facilities” shall mean credit facilities to be made available to Excluded Subsidiaries of the Borrower to fund their respective operations; provided that such credit facilities are not secured by any assets of any Loan Party.

“Foreign Pledge Agreements” shall mean (a) the pledge agreements described on Schedule 1.01B and (b) any other pledge agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which shares of Foreign Subsidiaries may be pledged from time to time.

“Foreign Subsidiary” shall mean a Subsidiary which is incorporated or organized under the laws of a jurisdiction outside of the United States.

“Foreign Subsidiary Guarantee” shall mean any guarantee, in form and substance reasonably satisfactory to the Administrative Agent, by a Foreign Subsidiary of the Obligations that may be executed and delivered to the Collateral Trustee, including without limitation pursuant to Sections 5.09(e) and 5.09(f).

“Fronting Bank” shall mean each of Citibank, Credit Suisse AG (acting through its New York branch) and such other commercial bank as may agree in writing to act in such capacity for the Lenders. Any Fronting Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Fronting Bank (and any such Affiliate that issues a Letter of Credit shall be deemed to be a “Fronting Bank” for all purposes hereunder).

“Fronting Sublimit” shall mean (i) with respect to Citibank, $75,000,000, (ii) with respect to Credit Suisse AG, $75,000,000 and (iii) with respect to any other Fronting Bank, the amount agreed by such Fronting Bank and set forth in a written instrument delivered to the Borrower and the Revolving Administrative Agent.

“GAAP” shall mean accounting principles generally accepted in the United States and applied in accordance with Section 1.02.

“General Investment Basket” shall mean, at any date, an amount equal to (i) $250,000,000 minus (ii) the aggregate amount of Investments made pursuant to Section 6.08(u) on or prior to such date plus (iii) the aggregate amount of distributions of cash and Cash Equivalents with respect to any Investment made pursuant to Section 6.08(u) that have been received on or prior to such date by the Group Member that holds such Investment.

“Goods-In-Transit” shall mean Inventory that is in transit to a location specified in clause (c) of the definition of Eligible Inventory.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” shall mean the Borrower and its Subsidiaries.

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantees” shall mean the Foreign Subsidiary Guarantees and the Domestic Subsidiary Guarantee.

“Guarantor” shall mean each Domestic Subsidiary (other than the Non-Guarantor Domestic Subsidiaries) of the Borrower and each other Subsidiary of the Borrower that is party to one of the Guarantees.

“Hedging Agreement” shall have the meaning set forth in the Intercreditor Agreement.

“Hedging Obligations” shall have the meaning set forth in the Intercreditor Agreement.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2A.03(a).

“Increasing Lender” shall have the meaning set forth in Section 2.28.

“Incremental Assumption Agreement” shall have the meaning assigned to such term in Section 2A.03(b).

“Incremental Cap” shall mean, at any time, the greater of (a) $500,000,000 and (b) such other amount so long as, on a Pro Forma Basis (ABL), after giving effect to the incurrence of the applicable Incremental Term Loan Facility or Incremental Equivalent Debt (including after giving effect on a Pro Forma Basis (ABL) to any acquisition consummated concurrently therewith and all other events that are funded out of the proceeds of such Incremental Term Loan Facility or Incremental Equivalent Debt), the Payment Conditions are satisfied; provided that the requirement to satisfy the Payment Conditions with respect to the incurrence of any Incremental Term Facility or any Incremental Equivalent Debt, in each case pursuant to this clause (b) may, at the option of the Borrower (as notified to the Revolving Administrative Agent in writing on a date that is not later than the First Refinancing Indebtedness Incurrence Date), be replaced with the Total Net Secured Leverage Ratio incurrence test for “pari passu secured debt” included in the documentation governing the Refinancing Indebtedness that is to be incurred on the First Refinancing Indebtedness Incurrence Date, so long as such incurrence test (including the definitional components thereof) is no more favorable to the Borrower than requiring that, on a Pro Forma Basis (ABL), after giving effect to the incurrence of the applicable Incremental Term Loan Facility or Incremental Equivalent Debt (including after giving effect on a Pro Forma Basis (ABL) to any acquisition consummated concurrently therewith and all other events that are funded out of the proceeds of such Incremental Term Loan Facility or Incremental Equivalent Debt), the Total Net Secured Leverage Ratio, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01, is equal to or less than 2.75 to 1.00; provided that for purposes of determining the Incremental Cap in connection with the borrowing of any Incremental Term Loans, the effectiveness of any Incremental Term Loan Facilities or the incurrence of any Incremental Equivalent Debt, the net cash proceeds of such Incremental Term Loans to be borrowed or such Incremental Term Loan Facilities to become effective or such Incremental Equivalent Debt shall not be netted for purposes of determining the Total Net Secured Leverage Ratio unless such proceeds are applied simultaneously to repay Indebtedness that is secured by Liens on the Collateral having the same priority as the “First Priority Liens” referred to in the Intercreditor Agreement.

“Incremental Equivalent Debt” shall mean any unsecured or secured Indebtedness incurred by the Borrower in the form of one or more series or tranches of senior secured or unsecured notes (including bridge financings in respect thereof) or tranches of senior secured or unsecured term loans (other than Loans); provided that (i) at the time of incurrence thereof, no Default shall have occurred and be continuing, (ii) any such secured Indebtedness shall be secured by (X) the PP&E Collateral on a pari passu basis (but without regard to the control of remedies) relative to the other PP&E Priority Obligations and (Y) the Borrowing Base Collateral on a junior basis relative to the Liens securing the Borrowing Base Priority Obligations (and is (a) not secured by any property or assets of the Borrower or any Subsidiary that is not a Guarantor other than the Collateral) and (b) secured on a pari passu basis with any Permitted First Priority Refinancing Debt), (iii) in the case of any term loans, such term loans (x) shall have a maturity date not earlier than the date that is 91 days following the then Latest Revolving Maturity Date (or if later, the then Latest Maturity Date with respect to the Term Loans) and (y) shall not have a Weighted Average Life to Maturity shorter than the longest remaining Weighted Average Life to Maturity of the Revolving Credit Facility (or, if later the longest remaining Weighted Average Life to Maturity of any Class of Term Loans then outstanding), (iv) in the case of any notes, the terms of such notes shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment prior to the then Latest Revolving Maturity Date (or if later, the then Latest Maturity Date with respect to the Term Loans), other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default (or, in the case of any bridge financing, subject to prepayments from the issuance of equity or other indebtedness permitted hereunder customary for bridge financings), (v) the other terms and conditions of such Indebtedness (excluding pricing, fees, optional prepayment, redemption terms, amortization and for covenants or other provisions applicable only to periods after the Latest Maturity Date at such time), taken as a whole, shall be market terms and conditions at the time of incurrence of such Indebtedness, (vi) such Indebtedness shall not be guaranteed or borrowed by any Person that is not a Loan Party and (vii) a Senior Representative acting on behalf of the lenders or holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Intercreditor Agreement and, if reasonably requested by the Revolving Administrative Agent and the Collateral Trustee, the Borrower shall negotiate in good faith an additional Customary Intercreditor Agreement, and use commercially reasonable efforts to cause the representative of the lenders or holders of such Incremental Equivalent Debt to enter into the same. Incremental Equivalent Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Incremental Term Commitment” shall mean the commitment of any Lender, established pursuant to Section 2A.03, to make Incremental Term Loans to the Borrower.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Facility” shall mean each class or tranche of Incremental Term Commitments and the related Incremental Term Loans made hereunder pursuant thereto.

“Incremental Term Loans” shall mean term loans made by one or more Lenders to the Borrower pursuant to Section 2A.03. Incremental Term Loans may be made in the form of additional Term Loans that are to be included in the same Class as the Initial Term Loans or, to the extent permitted by Section 2A.03 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.

“Indebtedness” shall mean, at any time and with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (x) current trade payables incurred in the ordinary course of such Person’s business and (y) property, including inventory, and services purchased, and expense accruals (other than trade payables) and deferred compensation items arising, in each case, in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person which is mandatorily redeemable prior to the Latest Maturity Date, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above or (j) below, (i) all obligations of the kind referred to in clauses (a) through (h) above or (j) below secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person (i) shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity solely to the extent such Indebtedness is required to be reflected on the balance sheet of such Person in accordance with GAAP and (ii) shall not include in any event any Joint Venture Put Obligation.

“Indemnified Liabilities” shall have the meaning set forth in Section 9.06.

“Indemnified Party” shall have the meaning set forth in Section 9.06.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Basket” shall mean, at any date prior to the Tranche A Term Loan Repayment Date, an amount equal to (i) $850,000,000 minus (ii) the aggregate outstanding principal amount on such date of Intercompany Loans made pursuant to Section 6.08(h)(ii) minus (iii) the aggregate amount of Investments (other than Intercompany Loans) made pursuant to Section 6.08(h)(ii) after the Closing Date and on or prior to such date minus (iv) the aggregate amount of operating leases (measured on the basis of the fair market value of the assets subject thereto) outstanding pursuant to Section 6.05(j)(iii) plus (v) the aggregate amount of distributions in cash and Cash Equivalents with respect to any Investment (other than Intercompany Loans) made pursuant to Section 6.08(h)(ii) that have been received after the Closing Date and on or prior to such date by the Group Member that holds such Investment. From and after the Tranche A Term Loan Repayment Date, the Intercompany Basket shall cease to apply.

“Intercompany Basket Sublimit” shall mean, at any date prior to the Tranche A Term Loan Repayment Date, an amount equal to (i) $350,000,000 minus (ii) the aggregate amount of Investments (other than Intercompany Loans) made pursuant to Section 6.08(h)(ii) after the Closing Date and on or prior to such date plus (iii) the aggregate amount of distributions in cash and Cash Equivalents with respect to any Investment (other than Intercompany Loans) made pursuant to Section 6.08(h)(ii) that have been received after the Closing Date and on or prior to such date by the Group Member that holds such Investment. From and after the Tranche A Term Loan Repayment Date, the Intercompany Basket Sublimit shall cease to apply.

“Intercompany Loan” shall mean any Indebtedness for borrowed money owed by any Group Member to any other Group Member.

“Intercompany Loan Notes” shall mean (i) that certain note dated June 11, 1999 and payable by Federal-Mogul, S.A., a French company, to AE International Ltd. in the original principal amount of 142,404,240 French francs, (ii) that certain note dated August 31, 1998 and payable by Federal-Mogul, S.A. to T&N International Ltd. in the original principal amount of 488,163,908 French francs, (iii) that certain note dated August 31, 1998 and payable by Federal-Mogul, S.A. to AE International Ltd in the original principal amount of 904,841,256 French francs, (iv) that certain note dated July 8, 1998 and payable by Federal-Mogul Holding Deutschland GmbH, a German company, to AE International Ltd in the original principal amount of 126,979,412 Deutschmarks, (v) that certain note dated July 8, 1998 and payable by Federal-Mogul Holding Deutschland GmbH to T&N International Ltd. in the original principal amount of 611,020,588 Deutschmarks, and (vi) that certain note dated May 22, 2001 and payable by Federal Mogul S.p.A., an Italian company, to T&N International Ltd. in the original principal amount of €111,627,744.

“Intercompany Loan Owed to U.K. Subsidiaries” shall mean any Intercompany Loan of the Borrower or any of its Subsidiaries other than the U.K. Subsidiaries owing to any U.K. Subsidiary and outstanding on the Closing Date, as set forth on Schedule 1.01C.

“Intercreditor Agreement” shall mean the Intercreditor Agreement among the Exit Administrative Agent referred to therein, the Tranche A Administrative Agent referred to therein, the PIK Agent referred to therein, the Collateral Trustee, the Borrower and each of the other Loan Parties party thereto, substantially in the form of Exhibit G.

“Interest Payment Date” shall mean (i) as to any Eurodollar Loan, the last day of the applicable Interest Period, provided that with respect to Interest Periods exceeding three months, interest shall be payable on the three-month anniversary of the first day of the Interest Period and on the last day of the Interest Period and (ii) as to any ABR Loan, the first calendar day of each April, July, October and January and the date on which any ABR Loans are refinanced with Eurodollar Loans pursuant to Section 2.14.

“Interest Period” shall mean, as to any Borrowing of Eurodollar Loans, the period commencing on the date of such Borrowing (including as a result of a refinancing of ABR Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on either (i) the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect in the related notice delivered pursuant to Section 2.03(b) or 2.14 or (ii) such other Business Day chosen by the Borrower that is agreed to by the Administrative Agent and each of the Lenders (which agreement shall not be unreasonably withheld); provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period with respect to any Borrowing of Term Loans of either Class shall end later than the Tranche B Maturity Date or the Tranche C Maturity Date, as applicable, and (ii) no Interest Period with respect to any Borrowing of Revolving Credit Loans shall end later than the Revolving Credit Maturity Date.

“Interest Period of Discontinued Tenor” shall mean an Interest Period with a tenor of two weeks, two months, four months, five months, seven months, eight months, nine months, ten months or eleven months.

“Interpolated Screen Rate” shall mean, in relation to LIBOR for any Loan, the rate which results from interpolating on a linear basis between:

(a) the rate appearing on the LIBOR01 page of Reuters BBA Libor Rates (or on any successor or substitute page of such Service) for the longest period (for which that rate is available) which is less than the Interest Period; and

(b) the rate appearing on the LIBOR01 page of Reuters BBA Libor Rates (or on any successor or substitute page of such Service) for the shortest period (for which that rate is available) which exceeds the Interest Period each as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Inventory” shall mean all Raw Materials, Work-in-Process, and Finished Goods held by the Loan Parties in the normal course of business.

“Inventory Reserves” shall mean the following, each as determined by the Revolving Administrative Agent in its Permitted Discretion from time to time:

(a) a reserve for shrink, or discrepancies that arise pertaining to inventory quantities on hand between the Loan Parties’ perpetual accounting system and physical counts of the Inventory, but not less than 2% of the Eligible Inventory; or

(b) a reserve for slow move, obsolete or excess Inventory; or

(c) a reserve for favorable standard cost variances; or

(d) a reserve for amounts owing to landlords or warehousemen for Inventory stored at leased facilities or public warehouses which are not the subject of an access agreement acceptable to the Revolving Administrative Agent, in the amount of (i) to the extent the Loan Parties are able to determine the Loan Parties’ average monthly rental expense for such facility, two (2) times the Loan Parties’ average monthly rental expense for such facility or (ii) in all other events, the Inventory Value of the Inventory stored at such leased facilities or public warehouses; or

(e) a reserve for Inventory located at contractors’ or vendors’ facilities in the amount of the Inventory Value of such Inventory; or

(f) any other reserve as deemed appropriate by the Revolving Administrative Agent in its Permitted Discretion from time to time; or

(g) a reserve for vendor rebates; or

(h) a reserve for lower of cost or market.

“Inventory Value” shall mean a dollar amount equal to the lesser of (i) the actual cost of Inventory determined on a basis consistent with GAAP and with the Loan Parties’ current and historical accounting practice or (ii) the market value of such Inventory.

“Investment Grade Entity” shall mean (i) an entity with either (a) a corporate family rating of at least Baa3 from Moody’s (or the then equivalent) or (b) a corporate credit rating of at least BBB- from S&P (or the then equivalent) and (ii) Genuine Parts Company (d/b/a NAPA) or any of its Subsidiaries, until such time as Genuine Parts Company (d/b/a NAPA) is rated by Moody’s or S&P at which time it will be subject to clause (i) of the definition hereof.

“Investments” shall have the meaning set forth in Section 6.08 or 6A.08, as the context may require.

“Joint Venture” shall mean each Affiliate of the Borrower listed on Schedule 1.01D and any other Person not a Subsidiary in which any Group Member obtains an ownership interest to the extent permitted by Section 6.08(j).

“Joint Venture Basket” shall mean, at any date, an amount equal to (i) $400,000,000 minus (ii) the aggregate amount of Investments made pursuant to Section 6.08(j)(ii) after the Closing Date and on or prior to such date minus (iii) the aggregate amount of operating leases (measured on the basis of the fair market value of the assets subject thereto) outstanding pursuant to Section 6.05(j)(ii) after the Closing Date and on or prior to such date plus (iv) the aggregate amount of distributions in cash and Cash Equivalents with respect to any Investment made pursuant to Section 6.08(j)(ii) that have been received after the Closing Date and on or prior to such date by the Group Member that holds such Investment.

“Joint Venture Put Obligation” shall mean any obligation of any Group Member (i) to purchase any Capital Stock of any Person that is a Joint Venture on the Closing Date, which Capital Stock is not owned by a Group Member on the Closing Date, so long as such obligation is in existence on the Closing Date and has been disclosed by the Borrower to the Lenders prior to the Closing Date, (ii) to purchase any Capital Stock of any Person that is a Joint Venture on the Closing Date, which Capital Stock is not owned by a Group Member on the Closing Date and where such obligation to purchase Capital Stock arises after the Closing Date, or (iii) to purchase any Capital Stock of any Joint Venture formed after the Closing Date, which Capital Stock is not owned by a Group Member on the date of formation of such new Joint Venture; provided, however, that the aggregate amount of obligations described in the preceding clause (ii) or (iii) for any single such Joint Venture shall not exceed $50,000,000 (with the amount of any non-cash obligations to be estimated by the Borrower in good faith).

“JPMSI” shall mean J.P. Morgan Securities Inc., and its successors.

“Latest Maturity Date” shall mean, at any time, the latest scheduled maturity date applicable to any Loan or Commitment outstanding hereunder at such time.

“Latest Revolving Maturity Date” shall mean the Latest Maturity Date with respect to the Revolving Credit Loans or Revolving Credit Commitments.

“Latest Term Maturity Date” shall mean the Latest Maturity Date with respect to the Term Loans.

“Lender” and “Lenders” shall have the respective meanings set forth in the introductory paragraph to this Agreement and, as the context requires, includes the Fronting Bank, and any Augmenting Lender.

“Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in loans and similar extensions of credit, any other fund that invests in loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Letter of Credit” shall mean any R/C Letter of Credit or any Term Letter of Credit.

“Letter of Credit Account” shall mean the R/C Letter of Credit Account or the Term Letter of Credit Account.

“Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.24.

“Letter of Credit Outstandings” shall mean, at any time, the R/C Letter of Credit Outstandings or the Term Letter of Credit Outstandings or both, as the context may require.

“Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Total Debt on such date, less the aggregate amount of unrestricted cash and Cash Equivalents of the Group Members on such date in excess of Minimum Cash on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to such date and with respect to which the Borrower has delivered the financial statements required to be delivered by it pursuant to Sections 5.01(a) or 5.01(b), as applicable.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including any conditional sale or other title retention agreement or any lease in the nature thereof).

“Liquidity Event” shall mean that Revolving Credit Facility Availability is less than the Threshold Amount for a period of five (5) consecutive Business Days (such five-consecutive-Business-Day-period, the “Adjustment Period”); provided that once a Liquidity Event has occurred, it shall be deemed to be continuing on each day thereafter until Revolving Credit Facility Availability exceeds the Threshold Amount for thirty (30) consecutive days.

“Loan” shall mean a Term Loan or a Revolving Credit Loan, as the context may require.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, the Intercreditor Agreement, the Collateral Trust Agreement, the Guarantees and any other instrument or agreement executed and delivered in connection herewith (including any Customary Intercreditor Agreement).

“Loan Parties” shall mean the Borrower and the Guarantors.

“Long Dated Accounts Receivable” shall mean, on any date, for each Long Dated Account Receivable Customer, Accounts arising as a result of the sale of goods with payment terms in excess of one hundred eighty (180) days and not greater than one year.

“Long Dated Accounts Receivable Customer” shall mean, on any date, with respect to any Account, an Account Debtor that has terms of sales on such Account greater than one hundred eighty (180) days, but not greater than one year.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, operations or financial condition of the Group Members taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Environmental Loss” shall mean (a) costs to the Group Members, in the aggregate, for investigative, removal and remedial costs, compliance costs, compensatory damages, natural resource damages, punitive damages, fines, penalties, and (b) any other losses to the Group Members, that in the aggregate would have a Material Adverse Effect, arising out of any Environmental Law or any liabilities or obligations with respect to any Materials of Environmental Concern.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, molds, pollutants, contaminants, radioactivity, any hazardous or toxic substances or wastes and any other substances that are regulated pursuant to or would reasonably be expected to give rise to liability under any Environmental Law.

“Maturity Date” shall mean the Revolving Credit Maturity Date, the Term Maturity Date, or the maturity date applicable to any other Class of Term Loans, as the context requires.

“Maturity Date Extension Request” shall mean, subject to obtaining Receipt of Sufficient Consents, a request by the Borrower, in a form approved by the Administrative Agent, for the extension of the applicable Maturity Date pursuant to Section 2A.01.

“Minimum Cash” shall mean, at any date, an amount equal to the lesser of (a) the aggregate amount of unrestricted cash and Cash Equivalents held by Group Members at such date, and (b) $160,000,000.

“Minority Interests” shall mean any shares of stock of any class of a Subsidiary of the Borrower (other than directors’ qualifying shares if required by law) that are not owned by Borrower or one of its Subsidiaries; Minority Interest shall be valued in accordance with GAAP.

“Monthly Payment Date” shall mean the last Business Day of each calendar month.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” shall mean the real properties listed on Schedule 1.01E under the heading “Mortgaged Properties”, as to which the Collateral Trustee, for the benefit of the Term Loan Lenders, shall be granted a Lien pursuant to the Mortgages and the Collateral Trustee, for the benefit of the Revolving Credit Lenders, shall be granted a Lien pursuant to the Mortgages (such Liens to be separate and distinct from each other).

“Mortgages” shall mean each of the mortgages and deeds of trust made by any Loan Party in favor of the Collateral Trustee, for the benefit of the Lenders and the other secured parties referred to therein, substantially in the form of Exhibit H (with such changes thereto as shall be advisable or are customary under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a Single Employer Plan, which (i) is maintained for employees of a Borrower or an ERISA Affiliate and at least one Person other than such Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which a Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such Plan has been or were to be terminated.

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale (other than the liquidation of a Joint Venture or the Disposition of Senior Subordinated Notes purchased pursuant to a Permitted Open Market Purchase) or any Recovery Event or any transaction that would constitute an Asset Sale but for clause (ii) of the definition thereof, the gross proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received, and, with respect to any Asset Sale consisting of the Disposition of all or substantially all of the assets of a business or business unit of the Borrower or any of its Subsidiaries, net proceeds from the liquidation or sale of accounts receivable or inventory of such business or business unit), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, (ii) amounts required to be applied to the repayment of (x) Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien created pursuant to a Security Document and excluding, in any event, any Lien securing the “Second Priority Obligations” or the “Third Priority Obligations” referred to in the Intercreditor Agreement) and (y) solely if such Asset Sale or Recovery Event is consummated by a Foreign Subsidiary, any other Indebtedness permitted hereunder, including without limitation any Foreign Credit Facility and any Indebtedness of any parent or Subsidiary of such Foreign Subsidiary, but excluding any Indebtedness owed to any Group Member, (iii) other customary fees and expenses actually incurred in connection therewith and (iv) taxes paid or reasonably estimated to be payable as a result thereof and as a result of distributing such proceeds to the Borrower (after taking into account any available tax credits or deductions and any tax sharing arrangements), (b) in connection with any issuance or sale of Capital Stock to a Person that is not a Group Member or any incurrence of Indebtedness to a Person that is not a Group Member, the cash proceeds received from such issuance or incurrence, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, underwriting discounts and commissions and (ii) other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result of distributing such proceeds to the Borrower (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) in connection with the liquidation of a Joint Venture, the gross proceeds thereof in the form of cash and Cash Equivalents received by any Group Member in excess of the fair market value of the aggregate of all Investments made in such Joint Venture by any Group Member at any time and net of (i) attorneys’ fees, accountants’ fees, investment banking fees, (ii) amounts required to be applied to the repayment of (x) Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such liquidation (other than any Lien created pursuant to a Security Document and excluding, in any event, any Lien securing the “Second Priority Obligations” or the “Third Priority Obligations” referred to in the Intercreditor Agreement) and (y) solely if such Asset Sale or Recovery Event is consummated by a Foreign Subsidiary, any other Indebtedness permitted hereunder, including without limitation any Foreign Credit Facility and any Indebtedness of any parent or Subsidiary of such Foreign Subsidiary, but excluding any Indebtedness owed to any Group Member, (iii) other customary fees and expenses actually incurred in connection therewith and (iv) taxes paid or reasonably estimated to be payable as a result thereof and as a result of distributing such proceeds to the Borrower (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (d) in connection with the Disposition of Senior Subordinated Notes purchased by any Group Member pursuant to a Permitted Open Market Purchase, an amount equal to the purchase price paid by such Group Member pursuant to such Permitted Open Market Purchase (whether or not the aggregate amount of proceeds thereof is equal to such purchase price). Notwithstanding the foregoing, the “Net Cash Proceeds” of a Foreign Subsidiary shall not include any amounts to the extent such amount may not be distributed (by way of dividends, intercompany loans or otherwise) to the Borrower or a Domestic Subsidiary because doing so would (1) violate legal restrictions binding upon such Foreign Subsidiary, (2) violate contractual restrictions contained in agreements with third parties (other than Affiliates) entered into in good faith and binding upon such Foreign Subsidiary or (3) result in adverse tax consequences to the Borrower.

“Net Orderly Liquidation Rate” shall mean, at any time with respect to any Inventory, the quotient (expressed as a percentage) of (i) the Net Orderly Liquidation Value of such Inventory divided by (ii) the gross inventory cost of such Inventory, determined on the basis of the then most recently conducted inventory appraisal performed by an independent inventory appraisal firm reasonably satisfactory to the Revolving Administrative Agent.

“Net Orderly Liquidation Value” shall mean, at any time, with respect to any Inventory, the net liquidation value of such Inventory as then most recently determined, based on the then most recently conducted inventory appraisal performed by an independent inventory appraisal firm reasonably satisfactory to the Revolving Administrative Agent.

“Non-Call Expiration Date” shall have the meaning specified in the definition of “Applicable Premium”.

“Non-Consenting Lender” shall have the meaning specified in Section 2.27.

“Non-Core Accounts Receivable” shall mean, at the time of any determination, without duplication, (i) receivables arising from transactions that are not in the ordinary course of business, including equipment and equipment parts sales, (ii) Accounts arising from transactions other than sales to customers who are not Affiliates of any of the Loan Parties of automobile, truck, aviation, farm or construction vehicle parts manufactured by the Loan Parties, on usual and customary terms, in a manner consistent with historical sales practices, (iii) non-trade receivables and (iv) miscellaneous and sundry receivables.

“Non-Extending Lender” shall have the meaning set forth in Section 2A.01(a).

“Non-Guarantor Domestic Subsidiaries” shall mean those Domestic Subsidiaries identified on Schedule 1.01I.

“Not Otherwise Applied” shall mean on any date, with respect to any amount of Equity Proceeds or Permitted Subordinated Indebtedness Proceeds, that such amount was not (i) required to be applied to prepay the Tranche B Term Loans pursuant to Section 2.16 (it being understood that Section 2.16 does not require the Borrower to prepay the Tranche B Term Loans with any Equity Proceeds), or the Tranche A Term Loans pursuant to the terms thereof, (ii) applied to optionally prepay the Loans pursuant to Section 2.16 or the Tranche A Term Loans pursuant to the terms thereof and (iii) previously applied to make a Restricted Payment pursuant to Section 6.06(f) or to make an Investment pursuant to Section 6.08(v). The Borrower shall promptly notify the Administrative Agent of any application of such amount contemplated by clause (iii) of this definition.

“Not Otherwise Applied (ABL)” shall mean on any date, with respect to any amount of Equity Proceeds (ABL), that such amount was not (i) applied to prepay or repay any Indebtedness (other than the Revolving Credit Loans) or (ii) previously applied to make an Investment pursuant to Section 6A.08(u). The Borrower shall promptly notify the Revolving Administrative Agent of any application of such amount contemplated by clause (i) or (ii) of this definition.

“Obligations” shall mean (a) the due and punctual payment of principal of and interest on the Loans and the reimbursement of all amounts drawn under Letters of Credit and (b) the due and punctual payment of the Fees and all other present and future, fixed or contingent, monetary obligations of the Borrower to the Lenders and the Administrative Agent under the Loan Documents.

“OE Finished Goods” shall mean Finished Goods, manufactured by Loan Parties pursuant to an order by an Account Debtor, for use in such Account Debtor’s (original equipment) manufacturing processes, as determined by the Administrative Agent in its Permitted Discretion.

“Organizational Documents” shall mean (i) with respect to any corporation, its certificate or articles of incorporation, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership or formation, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended, and (v) with respect to any unlimited liability company, its certificate of formation, as amended, and its memorandum and articles of association, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state of similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” shall have the meaning set forth in Section 2.21.

“Other Term Loans” has the meaning specified in Section 2A.03(a).

“Other Unsecured Claims” shall mean all unsecured claims under the Reorganization Plan.

“Pari Passu Secured Cash Management Obligations” shall mean, at any time, all Cash Management Obligations incurred under Designated Cash Management Agreements, but only to the extent that a reserve against the Borrowing Base with respect to such Cash Management Obligations has been taken by the Revolving Administrative Agent pursuant to Section 8.11(c) (and after giving effect to the operation of the proviso to the second sentence to Section 8.11(c)), in each case at such time.

“Pari Passu Secured Hedging Obligations” shall mean, at any time, all Hedging Obligations incurred from time to time pursuant to Designated Hedging Agreements (in each case, including any ISDA Master Agreement, any related Schedule thereto, any Credit Support Annex or other Credit Support Document thereto, each Confirmation thereunder, and as such agreement may be amended, supplemented, restated or otherwise modified from time to time), but only to the extent that a reserve against the Borrowing Base with respect to such Hedging Obligations incurred under Designated Hedging Agreements has been taken by the Revolving Administrative Agent pursuant to Section 8.11(c) (and after giving effect to the operation of the proviso to the first sentence of Section 8.11(c)), in each case at such time. To the extent that, at any time, the aggregate amount of all negative Swap Termination Values for each Designated Counterparty with respect to all Designated Hedging Agreements (expressed as an absolute number) exceeds such reserve, the portion of the Designated Hedging Agreements with each Designated Hedging Counterparty that constitute Pari Passu Secured Hedging Obligations shall be determined pro rata on the basis of such Swap Termination Values.

“Payment Conditions” shall mean at any time of determination, unless waived by the Required Revolving Credit Lenders, the conditions that (i) no Default or Event of Default shall have occurred and be continuing or result from the applicable event, and (ii) Revolving Credit Facility Availability would, on a Pro Forma Basis (ABL), be at least $96,250,000, both immediately before and immediately after giving effect to the applicable event.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Permitted Acquisition” shall mean any Acquisition, if such Acquisition complies with the following criteria:

(a) no Default or Event of Default shall have occurred or be continuing either prior to or after giving effect to the consummation of such Acquisition and the incurrence by the Group Members of any Indebtedness associated therewith, and the Borrower shall have delivered to the Administrative Agent prior to the consummation of such Acquisition a certificate of a Responsible Officer to such effect;

(b) (i) the Fair Market Consideration is less than $50,000,000 or (ii) the Fair Market Consideration is greater than or equal to $50,000,000 and (I) the Pre-Transaction Coverage Ratio shall be, and the Consolidated Debt Service Coverage Ratio, determined on a Pro Forma Basis, shall be, equal to or greater than (X) 1.25 to 1.00, for any such Acquisition consummated on or prior to the third anniversary of the Closing Date or (Y) 1.10 to 1.00, for any such Acquisition consummated after the third anniversary of the Closing Date or (II) the Pre-Transaction Coverage Ratio shall be less than (X) 1.25 to 1.00 for any such Acquisition consummated on or prior to the third anniversary of the Closing Date or (Y) 1.10 to 1.00, for any such Acquisition consummated after the third anniversary of the Closing Date and the Consolidated Debt Service Coverage Ratio, determined on a Pro Forma Basis, shall not be less than the Pre-Transaction Coverage Ratio, and, in the case of each of the foregoing, the Borrower shall have delivered to the Administrative Agent prior to the consummation of such Acquisition such financial information as the Administrative Agent shall reasonably request to demonstrate such compliance;

(c) if the Fair Market Consideration is greater than $100,000,000, the Borrower shall have delivered to the Administrative Agent prior to the consummation of such Acquisition a certificate of a Responsible Officer, certifying that such Acquisition has been approved by a Board Majority;

(d) after giving effect to the consummation of such Acquisition and to the incurrence by the Group Members of any Indebtedness associated therewith, if such Acquisition is consummated at any time when the Borrower is required to comply with any covenant in Section 6.01, the Borrower, shall be in compliance, determined on a Pro Forma Basis, with such covenant in Section 6.01, and the Borrower shall have delivered to the Administrative Agent prior to the consummation of such Acquisition such financial information as the Administrative Agent shall reasonably request to demonstrate such pro forma compliance; and

(e) any Person whose Capital Stock is directly or indirectly acquired shall be, after giving effect to such Acquisition, a direct or an indirect Subsidiary of the Borrower.

“Permitted Asset Sale” shall mean any Asset Sale by any Group Member, if such Asset Sale complies with the following criteria:

(a) no Default or Event of Default shall have occurred and be continuing either prior to or after giving effect to the consummation of such Asset Sale, and the Borrower shall have delivered to the Administrative Agent prior to the consummation of such Asset Sale a certificate of a Responsible Officer to such effect;

(b) (i) the aggregate fair market value of all consideration paid to the Group Members in respect of such Asset Sale is less than $50,000,000, or (ii) the aggregate fair market value of all consideration paid to the Group Members in respect of such Asset Sale is greater than or equal to $50,000,000 and, if such Asset Sale is consummated at any time when the Borrower is required to comply with any covenant in Section 6.01, prior to and after giving effect to the consummation of such Asset Sale, the Borrower shall be in compliance, on a Pro Forma Basis, with such covenant in Section 6.01 (and the Borrower shall have delivered to the Administrative Agent prior to the consummation of such Asset Sale such financial information as the Administrative Agent shall reasonably request to demonstrate such pro forma compliance) or (iii) all the Net Cash Proceeds of such Asset Sale are applied in whole to prepay the Loans, to the extent required by Section 2.16;

(c) the consideration received by the Group Members in respect of such Asset Sale shall at least be equal to the fair market value of the assets being Disposed and shall consist of at least 66 2⁄3% in cash and Cash Equivalents provided, that up to $25,000,000 of Asset Sales per fiscal year may be Permitted Asset Sales without meeting the requirements of this clause (c); and

(d) the aggregate fair market value of all consideration received by the Group Members in connection with all such Asset Sales shall not, in any fiscal year prior to the fiscal year in which the Tranche A Term Loan Repayment Date occurs, exceed the sum of (i) $200,000,000 plus (ii) all such consideration applied by a Group Member in making Permitted Net Cash Proceeds Reinvestments, without the prior written consent of the number of Lenders specified in Section 9.10.

“Permitted Corporate Structure Transactions” shall mean the collective reference to (a) the actions intended to accomplish the creation of a Delaware holding company (“Holdco”) which directly holds a controlling equity interest in FMC, (b) the substitution of a Holdco as the borrower under the Revolving Credit Facility (and the accession of FMC as a guarantor of the Revolving Credit Facility) (the “Borrower Substitution”), (c) merger or similar transactions involving the Holdco or the Borrower which do not result in a Change of Control, (d) the specific transactions and steps to effectuate certain of the foregoing transactions more fully described in a written notice from the Borrower to the Revolving Administrative Agent and (e) any additional transactions and steps to effectuate the foregoing transactions that the Borrower determines in good faith to be necessary or desirable to effect such transactions; provided that (w) the Borrower shall have provided (I) all information relating to such additional transactions under clause (e) of this definition as the Revolving Administrative Agent shall have reasonably requested and (II)(A) such evidence of good standing, corporate authority and the authorization of such Borrower Substitution and (B) an officer’s certificate and a customary opinion of counsel addressed to the Lenders and reasonably satisfactory to the Revolving Administrative Agent, to the effect that such Permitted Corporate Structure Transactions complies with the provisions hereof and preserves the enforceability of the Guarantee and the Loan Documents, and the validity and perfection of the Liens securing the Collateral, in each case of clause (A) and (B) as the Revolving Administrative Agent shall have reasonably requested, (x) the consummation of such foregoing transactions shall not have an impact that is material and adverse on the structure or the value of the Collateral, as determined by the Revolving Administrative Agent in its reasonable discretion, (y) FMC shall be a controlled subsidiary of Holdco and (z) Holdco shall also be the issuer or obligor of all Refinancing Indebtedness and will be subject to usual and customary restrictions that limit its activities to those activities typically engaged in by a holding company, which permitted activities shall include owning Unrestricted Subsidiaries.

“Permitted Designated Subordinated Indebtedness” shall mean Permitted Subordinated Indebtedness that (x) shall mature at least six months after the Latest Maturity Date as in effect on the date of incurrence of such Permitted Subordinated Indebtedness and (y) shall not require any principal payments thereof prior to the date that is six months after the Latest Maturity Date as in effect on the date of incurrence of such Permitted Subordinated Indebtedness.

“Permitted Discretion” shall mean the Revolving Administrative Agent’s commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Revolving Administrative Agent reasonably determines (a) will or reasonably could be expected to adversely affect in any material respect the value of any Collateral, the enforceability or priority of the Collateral Trustee’s Liens thereon or the amount that the Revolving Administrative Agent, the Collateral Trustee or any Revolving Credit Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral or (b) suggests that any Collateral report or financial information delivered to the Revolving Administrative Agent by the Borrower is incomplete, inaccurate or misleading in any material respect.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by (X) the PP&E Collateral on a pari passu basis (but without regard to the control of remedies) relative to the other PP&E Priority Obligations and (Y) the Borrowing Base Collateral on a junior basis relative to the Liens securing the Borrowing Base Priority Obligations (and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral), (ii) such Indebtedness constitutes PP&E Priority Obligations, (iii) such Indebtedness constitutes Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans), (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors or a Subsidiary which becomes a Guarantor hereunder and (v) a Senior Representative acting on behalf of the lenders or holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Intercreditor Agreement and, if reasonably requested by the Collateral Trustee, the Borrower shall negotiate in good faith an additional Customary Intercreditor Agreement, and use commercially reasonable efforts to cause the representative of the lenders or holders of such Permitted First Priority Refinancing Debt to enter into the same.

“Permitted Holdco Consents” shall have the meaning set forth in Section 9.18(c).

“Permitted Holders” shall mean Federal-Mogul Asbestos Personal Injury Trust and Thornwood, which are holders of Class A Common Stock and Class B Common Stock of the Borrower on the Effective Date pursuant to the Reorganization Plan.

“Permitted Investment Payment Conditions” shall mean at any time of determination, unless waived by the Required Revolving Credit Lenders, the conditions that (i) no Specified Default or Event of Default shall have occurred and be continuing or result from the applicable event, and (ii) either (a) the Fixed Charge Coverage Ratio would be at least 1.00 to 1.00, calculated on a Pro Forma Basis (ABL), and the Revolving Credit Facility Availability would, on a Pro Forma Basis (ABL), be at least $82,500,000 or (b) Revolving Credit Facility Availability would, on a Pro Forma Basis (ABL), be at least $96,250,000, in each case both immediately before and immediately after giving effect to the applicable event.

“Permitted Net Cash Proceeds Reinvestments” shall mean (i) assets (“replacement assets”) to be acquired or built with the Net Cash Proceeds of any Recovery Event (but not any Asset Sale), so long as (x) such replacement assets are to be used for substantially the same purpose as the assets that were subject to the relevant Recovery Event (“subject assets”) and (y) such replacement assets are to be located in the United States to the extent that the subject assets were located in the United States prior to such Recovery Event and (ii) assets to be acquired or built with the Net Cash Proceeds of any Asset Sale or Recovery Event that are useful in the business of the Borrower but that do not comply with the criteria set forth in clause (i) of this definition.

“Permitted Open Market Purchase” shall mean any purchase by any Group Member in the open market (including without limitation, a privately negotiated purchase) of Senior Subordinated Notes for less than the face amount thereof at the time of such purchase, together with accrued and unpaid interest thereon, provided that (a) any such purchase is consummated pursuant to the terms of this Agreement and (b) either (i) such Senior Subordinated Notes are canceled upon consummation of such purchase or (ii) an amount equal to the purchase price paid by such Group Member to purchase such Senior Subordinated Notes is applied upon the Disposition thereof to prepay the Tranche B Term Loans in accordance with Section 2.16(a) if any such purchased Senior Subordinated Notes are thereafter Disposed of by such Group Member.

“Permitted Other Debt” shall have the meaning specified in Section 6A.02(q).

“Permitted Receivables Facility” shall mean (a) the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by the Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Borrower and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Borrower and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents or (b) the Auto Supplier Support Program. For the avoidance of doubt, each reference herein to “the Permitted Receivables Facility” shall be deemed to mean the applicable Permitted Receivables Facility or Permitted Receivables Facilities.

“Permitted Receivables Facility Assets” shall mean (i) Receivables (whether now existing or arising in the future) of the Borrower and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to the Borrower and its Subsidiaries secured by Receivables (whether now existing or arising in the future) and any related Permitted Receivables Related Assets of the Borrower and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” shall mean (a) each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (i) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Borrower or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, and (ii) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders or (b) the Auto Supplier Support Program Documents. For the avoidance of doubt, each reference herein to “the Permitted Receivables Facility Documents” shall be deemed to mean the applicable Permitted Receivables Facility Documents.

“Permitted Receivables Related Assets” shall mean any assets that are customarily transferred or in respect of which security interests are customarily granted in connection with customary financing transactions involving the sale or pledge of accounts receivable.

“Permitted Refinancing” shall mean, with respect to any Indebtedness of any Person, any modification, refinancing, refunding, renewal or extension of such Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured, the terms and conditions relating to collateral of any such modified, refinanced, refunded, renewed or extended indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions with respect to the Collateral for the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole (and the Liens on any Collateral securing any such modified, refinanced, refunded, renewed or extended Indebtedness shall have the same (or lesser) priority relative to the Liens on the Collateral securing the Obligations), (d) the terms and conditions (excluding as to collateral, subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, shall be market terms at the time of incurrence of such Indebtedness, and (e) such modification, refinancing, refunding, renewal or extension is incurred by one or more Persons who is or becomes an obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent including a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto and stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive absent manifest error. For the avoidance of doubt, any refinancing funded with the proceeds of Refinancing Indebtedness is a “Permitted Refinancing.”

“Permitted Second Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by (X) the PP&E Collateral on a junior basis relative to the PP&E Priority Obligations and (Y) the Borrowing Base Collateral on a junior basis relative to the Liens securing the Borrowing Base Priority Obligations (and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral), (ii) such Indebtedness constitutes Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans), (iii) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors or a Subsidiary which becomes a Guarantor hereunder and (iv) a Senior Representative acting on behalf of the lenders or holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Intercreditor Agreement and, if reasonably requested by the Revolving Administrative Agent and the Collateral Trustee, the Borrower shall negotiate in good faith an additional Customary Intercreditor Agreement, and use commercially reasonable efforts to cause the representative of the lenders or holders of such Indebtedness to enter into the same.

“Permitted Subordinated Indebtedness” shall mean Indebtedness of the Borrower (i) which shall be contractually subordinated to the Obligations, (ii) which shall have subordination and other terms (other than economic terms), taken as a whole, no less favorable to the Lenders in any material respect than the terms of the Senior Subordinated Notes in relation to the Obligations and (iii) if such Indebtedness is secured, any Liens securing such Indebtedness shall be subject to Lien subordination provisions, taken as a whole, no less favorable to the Lenders in any material respect than the terms of the subordination of the “Third Priority Liens” referred to in the Intercreditor Agreement in relation to the “First Priority Liens” referred to therein.

“Permitted Subordinated Indebtedness (ABL)” shall mean, Indebtedness of the Borrower (i) which shall be contractually subordinated to the Obligations, (ii) which shall have subordination and other terms that are market terms at the time of incurrence of such Indebtedness and (iii) if such Indebtedness is secured, any Liens securing such Indebtedness shall be subject to Lien subordination provisions, taken as a whole, no less favorable to the Lenders in any material respect than the terms of the subordination of the “Third Priority Liens” referred to in the Intercreditor Agreement in relation to the “First Priority Liens” referred to therein.

“Permitted Subordinated Indebtedness Proceeds” shall mean the Net Cash Proceeds of any Permitted Designated Subordinated Indebtedness incurred by a Group Member.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior or subordinated unsecured notes or loans; provided that (i) such Indebtedness constitutes Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans), (ii) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors (or a Subsidiary which becomes a Guarantor hereunder), (iii) such Indebtedness is not secured by any Lien on any property or assets of the Borrower or any Subsidiary and (iv) if such Indebtedness is contractually subordinated to the Obligations, such subordination terms shall be market terms at the time of incurrence of such Indebtedness.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” shall mean, at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Positive EBITDA Variance” shall have the meaning set forth in the Intercreditor Agreement.

“Pounds Sterling” shall mean the lawful currency of the United Kingdom.

“PP&E Collateral” shall mean any Collateral other than Borrowing Base Collateral.

“PP&E Priority Obligations” shall have the meaning set forth in the Intercreditor Agreement.

“Pre-Approved Assignee” shall mean, with respect to any proposed assignment pursuant to Section 9.03(b), an Eligible Assignee that is (i) a Lender immediately prior to such assignment, (ii) a Lender Affiliate of the assigning Lender, (iii) an Approved Fund of a Person that is a Lender immediately prior to such assignment, or (iv) a Person at least 50% owned by the assigning Lender or by a common parent of the assigning Lender and the Person described in clause (iii).

“Prepayment Application Date” shall mean, with respect to any mandatory prepayment pursuant to Section 2.16(c) and Section 2.16(d), one hundred and fifteen (115) days after the end of the fiscal year with respect to which such prepayment is made.

“Prepetition Credit Agreement” shall mean that certain Fourth Amended and Restated Credit Agreement dated as of December 29, 2000, as amended, among the Borrower, each Foreign Subsidiary Borrower (as defined therein), the banks and other financial institutions from time to time parties thereto, and JPMorgan Chase Bank, National Association, formerly known as The Chase Manhattan Bank, as lead arranger, book manager and administrative agent, as in effect immediately prior to the Closing Date.

“Pre-Transaction Coverage Ratio” shall mean, with respect to any Acquisition, the Consolidated Debt Service Coverage Ratio immediately prior to giving effect to the consummation of such Acquisition, and the incurrence by the Group Members of any Indebtedness associated therewith, calculated based upon Consolidated EBITDA for the four fiscal quarters most recently ended for which financial statements are available.

“Pricing Schedule” shall mean the Pricing Schedule attached hereto.

“Proceeds Investment” shall mean an Investment made pursuant to Section 6.08(v).

“Proceeds Investment Basket” shall mean, on any date, an amount equal to (i) the aggregate amount of Equity Proceeds and Permitted Subordinated Indebtedness Proceeds that have been applied to make Investments pursuant to Section 6.08(v) on or prior to such date (so long as, at the time any such Investment was made, such Equity Proceeds or Permitted Subordinated Indebtedness Proceeds were Not Otherwise Applied) plus (ii) the aggregate amount of distributions in cash and Cash Equivalents with respect to any Investment made pursuant to Section 6.08(v) that have been received on or prior to such date by the Group Member that holds such Investment.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 3.01(a).

“Pro Forma Basis” shall mean with respect to any calculation of any covenant contained in Section 6.01 in connection with any Acquisition or Asset Sale (including any financial test set forth in the definition of “Permitted Acquisition”), such covenant calculated on a pro forma basis after giving effect to the consummation of such Acquisition, and to the incurrence by the Group Members of any Indebtedness associated therewith, or such Asset Sale, as the case may be, as if such Acquisition or Asset Sale, as the case may be, had occurred on the first day of the period of four consecutive fiscal quarters most recently ended for which the financial statements are available and, if such calculation is made in connection with any Acquisition, with adjustments for (i) non-recurring or one-time expenses or charges that have actually been incurred and (ii) expenses or charges that have actually been incurred but would not have been incurred if the relevant Acquisition had been consummated on the first day of such period, in each case as determined by the Borrower in good faith.

“Pro Forma Basis (ABL)” shall mean such covenant calculated on a pro forma basis after giving effect to the consummation of any Acquisition, and to the incurrence by the Group Members of any Indebtedness associated therewith, or any Asset Sale, as the case may be, consummated during the applicable test period as if such Acquisition or Asset Sale, as the case may be, had occurred on the first day of the period of four consecutive fiscal quarters most recently ended for which the financial statements are available and shall include adjustments for cost savings to the extent such cost savings are determined in good faith by a responsible Financial Officer of the Borrower, regardless of whether such calculation complies with the requirements of Rule 11-02 of Regulation S-X, as it may be amended or replaced from time to time, promulgated by the SEC, including adjustments for synergies and cost savings that the Company expects in good faith to achieve within twelve months in connection therewith and, with respect to an Acquisition, such cost savings are factually supportable and have been realized or are reasonably expected to be realized within 365 days following such Acquisition; provided that (i) the Borrower shall have delivered to the Revolving Administrative Agent a certificate of the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Revolving Administrative Agent, certifying that such cost savings meet the requirements set forth above, together with reasonably detailed evidence in support thereof, and (ii) if any cost savings included in any pro forma calculations based on the expectation that such cost savings will be realized within 365 days following such acquisition shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings); provided further, that (x) the aggregate amount of any such adjustments for cost savings shall not exceed $25,000,000 for any four (4) fiscal quarter period and (y) no such adjustments to Consolidated EBITDA (ABL) may be made pursuant to this definition to the extent duplicative of amounts otherwise added back in computing Consolidated EBITDA (ABL) pursuant to the definition thereof.

“Projections” shall have the meaning set forth in Section 5.02(c).

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Raw Materials” shall mean any raw materials or Supplies used or consumed in the manufacture, packing or shipping of goods to be sold by the Loan Parties in the ordinary course of business.

“R/C Letter of Credit” shall mean (a) any Existing Letter of Credit designated on Schedule 1.01A as an “R/C Letter of Credit” and (b) any irrevocable letter of credit issued pursuant to Section 2.05(b)(i), which letter of credit shall be (i) a standby or import documentary letter of credit, (ii) denominated in Dollars or any Alternative Currency and (iii) otherwise in such form as may be reasonably approved from time to time by the Revolving Administrative Agent and the applicable Fronting Bank.

“R/C Letter of Credit Account” shall mean the account established by the Borrower under the sole and exclusive control of the Revolving Administrative Agent maintained at the office of Citibank at 388 Greenwich Street, New York, New York 10013 designated as the “Federal-Mogul Corporation R/C Letter of Credit Account” that shall be used solely for the purposes set forth in Sections 2.05(c) and 2.15.

“R/C Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Dollar Equivalent of the aggregate undrawn stated amount of all R/C Letters of Credit then outstanding plus (ii) the Dollar Equivalent of all amounts theretofore drawn under R/C Letters of Credit and not then reimbursed. The R/C Letter of Credit Outstandings of any Revolving Credit Lender at any time shall be its Class Percentage of the aggregate R/C Letter of Credit Outstandings at such time.

“R/C Refunding Borrowing” shall have the meaning set forth in Section 2.05(e).

“Rebate Reserve” shall mean, at any time of determination, an amount owing or payable to Account Debtors pursuant to incentive marketing programs or similar programs, as determined by the Revolving Administrative Agent in its Permitted Discretion from time to time, to the extent not already deducted in computing the amount of Eligible Receivables.

“Receipt of Sufficient Consents” shall mean that, with respect to any requested modification, amendment, waiver or other change to this Agreement and/or any other Loan Document (any such modification, amendment or change, a “Requested Amendment”), the requisite percentage of Lenders (as required pursuant to Section 9.10), necessary to effect such Requested Amendment shall have voted for, consented to or otherwise approved such Requested Amendment in accordance with the terms and conditions set forth in Section 9.10; provided that in determining whether the Receipt of Sufficient Consents has been satisfied with respect to any Requested Amendment in connection with the consents and modifications set forth in Section 9.18, each Revolving Credit Lender shall be deemed to have voted for, consented to or otherwise approved such Requested Amendment and to have authorized and directed the Revolving Administrative Agent to execute on its behalf any amendment or similar agreement or document required in connection with the effectiveness of such Requested Amendment (provided, that the form of such amendment, similar agreement or document shall in the reasonable determination of the Administrative Agent comply with the terms of this Agreement).

“Receivable” shall mean a payment owing to a Person (whether constituting an account, chattel paper, document, instrument or general intangible) arising from the provision of merchandise, goods or services by such Person, including the right to payment of any interest or finance charges and other obligations owing to such Person with respect thereto.

“Receivables Entity” shall mean a wholly-owned Subsidiary of the Borrower or any of its Subsidiaries which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, and (c) to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” shall mean the Borrower and those Subsidiaries (other than Receivables Entities) that are from time to time party to the Permitted Receivables Facility Documents.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Bank” shall mean Citibank or Credit Suisse.

“Refinanced Indebtedness” shall have the meaning set forth in the definition of “Refinancing Indebtedness”.

“Refinancing Effective Date” shall have the meaning set forth in Section 2A.02.

“Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Refinancing Term Loans obtained pursuant to an amendment hereto, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, refinance or replace, in whole or in part, the Term Loans or any previously incurred Refinancing Indebtedness (the Indebtedness so exchanged, extended, renewed, refinanced or replaced, the “Refinanced Indebtedness”); provided that (i) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Refinanced Indebtedness except by an amount equal to the sum of accrued and unpaid interest, accrued fees and premiums (if any) with respect to the applicable Refinanced Indebtedness and fees and expenses associated with the refinancing of such Refinanced Indebtedness with such Refinancing Indebtedness; provided, however, that, as part of the same incurrence or issuance of Indebtedness as such Refinancing Indebtedness, the Borrower may incur or issue an additional amount of Indebtedness to the extent permitted under Sections 6.02 and under Section 6A.02 (other than clause (aa) thereof) without violating this clause (i) (and, for purposes of clarity, such additional amount of Indebtedness shall not constitute Refinancing Indebtedness; (ii) the stated final maturity of such Refinancing Indebtedness shall not be earlier than the latest stated final maturity of the applicable Refinanced Indebtedness, and such stated final maturity of such Refinancing Indebtedness shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the latest stated final maturity of such Refinanced Indebtedness; (iii) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, on the stated final maturity date as permitted pursuant to the preceding clause (ii) or upon the occurrence of an event of default or pursuant to customary prepayments or offers to purchase in respect of asset sales or casualty or condemnation events or, in the case of Refinancing Indebtedness in the form of notes, pursuant to customary change of control provisions, or, in the case of Refinancing Indebtedness in the form of loans, excess cash flow prepayments, or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Refinanced Indebtedness) prior to the date 91 days after the Latest Maturity Date of the applicable Refinanced Indebtedness; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the Weighted Average Life to Maturity of such Refinancing Indebtedness shall be longer than the Weighted Average Life to Maturity of the applicable Refinanced Indebtedness remaining as of the date of such extension, replacement or refinancing; (iv) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Borrower or any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the applicable Refinanced Indebtedness) an obligor in respect of the applicable Refinanced Indebtedness unless, simultaneously with the incurrence of such Refinancing Indebtedness, such Borrower or Subsidiary becomes a Loan Party hereunder, and, in each case, shall constitute an obligation of the Borrower or such Subsidiary to the extent of their obligations in respect of the applicable Refinanced Indebtedness; and (v) such Refinancing Indebtedness shall contain other terms and conditions that reflect market terms and conditions when taken as a whole on the date such Refinancing Indebtedness is incurred (as determined by the Borrower in good faith and certified to the Administrative Agent) (other than (A) with respect to pricing, fees and amortization and (B) covenants or other provisions applicable only to periods after the Latest Revolving Maturity Date), unless such terms are more favorable to the Lenders than the terms of the applicable Refinanced Indebtedness of such Class (as determined reasonably and in good faith by the Administrative Agent).

“Refinancing Term Lender” shall mean, at any time, any Person that qualifies as an Eligible Assignee and that holds one or more Classes of Refinancing Term Loans.

“Refinancing Term Loans” shall mean one or more Classes of term loans incurred by the Borrower under this Agreement pursuant to an amendment hereto (and in compliance with Section 2A.02), to the extent that such term loans constitute Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans).

“Register” shall have the meaning set forth in Section 9.03(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantee Obligations) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation U” shall mean Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount” shall mean, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.16(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” shall mean any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” shall mean a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to make a Permitted Net Cash Proceeds Reinvestment, and specifying whether such Permitted Net Cash Proceeds Reinvestment is one described in clause (i) or (ii) of the definition thereof.

“Reinvestment Prepayment Amount” shall mean, as of any Reinvestment Prepayment Date with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to such Reinvestment Prepayment Date to make Permitted Net Cash Proceeds Reinvestments.

“Reinvestment Prepayment Date” shall mean, with respect to any Reinvestment Event, the earlier of (a) the date on which the report referred to in Section 5.02(f) for the fiscal quarter in which the twelve month anniversary of the date on which the Borrower has delivered the Reinvestment Notice with respect to such Reinvestment Event occurs is (i) required to be delivered to the Lenders or (ii) actually delivered to the Lenders and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, apply all or any portion of the relevant Reinvestment Deferred Amount to make the Permitted Net Cash Proceeds Reinvestment identified in the relevant Reinvestment Notice.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reorganization Plan” shall mean the Fourth Amended Joint Plan of Reorganization proposed by the Debtors, the Unsecured Creditors Committee, the Asbestos Claimants Committee, the Equity Committee, the Future Claimants Representative and JPMorgan Chase Bank, National Association, as administrative agent for the holders of the Bank Claims, as amended or modified from time to time (whether any such amendment or modification is effected through an amendment or modification to the Reorganization Plan itself or through the Confirmation Order), so long as any such amendment or modification does not materially adversely affect the Lenders.

“Replacement Lender” shall have the meaning set forth in Section 2.27.

“Replacement Revolving Credit Facility” shall have the meaning set forth in Section 9.10.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043.

“Requested Amendment” shall have the meaning set forth in the definition of “Receipt of Sufficient Consents”.

“Required Lenders” shall mean, at any time, Lenders holding in excess of 50% of the sum of (i) the Total Revolving Credit Commitment (or, if the Total Revolving Credit Commitment shall have terminated, the Total Revolving Credit Usage), (ii) the aggregate outstanding principal amount of the Term Loans and (iii) the Total Term Loan Commitment (if any), in each case at such time.

“Required Revolving Credit Lenders” shall mean, at any time, Revolving Credit Lenders holding in the aggregate in excess of 50% of the Total Revolving Credit Commitment (or, if the Total Revolving Credit Commitment shall have terminated, in excess of 50% of the Total Revolving Credit Usage) at such time.

“Required Term Lenders” shall mean, at any time, Term Loan Lenders holding in excess of 50% of the sum of the aggregate outstanding principal amount of the Term Loans and the Total Term Loan Commitment (if any) at such time.

“Requirement of Law” shall mean, as to any Person, its Organizational Documents, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Date” shall have the meaning set forth in Section 8.10.

“Responsible Officer” shall mean the chief executive officer, president, chief financial officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.

“Restricted Payments” shall have the meaning set forth in Section 6.06.

“Revolving Administrative Agent” shall mean the Administrative Agent acting in its capacity as agent for the Revolving Credit Lenders hereunder.

“Revolving Credit Availability Period” shall mean the period from and including the 2013 Amendment Effective Date to but excluding the Revolving Credit Maturity Date (or, if earlier, the date on which the Total Revolving Credit Commitment terminates pursuant to Section 2.12 or Section 7.01).

“Revolving Credit Borrowing” shall mean a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” shall mean, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) and (b) purchase participations in R/C Letter of Credit Outstandings, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Annex A-1 to the 2013 Revolving Facility Amendment under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time pursuant to Section 2.12, increased from time to time pursuant to Section 2.28, or otherwise adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” shall have the meaning set forth in the recitals to this Agreement.

“Revolving Credit Facility Availability” shall mean, at any time, an amount equal to (a) the lesser of (i) the aggregate Revolving Credit Commitments at such time and (ii) the Borrowing Base at such time, minus (b) the Total Revolving Credit Usage at such time.

“Revolving Credit Facility Specific Covenants” shall mean the provisions set forth in Article VIA.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Lender Parent” shall mean, with respect to any Revolving Credit Lender, any Person as to which such Revolving Credit Lender is, directly or indirectly, a Subsidiary.

“Revolving Credit Loan” shall have the meaning set forth in Section 2.01(b).

“Revolving Credit Maturity Date” shall mean December 6, 2018; provided that if on any date (the “Springing Maturity Date”) more than $300,000,000 aggregate principal amount of Existing Term Loans, Refinancing Indebtedness in respect of Existing Term Loans, Incremental Term Loans, Incremental Equivalent Debt and Permitted Other Debt (to the extent (x) the proceeds of such Permitted Other Debt have been used to refinance the Existing Term Loans or any Refinancing Indebtedness in respect thereof or (y) such Permitted Other Debt is secured by a Lien on any Collateral) will become due within 91 calendar days of such Springing Maturity Date, the Revolving Credit Maturity Date shall occur on the Springing Maturity Date; provided further that if such Springing Maturity Date is not a Business Day, the Revolving Credit Maturity Date shall occur on the next preceding Business Day.

“Revolving Lender Consents” shall have the meaning set forth in Section 9.18.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“SEC” shall mean the Securities and Exchange Commission and any successor thereto.

“Secured Cash Management Obligations Reserve” shall have the meaning set forth in Section 8.11(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” shall mean, collectively, the Collateral Agreement, the Foreign Pledge Agreements, the Mortgages and all other security documents hereafter delivered to the Collateral Trustee granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Representatives” means, with respect to any series of Permitted First Priority Refinancing Debt, Incremental Equivalent Debt, Permitted Second Priority Refinancing Debt, Refinancing Term Loans or Other Term Loans, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Subordinated Notes” shall mean (i) the Senior Subordinated Secured Notes due 2018 issued on the Closing Date pursuant to the Senior Subordinated Notes Indenture in effect on the Closing Date and (ii) any Indebtedness permitted under Section 6.02(n) that is incurred after the Closing Date to refinance, replace, refund, renew or extend in whole or in part the Indebtedness described in clause (i), other than the Term Loans.

“Senior Subordinated Notes Indenture” shall mean (i) the Indenture, dated as of the date hereof, entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that is hereafter incurred to refinance, replace, refund, renew or extend in whole or in part the Indebtedness and other obligations outstanding under any of the agreements described in clause (i), together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith; provided that any agreement or instrument described in this clause (ii) shall not contain any financial covenants, negative covenants or events of default that are materially more restrictive than those set forth in this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 6.09. Any reference to the Senior Subordinated Notes Indenture hereunder shall be deemed a reference to each of the Senior Subordinated Notes Indentures then extant.

“Significant Shareholder” shall mean any beneficial holder or group of affiliated beneficial holders of securities representing 30% or more of the voting power of the Borrower.

“Single Employer Plan” shall mean any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Specified Default” shall mean (x) any failure to pay any principal, interest, Letter of Credit Fees or Commitment Fees due hereunder when due (for the avoidance of doubt, without giving effect to any grace periods provided for hereunder (including in Section 7.01)), (y) the occurrence of any event described in Section 7.01(f)(ii), without giving effect to the existence of any of the 60 day cure periods referred to in such section and (z) any failure to comply with Section 5.10, 5.11 or 5.12, in each case without giving effect to any grace period provided for hereunder (including in Section 7.01).

“Specified Equity Contribution” shall have the meaning set forth in Section 7.02.

“Specified Indebtedness” shall mean, on any date or for any period, (i) Intercompany Loans, (ii) Indebtedness described in clause (f) of the definition thereof, so long as such Indebtedness is contingent and (iii) any Indebtedness described in clause (j) of the definition thereof and Indebtedness permitted under Sections 6.02(i), 6.02(k) and 6.02(m), unless any such Indebtedness described in this clause (iii) would be required to be reflected as debt on the consolidated balance sheet of the Borrower on such date and the payments associated therewith would be required to be included as interest expense on the consolidated income statement of the Borrower for such period, in each case in accordance with GAAP.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Statutory Reserves” shall mean on any date the percentage (expressed as a decimal) established by the Board and any other banking authority which is the then stated maximum rate for all reserves (including but not limited to any emergency, supplemental or other marginal reserve requirements) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (or any successor category of liabilities under Regulation D issued by the Board, as in effect from time to time). Such reserve percentages shall include, without limitation, those imposed pursuant to said Regulation. The Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in such percentage.

“Strategic Plan” shall have the meaning set forth in Section 5.02(d).

“Subsidiary” shall mean, with respect to any Person (referred to in this definition as the “parent”), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Super-majority Revolving Credit Lenders” shall mean at any time, Revolving Credit Lenders holding in excess of 66 2/3% of the Total Revolving Credit Commitment (or, if the Total Revolving Credit Commitment shall have terminated, in excess of 66 2/3% of the Total Revolving Credit Usage) at such time.

“Supplies” shall mean film, packaging and/or shipping supplies or materials not otherwise directly used in the production of Finished Goods.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Group Member shall be a “Swap Agreement”.

“Swap Termination Value” shall mean, in respect of all Hedging Agreements with a Designated Hedging Counterparty, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination values determined in accordance therewith, such aggregate net termination values (to the extent unpaid), and (b) for any date prior to the date referenced in clause (a), the amounts determined as the aggregate net mark-to-market value for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements

(which may include a Revolving Credit Lender or any Affiliate of a Revolving Credit Lender), provided that, in the case of each of clause (a) and (b), to the extent such aggregate value is in favor of such Designated Hedging Counterparty (i.e., the party other than the applicable Loan Party) the Swap Termination Value shall be negative and to the extent such aggregate value is in favor of the Loan Party the Swap Termination Value shall be positive.

“Sweep Period” shall mean each period (A) commencing on the first date following the 2013 Amendment Effective Date (or the last day of the prior Sweep Period) on which Revolving Credit Facility Availability is less than the Threshold Amount, and continuing thereafter until the first date on which Revolving Credit Facility Availability shall have been greater than the Threshold Amount for the immediately preceding 30 consecutive days and (B) during which an Event of Default has occurred and is continuing.

“Tax Allocation Agreement” shall mean the Tax Allocation Agreement in the form delivered to the Administrative Agent on the 2013 Amendment Effective Date, by and among American Entertainment Properties Corp., a Delaware corporation, the Borrower and the Subsidiaries party thereto, as amended, restated, supplemented, renewed, extended or otherwise modified (except as otherwise expressly provided herein).

“Tax Amount” means, for any taxable period (or portion thereof) in which FMC is not subject to the Tax Allocation Agreement, the combined federal, state and local income taxes, including estimated taxes, that would be payable by FMC if it were a Delaware corporation filing separate tax returns with respect to the Taxable Income for such period; provided, that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that would have arisen if FMC were a Delaware corporation (but assuming these assets are carried forward in their entirety, notwithstanding any rule permitting carrybacks) shall be taken into account, subject to any limitations on the utilization of any such carryforwards or attributes imposed by law; provided further that (i) if there is an adjustment in the amount of the taxable income for any period, an appropriate positive or negative adjustment shall be made in the Tax Amount and (ii) any Tax Amount other than amounts relating to estimated taxes shall be computed by a nationally recognized accounting firm (but, including in any event, FMC’s auditors).

“Taxable Income” shall mean, for any period, the taxable income or loss of the Borrower and its direct and indirect subsidiaries for such period for federal, state and local income tax purposes.

“Tax Restructuring” shall mean (a) the transactions set forth in Schedule 1.01H and (b) any additional transactions to restructure the Borrower’s foreign operations after the Closing Date so long as (i) the Borrower shall have provided all information relating to such additional transactions under this clause (b) as the Administrative Agent shall have requested and (ii) consummation of such additional transactions under this clause (b) shall not have an impact that is material and adverse on the structure or the value of the Collateral set forth in Schedule 1.01F, in each case as determined by the Administrative Agent in its reasonable credit judgment.

“Taxes” shall have the meaning set forth in Section 2.21.

“Term Availability Period” means the period from and including the Closing Date to and including the day falling 60 days after the Closing Date.

“Term Borrowing” shall mean a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Term Loan Lenders of the applicable Class pursuant to Section 2.01(a).

“Term Facility” shall mean the first lien term loan facility providing for the Term Loans under this Agreement.

“Term Letter of Credit” shall mean (a) any Existing Letter of Credit designated on Schedule 1.01A as a “Term Letter of Credit” and (b) any irrevocable letter of credit issued pursuant to Section 2.05(b)(ii), which letter of credit shall be (i) a standby or import documentary letter of credit, (ii) denominated in Dollars and (iii) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent and the applicable Fronting Bank.

“Term Letter of Credit Account” shall mean the account established by the Borrower pursuant to Section 2.04(a) under the sole and exclusive control of the Administrative Agent maintained at the office of Citibank at 388 Greenwich Street, New York, New York 10013 designated as the “Federal-Mogul Corporation Term Letter of Credit Account”.

“Term Letter of Credit Deposit Amount” shall mean, at any time, the total amount on deposit in the Term Letter of Credit Account pursuant to the terms of this Agreement. The Term Letter of Credit Deposit Amount shall be $50,000,000 on the Closing Date. The Term Letter of Credit Deposit Amount may be reduced or otherwise adjusted from time in accordance with the terms of this Agreement.

“Term Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate undrawn stated amount of all Term Letters of Credit then outstanding plus (ii) all amounts theretofore drawn under Term Letters of Credit and not then reimbursed.

“Term Loan Commitment” shall mean a Tranche B Commitment or a Tranche C Commitment.

“Term Loan Commitments” shall mean the Tranche B Commitments and the Tranche C Commitments.

“Term Loan Lender” shall mean, at any time, any Lender that has a Tranche B Commitment, a Tranche C Commitment or an outstanding Term Loan at such time.

“Term Loans” shall mean the Tranche B Term Loans and the Tranche C Term Loans.

“Term Refinancing Facilities Consent” shall have the meaning set forth in Section 9.18(a).

“Termination Event” shall mean (i) a “reportable event”, as such term is described in Section 4043 of ERISA and the regulations issued thereunder (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC under Section 4043 of ERISA or such regulations) or an event described in Section 4068 of ERISA excluding events described in Section 4043(c)(9) of ERISA or 29 CFR §§ 2615.21 or 2615.23, or (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer”, as such term is defined in Section 4001(c) of ERISA, or the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (iii) providing notice of intent to terminate a Plan pursuant to Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (v) any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the imposition of any liability under Title IV of ERISA (other than for the payment of premiums to the PBGC).

“Thornwood” shall mean Thornwood Associates Limited Partnership and its Affiliates. For the avoidance of doubt, Icahn Enterprises L.P. shall be deemed to be an Affiliate of Thornwood.

“Threshold Amount” shall mean an amount, at any time, equal to the greater of (a) the lesser of (i) 10% of the aggregate Revolving Credit Commitments at such time and (ii) 10% of the Borrowing Base then in effect and (b) $55,000,000.

“Ticking Fee” shall have the meaning set forth in Section 2.23(b).

“Total Net Secured Leverage Ratio” shall mean, as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) the portion of Consolidated Senior Debt on such day that is secured by Liens on the Collateral having the same priority as the “First Priority Liens” referred to in the Intercreditor Agreement (including any Incremental Equivalent Debt and any Refinancing Indebtedness), less the lesser of (i) the aggregate amount of unrestricted cash and Cash Equivalents of the Group Members on such day and (ii) $500,000,000, to (b) Consolidated EBITDA (ABL) for the period of four consecutive fiscal quarters most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), as applicable.

“Total Revolving Credit Commitment” shall mean, at any time, the sum of the Revolving Credit Commitments of all Revolving Credit Lenders at such time. The Total Revolving Credit Commitment shall be $550,000,000 on the 2013 Amendment Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Total Revolving Credit Usage” shall mean, at any time, the sum of the aggregate principal amount of the Revolving Credit Loans then outstanding plus the then aggregate R/C Letter of Credit Outstandings.

“Total Term Loan Commitment” shall mean, at any time, the sum of (i) the Total Tranche B Commitment and (ii) the Total Tranche C Commitment at such time. The Total Term Loan Commitment shall be $2,960,000,000 on the Closing Date.

“Total Tranche B Commitment” shall mean, at any time, the sum of the Tranche B Commitments at such time. The Total Tranche B Commitment shall be $1,960,000,000 on the Closing Date.

“Total Tranche C Commitment” shall mean, at any time, the sum of the Tranche C Commitments at such time. The Total Tranche C Commitment shall be $1,000,000,000 on the Closing Date.

“Tranche A Term Loan Agreement” shall mean (i) the Tranche A Term Loan Agreement dated as of the Closing Date among the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, together with all instruments and other agreements entered into by any Group Member in connection therewith, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that is hereafter incurred to refinance, replace, refund, renew or extend in whole or in part the Indebtedness and other obligations outstanding under any of the agreements described in clause (i), together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith; provided that any agreement or instrument described in this clause (ii) shall not contain any financial covenants, negative covenants or events of default that are materially more restrictive than those set forth in this Agreement; in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 6.09. Any reference to the Tranche A Term Loan Agreement hereunder shall be deemed a reference to each of the Tranche A Term Loan Agreements then extant.

“Tranche A Term Loan Repayment Date” shall mean the date on which the Tranche A Term Loans described in clause (i) of the definition thereof have been paid in full.

“Tranche A Term Loans” shall mean (i) the loans deemed made pursuant to the Tranche A Term Loan Agreement in effect on the Closing Date and (ii) any Indebtedness permitted under Section 6.02(o) that is incurred after the Closing Date to refinance, replace, refund, renew or extend in whole or in part the Indebtedness described in clause (i), other than the Term Loans.

“Tranche B Commitment” shall mean, with respect to each Tranche B Lender, its obligation, if any, to make Tranche B Term Loans to the Borrower pursuant to Section 2.01(a), in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Annex A-1 under the caption “Tranche B Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time pursuant to Section 2.12 or otherwise adjusted from time to time in accordance with this Agreement.

“Tranche B Lender” shall mean a Lender with a Tranche B Commitment or an outstanding Tranche B Term Loan.

“Tranche B Maturity Date” shall mean December 27, 2014; provided that effective December 27, 2013, the Tranche B Maturity Date shall be December 27, 2013 unless by December 27, 2013 the Tranche A Term Loans described in clause (i) of the definition thereof have been (x) repaid in full with the proceeds of Term Loans or (y) repaid in full or refinanced, replaced, refunded, renewed or extended in whole and the terms of the Indebtedness (if any) refinancing, replacing, refunding or renewing such Tranche A Term Loans require no principal payments thereof prior to at least six months after December 27, 2013.

“Tranche B Repayment Date” shall mean the first date on which (i) the Tranche B Commitment shall have been permanently reduced to $0 pursuant to Section 2.12(b) and (ii) the Tranche B Term Loans shall have been repaid in full.

“Tranche B Term Loan” shall have the meaning set forth in Section 2.01(a).

“Tranche C Commitment” shall mean, with respect to each Tranche C Lender, its obligation, if any, to make Tranche C Term Loans to the Borrower pursuant to Section 2.01(a), in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Annex A-2 under the caption “Tranche C Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time pursuant to Section 2.12 or otherwise adjusted from time to time in accordance with this Agreement.

“Tranche C Lender” shall mean a Lender with a Tranche C Commitment or an outstanding Tranche C Term Loan.

“Tranche C Maturity Date” shall mean December 27, 2015; provided that effective December 27, 2013, the Tranche C Maturity Date shall be December 27, 2013 unless by December 27, 2013 the Tranche A Term Loans described in clause (i) of the definition thereof have been (x) repaid in full with the proceeds of Term Loans or (y) repaid in full or refinanced, replaced, refunded, renewed or extended in whole and the terms of the Indebtedness (if any) refinancing, replacing, refunding or renewing such Tranche A Term Loans require no principal payments thereof prior to at least six months after December 27, 2013.

“Tranche C Term Loan” shall have the meaning set forth in Section 2.01(a).

“Transferee” shall have the meaning set forth in Section 2.21.

“Treasury Rate” shall mean at any date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the Non-Call Expiration Date; provided, however, that if the period from such date to the Non-Call Expiration Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type” when used in respect of any Loan or Borrowing shall refer to the Rate of interest by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall mean the Adjusted LIBOR Rate, the Adjusted LIBOR Rate (ABL), the Alternate Base Rate and the Alternate Base Rate (ABL).

“UCC” shall have the meaning set forth in the Collateral Trust Agreement.

“U.K. Administration” shall have the meaning set forth in the definition of “U.K. Subsidiaries”.

“U.K. Dissolution” shall mean the winding up or striking off of (x) those U.K. Subsidiaries listed on Schedule 1.01G hereto or (y) any other U.K. Subsidiary which is no longer trading and which has gross assets (as shown in the most recent set of audited accounts) of less than £10,000.

“U.K. Settlement Agreement” shall mean that certain agreement dated September 26, 2005 among the Borrower, T&N Limited, certain bankruptcy plan proponents, High River Limited Partnership, the Pension Protection Fund and James J. Gleave, Simon V. Freakley and Gary P. Squires of Kroll Limited and their successors as joint administrators of T&N Limited, appointed by order of the High Court of Justice of England and Wales.

“U.K. Subsidiaries” shall mean those Subsidiaries of the Borrower which are organized under the laws of any jurisdiction in the United Kingdom and which have been the subject of administration petitions under the U.K. Insolvency Act 1986 (collectively, and including upon the grant of such petitions, the “U.K. Administration”) and are debtors in cases pending under Chapter 11 of the Bankruptcy Code.

“Unfinanced Capital Expenditures” shall mean, for any period, the Capital Expenditures (ABL) of the Group Members during such period, which Capital Expenditures (ABL) are not financed from the proceeds of any Indebtedness (other than the Revolving Credit Loans, it being understood and agreed that, to the extent financed with Revolving Credit Loans, such Capital Expenditures (ABL) shall be deemed Unfinanced Capital Expenditures) or Equity Proceeds (ABL).

“United States” shall mean the United States of America.

“Unrestricted Subsidiary” shall have the meaning set forth in Section 9.18(d).

“Unused Total Revolving Credit Commitment” shall mean, at any time, (i) the Total Revolving Credit Commitment less (ii) the Total Revolving Credit Usage, in each case at such time.

“U.S. Debtors” shall have the meaning set forth in the first WHEREAS clause.

“Wagner Lighting Divestiture” shall mean a Disposition consisting of the sale by the Borrower and its Subsidiaries of certain assets located in the United States related to the Wagner Lighting Group, including manufacturing equipment related thereto but excluding the sale of the “Wagner” brand.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor” shall mean any Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Work-in-Process” shall mean goods to be sold by the Loan Parties in the ordinary course of business, which are currently in the process of being manufactured.

Section 1.02. Terms Generally; Accounting Terms; GAAP. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements, or other Contractual Obligations, as amended, supplemented or otherwise modified from time to time. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that (i) for purposes of determining compliance with any covenant set forth in Article VI or Article VIA, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in the Borrower’s audited financial statements referred to in Section 3.01(b) and (ii) unless waived by the Revolving Administrative Agent, solely with respect to the Revolving Credit Facility, if the Borrower notifies the Revolving Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Revolving Administrative Agent notifies the Borrower that the Required Revolving Credit Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, with respect to the Revolving Credit Facility, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to Accounting Standard Codifications), to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

Section 2.01. The Loans.

(a) The Term Borrowings. Subject to the terms and conditions set forth herein, each Tranche B Lender severally agrees to make one or more loans (each such loan, a “Tranche B Term Loan”) to the Borrower in an aggregate amount not to exceed such Tranche B Lender’s Tranche B Commitment, and each Tranche C Lender severally agrees to make one or more loans (each such loan, a “Tranche C Term Loan”) to the Borrower in an aggregate amount not to exceed such Tranche C Lender’s Tranche C Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be ABR Loans or Eurodollar Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans to the Borrower (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day during the Revolving Credit Availability Period, in an aggregate principal amount outstanding at any time not to exceed, when added to such Revolving Credit Lender’s Class Percentage of the then aggregate R/C Letter of Credit Outstandings, the amount of such Lender’s Revolving Credit Commitment. At no time shall the Total Revolving Credit Usage exceed the Total Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.17 and reborrow under this Section 2.01(b). Revolving Credit Loans may be ABR Loans or Eurodollar Loans, as further provided herein.

Section 2.02. Borrowing Base. Notwithstanding any other provision of this Agreement to the contrary, the Total Revolving Credit Usage shall not at any time exceed the lesser of (i) the Total Revolving Credit Commitment and (ii) the Borrowing Base, and no Revolving Credit Loan shall be made or R/C Letter of Credit issued in violation of the foregoing.

Section 2.03. Making of Loans.

(a) Except as contemplated by Section 2.13, Term Loans and Revolving Credit Loans shall be either ABR Loans or Eurodollar Loans as the Borrower may request subject to and in accordance with this Section 2.03; provided that all Term Loans made pursuant to the same Term Borrowing and all Revolving Credit Loans made pursuant to the same Revolving Credit Borrowing shall, unless otherwise specifically provided herein, be Term Loans or Revolving Credit Loans, as applicable, of the same Type. Each Lender may fulfill its Commitment of any Class with respect to any Eurodollar Loan or ABR Loan by causing any lending office of such Lender to make such Loan; provided that any such use of a lending office shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Each Lender shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office which will not result in the payment of increased costs by the Borrower pursuant to Sections 2.18 or 2.21. No more than fifteen (15) Borrowings of Eurodollar Loans may be outstanding at any time.

(b) The Borrower shall give the Administrative Agent prior written, telex, facsimile or telephonic (confirmed promptly in writing) notice of each Term Borrowing and Revolving Credit Borrowing hereunder (other than an R/C Refunding Borrowing) of at least three (3)

Business Days for Eurodollar Loans. Borrowings of ABR Loans may be made on same day notice so long as the Applicable Administrative Agent shall have been given notice thereof not later than 11:00 a.m. on the date of the proposed Borrowing. Such notice shall be irrevocable and shall (i) specify the Class of the proposed Borrowing, (ii) specify the amount of the proposed Borrowing (which shall be (x) $878,000,000, in the case of the Term Borrowing on the Closing Date, (y) in a minimum amount of $25,000,000, in the case of a Term Borrowing, or $5,000,000, in the case of a Revolving Credit Borrowing and (z) in an amount which is integral multiple of $1,000,000), (iii) specify the date of the proposed Borrowing (which date (x) shall be a Business Day, (y) in the case of the initial Term Borrowing, shall be the Closing Date and (z) in the case of any other Term Borrowing, shall be January 2, 2008 or thereafter), and (iv) contain disbursement instructions. Such notice, to be effective, must be received by the Administrative Agent not later than 12:00 noon, New York City time, on the third Business Day in the case of Eurodollar Loans and the first Business Day in the case of ABR Loans, preceding the date on which such Borrowing is to be made. Such notice shall specify whether the Borrowing then being requested is to be a Borrowing of ABR Loans or Eurodollar Loans. If no election is made as to the Type of Loan, such notice shall be deemed a request for a Borrowing of ABR Loans. Each Term Borrowing shall be allocated first, to Tranche C Term Loans to the extent of the Total Tranche C Commitment and second, to Tranche B Term Loans to the extent of the Total Tranche B Commitment. Each Borrowing of any Class shall be made ratably from the Lenders of such Class in accordance with their respective Commitments of such Class. The Administrative Agent shall promptly notify each Lender of the relevant Class of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the Borrowing date specified in such notice, each Lender of the relevant Class shall make its share of the Borrowing available at the office of the Administrative Agent at Penn’s Way, New Castle, Delaware 19720, no later than 12:00 noon, New York City time, in immediately available funds. Upon receipt of the funds made available by the Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds in the manner specified in the notice of Borrowing delivered by the Borrower, subject to Section 2.04(b)(i).

Section 2.04. Term Letter of Credit Account.

(a) Establishment of Term Letter of Credit Account. On or prior to the Closing Date, the Borrower shall establish the Term Letter of Credit Account. Amounts on deposit in the Term Letter of Credit Account shall be invested, or caused to be invested, by the Administrative Agent as set forth in subsection (d) below.

(b) Deposits in Term Letter of Credit Account. The following amounts will be deposited in the Term Letter of Credit Account at the following times:

(i) on the Closing Date, the Administrative Agent, on behalf of the Borrower, shall deposit in the Term Letter of Credit Account proceeds of Tranche C Term Loans in an aggregate amount of $50,000,000; and

(ii) on any date on which the Administrative Agent or the Fronting Bank receives any payment from the Borrower to replenish an amount previously withdrawn from the Term Letter of Credit Account to reimburse the Fronting

Bank with respect to a payment made by it under a Term Letter of Credit pursuant to Section 2.05(e), the Administrative Agent or the Fronting Bank shall deposit in the Term Letter of Credit Account the amount of such payment; provided that the Borrower shall have no right to make any such payment after the fifth Business Day after the date on which the Borrower has been notified that the applicable payment by the Fronting Bank has been made.

(c) Withdrawals from and Closing of Term Letter of Credit Account. Amounts on deposit in the Term Letter of Credit Account shall be withdrawn and distributed as follows:

(i) on any date on which the Fronting Bank is to be reimbursed by the Borrower for any payment made by the Fronting Bank with respect to a Term Letter of Credit, the Administrative Agent shall, unless the Borrower shall have so reimbursed the Fronting Bank in cash in accordance with Section 2.05(e), withdraw from the Term Letter of Credit Account an amount equal to the amount of such payment, and make such amount available to the Fronting Bank;

(ii) upon any reduction of the Term Letter of Credit Deposit Amount pursuant to Section 2.12(a), the Administrative Agent shall withdraw from the Term Letter of Credit Account an amount equal to the amount of such reduction and make such funds available to the Borrower; and

(iii) upon the Tranche C Maturity Date and the expiration or cancellation of all outstanding Term Letters of Credit (or cash collateralization thereof at 105% pursuant to arrangements reasonably satisfactory to the Administrative Agent), the Administrative Agent (x) shall withdraw from the Term Letter of Credit Account the aggregate amount then on deposit therein and make such funds available to the Borrower; and (y) shall close the Term Letter of Credit Account.

(d) Investment of Term Letter of Credit Deposit Amount. The Administrative Agent shall, on behalf of the Borrower, invest the Term Letter of Credit Deposit Amount in Citi Institutional Cash Reserves Class O Shares or such other investments as the Administrative Agent and the Borrower shall agree to from time to time. The return earned on the Term Letter of Credit Deposit Amount will be paid by the Administrative Agent to the Borrower monthly in arrears on each Monthly Payment Date. No Lender shall have any obligation under or in respect of the provisions of this Section 2.04(d).

Section 2.05. Letters of Credit.

(a) On the Closing Date, each of Citibank and JPMorgan Chase Bank, N.A., in their respective capacities as issuers of Existing DIP Letters of Credit, shall be deemed, without further action by any party hereto, to have sold to each of the Revolving Credit Lenders, and each Revolving Credit Lender shall be deemed, without further action by any party hereto, to have purchased from each of them, a participation (on the terms specified in this Section 2.05) in each Existing DIP Letter of Credit issued by them equal to such Revolving Credit Lender’s Class Percentage thereof. Concurrently with such sale, the participations in the Existing DIP Letters of

Credit sold pursuant to the terms of the DIP Facility to the lenders party thereto shall be automatically cancelled without further action by any of the parties hereto. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Existing DIP Letters of Credit pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each payment by a Revolving Credit Lender to acquire such participations shall be made without any offset, abatement, withholding or reduction whatsoever. On the Closing Date, the participations in the Existing Prepetition Letters of Credit sold by the applicable Existing Fronting Bank pursuant to the terms of the Prepetition Credit Agreement to the lenders party thereto shall be automatically cancelled without further action by any of the parties hereto.

(b) (i) Upon the terms and subject to the conditions herein set forth, the Borrower may request the applicable Fronting Bank, at any time and from time to time during the Revolving Credit Availability Period, to issue, and, subject to the terms and conditions contained herein, each Fronting Bank shall issue, for the account of the Borrower one or more R/C Letters of Credit in support of obligations of the Borrower or one or more Subsidiaries; provided that no R/C Letter of Credit shall be issued if after giving effect to such issuance (A) the aggregate R/C Letter of Credit Outstandings would exceed $150,000,000, (B) the Total Revolving Credit Usage would exceed the lesser of (x) the Total Revolving Credit Commitment and (y) the Borrowing Base or (C) the R/C Letter of Credit Outstandings with respect to all R/C Letters of Credit issued by such Fronting Bank would exceed the Fronting Sublimit of such Fronting Bank, and provided further that no Letter of Credit shall be issued if such Fronting Bank shall have received notice from the Administrative Agent or the Required Revolving Credit Lenders that the conditions to such issuance have not been met.

(ii) Upon the terms and subject to the conditions herein set forth, the Borrower may request the Fronting Bank, at any time and from time to time from the Closing Date and prior to the Tranche C Maturity Date (or, if earlier, the date on which the Term Letter of Credit Deposit Amount shall have been reduced to $0 pursuant to Section 2.12), to issue, and, subject to the terms and conditions contained herein, the Fronting Bank shall issue, for the account of the Borrower one or more Term Letters of Credit in support of obligations of the Borrower or one or more Subsidiaries, provided that no Term Letter of Credit shall be issued if after giving effect to such issuance the aggregate Term Letter of Credit Outstandings would exceed the lesser of (x) the Term Letter of Credit Deposit Amount and (y) $50,000,000, and provided further that no Term Letter of Credit shall be issued if the Fronting Bank shall have received notice from the Administrative Agent that the conditions to such issuance have not been met.

(c) No R/C Letter of Credit shall expire later than the earlier of (i) without giving effect to any automatic renewal provision thereof, one year from the issuance thereof, and (ii) five (5) days before the Revolving Credit Maturity Date, and no Term Letter of Credit shall expire later than the earlier of (iii) one year from the issuance thereof, and (iv) five (5) days before the Tranche C Maturity Date as in effect on the date of any proposed issuance, provided that if the Revolving Credit Maturity Date (or the earlier date of termination of the Total Revolving Credit Commitment) or the Tranche C Maturity Date (or the earlier date on which the

Term Letter of Credit Deposit Amount shall have been reduced to $0 pursuant to Section 2.12), as the case may be, shall occur prior to the expiration of any R/C Letter of Credit or Term Letter of Credit, as applicable, the Borrower shall, at or prior to such date, except as the Administrative Agent may otherwise agree in writing, (i) cause all Letters of Credit of the relevant Class which expire after such date to be returned to the applicable Fronting Bank undrawn and marked “canceled” or (ii) either (x) provide a “back-to-back” letter of credit to such Fronting Bank in a form reasonably satisfactory to such Fronting Bank (in its reasonable credit judgment), issued by a bank reasonably satisfactory to such Fronting Bank (in its reasonable credit judgment), in an amount equal to 105% of the then undrawn stated amount of all outstanding Letters of Credit of such Class issued by such Fronting Bank and/or (y) deposit cash in the applicable Letter of Credit Account for the Letters of Credit of such Class in an amount which, together with any amounts then held in such Letter of Credit Account, is equal to 105% of the then undrawn stated amount of all Letter of Credit Outstandings of the relevant Class, as collateral security for the Borrower’s reimbursement obligations in connection therewith, such cash to be remitted to the Borrower upon the expiration, cancellation or other termination or satisfaction of such reimbursement obligations.

(d) The Borrower shall pay to the applicable Fronting Bank, in addition to such other fees and charges as are specifically provided for in Section 2.24 hereof, such fees and charges in connection with the issuance and processing of the Letters of Credit issued by such Fronting Bank as are customarily imposed by such Fronting Bank from time to time in connection with letter of credit transactions.

(e) The applicable Fronting Bank shall notify the Borrower of each draft drawn under a Letter of Credit. Drafts drawn under each Letter of Credit shall be reimbursed by the Borrower in Dollars (and, in the case of any R/C Letter of Credit denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such draft) not later than the first Business Day following the date on which the Borrower receives notice from such Fronting Bank of a draw and shall bear interest (1) from the date of draw until the first Business Day following the date on which the Borrower receives notice from such Fronting Bank of a draw at a rate per annum equal to (x) if such draft is drawn under an R/C Letter of Credit, the Alternate Base Rate (ABL) plus the Applicable Margin with respect to Revolving Credit Loans and (y) if such draft is drawn under a Term Letter of Credit, the Alternate Base Rate (ABL) plus the Applicable Margin with respect to Term Loans and (2) thereafter until reimbursed in full at a rate per annum equal to (x) if such draft is drawn under an R/C Letter of Credit, the Alternate Base Rate (ABL) plus the Applicable Margin with respect to Revolving Credit Loans plus 2% and (y) if such draft is drawn under a Term Letter of Credit, the Alternate Base Rate (ABL) plus the Applicable Margin with respect to Term Loans plus 2%, in each case computed on the basis of the actual number of days elapsed over a year of 360 days. The Borrower shall effect such reimbursement (i) with respect to drafts drawn under any R/C Letter of Credit, (x) if such draft is drawn prior to the Revolving Credit Maturity Date (or the earlier date of termination of the Total Revolving Credit Commitment), in cash or through a Revolving Credit Borrowing (an “R/C Refunding Borrowing”) without the satisfaction of the conditions precedent set forth in Section 4.02 or (y) if such draft is drawn on or after the Revolving Credit Maturity Date (or the earlier date of termination of the Total Revolving Credit Commitment), in cash and (ii) with respect to drafts drawn under any Term Letter of Credit, in cash; provided that unless the Borrower shall have notified the Administrative Agent and the Fronting Bank of its intent to reimburse any such drawing on a Term Letter of Credit in cash on or before the first Business Day following the date on which the Borrower has been notified of the draw (and shall have actually made such reimbursement in cash to the Fronting Bank on such date), the Borrower’s obligation to reimburse the Fronting Bank with respect to such drawing shall be satisfied by funds withdrawn by the Administrative Agent from the Term Letter of Credit Account and transferred to the Fronting Bank in accordance with Section 2.04(c)(i) (and the Borrower hereby irrevocably authorizes and instructs the Administrative Agent to make such withdrawals and transfers). Each Revolving Credit Lender agrees to make the Revolving Credit Loans pursuant to any Revolving Credit Borrowing described in clause (i)(x) of the immediately preceding sentence notwithstanding a failure to satisfy the applicable lending conditions thereto or the provisions of Section 2.01 or Section 2.27.

(f) Immediately upon the issuance (or deemed issuance) of any R/C Letter of Credit by the applicable Fronting Bank, such Fronting Bank shall be deemed to have sold to each Revolving Credit Lender and each such Revolving Credit Lender shall be deemed unconditionally and irrevocably to have purchased from such Fronting Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Class Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement with respect thereto. Upon any change in the Revolving Credit Commitments pursuant to Section 9.03(b) or pursuant to the 2013 Amendment Agreement, it is hereby agreed that with respect to all R/C Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Class Percentage of the assigning and assignee Revolving Credit Lenders. Any action taken or omitted by the applicable Fronting Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Fronting Bank any resulting liability to any other Lender.

(g) In the event that the applicable Fronting Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to such Fronting Bank pursuant to this Section, such Fronting Bank shall promptly notify the Revolving Administrative Agent, which, in the case of a payment under an R/C Letter of Credit, shall promptly notify each Revolving Credit Lender of such failure, and, in the case of payment under an R/C Letter of Credit, each Revolving Credit Lender shall promptly and unconditionally pay to the Revolving Administrative Agent for the account of the applicable Fronting Bank the amount of such Revolving Credit Lender’s Class Percentage of such unreimbursed payment in Dollars (determined, in the case of any R/C Letter of Credit denominated in an Alternative Currency, on the date such draft is drawn) and in same day funds. If the applicable Fronting Bank so notifies the Revolving Administrative Agent, and the Revolving Administrative Agent so notifies the Revolving Credit Lenders prior to 11:00 a.m. (New York City time) on any Business Day, then each of the Revolving Credit Lenders shall make available to such Fronting Bank in Dollars such Revolving Credit Lender’s Class Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent any Revolving Credit Lender shall not have so made its Class Percentage of the amount of such payment available to the applicable Fronting Bank, such Lender agrees to pay to such Fronting Bank, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Revolving Administrative Agent for the account of such Fronting Bank at the Federal Funds Rate. The failure of any Revolving Credit Lender to make available to such Fronting Bank its

Class Percentage of any payment under any R/C Letter of Credit shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the applicable Fronting Bank its Class Percentage of any payment under any R/C Letter of Credit on the date required, as specified above, but no other Lender shall be responsible for the failure of any Revolving Credit Lender to make available to such Fronting Bank such Revolving Credit Lender’s Class Percentage of any such payment. Whenever the applicable Fronting Bank receives a payment of a reimbursement obligation with respect to an R/C Letter of Credit as to which it has received any payments from the Revolving Credit Lenders pursuant to this paragraph, such Fronting Bank shall pay to each Revolving Credit Lender which has paid its Class Percentage thereof, in Dollars and in same day funds, an amount equal to such Revolving Credit Lender’s Class Percentage thereof.

(h) On each Calculation Date, the applicable Fronting Bank shall determine the R/C Letter of Credit Outstandings and shall give the Revolving Administrative Agent and the Borrower notice thereof.

(i) The amendment, extension or renewal of a Letter of Credit or a request from the Borrower therefor shall for purposes of this Agreement be deemed the issuance (or request therefor) of a Letter of Credit as so amended, extended or renewed. No Existing Fronting Bank, in such capacity, shall be under any obligation to amend, renew or extend any Existing Letter of Credit.

(j) For the avoidance of doubt, all Letters of Credit outstanding on the 2013 Amendment Effective Date shall remain outstanding as Letters of Credit of the same type under this Agreement.

Section 2.06. Issuance. Whenever the Borrower desires the applicable Fronting Bank to issue a Letter of Credit of either Class, it shall give to such Fronting Bank and the Administrative Agent at least two (2) Business Days’ prior written (including telegraphic, telex, facsimile or cable communication) notice (or such shorter period as may be agreed upon by the Administrative Agent, the Borrower and such Fronting Bank) specifying the date on which the proposed Letter of Credit is to be issued (which shall be a Business Day), the Class of such Letter of Credit, the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof and, if such proposed Letter of Credit is an R/C Letter of Credit to be denominated in an Alternative Currency, such Alternative Currency.

Section 2.07. Nature of Letter of Credit Obligations Absolute. The Borrower’s reimbursement obligations with respect to drawings made under any Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation: (i) any lack of validity or enforceability of such Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary of such Letter of Credit or, in the case of a drawing made under an R/C Letter of Credit, against any of the Revolving Credit Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under a Letter of Credit of either Class proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the applicable Fronting Bank of any Letter of Credit of either Class against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or (vi) the fact that any Event of Default shall have occurred and be continuing. Nothing in this Section 2.07 shall be construed to limit any claim the Borrower may have against the applicable Fronting Bank for any direct damages suffered by the Borrower that are caused by such Fronting Bank’s gross negligence or willful misconduct in the performance of its duties in such capacity.

Section 2.08. [Reserved].

Section 2.09. Repayment of Loans and Unreimbursed Draws; Evidence of Debt.

(a) Term Loans. The Borrower shall repay to the Administrative Agent (i) for the ratable account of the Tranche B Lenders the aggregate principal amount of all Tranche B Term Loans outstanding in twenty-eight (28) consecutive quarterly installments, the first twenty-seven (27) of which shall be in the amount of 0.25% of total funded Tranche B Term Loans as of the date on which the Tranche B Commitment shall have been automatically and permanently reduced to $0 pursuant to Section 2.12(b) and the last of which shall be in the aggregate principal amount of the Tranche B Term Loans then outstanding and (ii) for the ratable account of the Tranche C Lenders the aggregate principal amount of all Tranche C Term Loans outstanding in thirty-two (32) consecutive quarterly installments, the first thirty-one (31) of which shall be in the amount of 0.25% of total funded Tranche C Term Loans as of the date on which the Tranche C Commitment shall have been automatically and permanently reduced to $0 pursuant to Section 2.12(b) and the last of which shall be in the aggregate principal amount of the Tranche C Term Loans then outstanding. Each of the foregoing installments shall be reduced as a result of the application of prepayments of the Term Loans in accordance with the order of priority set forth in Section 2.16(e). Each such payment shall be made on each Quarterly Payment Date; provided that the final principal repayment installment of the Term Loans of each Class shall be made (i) in the case of the Tranche B Term Loans, on the Tranche B Maturity Date (including the date that shall be the Tranche B Maturity Date by operation of the proviso in the definition of “Tranche B Maturity Date”) and (ii) in the case of the Tranche C Term Loans, on the Tranche C Maturity Date, and in any event the final principal repayment installment with respect to the Term Loans of each Class shall be in an amount equal to the aggregate principal amount of the Term Loans of such Class outstanding on the date of the applicable final principal repayment installment. “Quarterly Payment Date” shall mean (1) the last Business Day of the calendar month in which the 90th day after the Closing Date occurs and (2) the last Business Day of each calendar month that is the third calendar month after the one in which the immediately preceding Quarterly Payment Date has occurred.

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Revolving Credit Maturity Date the aggregate principal amount of all of the Revolving Credit Loans outstanding on such date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender or participation in each Letter of Credit in which such Lender is participating, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans or drafts drawn under any Letter of Credit in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.03(b)) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10. Interest on Loans.

(a) Subject to the provisions of Section 2.11, each ABR Loan shall bear interest (computed, for ABR Loans wherein the Alternate Base Rate (ABL) is determined by reference to the Federal Funds Rate, the Adjusted LIBOR Rate or the Adjusted LIBOR Rate (ABL), on the basis of the actual number of days elapsed over a year of 360 days, and otherwise computed on the basis of the actual number of days elapsed over a year of 365 days) at a rate per annum equal to the Alternate Base Rate or Applicable Base Rate (ABL), as applicable, plus the Applicable Margin.

(b) Subject to the provisions of Section 2.11, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBOR Rate of the Adjusted LIBOR Rate (ABL) (provided that the Administrative Agent shall not disclose to the Borrower an individual Reference Bank’s reference rate or the identity of the Reference Bank providing such rate in the event a Reference Bank quote is necessary), as applicable, for such Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) [Reserved].

(d) Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, at maturity (whether by acceleration or otherwise), after such maturity on demand and upon any repayment or prepayment thereof (on the amount repaid or prepaid).

(e) For purposes of clarification, the Applicable Margin with respect to any Revolving Credit Loans for any portion of any Interest Period or for any other period that occurs prior to the 2013 Amendment Effective Date shall, solely with respect to such portion of such Interest Period or other period, be the Applicable Margin (prior to giving effect to the 2013 Revolving Facility Amendment Agreement).

Section 2.11. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or in the payment of any other amount becoming due hereunder (other than the reimbursement pursuant to Section 2.05(e) of any draft drawn under a Letter of Credit, which shall be governed by the provisions of such Section), whether at stated maturity, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to 2% above the then applicable rate.

Section 2.12. Termination or Reduction of Commitments and Term Letter of Credit Deposit Amount.

(a) Optional. Upon at least two (2) Business Days’ prior written notice to the Administrative Agent, the Borrower may at any time (i) in whole permanently terminate, or from time to time in part permanently reduce, the Unused Total Revolving Credit Commitment, (ii) in whole permanently terminate, or from time to time in part permanently reduce, the Term Letter of Credit Deposit Amount, provided that immediately after giving effect thereto, the Term Letter of Credit Deposit Amount shall not be less than the Term Letter of Credit Outstandings or (iii) during the Term Availability Period, in whole permanently terminate, or from time to time in part permanently reduce, the Total Tranche B Commitment or the Total Tranche C Commitment. Each such reduction of the Unused Total Revolving Credit Commitment, the Term Letter of Credit Deposit Amount, the Total Tranche B Commitment or the Total Tranche C Commitment shall be in the principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof. Any reduction or termination, as applicable, of the Unused Total Revolving Credit Commitment pursuant to this Section 2.12 shall be deemed to be a reduction or termination, as applicable, in the amount of such reduction or termination of the Total Revolving Credit Commitment and shall be applied pro rata to reduce the Revolving Credit Commitment of each Revolving Credit Lender. Any reduction or termination, as applicable, of the Total Tranche B Commitment or the Total Tranche C Commitment pursuant to this Section 2.12 shall be applied pro rata to reduce the Tranche B Commitment or the Tranche C Commitment of each Term Loan Lender, as the case may be. Simultaneously with each reduction or termination, as applicable, of the Unused Total Revolving Credit Commitment, the Total Tranche B Commitment or the Total Tranche C Commitment, as the case may be, pursuant to this Section 2.12, the Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender the Commitment Fee, and for the account of each Tranche B Lender and Tranche C Lender the Ticking Fee (if any), accrued on the amount of the Unused Revolving Credit Commitment, the Tranche B Commitment and the Tranche C Commitment, as applicable, of such Lender so terminated or reduced through the date thereof.

(b) Mandatory. On the date of each Term Borrowing, the Term Loan Commitments of the applicable Class shall be automatically and permanently reduced by the amount of such Term Borrowing. The Tranche B Commitment and the Tranche C Commitment of each Term Loan Lender, shall be automatically and permanently reduced to $0 at the close of business on the date which is the earliest of (i) the last day of the Term Availability Period, (ii) the date on which the Borrower shall have borrowed the full amount of the Tranche B Commitments and the Tranche C Commitments, and (iii) the date on which the Borrower shall have made a fourth Borrowing of Term Loans; provided, however, that solely for the purposes of this clause (iii), Borrowings of Tranche B Term Loans and Tranche C Term Loans made on the same date shall be deemed to constitute a single Borrowing of Term Loans. The Total Revolving Credit Commitment shall be automatically and permanently reduced to $0 and the Borrower shall pay the Revolving Credit Loans in full and, if any R/C Letter of Credit remains outstanding, comply with Section 2.05(c), in each case on the Revolving Credit Maturity Date. The Term Letter of Credit Deposit Amount shall be automatically and permanently reduced to the extent the Borrower shall not have replenished the Term Letter of Credit Account in accordance with Section 2.04(b)(ii).

Section 2.13. Alternate Rate of Interest. In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that reasonable means do not exist for ascertaining the applicable Adjusted LIBOR Rate or Adjusted LIBOR Rate (ABL), as applicable, the Administrative Agent shall, as soon as practicable thereafter, give written or telegraphic notice of such determination to the Borrower and the Lenders of the applicable Class, and any request by the Borrower for a Borrowing of Eurodollar Loans (including pursuant to a refinancing with Eurodollar Loans) pursuant to Section 2.03 or 2.14 shall be deemed a request for a Borrowing of ABR Loans. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request for a Borrowing of Eurodollar Loans shall be deemed to be a request for a Borrowing of ABR Loans.

Section 2.14. Refinancing of Loans. The Borrower shall have the right, at any time, on three (3) Business Days’ prior irrevocable written notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 1:00 p.m., New York City time, on the third Business Day preceding the date of any refinancing), (x) to refinance (without the satisfaction of the conditions set forth in Section 4.02 as a condition to such refinancing) any outstanding Borrowing or Borrowings of Loans of one Type (or a portion thereof) of any Class with a Borrowing of Loans of the other Type of such Class or (y) to continue an outstanding Borrowing of Eurodollar Loans of any Class for an additional Interest Period, subject to the following:

(a) as a condition to the refinancing of ABR Loans with Eurodollar Loans and to the continuation of Eurodollar Loans for an additional Interest Period, no Event of Default shall have occurred and be continuing at the time of such refinancing;

(b) if less than a full Borrowing of Loans shall be refinanced, such refinancing shall be made pro rata among the Lenders of the relevant Class in accordance with the respective principal amounts of the Loans comprising such Borrowing held by such Lenders immediately prior to such refinancing;

(c) the aggregate principal amount of Loans being refinanced shall be at least $5,000,000 or any integral multiple of $1,000,000 in excess thereof, provided that no partial refinancing of a Borrowing of Eurodollar Loans shall result in the Eurodollar Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000 in aggregate principal amount;

(d) each Lender of the relevant Class shall effect each refinancing by applying the proceeds of its new Eurodollar Loan or ABR Loan, as the case may be, to its Loan being refinanced;

(e) the Interest Period with respect to a Borrowing of Eurodollar Loans effected by a refinancing or in respect to the Borrowing of Eurodollar Loans being continued as Eurodollar Loans shall commence on the date of refinancing or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

(f) unless the Borrower makes the reimbursement payment provided for under Section 2.17(b), a Borrowing of Eurodollar Loans may be refinanced only on the last day of an Interest Period applicable thereto; and

(g) each request for a refinancing with a Borrowing of Eurodollar Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month.

In the event that the Borrower shall not give notice to refinance any Borrowing of Eurodollar Loans, or to continue such Borrowing as Eurodollar Loans, or shall not be entitled to refinance or continue such Borrowing as Eurodollar Loans, in each case as provided above, such Borrowing shall automatically be refinanced with a Borrowing of ABR Loans at the expiration of the then-current Interest Period for such Borrowing. The Administrative Agent shall, after it receives notice from the Borrower, promptly give each Lender notice of any refinancing, in whole or part, of any Loan made by such Lender.

Section 2.15. Mandatory Prepayments of Revolving Credit Loans.

(a) If at any time the aggregate principal amount of the outstanding Revolving Credit Loans plus the aggregate R/C Letter of Credit Outstandings exceeds the lesser of (x) the Total Revolving Credit Commitment and (y) the Borrowing Base, the Borrower will within one (1) Business Day (i) prepay the Revolving Credit Loans in an amount necessary to cause the aggregate principal amount of the outstanding Revolving Credit Loans plus the aggregate R/C Letter of Credit Outstandings, including unreimbursed draws, to be equal to or less than the lesser of (x) the Total Revolving Credit Commitment and (y) the Borrowing Base, and (ii) if, after giving effect to the prepayment in full of the Revolving Credit Loans, the aggregate R/C Letter of Credit Outstandings in excess of the amount of cash held in the R/C Letter of Credit Account exceeds the lesser of (x) the Total Revolving Credit Commitment or (y) the Borrowing

Base, deposit into the R/C Letter of Credit Account an amount equal to 105% of the amount by which the aggregate R/C Letter of Credit Outstandings in excess of the amount of cash held in the R/C Letter of Credit Account so exceeds the lesser of (x) the Total Revolving Credit Commitment or (y) the Borrowing Base. Any such amount deposited in the R/C Letter of Credit Account pursuant to this Section 2.15(a) shall, unless an Event of Default has occurred and is continuing, be made available or refunded to the Borrower by the Revolving Administrative Agent to the extent at any time the lesser of (x) the Total Revolving Credit Commitment and (y) the Borrowing Base exceeds the aggregate principal amount of the outstanding Revolving Credit Loans plus the aggregate R/C Letter of Credit Outstandings.

(b) Within three (3) Business Days of receipt by a Group Member of the Net Cash Proceeds of any Asset Sale or Recovery Event that results from the sale or other disposition of Accounts that are Collateral or Inventory that is Collateral, an amount equal to 100% of such Net Cash Proceeds shall be applied to prepay the Revolving Credit Loans then outstanding. No prepayment made pursuant to this Section 2.15(b) shall reduce the Total Revolving Credit Commitment, and amounts prepaid pursuant to this Section 2.15(b) may be reborrowed, subject to the other terms and conditions hereof.

(c) Without duplication of any prepayment of the Revolving Credit Loans made pursuant to Section 2.15(a) or 2.15(b), at the close of each Business Day during each Sweep Period the Revolving Administrative Agent shall apply any amounts then on deposit in the Concentration Account to prepay the Revolving Credit Loans then outstanding, subject to the provisions of Sections 2.20(b) and 2.20(c), and the Borrower hereby authorizes the Revolving Administrative Agent to do so. No prepayment made pursuant to this Section 2.15(c) shall reduce the Total Revolving Credit Commitment, and amounts prepaid pursuant to this Section 2.15(c) may be reborrowed, subject to the other terms and conditions hereof.

Section 2.16. Mandatory Prepayments of Term Loans.

(a) Prior to the Tranche A Term Loan Repayment Date, except as set forth in the immediately succeeding sentence with respect to the incurrence of Permitted Subordinated Indebtedness, an amount equal to 100% of the Net Cash Proceeds of any incurrence of Indebtedness of any Loan Party (excluding any Indebtedness permitted to be incurred under Section 6.02) shall be applied to the prepayment of the Tranche B Term Loans as set forth in Section 2.16(e) on the date of such incurrence. Prior to the Tranche A Term Loan Repayment Date, an amount equal to 100% of the Net Cash Proceeds of any incurrence of Permitted Subordinated Indebtedness (including Permitted Designated Subordinated Indebtedness) of any Loan Party shall be applied to the prepayment of the Tranche B Term Loans as set forth in Section 2.16(e) on the 121st day (the “Payment Date”) after the date of such incurrence (as such date may be extended pursuant to the proviso set forth at the end of this sentence) to the extent such Net Cash Proceeds are (i) not from the issuance of Permitted Designated Subordinated Indebtedness and (ii) not used prior to such 121st day to make (u) a Capital Expenditure, (v) a Restricted Payment, (w) a Board-Approved Investment or a Proceeds Investment (in either case so long as the Borrower shall have complied with the provisions of Section 5.09, to the extent applicable, with respect to any assets acquired by any Group Member pursuant to such Board-Approved Investment or Proceeds Investment, as the case may be), (x) a Permitted Acquisition (so long as the Borrower shall have complied with the provisions of Section 5.09, to the extent applicable, with respect to any assets acquired by any Group Member pursuant to such Permitted Acquisition), (y) Permitted Open Market Purchases or (z) a repayment of the Tranche A Term Loans; provided that if on such 121st day a Board-Approved Investment, a Proceeds Investment, a Permitted Acquisition or Permitted Open Market Purchases shall not have been consummated but one or more Group Members shall have entered into a binding letter of intent or definitive purchase documentation with respect thereto (or, with respect to Permitted Open Market Purchases, shall have made a binding offer, subject to the conditions set forth therein), then the Payment Date shall be extended to the 181st day after such incurrence, and on such day the relevant Net Cash Proceeds shall be applied to the prepayment of the Tranche B Term Loans as specified above to the extent such Net Cash Proceeds are not used prior to such 181st day to consummate (x) a Board-Approved Investment or a Proceeds Investment (in either case so long as the Borrower shall have complied with the provisions of Section 5.09, to the extent applicable, with respect to any assets acquired by any Group Member pursuant to such Board-Approved Investment or Proceeds Investment, as the case may be), (y) a Permitted Acquisition (so long as the Borrower shall have complied with the provisions of Section 5.09, to the extent applicable, with respect to any assets acquired by any Group Member pursuant to such Permitted Acquisition), or (z) Permitted Open Market Purchases.

(b) Unless a Reinvestment Notice is delivered to the Administrative Agent within three (3) Business Days after the day of receipt by a Group Member of the Net Cash Proceeds of any Asset Sale or Recovery Event that results from the sale or other disposition of, or payment with respect to, any of the Collateral (including without limitation the PP&E Collateral, but excluding Accounts that are Collateral or Inventory that is Collateral), an amount equal to 100% of such Net Cash Proceeds shall be applied to the prepayment of the Tranche B Term Loans (or, if the Tranche B Repayment Date has occurred, the Tranche C Term Loans) as set forth in Section 2.16(e) within ten (10) Business Days after the day of receipt of any such Net Cash Proceeds by any Group Member; provided that no prepayment of the Term Loans of either Class shall be required to be made pursuant to this subsection until the amount of Net Cash Proceeds to be applied to make such prepayment is at least equal to $10,000,000. If a Reinvestment Notice is timely delivered pursuant to the immediately preceding sentence, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of the Term Loans of the applicable Class as set forth in Section 2.16(e).

(c) Commencing with the fiscal year of the Borrower ending December 31, 2008, and ending with the fiscal year preceding the fiscal year in which the Tranche A Term Loan Repayment Date occurs, the Applicable Amount of the Adjusted Excess Cash Flow for any fiscal year of the Borrower shall be applied to the prepayment of the Tranche B Term Loans as set forth in Section 2.16(e) on the Prepayment Application Date.

(d) Commencing with the fiscal year of the Borrower ending December 31, 2008, and ending with the fiscal year preceding the fiscal year in which the Tranche A Term Loan Repayment Date occurs, the Applicable Amount of the Adjusted Positive EBITDA Variance for any fiscal year of the Borrower shall be applied to the prepayment of the Tranche B Term Loans as set forth in Section 2.16(e) on the Prepayment Application Date.

(e) Any amount of Net Cash Proceeds, any Applicable Amount of the Adjusted Excess Cash Flow, any Applicable Amount of the Adjusted Positive EBITDA Variance or any other amount required to be applied to the prepayment of the Term Loans of either Class pursuant to this Section 2.16 shall be allocated ratably among the Term Loan Lenders of the applicable Class ratably in accordance with their respective Term Loans of such Class. Each prepayment of Term Loans of either Class made pursuant to this Section 2.16 shall be applied to reduce ratably the then remaining principal repayment installments of the Term Loans of such Class (including the final installment of such Term Loans due on the Tranche B Maturity Date or the Tranche C Maturity Date, as applicable) set forth in Section 2.09(a). The application of any prepayment of the Term Loans pursuant to this Section 2.16 shall be made, first, to ABR Loans (until all ABR Loans are paid in full) and, second, to Eurodollar Loans.

(f) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (a) through (d) of this Section 2.16 (the aggregate amount of such prepayment to be made in any single instance, a “Term Payment Amount”) at least five (5) Business Days prior to the date of such prepayment (a “Term Prepayment Date”). Each such notice shall specify the applicable Term Prepayment Date and provide a reasonably detailed calculation of the applicable Term Payment Amount. The Administrative Agent will promptly notify each Term Loan Lender of the applicable Class of the contents of the Borrower’s prepayment notice and of such Term Loan Lender’s ratable share (such ratable share to be calculated by dividing such Term Loan Lender’s Term Loans of the applicable Class by the total Term Loans of the applicable Class then outstanding) of the Term Payment Amount. Any Term Loan Lender of the applicable Class (a “Declining Lender”) may elect, by delivering, not less than three (3) Business Days prior to the applicable Term Prepayment Date, a written notice that any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Loan Lender pursuant to clauses (a) through (d) of this Section 2.16 not be made, in which event the portion of such prepayment which otherwise would have been allocated to such Declining Lenders (i) in the case of a prepayment of Tranche B Term Loans required to be made pursuant to clause (b) of this Section 2.16, shall instead be applied to prepay Tranche C Term Loans in accordance Sections 2.16(e) and 2.16(f) or (ii) in all other cases, shall instead be retained by the Borrower (the “Retained Amount”). To the extent that any portion of the Retained Amount shall not have been used by the Borrower to repay any of its other Indebtedness by the date (the “Cut-off Date”) that is thirty (30) Business Days after the applicable Term Prepayment Date, on the Cut-off Date the Borrower shall prepay the Term Loans of the Declining Lenders of the applicable Class, in an aggregate principal amount equal to such unused portion (it being understood that no prepayment of Tranche C Term Loans of Declining Lenders shall be required pursuant to this sentence prior to the Tranche B Repayment Date). Any prepayment of Tranche C Term Loans required to be made pursuant to the preceding sentence (but not any other prepayment pursuant to this Section 2.16) prior to the Non-Call Expiration Date shall be accompanied by the Applicable Premium. It is understood that, pursuant to Section 9.10, any modification, amendment or waiver of this clause (f) shall require the consent of the Required Lenders (and shall not require the consent of any other group or number of Lenders).

Section 2.17. Optional Prepayment of Loans; Reimbursement of Lenders.

(a) Subject to following proviso, the Borrower shall have the right at any time and from time to time to prepay any Loans without premium or penalty (except for any breakage costs associated with Eurodollar Loans), in whole or in part; provided, that any such prepayment of Tranche C Term Loans made prior to the Non-Call Expiration Date shall be accompanied by the Applicable Premium. All such prepayments shall be made (x) with respect to Eurodollar Loans, upon at least three (3) Business Days’ prior written, telex, facsimile or telephonic (confirmed promptly in writing) notice to the Administrative Agent and (y) with respect to ABR Loans on the same Business Day if written, telex, facsimile or telephonic (confirmed promptly in writing) notice is received by the Administrative Agent prior to 1:00 p.m., New York City time; provided, however, that (i) each such partial prepayment shall be in integral multiples of $1,000,000, (ii) no prepayment of Eurodollar Loans shall be permitted pursuant to this Section 2.17(a) other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in clause (i) of the first sentence of Section 2.17(b), and (iii) no partial prepayment of a Borrowing of Eurodollar Loans shall result in the aggregate principal amount of the Eurodollar Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000. Each notice of prepayment shall specify the prepayment date, the principal amount, Class and Type of the Loans to be prepaid, and in the case of Eurodollar Loans, the Borrowing or Borrowings pursuant to which made, shall be irrevocable and shall commit the Borrower to prepay such Loans by the amount and on the date stated therein. The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the relevant Class of the principal amount of the Loans held by such Lender which are to be prepaid and the prepayment date. Any partial prepayment of the Term Loans by the Borrower pursuant to this Section 2.17 shall be applied to reduce the then remaining principal repayment installments of the Term Loans in forward order of maturity.

(b) The Borrower shall reimburse each Lender of the relevant Class on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, refinancing with ABR Loans) of any Eurodollar Loan required or permitted under this Agreement, if such Loan is prepaid prior to the last day of the Interest Period for such Loan or (ii) in the event that after the Borrower delivers a notice of Borrowing under Section 2.03 in respect of Eurodollar Loans, such Loans are not made on the first day of the Interest Period specified in such notice of Borrowing for any reason other than a breach by such Lender of its obligations hereunder. Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed at a rate of interest equal to the Adjusted LIBOR Rate for such Loan, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment or refinancing with ABR Loans prior to the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan, or (y) in the case of such failure to borrow, of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. Each Lender of the relevant Class shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender.

(c) In the event the Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.17(a), the Borrower on demand by any Lender of the relevant Class shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment, but without duplication of any amounts paid under Section 2.17(b). Each Lender of the relevant Class shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender.

Section 2.18. Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan made by such Lender or any fees or other amounts payable hereunder (other than changes in respect of Taxes, Other Taxes and taxes imposed on, or measured by, the net income or overall gross receipts or franchise taxes of such Lender by the jurisdiction in which such Lender has its principal office or in which the applicable lending office for such Eurodollar Loan is located or by any political subdivision or taxing authority therein, or by any other jurisdiction or by any political subdivision or taxing authority therein other than a jurisdiction in which such Lender would not be subject to tax but for the execution and performance of this Agreement), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender (except any such reserve requirement which is reflected in the Adjusted LIBOR Rate or Adjusted LIBOR Rate (ABL), as applicable) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or the Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender in accordance with paragraph (c) below such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If the adoption or effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender pursuant hereto, such Lender’s Commitment hereunder or the issuance of, or participation in, any Letter of Credit by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such adoption, change or compliance (taking into account Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender the amount shown as due on any such certificate delivered to it within ten (10) days after its receipt of the same. Any Lender receiving any such payment shall promptly make a refund thereof to the Borrower if the law, regulation, guideline or change in circumstances giving rise to such payment is subsequently deemed or held to be invalid or inapplicable.

(d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.18 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions, as the case may be, and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.19. Change in Legality.

(a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any change after the date of this Agreement in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall make it unlawful for a Lender to make or maintain a Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to a Eurodollar Loan or (y) at any time any Lender determines that the making or continuance of any of its Eurodollar Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in such market, then, by written notice to the Borrower, such Lender may (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below. In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.19, a notice to the Borrower by any Lender pursuant to paragraph (a) above shall be effective, if lawful, and if any Eurodollar Loans shall then be outstanding, on the last day of the then-current Interest Period, otherwise, such notice shall be effective on the date of receipt by the Borrower.

Section 2.20. Pro Rata Treatment, Application of Payments, etc.

(a) All payments and repayments of principal, interest and Applicable Premium in respect of Loans of any Class (except as provided in Sections 2.16(f), 2.18 and 2.19) shall be made for the pro rata benefit of the Lenders of such Class in accordance with their respective Class Percentages. All payments of Commitment Fees and Letter of Credit Fees (other than those payable to a Fronting Bank) shall be made for the pro rata benefit of the Revolving Credit Lenders in accordance with their Revolving Credit Commitments. All payments of Ticking Fees in respect of the Total Tranche B Commitment and the Total Tranche C Commitment shall be made for the pro rata benefit of the Term Loan Lenders of each applicable Class in accordance with their Tranche B Commitments or Tranche C Commitments, as applicable. All payments by the Borrower hereunder shall be (i) except as otherwise provided in Section 2.21, net of any tax applicable to the Borrower and (ii) made in Dollars in immediately available funds, without defense, setoff or counterclaim and free of any restriction or condition, at the office of the Administrative Agent by 12:00 noon, New York City time, on the date on which such payment shall be due. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid in full or converted to a Loan of a different Type.

(b) All proceeds from the sale of, or other realization upon, all or any part of the PP&E Collateral (including without limitation any such proceeds received by the Administrative Agent from the Collateral Trustee pursuant to Section 3.4(b) of the Collateral Trust Agreement) pursuant to the exercise of remedies with respect to such Collateral shall be applied as follows:

First, to pay the then unreimbursed expenses (if any) of the Administrative Agent in connection with such sale or other realization, including reasonable compensation to agents of and counsel for the Administrative Agent, and all other expenses, fees, advances and indemnities then payable to the Administrative Agent (including amounts then due and payable to the Administrative Agent pursuant to Section 9.05 of this Agreement);

Second, to pay interest, Ticking Fees and Applicable Premium then due with respect to the Term Loans of each Class, in each case pro rata among the Term Loan Lenders of each Class, and to pay interest on any other PP&E Priority Obligations pro rata among the holders of such other PP&E Priority Obligations, until such interest, Ticking Fees and Applicable Premium have each been paid in full;

Third, to pay the then outstanding principal amount of the Term Loans of each Class, in each case pro rata among the Term Loan Lenders of each Class, and the then outstanding principal amount of any other PP&E Priority Obligations pro rata among the holders of such other PP&E Priority Obligations, until each such amount has been paid in full;

Fourth, to pay interest then due with respect to the Revolving Credit Loans, interest then due with respect to the then drawn amounts under R/C Letters of Credit that have not been reimbursed by the Loan Parties, interest then due with respect to any other Borrowing Base Priority Obligations, Commitment Fees with respect to the Revolving Credit Commitments and letter of credit fees with respect to the R/C Letters of Credit, in each case pro rata among the Revolving Credit Lenders, until such interest and such fees have each been paid in full;

Fifth, to pay the then outstanding principal amount of the Revolving Credit Loans and the then drawn amounts under R/C Letters of Credit that have not been reimbursed by the Loan Parties, and to pay the then outstanding principal amount of any other Borrowing Base Priority Obligations (or, in the case of Cash Management Obligations owed to any Lender (or any Person that was an affiliate of a Lender at the time of incurrence thereof) and Hedging Obligations owed to any Lender (or any Person that was an affiliate of a Lender at the time of incurrence thereof), to cash collateralize same (at 105%)), pro rata among the holders thereof, until such amounts have each been paid in full or cash collateralized in full; and

Sixth, to cash collateralize outstanding R/C Letters of Credit until an amount equal to 105% of the then undrawn stated amount of all outstanding R/C Letters of Credit has been deposited in the R/C Letter of Credit Account.

(c) All proceeds from the sale of, or other realization upon, all or any part of the Borrowing Base Collateral (including without limitation any such proceeds received by the Administrative Agent from the Collateral Trustee pursuant to Section 3.4(b) of the Collateral Trust Agreement) pursuant to the exercise of remedies with respect to such Collateral shall be applied as follows:

First, to pay the then unreimbursed expenses (if any) of the Administrative Agent in connection with such sale or other realization, including reasonable compensation to agents of and counsel for the Administrative Agent, and all other expenses, fees, advances and indemnities then payable to the Administrative Agent (including amounts then due and payable to the Administrative Agent pursuant to Section 9.05 of this Agreement);

Second, to pay interest then due with respect to the Revolving Credit Loans, interest then due with respect to the then drawn amounts under R/C Letters of Credit that have not been reimbursed by the Loan Parties, interest then due with respect to any other Borrowing Base Priority Obligations (other than Excess Secured Obligations), Commitment Fees with respect to the Revolving Credit Commitments and Letter of Credit Fees with respect to the R/C Letters of Credit, in each case pro rata among the Revolving Credit Lenders, until such interest and such fees have each been paid in full;

Third, to pay the then outstanding principal amount of the Revolving Credit Loans and the then drawn amounts under R/C Letters of Credit that have not been reimbursed by the Loan Parties, and to pay the then outstanding principal amount of any other Borrowing Base Priority Obligations (other than Excess Secured Obligations) or, in the case of Cash Management Obligations owed to any Lender (or any Person that was an affiliate of a Lender at the time of incurrence thereof) (other than Excess Secured Cash Management Obligations)and Hedging Obligations (other than Excess Secured Hedging Obligations) owed to any Lender (or any Person that was an affiliate of a Lender at the time of incurrence thereof), to cash collateralize same (at 105%)), pro rata among the holders thereof, until such amounts have each been paid in full or cash collateralized in full;

Fourth, to cash collateralize outstanding R/C Letters of Credit until an amount equal to 105% of the then undrawn stated amount of all outstanding R/C Letters of Credit has been deposited in the R/C Letter of Credit Account; and

Fifth, to pay the then outstanding principal amount of any Excess Secured Obligations.

Sixth, to pay interest, Ticking Fees and Applicable Premium then due with respect to the Term Loans of each Class, in each case pro rata among the Term Loan Lenders of each Class, and to pay interest on any other PP&E Priority Obligations pro rata among the holders of such other PP&E Priority Obligations, until such interest, Ticking Fees and Applicable Premium have each been paid in full; and

Seventh, to pay the then outstanding principal amount of the Term Loans of each Class, in each case pro rata among the Term Loan Lenders of each Class, and the then outstanding principal amount of any other PP&E Priority Obligations pro rata among the holders of such other PP&E Priority Obligations, until each such amount has been paid in full.

(d) If, in the event that both PP&E Collateral and Borrowing Base Collateral are subject to a sale or other realization upon all or any part of the Collateral pursuant to the exercise of remedies with respect to Collateral in a single transaction or series of related transactions, the aggregate sales price shall not have been allocated between PP&E Collateral and Borrowing Base Collateral disposed of in such transaction or series of transactions in any agreement with respect to such sale or other realization then, solely for purposes of Sections 2.20(b) and 2.20(c), the aggregate sales price shall be allocated as follows: the portion allocable to the PP&E Collateral shall be the fair market value thereof, and the balance of the aggregate sales price shall be allocable to Borrowing Base Collateral (unless the Required Term Lenders and the Required Revolving Credit Lenders shall, among themselves, agree to any other allocation, in which case such allocation shall govern).

Section 2.21. Taxes.

(a) Except as otherwise provided in this Section 2.21, any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on or measured by the net income, net profit or overall gross receipts of the Administrative Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity being called a “Transferee”)) and franchise taxes imposed on the Administrative Agent or any Lender (or Transferee) by the United States or any jurisdiction under the laws of which the Administrative Agent or any such Lender (or Transferee) is organized or in which the applicable lending office of any such Lender (or Transferee) or applicable office of the Administrative Agent, is located or any political subdivision thereof or by any other jurisdiction or by any political subdivision or taxing authority therein other than a jurisdiction in which the Administrative Agent or such Lender (or

Transferee) would not be subject to tax but for the execution and performance of this Agreement and (ii) taxes, levies, imposts, deductions, charges or withholdings (“Amounts”) with respect to payments hereunder to a Lender (or Transferee) or the Administrative Agent in accordance with laws in effect on the later of the date of this Agreement and the date such Lender (or Transferee) or the Administrative Agent becomes a Lender (or Transferee or Administrative Agent, as the case may be) but not excluding, with respect to such Lender (or Transferee) or the Administrative Agent, any increase in such Amounts solely as a result of any change in such laws occurring after such later date or any Amounts that would not have been imposed but for actions (other than actions contemplated by this Agreement) taken by the Borrower after such later date (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders (or any Transferee) or the Administrative Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any current or future stamp or documentary taxes or any other excise or property taxes, charges, assessments or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify each Lender (or Transferee) and the Administrative Agent for the full amount of Taxes and Other Taxes paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within thirty (30) days after the date any Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor. If a Lender (or Transferee) or the Administrative Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section, it shall promptly notify the Borrower of the availability of such refund and shall, within thirty (30) days after receipt of a request by the Borrower, apply for such refund at the Borrower’s expense. If any Lender (or Transferee) or the Administrative Agent receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section, it shall promptly notify the Borrower of such refund and shall, within thirty (30) days after receipt of a request by the Borrower (or promptly upon receipt, if the Borrower has requested application for such refund pursuant hereto), repay such refund to the Borrower (to the extent of amounts that have been paid by the Borrower under this Section with respect to such refund plus interest that is received by the Lender (or Transferee) or the Administrative Agent as part of the refund), net of all out-of-pocket expenses of such Lender (or Transferee) or the Administrative Agent and without additional interest thereon; provided that the Borrower, upon the request of such Lender (or Transferee) or the Administrative Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay such refund, and such Lender (or Transferee) or the Administrative Agent shall certify to the Borrower that such refund has in fact been so repaid and provide evidence of such repayment reasonably satisfactory to the Borrower. Nothing contained in this sub-Section (c) shall require any Lender (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information relating to its taxes that it deems to be confidential).

(d) Within thirty (30) days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender (or Transferee) or the Administrative Agent, the Borrower will furnish to the Administrative Agent, at its address referred to on the signature pages hereof, the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.21 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(f) Each Lender (and Transferee) and the Administrative Agent shall, if not a United States Person (as such term is defined in Section 7701(a)(30) of the Code), on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment and Acceptance pursuant to which it becomes a Lender (in the case of each other Lender), deliver to the Borrower and the Administrative Agent such certificates, documents and other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including two original copies of (A) Internal Revenue Service Form W-9 (unless such Lender (or Transferee) or the Administrative Agent is an “exempt recipient” as defined in Treasury Regulations Section 1.6049-4(c) for which no withholding is required) or (B) Internal Revenue Service Forms W-8BEN or W-8ECI and any other certificate or statement of exemption required by Treasury Regulations, properly completed and duly executed by such Lender (or Transferee) or the Administrative Agent to establish that such payment is (i) not subject to United States Federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender (or Transferee) or the Administrative Agent of a trade or business in the United States or (ii) totally exempt from United States Federal withholding tax or subject to a reduced rate of such tax under a provision of an applicable tax treaty. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that such payments hereunder are not subject to United States Federal withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate.

(g) The Borrower shall not be required to pay any additional amounts to any Lender (or Transferee) or the Administrative Agent in respect of United States Federal withholding tax pursuant to sub-Section (a) above if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender (or Transferee) or the Administrative Agent to comply with the provisions of sub-Section (f) above.

(h) Any Lender (or Transferee) or the Administrative Agent claiming any additional amounts payable pursuant to this Section 2.21 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such Lender (or Transferee) or the Administrative Agent, be otherwise materially disadvantageous to such Lender (or Transferee) or the Administrative Agent.

Section 2.22. Certain Fees. The Borrower shall pay to the Administrative Agent, for the respective accounts of CGMI, JPMSI, the Administrative Agent and the Lenders, the fees set forth in that certain fee letter dated February 23, 2007 among the Administrative Agent, the Arrangers and the Borrower (the “Fee Letter”) at the times set forth therein. The Borrower shall pay to the Administrative Agent, for the account of CGMI, the fees set forth in that certain fee letter dated November 12, 2013 among CGMI and the Borrower (the “Agent’s Fee Letter”).

Section 2.23. Commitment Fee; Ticking Fee.

(a) The Borrower shall pay to the Revolving Credit Lenders a commitment fee (the “Commitment Fee”) for the period from and including the 2013 Amendment Effective Date to but excluding the Revolving Credit Maturity Date (or the earlier date of termination of the Total Revolving Credit Commitment) calculated (on the basis of the actual number of days elapsed over a year of 360 days) at a rate equal to 0.375% on the average daily Unused Total Revolving Credit Commitment during the preceding quarter (or, if shorter than a quarter, during the period from the 2013 Amendment Effective Date to the end of the fiscal quarter during which the 2013 Amendment Effective Date occurs). The issuance of R/C Letters of Credit shall be treated as usage of the Total Revolving Credit Commitment. Such Commitment Fee, to the extent then accrued, shall be payable (x) quarterly in arrears on the first Business Day of each April, July, October and January (commencing with the first Business Day of January 2014), (y) on the Revolving Credit Maturity Date (or the earlier date of termination of the Total Revolving Credit Commitment) and (z) as provided in Section 2.12 hereof, upon any reduction or termination in whole or in part of the Total Revolving Credit Commitment. For purposes of clarification, the Applicable Margin used to calculate the Commitment Fee for any portion of any period that occurs prior to the 2013 Amendment Effective Date shall, solely with respect to such portion of such period, be the Applicable Margin (prior to giving effect to the 2013 Revolving Facility Amendment Agreement).

(b) The Borrower shall pay a ticking fee (the “Ticking Fee”) (i) to the Tranche B Lenders for the period from and including the 30th day following the Closing Date to and including the date of termination of the Tranche B Commitment and (ii) to the Tranche C Lenders for the period from and including the 30th day following the Closing Date to and including the date of termination of the Tranche C Commitment, in each case calculated (on the basis of the actual number of days elapsed over a year of 360 days) at the rate of 0.75% per annum on the Total Tranche B Commitment or the Total Tranche C Commitment, as the case may be. Such fee shall be payable to the Tranche B Lenders on the date of termination of the Tranche B Commitment and to the Tranche C Lenders on the date of termination of the Tranche C Commitment.

Section 2.24. Letter of Credit Fees. The Borrower shall pay with respect to each R/C Letter of Credit, for the period from and including the 2013 Amendment Effective Date to but excluding the Revolving Credit Maturity Date (or the earlier date of termination of the Total Revolving Credit Commitment), (i) to the Revolving Administrative Agent on behalf of the Revolving Credit Lenders a fee calculated (on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Applicable Margin for Revolving Credit Loans that are Eurodollar Loans on the undrawn stated amount thereof, and (ii) to the applicable Fronting Bank its customary fees for issuance, amendments and processing referred to in Section 2.05. In addition, the Borrower agrees to pay each Fronting Bank for its account a fronting fee in respect of each Letter of Credit issued by such Fronting Bank, for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit, computed at the rate of 0.125% per annum, and payable at times to be determined by such Fronting Bank, the Borrower and the Revolving Administrative Agent. Accrued fees described in clause (i) of the first sentence of this paragraph in respect of each R/C Letter of Credit shall be due and payable quarterly in arrears on the first day of each April, July, October and January and on the Revolving Credit Maturity Date, or such earlier date as the Total Revolving Credit Commitment is terminated. Accrued fees described in clause (ii) of the first sentence of this paragraph in respect of each Letter of Credit shall be payable at times to be determined by the applicable Fronting Bank, the Borrower and the Revolving Administrative Agent. For purposes of clarification, the Applicable Margin used to calculate any fees under this Section 2.24 for any portion of any period that occurs prior to the 2013 Amendment Effective Date shall, solely with respect to such portion of such period, be the Applicable Margin (prior to giving effect to the 2013 Revolving Facility Amendment Agreement).

Section 2.25. Nature of Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the account of the Administrative Agent, the Fronting Banks and the applicable Lenders, as provided herein and in the Agent’s Fee Letters. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.26. Right of Set-Off; Sharing. Subject to the provisions of Section 7.01, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Administrative Agent and each such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether or not such Lender shall have made any demand under any Loan Document and although such obligations may not have been accelerated. Each Lender and the Administrative Agent agrees promptly to notify the Borrower after any such set-off and application made by such Lender or by the Administrative Agent, as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and the Administrative Agent under this Section are in addition to other rights and remedies which such Lender and the Administrative Agent may have upon the occurrence and during the continuance of any Event of Default.

Section 2.27. Replacement of Certain Lenders. In the event a Lender (“Affected Lender”) shall have: (i) become a Defaulting Revolving Lender or failed to fund its ratable share in the case of any Term Loan (calculated on the basis of the amount of its Commitment of the applicable Class as a percentage of the total Commitments of the applicable Class) requested by the Borrower, (ii) requested compensation from the Borrower under Section 2.18 with respect to increased costs or capital or under Section 2.21 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which, in any case, are not being incurred generally by the other Lenders, (iii) delivered a notice pursuant to Section 2.19 claiming that such Lender is unable to extend Eurodollar Loans to the Borrower for reasons not generally applicable to the other Lenders or (iv) become a Non-Consenting Lender, then, in any case, the Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign (at par, unless otherwise consented to by the applicable Affected Lender) pursuant to one or more duly executed Assignments and Acceptances five (5) Business Days after the date of such demand, to one or more Eligible Assignees which the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment of each Class, all Loans owing to it, all of its participation interests (if any) in Existing Letters of Credit, and its obligation to participate in additional Letters of Credit) in accordance with Section 9.03(b). The Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to use its reasonable efforts to obtain the relevant Commitments from one or more Eligible Assignees to act as a Replacement Lender. The Administrative Agent is authorized to execute one or more of such Assignments and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Section 2.18 with respect to such Affected Lender and compensation payable under Section 2.23 in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.27; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 9.05 and 9.06, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 8.06 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced. In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 9.10 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders (and/or the Required Revolving Credit Lenders or the Required Term Lenders, as the case may be) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 2.28. Revolving Credit Commitment Expansion Option. The Borrower may from time to time elect to increase the Total Revolving Credit Commitment in a minimum amount of $5,000,000 so long as, after giving effect thereto, the aggregate increase in the Total Revolving Credit Commitment pursuant to this Section 2.28 does not exceed the sum of (a) $90,000,000 and (b) the aggregate amount of Borrowing Base Addition Amounts; provided that (x) each of the conditions set forth in Sections 4.02(b) and 4.02(c) shall be satisfied (with references therein to the date of a Borrowing deemed to be references to the date of effectiveness of any such increase to the Total Revolving Credit Commitments) and (y) the terms and conditions of any such increased Revolving Credit Commitments shall be identical to the existing Revolving Credit Commitments so increased. The Borrower may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to a Revolving Credit Commitment or an increase in its Revolving Credit Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity an “Augmenting Lender”), to increase their existing Revolving Credit Commitments, or extend Revolving Credit Commitments, as the case may be; provided that (i) each Augmenting Lender shall be subject to the approval of the Borrower and the approval of the Revolving Administrative Agent and each Fronting Bank, not to be unreasonably withheld in either case, and (ii) the Borrower, such Increasing Lender or Augmenting Lender (as the case may be) and the Revolving Administrative Agent execute an agreement substantially in the form of Exhibit K hereto. Increases and new Revolving Credit Commitments created pursuant to this Section 2.28 shall become effective on the date agreed by the Borrower, the Revolving Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders (it being understood that no consent of any other Lender shall be required) and the Revolving Administrative Agent shall notify each Revolving Credit Lender thereof. On the effective date of any increase in the Total Revolving Credit Commitment, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Revolving Administrative Agent such amounts in immediately available funds as the Revolving Administrative Agent shall determine, for the benefit of the other Revolving Credit Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Revolving Credit Lenders, each Revolving Credit Lender’s portion of the outstanding Revolving Credit Loans of all the Revolving Credit Lenders to equal its Class Percentage, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Credit Loans as of the date of any increase in the Revolving Credit Commitments (with such reborrowing to consist of the Types of Revolving Credit Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by the payment of the amounts described in clause (i) of the first sentence of Section 2.17(b), if the deemed payment occurs other than on the last day of the related Interest Periods.

Section 2.29. Defaulting Revolving Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Revolving Lender, then the following provisions shall apply for so long as such Revolving Credit Lender is a Defaulting Revolving Lender:

(a) to the extent permitted by applicable law, the Commitment Fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Revolving Lender pursuant to Section 2.23

(b) to the extent permitted by applicable law, the Revolving Credit Commitment and the Total Revolving Credit Usage of such Defaulting Revolving Lender shall be disregarded in any determination of whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.10); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.10, require the consent of such Defaulting Revolving Lender in accordance with the terms hereof

(c) if Letter of Credit Outstandings exists at the time such Revolving Credit Lender becomes a Defaulting Revolving Lender, then:

(i) all or any part of the Letter of Credit Outstandings (other than any portion thereof attributable to unreimbursed amounts drawn under R/C Letters of Credit with respect to which such Defaulting Revolving Lender shall have funded its participation as contemplated by Sections 2.05(e) and 2.05(g)) of such Defaulting Revolving Lender shall be reallocated among the Revolving Credit Lenders that are not Defaulting Revolving Lenders in accordance with their respective Class Percentages but only to the extent that (A) the Total Revolving Credit Usage held by each Revolving Credit Lender that is not a Defaulting Revolving Lender would not exceed such Revolving Credit Lender’s Revolving Credit Commitment, (B) the Total Revolving Credit Usage of all Revolving Credit Lenders that are not Defaulting Revolving Lenders would not exceed the sum of the Revolving Credit Commitments held by all Revolving Credit Lenders that are not Defaulting Revolving Lenders and (C) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Revolving Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time); provided that no reallocation under this clause (i) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Revolving Lender arising from that Lender having become a Defaulting Revolving Lender, including any claim of a non-Defaulting Revolving Lender as a result of such non-Defaulting Revolving Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Revolving Administrative Agent, cash collateralize for the benefit of the applicable Fronting Bank (and to the reasonable satisfaction of such Fronting Bank) the portion of such Defaulting Revolving Lender’s R/C Letter of Credit Outstandings that has not been reallocated for so long as such R/C Letter of Credit Outstandings is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Revolving Lender’s R/C Letter of Credit Outstandings pursuant to clause (ii) above, then, to the extent permitted by applicable law, the Borrower shall not be required to pay fees to such Defaulting Revolving Lender pursuant to clause (i) of Section 2.24 with respect to such portion of such Defaulting Revolving Lender’s R/C Letter of Credit Outstandings for so long as such Defaulting Revolving Lender’s R/C Letter of Credit Outstandings is cash collateralized;

(iv) if any portion of the R/C Letter of Credit Outstandings of such Defaulting Revolving Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.23 and clause (i) of Section 2.24 shall be adjusted to give effect to such reallocation;

(v) if all or any portion of such Defaulting Revolving Lender’s R/C Letter of Credit Outstandings is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the applicable Fronting Bank or any other Lender hereunder, to the extent permitted by applicable law, all fees payable under clause (i) of Section 2.24 with respect to such Defaulting Revolving Lender’s R/C Letter of Credit Outstandings shall be payable to such Fronting Bank until and to the extent that such R/C Letter of Credit Outstandings is reallocated and/or cash collateralized; and

(d) so long as such Revolving Credit Lender is a Defaulting Revolving Lender, the applicable Fronting Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Revolving Lender’s then Letter of Credit Outstandings will be fully covered by the Revolving Credit Commitments of the non-Defaulting Revolving Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.29(c), and participating interest in any such issued, amended, renewed or extended Letter of Credit will be allocated among the non-Defaulting Revolving Lenders in a manner consistent with Section 2.29(c)(i) (and such Defaulting Revolving Lender shall not participate therein).

(e) In the event that (i) a Bankruptcy Event with respect to a Revolving Credit Lender Parent shall occur following the date hereof and for so long as such Bankruptcy Event shall continue or (ii) the applicable Fronting Bank has a good faith belief that any Revolving Credit Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the applicable Fronting Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless such Fronting Bank shall have entered into arrangements with the Borrower or the applicable Revolving Credit Lender, satisfactory to such Fronting Bank to defease any risk to it in respect of such Lender hereunder.

(f) In the event that the Revolving Administrative Agent, the Borrower, and the applicable Fronting Bank each agrees that a Defaulting Revolving Lender has adequately remedied all matters that caused the applicable Revolving Credit Lender to be a Defaulting Revolving Lender, then the Letter of Credit Outstandings of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Revolving Credit Lender’s Revolving Credit

Commitment and on such date such Revolving Credit Lender shall purchase at par such of the Revolving Credit Loans of the other Revolving Credit Lenders as the Revolving Administrative Agent shall determine may be necessary in order for such Revolving Credit Lender to hold such Revolving Credit Loans in accordance with its Class Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Revolving Credit Lender was a Defaulting Revolving Lender; provided further that, except as otherwise expressly agreed by the affected parties, no change hereunder from a Defaulting Revolving Lender to a non-Defaulting Revolving Lender will constitute a waiver or release of any claim of any party hereunder arising from such Revolving Credit Lender’s having been a Defaulting Revolving Lender.

ARTICLE IIA

AGREEMENT OF THE REVOLVING CREDIT LENDERS WITH RESPECT TO FUTURE

EXTENSIONS OF CREDIT HEREUNDER

The Borrower and the Revolving Credit Lenders agree that the following terms and conditions shall become effective and binding upon the Revolving Credit Lenders upon the 2013 Amendment Effective Date, and upon the Receipt of Sufficient Consents, each other Lender.

Section 2A.01. Extension of Maturity Date.

(a) The Borrower may, by delivery of a Maturity Date Extension Request to the Applicable Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders of the applicable Class and to the other Administrative Agent) not less than 30 days prior to the then existing Maturity Date for the Revolving Credit Commitments and/or applicable Class of Term Loans hereunder to be extended (the “Existing Maturity Date”), request that the Lenders of the applicable Class extend the Existing Maturity Date in accordance with this Section 2A.01. Each Maturity Date Extension Request shall (i) specify the Revolving Credit Commitments and/or applicable Class of Term Loans hereunder to be extended, (ii) specify the date to which the applicable Maturity Date is sought to be extended, (iii) specify the changes, if any, to the Applicable Margin to be applied in determining the interest payable on the applicable Class of Loans of, and fees payable hereunder to, Extending Lenders (as defined below) in respect of that portion of their Revolving Credit Commitments and/or the applicable Class of Term Loans, as applicable, so extended and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date) and (iv) provide that each Lender of the applicable Class shall have the right to participate on a pro rata basis in such extension. In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each Lender of the applicable Class or Classes shall have the right to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Extending Lender” and each Lender not agreeing thereto being referred to herein as a “Non-Extending Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Revolving Credit Commitment and/or Loans of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Applicable Administrative Agent) not later than a day to be agreed upon by the Borrower and the Applicable Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood and agreed that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Non-Extending Lender). If a Lender elects to extend only a portion of its then existing Revolving Credit Commitment and/or applicable Class of Term Loans, as applicable, it will be deemed for purposes hereof to be an Extending Lender in respect of such extended portion and a Non-Extending Lender in respect of the remaining portion of its Revolving Credit Commitment and/or applicable Class of Term Loans, as applicable, and the aggregate principal amount of each Type of Loans of the applicable Class of such Lender shall be allocated ratably among the extended and non-extended portions of the applicable Class of Loans of such Lender based on the aggregate principal amount of such applicable Class of Loans so extended and not extended. If Extending Lenders shall have agreed to such Maturity Date Extension Request in respect of Revolving Credit Commitments and/or applicable Class of Term Loans held by them, then, subject to Section 2A.01(d), on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Revolving Credit Commitments or applicable Term Loans shall, as to the Extending Lenders, be extended to such date as shall be specified therein (any such Commitments or Loans so extended, the “Extended Loans”), and (ii) the Applicable Margin and fees with respect to such Extended Loans (including interest and fees (including Letter of Credit fees) payable in respect thereof) shall be modified as set forth in the Maturity Date Extension Request; provided that the terms of any such Extended Loans shall be identical to the Revolving Credit Commitments and/or applicable Class of Term Loans of the existing Class from such Extended Loans converted (other than (A) with respect to pricing, fees, final maturity date and amortization and (B) covenants or other provisions applicable only to periods after the Latest Maturity Date of the then outstanding Term Loans). In addition any Maturity Date Extension Request may, with the consent of the Borrower, the Applicable Administrative Agent and the Extending Lenders (and no other Lenders) effect such technical changes to this Agreement as are necessary, in the good faith determination of the Applicable Administrative Agent, to reflect such extension of maturity. Notwithstanding the foregoing, at no time shall there be more than three separate maturity dates with respect to Revolving Credit Commitments.

(b) Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.27 and 9.03, at any time prior to the Existing Maturity Date, to replace a Non-Extending Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Revolving Credit Commitment and/or Revolving Credit Loans subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Revolving Credit Commitment and/or applicable Class of Loans assigned to and assumed by it on and after the effective time of such replacement.

(c) If a Maturity Date Extension Request has become effective hereunder:

(i) solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Credit Commitments, not later than the fifth Business Day prior to the Existing Maturity Date with respect to the Revolving Credit Commitments, the Borrower shall make prepayments of

Revolving Credit Loans such that, after giving effect to such prepayments and such provision of cash collateral, the Total Revolving Credit Usage as of such date will not exceed the aggregate Revolving Credit Commitments of the Extending Lenders extended pursuant to this Section (and the Borrower shall not be permitted thereafter to request any Revolving Credit Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, the Total Revolving Credit Usage would exceed the aggregate amount of the Revolving Credit Commitments so extended);

(ii) solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Credit Commitments, on the Existing Maturity Date, the Revolving Credit Commitment of each Non-Extending Lender shall terminate, and the Borrower shall repay all the Revolving Credit Loans of each Non-Extending Lender, together with accrued and unpaid interest and all fees and other amounts owing to such Non-Extending Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Extending Lenders, which such Revolving Credit Borrowings shall be made ratably by the Extending Lenders in accordance with their extended Revolving Credit Commitments; and

(iii) solely in respect of a Maturity Date Extension Request that has become effective in respect of a Class of Term Loans, on the Existing Maturity Date for such Class of Term Loans, the Borrower shall repay all the Term Loans of such Class of each Non-Extending Lender, together with accrued and unpaid interest and all fees and other amounts owing to such Non-Extending Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Credit Borrowings made simultaneously with such repayments by the Revolving Credit Lenders.

(d) Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the related Extension Effective Date, the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Maturity Date Extension Request) and the Applicable Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer.

(e) Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section 2A.01, or any amendment or modification of the terms and conditions of the Revolving Credit Commitments and the Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to violate Section 2.12(a), Section 2.20 or any other provision of this Agreement requiring the ratable reduction of Revolving Credit Commitments or the ratable sharing of payments.

Section 2A.02. Term Loan Refinancing Facilities. The Borrower may, on one or more occasions, by written notice to the Administrative Agent, obtain Refinancing Indebtedness in respect of all or a portion of the Term Loans of any Class. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that such Refinancing Indebtedness shall be incurred, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(a) the conditions set forth in Sections 4.02(b) and 4.02(c) shall be satisfied (with references therein to the date of a Borrowing deemed to be references to the Refinancing Effective Date),

(b) substantially concurrently with the incurrence of such Refinancing Indebtedness, the Borrower shall repay or prepay the Refinanced Indebtedness (together with any accrued but unpaid interest, fees, penalty (if any) thereon and the fees and expenses associated with the refinancing of Refinancing Indebtedness and any prepayment premium with respect thereto) in an aggregate amount equal to the net cash proceeds of such Refinancing Indebtedness, and any such prepayment of Term Loans of such Class shall be applied to reduce the remaining principal installments of the Term Loans of such Class in accordance with the terms hereof, and

(c) such notice shall set forth, with respect to any Refinancing Indebtedness established thereby in the form of Refinancing Term Loans, to the extent applicable, the following terms thereof: (i) the designation of such Refinancing Term Loans as a new “Class” for all purposes hereof, (ii) the stated termination and maturity dates applicable to the Refinancing Term Loans of such Class, (iii) the amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (iv) the interest rate or rates applicable to the Refinancing Term Loans of such Class, (v) the fees applicable to the Refinancing Term Loans of such Class, (vi) any original issue discount applicable thereto, (vii) the initial Interest Period or Interest Periods applicable to Refinancing Term Loans of such Class, (viii) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Term Loans of such Class and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Term Loans of such Class and (ix) any financial covenant with which the Borrower shall be required to comply (to the extent permitted pursuant to the definition of Refinancing Indebtedness).

Any Lender or any other Eligible Assignee approached by the Borrower to provide all or a portion of the Refinancing Indebtedness may elect or decline, in its sole discretion, to provide any Refinancing Indebtedness.

Any Refinancing Term Loans shall be established pursuant to an amendment to this Agreement executed and delivered by the Borrower and each Refinancing Term Lender providing such Refinancing Term Loan and the Administrative Agent, which shall be consistent with the provisions set forth in paragraphs (a) through (c) above, inclusive (but which shall not require the consent of any other Lender). Each such amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto and may effect amendments to the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect provisions of this Section 2A.02, including any amendments necessary to treat such Refinancing Term Loans as a new “Class” of loans hereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.

Section 2A.03. Incremental Term Facilities. The Revolving Credit Lenders hereby agree that:

(a) The Borrower may, by written notice to the Administrative Agent from time to time and on one or more occasions, request Incremental Term Commitments, from one or more financial institutions (which may include any existing Lender in such Lender’s sole discretion) that are Eligible Assignees willing to provide such Incremental Term Loans; provided that no Incremental Term Loans may be borrowed at any time, and no commitments in respect of Incremental Term Loan Facilities may become effective at any time, if the sum, without duplication, of (x) the aggregate principal amount of all Incremental Term Loans borrowed hereunder at or prior to such time plus (y) the aggregate amount of all Incremental Term Commitments in respect of Incremental Term Loan Facilities that shall have become effective at or prior to such time plus (z) the aggregate principal amount of all Incremental Equivalent Debt incurred at or prior to such time would exceed the Incremental Cap at such time. Each such notice shall set forth (i) the amount of the Incremental Term Commitments being requested, (ii)the date on which such Incremental Term Commitments are requested to become effective (the “Increased Amount Date”), and (iii) whether such Incremental Term Commitments are to be the same as the existing Commitments or commitments to make term loans with interest rates and/or amortization and/or maturity and/or other terms different from the existing Term Loans (the “Other Term Loans”). Each tranche of Incremental Term Loans shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $25,000,000; provided that such amount may be less than $25,000,000 if such amount represents all the remaining availability under the Incremental Cap outstanding at such time.

(b) The Borrower and each Incremental Term Lender shall execute and deliver to the Term Administrative Agent an agreement (an “Incremental Assumption Agreement”) and such other documentation as the Term Administrative Agent shall reasonably request to evidence the Incremental Term Commitment of such Incremental Term Lender, in each case in form and substance reasonably satisfactory to the Administrative Agent. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans; provided that (i) no existing Lender will be required to participate in any such Incremental Term Loan Facility without its consent, (ii) on the date of effectiveness of any Incremental Term Commitment and after giving effect to the making of such Incremental Term Loans, each of the conditions set forth in Sections 4.02(b) and 4.02(c) shall be satisfied (with references therein to the date of a Borrowing deemed to be references to such date of effectiveness), (iii) the final maturity date of any Other Term Loans shall be no earlier than 91 days following the Revolving Credit Maturity Date (without giving effect to the Springing Maturity Date) (or, if longer the Latest Term Maturity Date) and the Weighted Average Life to Maturity of such Incremental Term Loan Facility shall be not shorter than the then remaining Weighted Average Life to Maturity of the Revolving Credit Facility (or, if longer, the then remaining Weighted Average Life to Maturity of the Term Loans), (iv) each Incremental Term Loan Facility will have the same guarantees as, and be secured by (X) the PP&E Collateral on a pari passu basis (but without regard to the control of remedies) with the other PP&E Priority Obligations and (Y) the Borrowing Base Collateral on a junior basis relative to the Liens on the Borrowing Base Collateral securing the

Borrowing Base Priority Obligations, (v) the interest rate margins and original issue discount or upfront fees (if any), interest rate floors (if any) and amortization schedule applicable to any Incremental Term Loan Facility shall be determined by the Borrower and the applicable Incremental Term Lenders; and (vi) the other terms and conditions of such Incremental Term Loan Facility (excluding pricing, fees, optional prepayment, redemption terms, amortization (subject to the preceding clause (iii)) and for covenants or other provisions applicable only to periods after the Latest Maturity Date at such time), taken as a whole, shall not be more restrictive in any material respect on the Loan Parties than those with respect to the Revolving Credit Facility.

(c) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Facility. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement and the other Loan Documents shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Commitments evidenced thereby. Any such amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto but shall not require the consent of any Lender other than the Incremental Term Lenders in respect of such Incremental Term Commitments;

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement, on the Closing Date the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

Section 3.01. Financial Condition. (a) The unaudited projected pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2007 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Reorganization Plan, (ii) the Term Loans and the Revolving Credit Loans to be made hereunder on the Closing Date and the issuance of the Letters of Credit to be issued hereunder on the Closing Date, (iii) the Tranche A Term Loans deemed to have been made on the Closing Date, (iv) the Senior Subordinated Notes to be issued on the Closing Date, and (v) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at December 31, 2007, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2006 and December 31, 2005, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly the consolidated financial condition of the Group Members as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Group Members as at September 30, 2007, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of the Group Members as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not (x) reflected in the most recent financial statements referred to in this paragraph, (y) Swap Agreements permitted by Section 6.12 or (z) the Borrower’s contingent obligation to make a loan to the “Trust” (as defined in the Reorganization Plan) in an aggregate principal amount of $140,000,000, in accordance with Section 8.22 of the Reorganization Plan.

Section 3.02. No Change. As of the Closing Date, since December 31, 2006 there has been no material adverse change in the business, financial condition, operations, or property of the Borrower or the Borrower and its Subsidiaries, taken as a whole.

Section 3.03. Existence; Compliance With Law. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent the failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.04. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Reorganization Plan and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.04, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.14. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution and delivery will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.05. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, and the Loans made hereunder and the Letters of Credit issued hereunder will not violate any Requirement of Law or any Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

Section 3.06. Litigation. Except as disclosed on Schedule 3.06, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against any Group Member or against any of their respective properties or revenues (a) that calls into question the validity or enforceability of the Loan Documents or that seeks to enjoin any of the transactions contemplated thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

Section 3.07. No Default. No Group Member is in default under any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.08. Ownership of Property; Liens. Each Loan Party has title in fee simple to, or a valid leasehold interest in, all its real property subject to the Mortgages, and none of its property is subject to any Lien except as permitted by Section 6.03.

Section 3.09. Intellectual Property. Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. To the knowledge of the Borrower, the use of Intellectual Property by each Loan Party does not infringe on the rights of any Person in any material respect.

Section 3.10. Taxes. Each Group Member has filed or caused to be filed all Federal, material state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no material tax Lien has been filed with respect to any Group Member, and, to the knowledge of the Borrower, no material claim is being asserted against any Group Member, with respect to any such tax, fee or other charge.

Section 3.11. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

Section 3.12. Subsidiaries. Schedule 3.12 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any other Loan Party, except as created by the Loan Documents or pursuant to the Reorganization Plan.

Section 3.13. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (when taken as a whole together with the Borrower’s public filings with the SEC), contained as of the date such statement, information, document or certificate was so furnished, in light of the circumstances under which they were made, any untrue statement of material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. Any projections (including the Projections) and pro forma financial information delivered in connection herewith are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

Section 3.14. Security Documents. (a) Each of the Security Documents (other than the Mortgages) is effective to create in favor of the Collateral Trustee a legal, valid and enforceable security interest in the Collateral described therein for the benefit of the Term Loan Lenders, and a legal, valid and enforceable security interest in the Collateral described therein for the benefit of the Revolving Credit Lenders (each such security interest being separate and distinct from the other). When the actions described in Schedule 3.14(a) in respect of each such Security Document have been taken, the Collateral Trustee shall have, pursuant to each such Security Document, a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the “Term Secured Obligations” described therein, and a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the “Revolver Secured Obligations” described therein (in either case, to the extent a Lien or security interest can be perfected by taking such actions under applicable law).

(b) Each of the Mortgages is effective to create in favor of the Collateral Trustee, for the benefit of the Term Loan Lenders, a legal, valid and enforceable Lien on the applicable mortgaged property or trust property described therein and proceeds thereof, and for the benefit of the Revolving Credit Lenders a legal, valid and enforceable Lien on the applicable mortgaged property or trust property described therein and proceeds thereof (each such Lien being separate and distinct from the other) and when each Mortgage is filed in the offices specified on Schedule 3.14(b), the Collateral Trustee shall have, pursuant to such Mortgage, a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the applicable mortgaged property or trust property described therein, as security for the “Term Secured Obligations” described therein, and a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the applicable mortgaged property or trust property described therein, as security for the “Revolver Secured Obligations” described therein. Schedule 1.01E lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any Loan Party that is a Domestic Subsidiary that has a value, in the reasonable opinion of the Borrower, in excess of $5,000,000.

Section 3.15. Regulation H. No Mortgage encumbers improved real property that is located in an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, other than properties for which the Borrower has satisfied the requirements of clause (iv) of Section 4.01(q).

Section 3.16. Environmental Matters. Other than (x) as set forth on Schedule 3.16 or (y) for exceptions to any of the following that, in the aggregate, could not reasonably be expected to result in a Material Environmental Loss:

(a) all Group Members: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense;

(b) Materials of Environmental Concern are not present at, on, under, in or about any real property now or formerly owned, leased or operated by any Group Member or at any other location (including without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of any Group Member under any applicable Environmental Law or otherwise result in costs to any Group Member, or (ii) interfere with any Group Member’s continued operations, or (iii) impair the fair saleable value of any real property owned or leased by a Group Member;

(c) there is no judicial, administrative or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Group Member is, or to the knowledge of any Group Member will be, named as a party that is pending or, to the knowledge of any Group Member, threatened; and to the knowledge of any Group Member, there are no judicial, administrative, or arbitral proceedings under or relating to any Environmental Law pending or threatened against any Person other than a Group Member that could reasonably be expected to affect a Group Member;

(d) no Group Member has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law;

(e) no Group Member has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar Environmental Law, or with respect to any Materials of Environmental Concern; and

(f) no Group Member has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Materials of Environmental Concern.

Section 3.17. Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Tranche A Term Loan Agreement and the Senior Subordinated Notes Indenture, including any amendments, supplements or modifications with respect to any of the foregoing.

Section 3.18. Solvency. Immediately after the transactions to occur on the Closing Date are consummated and after giving effect to the application of the proceeds of each Loan made on the Closing Date, (a) the fair value of the assets of the Loan Parties taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties taken as a whole will exceed the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties taken as a whole will be able to pay or refinance their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties taken as a whole will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted after the Closing Date.

Section 3.19. Regulation U. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).

Section 3.20. Use of Proceeds. The proceeds of the Revolving Credit Loans and the Term Loans shall be used (i) to repay on the Closing Date all amounts outstanding under the DIP Facility, (ii) to pay any post-effective date obligations under the Reorganization Plan or the Company Voluntary Arrangements; (iii) for working capital; (iv) for other general corporate purposes of the Borrower and its Subsidiaries; and (v) for payment of any related transaction costs, fees and expenses. The Letters of Credit shall be issued for general corporate purposes of the Borrower and its Subsidiaries.

Section 3.21. Labor Matters. There are no strikes, lockouts or slowdowns against any Group Member pending or, to the knowledge of the Borrower, threatened which could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and its Domestic Subsidiaries have not violated in any material respect the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All material payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party.

Section 3.22. ERISA. Other than as described on Schedule 3.22, no Termination Event has occurred or is reasonably expected to occur that, when taken together with all other Termination Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.23. Trading with the Enemy Act; Patriot Act; Foreign Corrupt Practices Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IIIA

REPRESENTATIONS AND WARRANTIES APPLICABLE TO REVOLVING CREDIT

LENDERS

To induce the Administrative Agent and the Revolving Credit Lenders to enter into the 2013 Revolving Facility Amendment Agreement (and without in any way limiting the representations and warranties set forth in Article III, which representation and warranties are, for the avoidance of doubt, also made in favor of the Revolving Credit Lenders), the Borrower hereby represents and warrants to the Administrative Agent and each Revolving Lender that:

Section 3A.01. Financial Condition. (A) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at (x) December 31, 2011, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP and (y) December 31, 2012, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Grant Thornton LLP, in each case present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended and (B) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at

September 30, 2013, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments).

Section 3A.02. No Change. Since December 31, 2012 there has been no material adverse change in the business, financial condition, operations or property of the Borrower or the Borrower and its Subsidiaries, taken as a whole.

Sections 3A.03 through 3A.11. [Reserved].

Section 3A.12. Subsidiaries. Schedule 3A.12 to the 2013 Revolving Facility Amendment Agreement sets forth the name and jurisdiction of incorporation of each Loan Party as of the 2013 Amendment Effective Date.

Sections 3A.13 through 3A.17. [Reserved].

Section 3A.18. Solvency. Immediately after the transactions to occur on the 2013 Amendment Effective Date are consummated and after giving effect to the application of the proceeds of each Revolving Credit Loan made on the 2013 Amendment Effective Date, (a) the fair value of the assets of the Loan Parties taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties taken as a whole will exceed the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties taken as a whole will be able to pay or refinance their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties taken as a whole will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted after the 2013 Amendment Effective Date.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.01. Conditions to Closing. The occurrence of the Closing Date is subject to the following conditions precedent:

(a) Loan Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent and the Borrower, (ii) the Collateral Agreement, executed and delivered by the Borrower and each applicable Guarantor, (iii) an Acknowledgement and Consent in the form attached to the Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party (unless otherwise agreed by the Administrative Agent), (iv) the Domestic Subsidiary Guarantee, executed by each applicable Guarantor, (v) each Foreign Subsidiary Guarantee, executed and delivered by each applicable Guarantor, (vi) each Foreign Pledge Agreement, executed and delivered by each applicable Loan Party and (viii) the Collateral Trust Agreement, executed by each party thereto.

(b) DIP Facility. The Administrative Agent shall have received reasonably satisfactory evidence that (i) the commitments under the DIP Facility have been terminated, all letters of credit issued thereunder (other than the Existing DIP Letters of Credit) shall have expired or been cancelled, and all amounts outstanding thereunder (including, without limitation, all fees accrued but unpaid thereunder to the Closing Date, whether or not then payable under the terms thereof) have been repaid in full (which termination and repayment may be contemporaneous with the satisfaction of the conditions under this Section and the application of proceeds of any Borrowings and the issuance of any Letters of Credit to occur on the Closing Date); and (ii) satisfactory arrangements shall have been made for the termination of all Liens and guarantees granted in connection therewith.

(c) [Reserved.]

(d) Tranche A Term Loan Agreement. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower certifying that all conditions precedent to the effectiveness of the Tranche A Term Loan Agreement shall have been satisfied or waived in accordance with its terms.

(e) Senior Subordinated Notes Indenture. The Administrative Agent shall have a certificate executed by a Responsible Officer of the Borrower certifying that all conditions precedent to the effectiveness of the Senior Subordinated Notes Indenture shall have been satisfied or waived in accordance with its terms and the Senior Subordinated Notes shall have been issued.

(f) Intercreditor Arrangements. The Administrative Agent shall have received the Intercreditor Agreement, executed and delivered by all parties thereto.

(g) Reorganization Plan. The Effective Date shall have occurred.

(h) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Group Members for the 2006 and 2005 fiscal years and (iii) unaudited interim consolidated financial statements of the Group Members for each fiscal month and quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available.

(i) Approvals. All governmental and third party approvals (including consents from landlords of real property leased by the Loan Parties in the United States at which Inventory having a value in excess of $10,000,000 is located as specified on Schedule 4.01(i); provided, however, that the Loan Parties shall only be required to exercise commercially reasonable efforts to obtain any such landlord consents) necessary in connection with this Agreement and the Reorganization Plan, the continuing operations of the Loan Parties and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Reorganization Plan or the transactions contemplated hereby.

(j) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search in each of the domestic jurisdictions where (x) the Loan Parties are organized and (y) real estate of the Loan Parties is located, and such search shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.03 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(k) Environmental Reports. The Administrative Agent shall have received, and shall be reasonably satisfied with the results of, the Phase I environmental reports regarding environmental matters that may be attributable to such properties of the Loan Parties listed in Schedule 4.01(k).

(l) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel and financial advisors), pursuant to this Agreement, the other Loan Documents, the Fee Letter, the Approval Order and the Confirmation Order.

(m) Supporting Documents. The Administrative Agent shall have received for each of the Loan Parties:

(i) a copy of such Loan Party’s Organizational Documents, as amended up to and including the Closing Date, certified as of a recent date by the applicable Governmental Authority of such Loan Party’s jurisdiction incorporation, organization or formation;

(ii) (x) with respect to the Borrower and each Loan Party that is a Domestic Subsidiary, a good standing certificate from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation and of the State of Michigan (to the extent such Loan Party is qualified to do business as a foreign corporation in the State of Michigan), each dated a recent date prior to the Closing Date and (y) with respect to the Borrower, recent evidence of its qualification to do business as a foreign corporation in each State of the United States of America;

(iii) with respect to any Loan Party that is a Foreign Subsidiary, such customary evidence of its legal existence, its power and authority to enter into the Loan Documents to which it is a party and the incumbency and signatures of its officers or other representatives and such other documents or evidence as the Administrative Agent may reasonably request;

(iv) signature and incumbency certificates of the officers of such Loan Party executing the Loan Documents to which it is a party, dated as of the Closing Date;

(v) duly adopted resolutions of the board of directors or similar governing body of such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or assistant secretary as being in full force and effect without modification or amendment; and

(vi) such other similar documents as the Administrative Agent may reasonably request.

(n) Opinion of Counsel. The Administrative Agent and the Lenders shall have received the favorable written opinion of counsel to the Loan Parties substantially in the form of Exhibit I.

(o) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Trustee shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Collateral Agreement and each Foreign Pledge Agreement (to the extent certificated), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof (or such other instrument of transfer required under local law) and (ii) each promissory note (if any) pledged to the Collateral Trustee pursuant to the Collateral Agreement and each Foreign Pledge Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(p) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Agreement or under law or reasonably requested by the Collateral Trustee or the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Trustee a perfected Lien on the Collateral described therein for the benefit of the Term Loan Lenders and a perfected Lien on the Collateral described therein for the benefit of the Revolving Credit Lenders, each such Lien to be prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.03), shall be in proper form for filing, registration or recordation.

(q) Mortgages, etc. (i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(ii) If requested by the Administrative Agent at least thirty (30) days prior to the Closing Date, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, an as-built land survey of the sites of the Mortgaged Properties dated within three (3) years of the Closing Date, by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company, which surveys shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association (“ALTA”) and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof;

(C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; and (F) the flood zone designations, if any, in which the Mortgaged Properties are located (provided that if the Administrative Agent determines that it is reasonable to do so, the Administrative Agent may accept a survey in respect of any parcel of Mortgaged Property not conforming to the requirements specified above in this clause (ii)).

(iii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount reasonably satisfactory to the Administrative Agent (not to exceed the fair market value of such property); (B) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as permitted by Section 6.03 or as is otherwise reasonably acceptable to the Administrative Agent; (C) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (D) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or reasonably acceptable equivalent policies); (E) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request; and (F) be issued by title companies reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent) (provided that if the Administrative Agent determines that it is reasonable to do so, the Administrative Agent may accept a title insurance policy in respect of any parcel of Mortgaged Property not conforming to the requirements specified above in this clause (iii)). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iv) If requested by the Administrative Agent at least thirty (30) days prior to the Closing Date with respect to any Mortgaged Property which includes a material improvement located within an area designated as flood hazard zone, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Reform Act of 1994, whichever is less, and (3) has a term or series of terms ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents in the possession of the any Loan Party affecting the Mortgaged Properties, in each case to the extent required by the Administrative Agent. Notwithstanding the foregoing, with respect to any Mortgaged Property constituting a leasehold interest, the obligations of the Borrower to deliver the items described in this Section 4.01(q) are subject to the Borrower obtaining any consents, estoppels or other instruments or documents from third parties which are necessary in order for the Borrower to comply with its obligations in this Section 4.01(q); provided that the Borrower agrees to exercise reasonable efforts to obtain any such consents, estoppels or other instruments and documents.

(vi) The Administrative Agent and the Lenders shall have received the favorable written opinions of local counsel, acceptable to the Administrative Agent, covering such matters as the Administrative Agent may reasonably request.

(r) Insurance. The Administrative Agent shall have received evidence that all insurance required by Section 5.05 is in effect.

(s) Confirmation Order. The Administrative Agent shall have received a copy of the Confirmation Order, certified by a Responsible Officer to be a true, complete and correct copy of such document, which shall be in full force and effect, shall not have been stayed, reversed, modified or amended, and shall be final and non-appealable.

(t) Channeling Injunction. The Administrative Agent shall have received a copy of the Channeling Injunction, certified by a Responsible Officer to be a true, complete and correct copy of such document, which shall be in full force and effect, shall not have been stayed, reversed, modified or amended, and shall be final and non-appealable.

(u) Prepetition Letters of Credit. With respect to each letter of credit issued under the Prepetition Credit Agreement and outstanding on the Effective Date, such letter of credit shall have expired or been cancelled or replaced with Letters of Credit issued hereunder.

(v) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of the Closing Date with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct on and as of such earlier date.

(w) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the Loans deemed made on the Closing Date.

(x) Closing Documents. The Administrative Agent shall have received all documents required by this Agreement reasonably satisfactory in form and substance to the Administrative Agent.

(y) Budget. If requested by the Administrative Agent, the Administrative Agent shall have received from the Borrower, for distribution to the Lenders, an update to the Borrower’s financial projections included in the Confidential Information Memorandum detailing the Borrower’s anticipated cash receipts and disbursements for the period ending on the Tranche C Maturity Date, and setting forth the anticipated uses of the proceeds of the Loans, which shall be reasonably satisfactory in form and substance to the Administrative Agent.

(z) Borrowing Base Certificate. The Administrative Agent shall have received a completed Borrowing Base Certificate dated the Closing Date and setting forth the Borrowing Base as of the close of business on a date not earlier that the fifth (5th) Business Day prior to the Closing Date.

Section 4.02. Conditions Precedent to Each Loan and Each Letter of Credit. The obligation of the Lenders to make each Loan (other than a Revolving Credit Loan pursuant to an R/C Refunding Borrowing), of each Fronting Bank to issue and extend or renew each Letter of Credit is subject to the following conditions precedent:

(a) Notice. The Administrative Agent shall have received a notice with respect to each Borrowing or the issuance of each Letter of Credit, as the case may be, as required by Article II.

(b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (except to the extent such representation and warranty is qualified by materiality or reference to a Material Adverse Effect, in which case it shall be true and correct in all respects) on and as of the date of each Borrowing or the issuance of each Letter of Credit with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct on and as of such earlier date.

(c) No Default. On the date of each Borrowing or the issuance, extension or renewal of each Letter of Credit, no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing or, unless waived by the Required Revolving Credit Lenders, would result immediately after giving effect to such Borrowing or issuance, extension or renewal of Letters of Credit.

(d) The Confirmation Order and the Channeling Injunction. Each of the Confirmation Order and the Channeling Injunction shall be in full force and effect and shall not have been stayed, reversed, modified or amended in any respect.

(e) Borrowing Base Certificate. Solely with respect to the making of any Revolving Credit Loan, or the issuance, extension or renewal of any R/C Letter of Credit, the Revolving Administrative Agent shall have received a Borrowing Base Certificate dated no more than seven (7) days prior thereto, which Borrowing Base Certificate shall include supporting schedules as required by the Revolving Administrative Agent.

Each Borrowing and each issuance, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

From the date hereof and for so long as any Commitment shall be in effect, any Loan shall remain outstanding or any Letter of Credit shall remain outstanding (in a face amount in excess of the amount of cash then held in the Letter of Credit Account, or in excess of the face amount of back-to-back letters of credit delivered, in each case pursuant to Section 2.05(c)), or any other amount shall remain outstanding or unpaid under this Agreement, the Borrower shall and shall cause each of its Subsidiaries to:

Section 5.01. Financial Statements. Furnish to the Administrative Agent for delivery to the Lenders:

(a) as soon as available, but in any event within one hundred twenty (120) days (or such shorter period as is provided for in the terms governing any Refinancing Term Loans) after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than sixty (60) days (or such shorter period as is provided for in the terms governing any Refinancing Term Loans) after the end of each of the first three (3) quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Section 5.02. Certificates; Other Information. Furnish to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 5.01(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default as a result of noncompliance with Section 6.01, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 5.01, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in connection with any such delivery occurring prior to the Tranche A Term Loan Repayment Date, a Compliance Certificate containing all information and calculations necessary for determining compliance with Section 6.01 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be (it being understood that in the case of annual financial statements, such Compliance Certificate shall include a calculation of Adjusted Excess Cash Flow and Adjusted Positive EBITDA Variance for the fiscal year to which such financial statements relate), (iii) to the extent not previously disclosed to the Administrative Agent, a description of (x) any Indebtedness owed by any Loan Party to any Excluded Subsidiary, (y) any Indebtedness permitted under Sections 6.02(g), (j)(ii) or (q) and (z) any Guarantee Obligation in respect of any Indebtedness permitted under Sections 6.02(g) or (q) to the extent the amount of such Guarantee Obligation as of the date of incurrence thereof exceeds $10,000,000, in each case incurred since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Closing Date) and (iv) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party since the date of the most recent report delivered pursuant to this clause (iv) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than February 28 of each fiscal year of the Borrower, commencing with February 28, 2008, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet of the Group Members as at the end of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto on a business segment basis) (collectively, the “Projections”);

(d) until the Tranche A Term Loan Repayment Date shall have occurred, as soon as available, and in any event no later than February 28 of each fiscal year of the Borrower, commencing with February 28, 2008, a detailed consolidated strategic plan for such fiscal year and each of the subsequent fiscal years of the Borrower, through and including the fiscal year in which the Tranche C Maturity Date falls (including a projected consolidated balance sheet of the Group Members as at the end of each such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto on a business segment basis (collectively, the “Strategic Plan”)), which Strategic Plan shall in each case be accompanied by a certificate of a Responsible Officer stating that such Strategic Plan is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Strategic Plan is incorrect or misleading in any material respect; for the avoidance of doubt, there shall be no requirement to deliver a Strategic Plan after the Tranche A Term Loan Repayment Date;

(e) as soon as reasonably practical prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Tranche A Term Loan Agreement or the Senior Subordinated Notes Indenture;

(f) concurrently with the delivery of any financial statements pursuant to Section 5.01(a) or 5.01(b), a report setting forth in reasonable detail all Permitted Asset Sales made and Net Cash Proceeds received during the fiscal quarter most recently ended, any Reinvestment Notices delivered in such fiscal quarter with respect to such Permitted Asset Sales and the Reinvestment Deferred Amount at the end of such fiscal quarter, together with a reasonably detailed summary of the investment of any Reinvestment Deferred Amount made during such fiscal quarter;

(g) promptly, such additional financial and other information, or arrange such periodic conference calls with the Borrower and its professionals, as the Administrative Agent may from time to time reasonably request; and

(h) unless waived by the Required Revolving Credit Lenders, furnish to the Revolving Administrative Agent concurrently with the delivery of any financial statements pursuant to Section 5.01, (i) a Compliance Certificate containing all information and calculations necessary for determining compliance with Section 6A.01 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be (but only if (A) a Liquidity Event exists at such time, (B) an Event of Default has occurred and is continuing or (C) the Total Revolving Credit Usage at such time is equal to or greater than 50% of the lesser of (x) the Borrowing Base and (y) the Total Revolving Credit Commitment, in each case at such time) and (ii) to the extent not previously disclosed to the Administrative Agent, a description of (x) any Indebtedness owed by any Loan Party to any Excluded Subsidiary, (y) any Indebtedness permitted under Section 6A.02(g), 6A.02(j) or 6A.02(q), and (z) any Guarantee Obligation in respect of any Indebtedness permitted under Section 6A.02(g) or 6A.02(q) to the extent the amount of such Guarantee Obligation as of the date of incurrence thereof exceeds $10,000,000, in each case incurred since the date of the most recent report delivered pursuant to this clause (ii).

The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition contained in Article IV (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in Section 9.01 and as specified in the other Loan Documents, but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission systems (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 5.03. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

Section 5.04. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.04 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.05. Maintenance of Property; Insurance. (a) Keep all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

(b) Cause the Collateral Trustee to at all times be named as loss payee with respect to all “All Risk” insurance policies and an additional insured (but without any liability for premiums) under all general liability insurance policies maintained pursuant to Section 5.05(a).

Section 5.06. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

(b) Permit representatives of the Administrative Agent or employees of any Lender during normal business hours (i) to visit and inspect any of its properties and examine and make abstracts from any of its books and records during regular business hours and as often as may reasonably be desired, but no more than twice per fiscal year so long as no Event of Default is outstanding, and (ii) to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants, in either case on reasonable prior notice and at the expense of the Administrative Agent or such Lender, provided that at any time after the occurrence and during the continuance of an Event of Default, the reasonable costs and expenses of such Lender in respect of any such inspection shall be at the expense of the Borrower.

(c) Permit any representatives designated by the Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct evaluations and appraisals of the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base and such other assets and properties of the Loan Parties as the Administrative Agent or Required Revolving Credit Lenders may require, all upon reasonable prior notice during normal business hours and as often as reasonably requested; provided that such evaluations shall not be conducted more often than once during each fiscal year of the Borrower and such appraisals shall not be conducted more often than once during each fiscal year of the Borrower (exclusive in each case of any evaluations and appraisals conducted while an Event of Default has occurred and is continuing); provided further that during such time that Revolving Credit Facility Availability is less than the greater of (a) the lesser of (i) 15% of the aggregate Revolving Credit Commitments at such time and (ii) 15% of the Borrowing Base at such time and (b) $82,500,000, the Revolving Administrative Agent shall have the right to conduct up to two such evaluations in any fiscal year of the Borrower and the right to conduct up to two such appraisals in any fiscal year of the Borrower. The Borrower shall pay the reasonable fees (including reasonable and customary internally allocated fees of employees of the Administrative Agent as to which invoices have been furnished) and expenses of any such representatives retained by the Administrative Agent as to which invoices have been furnished to conduct any such evaluation or appraisal (it being understood that all such reasonable fees and expenses described in this sentence shall be in addition to the collateral agency fee described in the Agent’s Fee Letter to which CGMI is a party).

Section 5.07. Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default of which any Loan Party has knowledge;

(b) any default or event of default under any Contractual Obligation of any Group Member of which any Loan Party has knowledge;

(c) any litigation, investigation or proceeding affecting any Group Member (other than any litigation or investigation in which any Group Member is the plaintiff or complainant) (i) in which the amount involved is $25,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought, except any such litigation which the Borrower, in consultation with its counsel, has determined in good faith would not reasonably be expected to have a Material Adverse Effect, or (iii) which relates to any Loan Document;

(d) the following events, as soon as reasonably possible and in any event within forty five (45) days after any Loan Party has knowledge thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other material action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) (i) any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the Group Members sustaining, in the aggregate, a Material Environmental Loss; (ii) any notice that any Governmental Authority may deny any application for a material Environmental Permit sought by, or revoke or refuse to renew any material Environmental Permit held by, any Group Member which denial, revocation or refusal could reasonably be expected to result in a Material Environmental Loss; and (iii) any Governmental Authority has identified any Group Member as a potentially responsible party under any Environmental Law for the cleanup of Materials of Environmental Concern at any location, whether or not owned, leased or operated by any Group Member which identification could reasonably be expected to result in a Material Environmental Loss; and

(f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect promptly after any Loan Party has knowledge thereof.

Each notice pursuant to this Section 5.07 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

Section 5.08. Environmental Laws. (a) Comply in all material respects with, and use reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all orders and directives of all Governmental Authorities regarding Environmental Laws, except where the requirement to comply is being contested in good faith and appropriate reserves are being maintained in accordance with GAAP.

(c) Generate, use, treat, store, release, dispose of, and otherwise manage Materials of Environmental Concern in a manner that would not reasonably be expected to result in a Material Environmental Loss; and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Materials of Environmental Concern in a manner that could reasonably be expected to result in a Material Environmental Loss.

(d) Promptly deliver to the Administrative Agent any environmental reports regarding environmental matters affecting any Group Member which are delivered by any Group Member in connection with the Tranche A Term Loan Agreement.

Section 5.09. Additional Collateral, Additional Loan Parties, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party that is not a Foreign Subsidiary (other than (x) property that would constitute “Excluded Assets” as defined in the Collateral Agreement, (y) any property described in paragraph (b), (c) or (d) below and (z) any property subject to a Lien expressly permitted by Section 6.03(g)) as to which the Collateral Trustee does not have a perfected Lien for the benefit of the Term Loan Lenders and a perfected Lien for the benefit of the Revolving Credit Lenders, promptly (i) execute and deliver to the Collateral Trustee and the Administrative Agent such amendments to the Collateral Agreement or such other documents as the Collateral Trustee or the Administrative Agent deems necessary or advisable to grant to the Collateral Trustee, for the benefit of the Term Loan Lenders, a security interest in such property and for the benefit of the Revolving Credit Lenders, a security interest in such property (such security interests to be separate and distinct from each other) and (ii) take all actions necessary to perfect each such security interest, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Security Document or by law.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof), in the reasonable opinion of the Borrower, of $5,000,000 or greater acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Sections 6.03(g) or 6.03(v) (but, in the case of any property subject to any Lien permitted by Section 6.03(v), solely if the terms of such Lien prohibit the granting of a Lien to secure the Obligations)), promptly (i) execute and deliver a Mortgage, in favor of the Collateral Trustee, for the benefit of the Term Loan Lenders and for the benefit of the Revolving Credit Lenders, covering such real property, (ii) if requested by the Collateral Trustee or the Administrative Agent, provide the Lenders, with respect to each Mortgage, with (x) a mortgagee’s title insurance policy covering such real property in an amount at least equal to the purchase price of such real property and otherwise consistent with the provisions of Section 4.01(q)(iii) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) use its reasonable efforts to cause to be provided any consents or estoppels reasonably deemed necessary by the Collateral Trustee or the Administrative Agent in connection with each such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Trustee and the Administrative Agent and (iii) if requested by the Collateral Trustee or the Administrative Agent, deliver to the Collateral Trustee and the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Trustee and the Administrative Agent. With respect to all Mortgaged Properties, maintain a policy of flood insurance as described in Section 4.01(q)(iv) to the extent such policy was delivered pursuant to Section 4.01(q)(iv) or any other provision of any Loan Document.

(c) With respect to any new Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), promptly (i) execute and deliver to the Collateral Trustee and the Administrative Agent such amendments to the Collateral Agreement as the Collateral Trustee or the Administrative Agent deems necessary to grant to the Collateral Trustee, for the benefit of the Term Loan Lenders, a security interest in such property and for the benefit of the Revolving Credit Lenders, a security interest in such property (such security interests to be separate and distinct from each other), (ii) deliver to the Collateral Trustee the certificates representing such Capital Stock (to the extent certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Domestic Subsidiary Guarantee and the Collateral Agreement, (B) to take all actions necessary to perfect each such security interest, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Security Document or by law and (C) to deliver to the Collateral Trustee and the Administrative Agent each of the documents specified in Section 4.01(m) (with references in such Section to “Closing Date” being deemed references to the date on which all the other requirements of this clause (c) are satisfied)), and (iv) if requested by the Collateral Trustee or the Administrative Agent, deliver to the Collateral Trustee and the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Trustee and the Administrative Agent.

(d) With respect to any new Excluded Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Collateral Trustee and the Administrative Agent such amendments to the Collateral Agreement or the applicable Foreign Pledge Agreement, or such new Foreign Pledge Agreement, as the Collateral Trustee or the Administrative Agent deems necessary to grant to the Collateral Trustee, for the benefit of the Term Loan Lenders, a security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member and for the benefit of the Revolving Credit Lenders, a security interest in such Capital Stock (such security interests to be separate and distinct from each other); provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged, (ii) deliver to the Collateral Trustee the certificates representing such Capital Stock (to the extent certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Collateral Trustee or the Administrative Agent, deliver to the Collateral Trustee and the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Trustee and the Administrative Agent.

(e) Without duplication of any obligation set forth in the foregoing clauses of this Section 5.09, with respect to any Subsidiary of the Borrower that at any time pledges any property to secure the obligations of any Loan Party under the Tranche A Loan Agreement or the Senior Subordinated Notes Indenture (or any Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt), or incurs any Guarantee Obligations with respect to any such obligation, promptly (i) execute and deliver to the Collateral Trustee and the Administrative Agent such amendments to the Collateral Agreement as the Collateral Trustee or the Administrative Agent deems necessary to grant to the Collateral Trustee, for the benefit of the Term Loan Lenders, a security interest in such property and for the benefit of the Revolving Credit Lenders, a security interest in such property (such security interests to be separate and distinct from each other), (ii) to the extent any such property is Capital Stock, deliver to the Collateral Trustee the certificates representing such Capital Stock (to the extent certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such Subsidiary (A) to become a party to the Domestic Guarantee Agreement and the Collateral Agreement, (B) to take all actions necessary to perfect each such security interest, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Security Document or by law and (C) to deliver to the Collateral Trustee and the Administrative Agent each of the documents specified in Section 4.01(m) (with references in such Section to “Closing Date” being deemed references to the date on which all the other requirements of this clause (e) are satisfied), and (iv) if requested by the Collateral Trustee or the Administrative Agent, deliver to the Collateral Trustee and the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Trustee and the Administrative Agent.

Section 5.10. Maintenance of Concentration Account. Establish and maintain with the Revolving Administrative Agent an account (the “Concentration Account”) to be used by the Loan Parties as their principal domestic concentration or sweep account(s) into which shall be deposited during each Sweep Period the available balances from the Loan Parties’ operating accounts at the end of each Business Day, net of disbursements paid in the ordinary course of business during such Business Day. Amounts on deposit in the Concentration Account shall be applied as set forth in Section 2.15(c) during each Sweep Period.

Section 5.11. Blocked Accounts. Subject all of the Loan Parties’ lockboxes and accounts that are maintained for the purposes of collecting Receivables of the Loan Parties and that have been identified by the Revolving Administrative Agent and the Loan Parties (and any other lockboxes and accounts that serve the same purpose as any lockboxes and accounts so identified) to blocked account agreements reasonably acceptable to the Revolving Administrative Agent. The Revolving Administrative Agent shall have the right, at all times during a Sweep Period, to instruct each applicable depositary bank to transfer on a daily basis all amounts in the subject blocked account constituting Collateral to the Concentration Account.

Section 5.12. Borrowing Base Certificate. Furnish to the Revolving Administrative Agent, no later than (a) four (4) Business Days after the end of each calendar week (each calendar week deemed, for purposes hereof, to end on a Friday), a completed Borrowing Base Certificate showing the Borrowing Base as of the close of business on the Friday of such calendar week at all times when Revolving Credit Facility Availability is less than the greater of (i) the lesser of (A) 12.5% of the aggregate Revolving Credit Commitments at such time and (B) 12.5% of the Borrowing Base at such time and, (ii) $68,750,000, (b) eleven (11) Business Days after the end of each fiscal month, a completed Borrowing Base Certificate showing the Borrowing Base as of the close of business on the last day of such fiscal month, and (c) if requested by the Revolving Administrative Agent, at any other time when the Revolving Administrative Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available but in no event later than eleven (11) Business Days after such request, a completed Borrowing Base Certificate showing the Borrowing Base as of the date so requested, in each case with supporting documentation and additional reports with respect to the Borrowing Base as the Revolving Administrative Agent may reasonably request. The components of the Borrowing Base consisting of inventory shall be updated monthly as of the close of business on the last Business Day of each fiscal month. Concurrent with the delivery of each Borrowing Base Certificate (or such later time as the Revolving Administrative Agent may agree) pursuant to this Section 5.12, the Borrower shall deliver, for the period covered by such Borrowing Base Certificate, a report setting forth (i) the Receivables sold by the Borrower and its Subsidiaries to each Auto Supplier Support Program SPV during such period and (ii) an aging analysis, as of the end of such period, with respect to receivables then owing to the Borrower and its Subsidiaries by each Auto Supplier Support Program SPV.

Section 5.13. Use of Proceeds. (I) Substantially simultaneously with the receipt of proceeds from any Term Borrowings made after the Closing Date, use such proceeds to prepay or redeem Tranche A Term Loans and Senior Subordinated Notes, until such time as the Tranche A Term Loans and the Senior Subordinated Notes have been paid in full and (II) use the proceeds of the Revolving Credit Loans and R/C Letters of Credit made or issued under the Revolving Credit Facility following the 2013 Amendment Effective Date solely for the purposes described in clauses (iii), (iv) and (v) of the first sentence of Section 3.20 and the last sentence of Section 3.20.

Section 5.14. Post-Closing Obligations. Within 90 days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), the Borrower shall execute and deliver Foreign Pledge Agreements in respect of the Capital Stock of each of the Foreign Subsidiaries listed on Schedule 5.14, if and to the extent that such Capital Stock then constitutes Collateral (as defined in the Collateral Agreement).

ARTICLE VI

NEGATIVE COVENANTS

From the date hereof and for so long as any Commitment shall be in effect, any Loan shall remain outstanding or any Letter of Credit shall remain outstanding (in a face amount in excess of the amount of cash then held in the Letter of Credit Account, or in excess of the face amount of back-to-back letters of credit delivered, in each case pursuant to Section 2.05(c)) or any other amount shall remain outstanding or unpaid under this Agreement, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

Section 6.01. Financial Condition Covenants. (a) Consolidated Senior Leverage Ratio. Prior to the Tranche A Term Loan Repayment Date, permit the Consolidated Senior Leverage Ratio as at the last day of each period of four consecutive fiscal quarters of the Borrower ending on or after the last day of the thirteenth fiscal quarter after the Closing Date to exceed 3.90 to 1.00.

(b) Consolidated Debt Service Coverage Ratio. Prior to the Tranche A Term Loan Repayment Date, permit the Consolidated Debt Service Coverage Ratio for each period of four consecutive fiscal quarters of the Borrower ending on or after the last day of the thirteenth fiscal quarter after the Closing Date to be less than 1.10 to 1.00.

(c) Consolidated EBITDA. Prior to the Tranche A Term Loan Repayment Date, permit Consolidated EBITDA for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the amount set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated EBITDA
December 31, 2007	$700,000,000
March 31, 2008	$706,250,000
June 30, 2008	$712,500,000
September 30, 2008	$718,750,000
December 31, 2008 and each fiscal quarter thereafter	$725,000,000

For the avoidance of doubt, none of the covenants set forth in this Section 6.01 shall be applicable from and after the Tranche A Term Loan Repayment Date.

Section 6.02. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) (i) Indebtedness of the Borrower to any Subsidiary and of any Guarantor to any Group Member, (ii) Indebtedness of any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor and (iii) any Intercompany Loan Owed to U.K. Subsidiaries;

(c) (i) Guarantee Obligations of any Group Member of Indebtedness of any Loan Party, and (ii) Guarantee Obligations of any Subsidiary that is not a Guarantor of Indebtedness of any other Subsidiary that is not a Guarantor;

(d) (i) Guarantee Obligations of any Group Member in respect of any Foreign Credit Facility and other Indebtedness of any Excluded Subsidiary permitted under Section 6.02(z) and (ii) from and after the Tranche A Term Loan Repayment Date, Guarantee Obligations of any Group Member of Indebtedness of any Excluded Subsidiary;

(e) Guarantee Obligations of any Person which becomes a Subsidiary of any Group Member or is merged into any Group Member after the date of this Agreement; provided that (i) such Guarantee Obligation was in existence on the date such Person became a Subsidiary of, or was merged into, such Group Member, (ii) such Guarantee Obligation was not created in contemplation of such Person becoming a Subsidiary of, or merging into, such Group Member and (iii) immediately after giving effect to the acquisition of such Person by such Group Member, no Default or Event of Default shall have occurred and be continuing;

(f) Indebtedness outstanding on the date hereof and listed on Schedule 6.02(f) and any refinancings, replacements, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof); provided that this Section 6.02(f) shall not permit the incurrence of any new Indebtedness to refinance, replace, refund, renew or extend any Indebtedness owing to a Group Member unless the obligee on such new Indebtedness is also a Group Member;

(g) Indebtedness (including, without limitation, purchase money Indebtedness and Capital Lease Obligations) incurred after the Closing Date to finance Capital Expenditures; provided that the aggregate principal amount of Indebtedness incurred in reliance on this Section 6.02(g) shall not exceed $200,000,000 in any fiscal year;

(h) [Reserved.];

(i) Indebtedness incurred in the ordinary course of business under travel and expense cards, corporate purchasing cards and car leasing programs, and Guarantee Obligations of the Borrower with respect to any such Indebtedness;

(j) (i) Indebtedness of any Excluded Subsidiary to any Loan Party existing on the Closing Date, (ii) additional Indebtedness of any Excluded Subsidiary to any Loan Party incurred after the Closing Date and consisting of Intercompany Loans permitted under Section 6.08(h)(ii) and (iii) from and after the Tranche A Term Loan Repayment Date, Indebtedness of any Excluded Subsidiary to any Loan Party;

(k) Intercompany and third-party Indebtedness incurred in the ordinary course of business in connection with the cash pooling and/or interest set-off arrangements described in Section 6.03(k);

(l) Indebtedness in connection with Swap Agreements not prohibited by Section 6.12;

(m) Indebtedness secured by Liens permitted by Section 6.03(a), (b), (c), (d), (e), (i), (l), (m) and (n) to the extent the obligations secured thereby constitute Indebtedness;

(n) (i) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $306,000,000, (ii) Guarantee Obligations of any Guarantor in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes, and (iii) any refinancings, replacements, refundings, renewals or extensions of the foregoing (without increasing, or shortening the maturity of, the principal amount thereof);

(o) (i) Indebtedness of the Group Members in respect of the Tranche A Term Loans in an aggregate principal amount not to exceed $1,330,000,000 (as such amount shall be reduced from time to time as a result of prepayments and repayments), (ii) Guarantee Obligations of any Group Member in respect of such Indebtedness, and (iii) any refinancings, replacements, refundings, renewals or extensions of the foregoing (without increasing the principal amount thereof in effect immediately prior to such refinancing, replacement, refunding, renewal or extension);

(p) Other Indebtedness of the Group Members in satisfaction of the Other Unsecured Claims pursuant to the Reorganization Plan, so long as the aggregate principal amount of Indebtedness incurred pursuant to this Section 6.02(p) shall not exceed $300,000,000;

(q) Permitted Subordinated Indebtedness (including Permitted Designated Subordinated Indebtedness), provided that, so long as the Tranche A Term Loan Repayment Date shall not have occurred, (i) the Net Cash Proceeds thereof received by any Group Member are (A) applied to prepay the Tranche B Term Loans to the extent required by Section 2.16(a), (B) applied to consummate a Permitted Acquisition as to which the Collateral Trustee is granted a security interest for the benefit of the Term Loan Lenders and a security interest for the benefit of the Revolving Credit Lenders (such security interests to be separate and distinct from each other), on the assets acquired pursuant thereto in accordance with Section 5.09, (C) applied to make a Board-Approved Investment or a Proceeds Investment (so long as the Borrower shall have complied with the provisions of Section 5.09, to the extent applicable, with respect to any assets acquired by any Group Member pursuant to such Board-Approved Investment or Proceeds Investment, as the case may be), (D) applied to consummate Permitted Open Market Purchases, (E) applied to consummate a repayment of the Tranche A Term Loans or (F) applied to make a Capital Expenditure or a Restricted Payment, and (ii) after giving effect to the incurrence thereof, if such Indebtedness is incurred, at any time when the Borrower is required to comply with any covenant in Section 6.01, the Borrower shall be in compliance with such covenant in Section 6.01 as of the last day of the fiscal quarter then most recently ended prior to the date of such incurrence (calculated on a pro forma basis to give effect to the incurrence of such Permitted Subordinated Indebtedness and the applicable event described in clauses (A), (B), (C), (D), (E) or (F)) as if each had occurred on the last day of such fiscal quarter or the first day of the relevant period ending on the last day of such fiscal quarter, as applicable;

(r) Intercompany Loans incurred in order to consummate the Tax Restructuring (including any Intercompany Loans arising solely as a result of the recharacterization as Indebtedness of any equity Investment made by any Group Member in any other Group Member and permitted by Section 6.08);

(s) Indebtedness of any Person which becomes a Subsidiary or is merged into any Group Member after the date of this Agreement, provided that (i) such Indebtedness was in existence on the date such Person became a Subsidiary of, or merged into, such Group Member, (ii) such Indebtedness was not created in contemplation of such Person becoming a Subsidiary of, or merging into, such Group Member and (iii) immediately after giving effect to the acquisition of such Person by such Group Member no Default or Event of Default shall have occurred and be continuing;

(t) Indebtedness of any Group Member owed to any other Group Member and arising solely as a result of the recharacterization as Indebtedness of any equity Investment made by any Group Member in any other Group Member and permitted by Section 6.08;

(u) (i) Indebtedness (including Guarantee Obligations) incurred by the Borrower and the U.K. Subsidiaries in connection with the Company Voluntary Arrangements, the U.K. Settlement Agreement and financing the retention of the Intercompany Notes, and (ii) Intercompany Loans from T&N Limited to any other U.K. Subsidiary or from any U.K. Subsidiary to T&N Limited in the ordinary course of business and solely in connection with the establishment and operation of the consolidated cash management system of the U.K. Subsidiaries;

(v) (i) Indebtedness of the Group Members in respect of the Additional Liquidity Facility, limited prior to the Tranche A Term Loan Repayment Date to an aggregate principal amount at any time, when added to the sum of (x) the Total Revolving Credit Commitment (or, if the Total Revolving Credit Commitment shall have terminated, the Total Revolving Credit Usage) at such time and (y) the aggregate outstanding principal amount of the Term Loans at such time, not to exceed $1,418,000,000, (ii) Guarantee Obligations of any Group Member in respect of such Indebtedness, and (iii) any refinancings, replacements, refundings, renewals or extensions of the foregoing;

(w) Indebtedness in respect of any Permitted Receivables Facility;

(x) Indebtedness incurred to fund Joint Venture Put Obligations relating to Turkish Joint Ventures in an aggregate outstanding principal amount not to exceed at any date $200,000,000;

(y) From and after the Tranche A Term Loan Repayment Date, any other Indebtedness (other than Indebtedness of an Excluded Subsidiary) so long as the Consolidated Interest Coverage Ratio as of the last day of the immediately preceding fiscal quarter for the period of four consecutive fiscal quarters ending on such date, computed on a pro forma basis as if such Indebtedness had been incurred on the first day of the period of four consecutive fiscal quarters ending on such last day, equals or exceeds 2.00 to 1.00; provided that the immediately preceding limitation shall not apply to Indebtedness that is secured by a Lien granted pursuant to Section 6.03(z)(i); and

(z) Indebtedness of the Group Members not permitted by the foregoing paragraphs of this Section 6.02 (other than Intercompany Loans) in an aggregate outstanding principal amount for all Group Members not to exceed at any date $1,000,000,000.

Section 6.03. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments or governmental charges not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP or in the case of a Subsidiary located outside the United States, general accounting principles in effect from time to time in its jurisdiction of incorporation;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business that do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Group Member;

(f) (i) Liens in existence on the date hereof listed on Schedule 6.03(f) securing Indebtedness in existence on the date hereof and permitted by Section 6.02(f) and (ii) renewals of any Liens permitted by clause (i) securing Indebtedness permitted by Section 6.02(f) that is a refinancing, replacement, refunding, renewal or extension of any Indebtedness described in clause (i), provided that no such Lien permitted by this clause (ii) shall cover any property that is not subject to such Lien on the date hereof and that the amount of Indebtedness secured thereby is not increased after the date hereof;

(g) Liens securing Indebtedness of any Group Member incurred pursuant to Section 6.02(g) to finance purchase money Indebtedness or any other Capital Expenditure, provided that (i) such Liens shall be created substantially simultaneously with, or within 60 days after, the making of such Capital Expenditure and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(h) Liens created pursuant to the Security Documents securing the Obligations, the Cash Management Obligations and the Hedging Obligations;

(i) Liens in favor of any Governmental Authority to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(j) Liens on assets of any Excluded Subsidiary to secure Indebtedness of any Group Member (including Indebtedness of such Excluded Subsidiary) permitted under Section 6.02(z);

(k) Liens created in the ordinary course of business in favor of banks and other financial institutions on credit balances of any bank accounts of any Group Member held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(l) Liens arising from leases, subleases or licenses granted to others which do not interfere in any material respect with the business of any Group Member;

(m) Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts;

(n) any interest or title of a lessor under any lease entered into by any Group Member in the ordinary course of its business and covering only the assets so leased;

(o) Liens securing (i) the Tranche A Term Loans, (ii) the Senior Subordinated Notes and (iii) the Additional Liquidity Facility, and any refinancings, replacements, refundings, renewals or extensions of any of the foregoing; provided that such Liens are subordinated on terms no less favorable on the whole than those set forth in the Intercreditor Agreement;

(p) Liens securing Permitted Receivable Facilities;

(q) Liens securing Indebtedness permitted by Section 6.02(b) and Section 6.02(j) on the assets of the Subsidiaries described therein; provided that any such Liens on assets of any Loan Party shall be subordinated to any and all Liens securing the Obligations, the Cash Management Obligations and the Hedging Obligations and any other Liens governed by the Intercreditor Agreement on terms and conditions reasonably satisfactory to the Administrative Agent in its discretion;

(r) Liens securing Indebtedness permitted by Section 6.02(i), (r) and (x);

(s) Liens arising from judgments and attachments in connection with court proceedings, provided that (i) the attachment or enforcement of such Liens would not result in an Event of Default hereunder, (ii) such Liens are being contested in good faith by appropriate proceedings, (iii) no material assets or property of any Group Member is subject to material risk of loss or forfeiture, and (iv) a stay of execution pending appeal or proceeding for review is in effect;

(t) Liens on cash or Cash Equivalents to secure the obligations of any Group Member under any Swap Agreement not prohibited by Section 6.12;

(u) Liens securing any Permitted Subordinated Indebtedness (including Permitted Designated Subordinated Indebtedness), so long as such Liens comply with the criteria set forth in clause (iii) of the definition of “Permitted Subordinated Indebtedness”;

(v) Liens on property or assets acquired by any Group Member or on property or assets of any Person which becomes a Subsidiary of a Group Member, in any such case existing at the time of the acquisition thereof (including acquisition through merger or consolidation);

(w) with respect to each Mortgaged Property, the Liens permitted in the Mortgage for such Mortgaged Property;

(x) Liens created under Section 4.7 of the Collateral Trust Agreement in favor of the Collateral Trustee;

(y) Liens granted by the Borrower or a Subsidiary upon one or more Intercompany Loan Notes securing Indebtedness owing to the Borrower or a Subsidiary;

(z) from and after the Tranche A Term Loan Repayment Date (i) Liens securing Indebtedness incurred pursuant to Section 6.02(y) having the same priority as the “First Priority Liens” referred to in the Intercreditor Agreement, so long as, after giving effect to the incurrence of such Indebtedness, the Consolidated First Priority Leverage Ratio as of the last day of the immediately preceding fiscal quarter for the period of four consecutive fiscal quarters ending on such date, computed on a pro forma basis as if such Indebtedness had been incurred on such last day of the immediately preceding fiscal quarter, did not exceed 3.50 to 1.00, and (ii) any other Liens securing Indebtedness incurred pursuant to Section 6.02(y) so long as such Liens are subject to Lien subordination provisions no less favorable to the Lenders than the terms of the subordination of the “Second Priority Liens” referred to in the Intercreditor Agreement in relation to the First Priority Liens referred to therein (except that, for this purpose, the “First Priority Standstill Period” referred to therein shall be not less than 180 days and Section 4.4 shall be inapplicable); and

(aa) Liens not otherwise permitted by this Section so long (x) as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto, exceeds as to all Group Members $150,000,000 at any one time and (y) such Liens do not secure Indebtedness permitted by Sections 6.02(d), (i), (k), (n), (o), (p), (q), (s), (u) and (v).

Section 6.04. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except pursuant to the U.K. Dissolution and the Company Voluntary Arrangements, and except that:

(a) (i) any Subsidiary may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the continuing or surviving corporation shall be a Wholly Owned Subsidiary Guarantor) and (ii) any Subsidiary that is not a Guarantor may be merged with or into any other Subsidiary (and if such other Subsidiary is a Guarantor the survivor shall be a Guarantor);

(b) (i) any Subsidiary may Dispose of any or all of its assets (including, without limitation, transfers of Intercompany Loans or equity Investments) (A) to the Borrower or any Guarantor (upon voluntary liquidation or otherwise) or (B) pursuant to a Disposition permitted by Section 6.05, (ii) any Subsidiary that is not a Guarantor may Dispose of any or all of its assets to any other Subsidiary; and (iii) from and after the Tranche A Term Loan Repayment Date, any Group Member may dispose of any or all of its assets to the Borrower or any Subsidiary;

(c) any Investment expressly permitted by Section 6.08 may be structured as a merger, consolidation or amalgamation;

(d) any Subsidiary which has Disposed of all of its assets as permitted under this Section 6.04 and Section 6.05 or otherwise has no assets may be liquidated;

(e) the Group Members may consummate the transactions contemplated under the Tax Restructuring;

(f) any Joint Venture may be liquidated, provided that (x) the assets and liabilities thereof are distributed to the owners of such Joint Venture, pro rata, in accordance with such owners’ respective equity interests in such Joint Venture and (y) the Net Cash Proceeds thereof are applied to prepay the Loans, to the extent required by Section 2.15 or Section 2.16, as applicable; and

(g) any Subsidiary that is not a Guarantor may be liquidated or dissolved so long as the aggregate book value of the assets of all Subsidiaries that have been dissolved or liquidated pursuant to this Section 6.04(g) shall be less than 10% of the book value of the consolidated assets of the Group Members, taken as a whole (as set forth in the most recent audited consolidated financial statements of the Borrower that have been delivered pursuant to Section 5.01(a) or, until any audited financial statements have been delivered pursuant to such Section, the Pro Forma Balance Sheet).

Section 6.05. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business and Dispositions of Cash Equivalents in the ordinary course of business;

(c) Dispositions permitted by Section 6.04;

(d) Dispositions of Receivables pursuant to Factoring Arrangements, so long as, on the last day of each calendar month, the aggregate amount of Receivables that have been Disposed of pursuant thereto and that are then outstanding shall not exceed the Factoring Basket then in effect;

(e) Dispositions pursuant to sale and leaseback transactions permitted pursuant to Section 6.11;

(f) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor or the sale or issuance of any Excluded Subsidiary’s Capital Stock to any other Excluded Subsidiary;

(g) (i) any Permitted Asset Sales; provided that the Net Cash Proceeds thereof are applied to prepay the Loans, to the extent required by Section 2.15 or Section 2.16, as applicable and (ii) any Disposition that does not constitute an “Asset Sale” pursuant to clause (ii) of the definition thereof;

(h) Dispositions in connection with the U.K. Dissolution or the Company Voluntary Arrangements;

(i) Dispositions constituting Investments permitted by Section 6.08;

(j) Dispositions consisting of (i) operating leases to Loan Parties, (ii) operating leases to Joint Ventures of assets at a fair market value in an aggregate amount not to exceed at any date the Joint Venture Basket then in effect and (iii) operating leases to Excluded Subsidiaries of assets at a fair market value in an aggregate amount not to exceed at any date the Intercompany Basket then in effect;

(k) intercompany Dispositions necessary in order to effect the Tax Restructuring;

(l) the licensing of Intellectual Property in the ordinary course of business and in a manner consistent with past practices of the Borrower and its Subsidiaries;

(m) transfers of accounts receivable and related rights by F-M Canada to the Borrower;

(n) involuntary dispositions consisting of property or casualty events or condemnation proceedings, in each case resulting in a Recovery Event;

(o) Dispositions of in-plant maintenance, repair and operating and perishable tooling operations to third parties in connection with the outsourcing and such operations;

(p) the Wagner Lighting Divestiture; and

(q) Dispositions of assets pursuant to a Permitted Receivables Facility.

Section 6.06. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

(b) any Subsidiary that is not a Guarantor may make Restricted Payments to any other Group Member;

(c) any Subsidiary may make Restricted Payments to Persons directly owning Minority Interests, if such Subsidiary shall first have made, or shall substantially simultaneously make, a Restricted Payment to the Group Member which has an ownership interest in such Subsidiary in an amount not less than such Group Member’s proportionate share (based upon such Group Member’s percentage ownership interest in such Subsidiary) of the total Restricted Payment to be made by such Subsidiary;

(d) any Subsidiary may make Restricted Payments necessary in order to consummate the Tax Restructuring;

(e) the Borrower may make Restricted Payments to members of management pursuant to compensation arrangements typical of companies of similar size and scope;

(f) the Borrower may make any Restricted Payment if, at the time of such Restricted Payment and after giving effect thereto, the aggregate amount of all Restricted Payments made by the Borrower pursuant to this clause (f) since the Closing Date would not exceed the sum of $75,000,000 plus 50% of Consolidated Net Income for the period commencing on the first day of the fiscal quarter in which the Closing Date falls and ending on the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01 (treated for this purpose as a single accounting period);

(g) any Group Member may make Restricted Payments in connection with the Company Voluntary Arrangements, the retention of the Intercompany Loan Notes (without limiting payments relating to Intercompany Loan Notes in connection with the Tax Restructuring), and the U.K. Dissolution, and

(h) any Group Member may make Restricted Payments on any date in an aggregate amount not to exceed the aggregate amount of Equity Proceeds that are Not Otherwise Applied on such date.

Section 6.07. [Reserved.]

Section 6.08. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution of cash or other property to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit and the conversion of overdue trade receivables into notes receivables, in each case in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 6.02;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses or pursuant to any Plan) in an aggregate amount for all Group Members not to exceed $10,000,000 at any one time outstanding;

(e) Investments consisting of Permitted Net Cash Proceeds Reinvestments made by any Group Member with the proceeds of any Reinvestment Deferred Amount;

(f) Investments permitted by Sections 6.04(a), (b) and (e);

(g) Investments consisting of Intercompany Loans permitted under Sections 6.02(b), (k), (t) and (u);

(h) (i) Investments by any Loan Party in any Excluded Subsidiary existing on the Closing Date, (ii) additional Investments by any Loan Party in any Excluded Subsidiary in an aggregate outstanding amount not to exceed on any date the Intercompany Basket in effect at such date (calculated after giving effect to all proposed Investments to be made on such date pursuant to this Section 6.08(h)(ii)); provided that the aggregate amount of Investments (other than Intercompany Loans) made pursuant to this Section 6.08(h)(ii) and outstanding on any date shall not exceed the Intercompany Basket Sublimit on such date, (iii) from and after the Tranche A Term Loan Repayment Date, Investments by any Loan Party in an Excluded Subsidiary, and (iv) Investments in a Foreign Subsidiary for the purpose of complying with local statutory capitalization requirements in such Foreign Subsidiary’s host jurisdiction;

(i) Investments by (i) any Group Member in the Borrower or any Person that, prior to such investment, is a Guarantor and (ii) any Subsidiary that is not a Guarantor in any Group Member;

(j) (i) Investments consisting of the Capital Stock of any Person acquired pursuant to any Joint Venture Put Obligation and (ii) Investments (other than Investments described in clause (i)) in Joint Ventures, including without limitation, Investments in new Joint Ventures, the purchase of ownership interests in Joint Ventures from Persons that are not Group Members and increases in the ownership interest of any Group Member in Joint Ventures, in an aggregate outstanding amount not to exceed at any date the Joint Venture Basket in effect on such date;

(k) Permitted Acquisitions;

(l) (i) Investments outstanding on the date hereof and listed on Schedule 6.08(l), (ii) equity Investments of any Group Member in any other Group Member and arising solely as a result of the recharacterization as an equity investment of any Intercompany Loan permitted by Section 6.02 and (iii) Investments in the form of notes issued by the “Trust” (as defined in the

Reorganization Plan) to the Borrower pursuant to the Reorganization Plan, as follows: (x) a note in the face amount of $125,000,000 issuable pursuant to Section 8.3.5 of the Reorganization Plan and (y) a note in the face amount of $140,000,000 issuable pursuant to Section 8.22 of the Reorganization Plan;

(m) Investments by any Group Member made on or after the Closing Date in existing or potential suppliers and customers from whom the Borrower reasonably expects to obtain a material commercial benefit, in an aggregate amount (valued at cost) not to exceed $25,000,000 at any one time outstanding;

(n) Investments by any Group Member of any Restricted Payment received by such Person that consists of equity interests in a Subsidiary; provided that if the initial payor of any such Restricted Payment is a Guarantor, then the ultimate recipient of such Restricted Payment shall also be a Guarantor;

(o) Investments by any Group Member necessary to effect the Tax Restructuring;

(p) Investments in notes receivable payable to any Group Member by the purchasers of assets purchased pursuant to Dispositions permitted under Section 6.05;

(q) Investments by the Borrower in any Subsidiary consisting of the issuance of Letters of Credit hereunder (and the incurrence by the Borrower of Indebtedness hereunder with respect thereto) to support obligations of such Subsidiary;

(r) Investments by a U.K. Subsidiary in another U.K. Subsidiary in connection with the Company Voluntary Arrangements;

(s) Investments by the Borrower or any of its Subsidiaries in connection with the Anticipated Japanese Consolidation in an amount not to exceed $10,000,000;

(t) Investments not otherwise permitted under paragraphs (a) through (s) of this Section 6.08 so long as (i) prior to the making of any such Investment, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer, certifying that such Investment has been approved by a Board Majority and (ii) immediately after the consummation of any such Investment, the Revolving Credit Facility Availability shall be equal to at least $200,000,000; it being understood that at any time at which any Investments made pursuant to this Section 6.08(t) with respect to any Person constitutes an Acquisition, such Acquisition must also constitute a Permitted Acquisition and comply with the definition thereof;

(u) Investments not otherwise permitted under the foregoing paragraphs (a) through (t) of this Section 6.08, but excluding Investments in Joint Ventures or in Excluded Subsidiaries, in an aggregate outstanding amount not to exceed on any date the General Investment Basket in effect on such date; and

(v) On any date, Investments not otherwise permitted under (a) through (u) of this Section 6.08 in an aggregate outstanding amount not to exceed on any date the Proceeds Investment Basket on such date.

Section 6.09. Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Tranche A Term Loans or Senior Subordinated Notes if at the time a Default or Event of Default has occurred and is continuing; (b) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to (i) the Additional Liquidity Facility, (ii) any Permitted Subordinated Indebtedness or (iii) any Indebtedness of a Loan Party incurred under Section 6.02(y) or Section 6.02(z) that is not secured as permitted under Section 6.03(z)(i), unless at the time no Default or Event of Default has occurred and is continuing and immediately after giving effect thereto (and any Indebtedness incurred in connection therewith, and the application of the proceeds thereof), the Leverage Ratio is not greater than 3.5 to 1.0; (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of (i) the Tranche A Term Loan Agreement or the Additional Liquidity Facility Agreement in a manner that is materially adverse to the Lenders or (ii) the Senior Subordinated Note Indenture or any document governing any Permitted Subordinated Indebtedness (other than any such amendment, modification, waiver or other change that (A) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (B) does not involve the payment of a consent fee); or (d) designate any Indebtedness (other than Consolidated Senior Debt permitted by this Agreement) as “Designated Senior Debt” or “Guarantor Senior Debt” (or any other defined term having similar purposes) for the purposes of the Senior Subordinated Note Indenture or any document governing any Permitted Subordinated Indebtedness.

Section 6.10. Transactions with Affiliates. Except for the Tax Restructuring, the retention of the Intercompany Loan Notes (without limiting any transactions in connection with the Tax Restructuring), or pursuant to the U.K. Dissolution, the Company Voluntary Arrangements or Permitted Securitization Facility, enter into any material transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (i) otherwise permitted under this Agreement and (ii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate as determined in good faith by the Borrower or the relevant Group Member. For the avoidance of doubt (i) contemporaneous purchases and/or sales by a Group Member and an Affiliate of assets, Capital Stock, bonds, notes, debentures or other debt securities, and bank loans, participations or similar obligations at substantially the same price shall not be deemed transactions with an Affiliate under this Agreement and (ii) in no event shall any direct or indirect transfer of any Class A Common Stock or any other Capital Stock of the Borrower, by Thornwood or any of its Affiliates to any Affiliate of Thornwood or to Thornwood, give rise to or be deemed a “Change of Control” hereunder.

Section 6.11. Sales And Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member; provided that (i) any Group Member may consummate a sale and leaseback transactions in which the transferee is the Borrower or a Wholly Owned Subsidiary Guarantor, and any Subsidiary which is not a Guarantor may consummate a sale and leaseback transaction in which the transferor is another Subsidiary which is not a Guarantor and (ii) the Group Members may consummate other sale and leaseback transactions in an amount not to exceed in the aggregate for all Group Members $250,000,000.

Section 6.12. Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks in respect of changes in commodity prices or currency exchange rates to which any Group Member has actual exposure and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any outstanding or prospective interest-bearing liability or investment of any Group Member from time to time.

Section 6.13. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

Section 6.14. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement and the other Loan Documents, (b) the Tranche A Term Loan Agreement, (c) the Senior Subordinated Note Indenture, (d) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (e) any agreements with respect to Indebtedness incurred by the Excluded Subsidiaries and permitted under Sections 6.02 imposing any such prohibitions or limitations on Excluded Subsidiaries, (f) any agreement arising pursuant to the Company Voluntary Arrangements, (g) any agreements binding any Person which becomes a Subsidiary or is merged into any Group Member after the date of this Agreement, provided that such agreement was in existence on the date such Person became a Subsidiary of, or merged into, such Group Member and was not entered into in contemplation of such Person becoming a Subsidiary of, or merging into, such Group Member, (h) any Permitted Receivables Facility Documents, and (i) any agreements to which any Subsidiary that is not a wholly-owned Subsidiary is a party that prohibit or limit the ability of such Subsidiary or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues.

Section 6.15. Clauses Restricting Subsidiary Distributions. Enter into or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing under the Tranche A Term Loan Agreement, (iii) any restrictions existing under the Senior Subordinated Note Indenture, (iv) any restriction that exists or may arise directly as a result of the Company Voluntary Arrangements, (v) any restrictions (other than those described in clauses (i), (ii), (iii) and iv) in existence on the date hereof, (vi) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (vii) any restrictions relating to Excluded Subsidiaries imposed in connection with the Indebtedness incurred by the Excluded Subsidiaries and permitted under Sections 6.02, (viii) any restrictions contained in the terms of any Indebtedness permitted under Section 6.02(s) or any other agreement binding any Person which becomes a Subsidiary or is merged into any Group Member after the date of this Agreement, provided that such agreement was in existence on the date such Person became a Subsidiary of, or merged into, such Group Member and was not entered into in contemplation of such Person becoming a Subsidiary of, or merging into, such Group Member, (ix) any restrictions contained in Permitted Receivables Facility Documents and (x) any restrictions contained in any agreements to which any Subsidiary that is not a wholly-owned Subsidiary is a party so long as such restrictions apply solely to such Subsidiary or any of its Subsidiaries.

Section 6.16. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Group Members are engaged on the date of this Agreement or that are determined by the Board of Directors of the Borrower to be reasonably related thereto.

Section 6.17. [Reserved.]

Section 6.18. Positive EBITDA Variance. Prior to the Tranche A Term Loan Repayment Date, use the 33 1/3% of Adjusted Positive EBITDA Variance for any fiscal year of the Borrower not required to be applied to the Term Loans pursuant to Section 2.16(d) or not applied to consummate Permitted Open Market Purchases or to repay the Tranche A Term Loans for purposes other than the general corporate purposes of the Group Members, provided that in any fiscal year of the Borrower where the Tranche B Term Loans are prepaid from Adjusted Excess Cash Flow pursuant to Section 2.16(c), and so long as no Default or Event of Default has occurred and is continuing, any Group Member may use such 33 1/3% of Adjusted Positive EBITDA Variance to make, in such year or any other year thereafter, Restricted Payments or Investments not otherwise permitted under Sections 6.06 or 6.08, respectively.

ARTICLE VIA

ABL NEGATIVE COVENANTS

From the date hereof and for so long as any Revolving Commitment shall be in effect, any Revolving Credit Loan shall remain outstanding or any Letter of Credit shall remain outstanding (in a face amount in excess of the amount of cash then held in the Letter of Credit Account, or in excess of the face amount of back-to-back letters of credit delivered, in each case pursuant to Section 2.05(c)) or any other amount owing to any Revolving Credit Lender to the Revolving Administrative Agent or otherwise in respect of the Revolving Credit Facility shall remain outstanding or unpaid under this Agreement, unless waived by the Required Revolving Credit Lenders, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

Section 6A.01. Fixed Charge Coverage Ratio. If at any time a Liquidity Event has occurred and is continuing, the Borrower shall not permit the Fixed Charge Coverage Ratio determined for the period of four consecutive fiscal quarters most recently ended at or prior to such time (a “Test Period”), to be less than 1.00 to 1.00. It is understood and agreed that, during any Adjustment Period, if the Fixed Charge Coverage Ratio for the most recently ended Test Period for which financial statements have been provided pursuant to Section 5.01 was less than 1.00 to 1.00, the Borrower shall not be entitled to make any new Revolving Credit Borrowing or request (x) the issuance of any new Letter of Credit or (y) the amendment, extension or renewal of any existing Letter of Credit that would increase the face amount available to be drawn thereunder (it being understood and agreed that any refinancing of Borrowings pursuant to Section 2.14 shall not constitute the making of a new Revolving Credit Borrowing).

Section 6A.02. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) (i) Indebtedness of the Borrower to any Subsidiary and of any Guarantor to any Group Member and (ii) Indebtedness of any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor;

(c) (i) Guarantee Obligations of any Group Member of Indebtedness of any Loan Party, and (ii) Guarantee Obligations of any Subsidiary that is not a Guarantor of Indebtedness of any other Subsidiary that is not a Guarantor;

(d) Guarantee Obligations of any Group Member of Indebtedness of any Excluded Subsidiary permitted hereunder in an amount not to exceed $250,000,000; provided that if such Group Member could incur such Indebtedness that is being guaranteed directly pursuant to this Section 6A.02 (other than pursuant to this clause (d)), such Guaranteed Obligations may be incurred by such Group Member irrespective of such $250,000,000 limitation;

(e) Guarantee Obligations of any Person which becomes a Subsidiary of any Group Member or is merged into any Group Member after the date of this Agreement; provided that (i) such Guarantee Obligation was in existence on the date such Person became a Subsidiary of, or was merged into, such Group Member, (ii) such Guarantee Obligation was not created in contemplation of such Person becoming a Subsidiary of, or merging into, such Group Member and (iii) immediately after giving effect to the acquisition of such Person by such Group Member, no Default or Event of Default shall have occurred and be continuing;

(f) Indebtedness outstanding on the 2013 Amendment Effective Date and listed on Schedule 6A.02(f) hereto and any Permitted Refinancing thereof; provided that this Section 6A.02(f) shall not permit the incurrence of any new Indebtedness to refinance, replace, refund, renew or extend any Indebtedness owing to a Group Member unless the obligee on such new Indebtedness is also a Group Member;

(g) Indebtedness (including, without limitation, purchase money Indebtedness and Capital Lease Obligations) incurred after the 2013 Amendment Effective Date to finance Capital Expenditures (ABL); provided that the aggregate principal amount of Indebtedness incurred in reliance on this Section 6A.02(g) shall not exceed $200,000,000 in any fiscal year;

(h) [Reserved];

(i) Indebtedness incurred in the ordinary course of business under travel and expense cards, corporate purchasing cards and car leasing programs, and Guarantee Obligations of the Borrower with respect to any such Indebtedness;

(j) Indebtedness of any Excluded Subsidiary to any Loan Party constituting an Investment permitted pursuant to Section 6A.08(u) or Section 6A.08(z).

(k) Intercompany and third-party Indebtedness incurred in the ordinary course of business in connection with the cash pooling and/or interest set-off arrangements described in Section 6A.03(k);

(l) Indebtedness in connection with Swap Agreements not prohibited by Section 6.12;

(m) Indebtedness secured by Liens permitted by Section 6A.03(a), (b), (c), (d), (e), (i), (l), (m) or (n) to the extent the obligations secured thereby constitute Indebtedness;

(n) Incremental Equivalent Debt and any Permitted Refinancing thereof; provided that (i) no Incremental Equivalent Debt may be incurred at any time if the sum of (A) the aggregate principal amount of all Incremental Term Loans borrowed hereunder at or prior to such time plus (B) the aggregate amount of all Incremental Term Loan Commitments (that have not been funded at or prior to such time) in respect of Incremental Term Loans that shall have become effective at or prior to such time plus (C) the aggregate principal amount of all Incremental Equivalent Debt incurred at or prior to such time would exceed the Incremental Cap at such time;

(o) [Reserved];

(p) [Reserved];

(q) Permitted Subordinated Indebtedness (ABL) (including Permitted Designated Subordinated Indebtedness) and any other Indebtedness (other than Indebtedness of an Excluded Subsidiary) in an aggregate outstanding principal amount incurred and outstanding following the 2013 Amendment Effective Date not to exceed the sum of (x) (I) prior to the First Refinancing Indebtedness Incurrence Date, $0 and (II) thereafter, the amount of any “fixed dollar safe harbor basket” that is permitted under the general ratio debt basket, if any, included in the terms of the Refinancing Indebtedness incurred on the First Refinancing Indebtedness Incurrence Date (as such terms are in effect on the First Refinancing Indebtedness Incurrence Date) (as certified by the Borrower to the Administrative Agent) plus (y) such other amount so long as either (1) after giving effect to the incurrence of such Indebtedness, the Consolidated Interest Coverage Ratio as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b), computed on a Pro Forma Basis (ABL), equals or exceeds 2.00 to 1.00 or (2) the Payment Conditions are satisfied at the time of incurrence of such Indebtedness (any such Indebtedness incurred in accordance with this paragraph, “Permitted Other Debt”);

(r) Intercompany Loans incurred in order to consummate (i) the Tax Restructuring or (ii) the Business Segmentation Restructuring Plan (in either case, including any Intercompany Loans arising solely as a result of the recharacterization as Indebtedness of any equity Investment made by any Group Member in any other Group Member and permitted by Section 6A.08);

(s) Indebtedness of any Person which becomes a Subsidiary or is merged into any Group Member after the date of this Agreement; provided that (i) such Indebtedness was in existence on the date such Person became a Subsidiary of, or merged into, such Group Member, (ii) such Indebtedness was not created in contemplation of such Person becoming a Subsidiary of, or merging into, such Group Member and (iii) immediately after giving effect to the acquisition of such Person by such Group Member no Default or Event of Default shall have occurred and be continuing;

(t) Indebtedness of any Group Member owed to any other Group Member and arising solely as a result of the recharacterization as Indebtedness of any equity Investment made by any Group Member in any other Group Member and permitted by Section 6A.08;

(u) Intercompany Loans from T&N Limited to any other U.K. Subsidiary or from any U.K. Subsidiary to T&N Limited in the ordinary course of business and solely in connection with the establishment and operation of the consolidated cash management system of the U.K. Subsidiaries;

(v) [Reserved];

(w) Indebtedness in respect of any Permitted Receivables Facility;

(x) Indebtedness incurred to fund obligations arising from the exercise of a right of first refusal or a right of last refusal relating to Turkish Joint Ventures in an aggregate outstanding principal amount not to exceed at any date $200,000,000;

(y) [Reserved];

(z) Indebtedness of the Group Members not permitted by the other clauses of this Section 6A.02 (other than Intercompany Loans) in an aggregate outstanding principal amount for all Group Members not to exceed at any date $1,000,000,000; and

(aa) (i) Refinancing Indebtedness incurred pursuant to Section 2A.02 (including Refinancing Indebtedness which refinances existing Refinancing Indebtedness; provided that the net cash proceeds thereof are used to make the prepayments required under Section 2A.02(b) and (ii) any Permitted Refinancing thereof (including successive Permitted Refinancings).

For purposes of determining the outstanding principal amount of any particular Indebtedness incurred pursuant to this Section 6A.02: (1) Indebtedness permitted by this Section 6A.02 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and (2) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Borrower, in its sole discretion, shall classify such Indebtedness (or any portion thereof) as of the time of incurrence and will only be required to include the amount of such Indebtedness in one of such clauses (provided that any Indebtedness originally classified as being incurred under one clause of this Section 6A.02 (other than clauses (a), (n) or (q)) may later be reclassified as having been incurred pursuant to any other of clause of this Section 6A.02 (other than clauses (a), (n) or (q)) to the extent that such reclassified Indebtedness could be incurred pursuant to such other clause if it were incurred at the time of such reclassification).

Section 6A.03. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments or governmental charges not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP or in the case of a Subsidiary located outside the United States, general accounting principles in effect from time to time in its jurisdiction of incorporation;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business that do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Group Member;

(f) (i) Liens in existence on the date hereof listed on Schedule 6A.03(f) securing Indebtedness in existence on the date hereof and permitted by Section 6A.02(f) and (ii) renewals of any Liens permitted by clause (i) securing Indebtedness permitted by Section 6A.02(f) that is a refinancing, replacement, refunding, renewal or extension of any Indebtedness described in clause (i), provided that no such Lien permitted by this clause (ii) shall cover any property that is not subject to such Lien on the date hereof and that the amount of Indebtedness secured thereby is not increased after the date hereof;

(g) Liens securing Indebtedness of any Group Member incurred pursuant to Section 6A.02(g) to finance purchase money Indebtedness or any other Capital Expenditure, provided that (i) such Liens shall be created substantially simultaneously with, or within 60 days after, the making of such Capital Expenditure and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(h) Liens created pursuant to the Security Documents securing the Obligations, the Cash Management Obligations and the Hedging Obligations;

(i) Liens in favor of any Governmental Authority to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(j) Liens on assets of any Excluded Subsidiary to secure Indebtedness of any Group Member (including Indebtedness of such Excluded Subsidiary) permitted under Section 6A.02(z);

(k) Liens created in the ordinary course of business in favor of banks and other financial institutions on credit balances of any bank accounts of any Group Member held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(l) Liens arising from leases, subleases or licenses granted to others which do not interfere in any material respect with the business of any Group Member;

(m) Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts;

(n) any interest or title of a lessor under any lease entered into by any Group Member in the ordinary course of its business and covering only the assets so leased;

(o) [Reserved];

(p) Liens securing Permitted Receivables Facilities;

(q) Liens securing Indebtedness permitted by Section 6A.02(b) or 6A.02(j) on the assets of the Subsidiaries described therein; provided that any such Liens on assets of any Loan Party shall be subordinated to any and all Liens securing the Obligations, the Cash Management Obligations and the Hedging Obligations and any other Liens governed by the Intercreditor Agreement or the ABL/Term Intercreditor Agreement on terms and conditions reasonably satisfactory to each Administrative Agent in its discretion;

(r) Liens securing Indebtedness permitted by Section 6A.02(i), (r) or (x);

(s) Liens arising from judgments and attachments in connection with court proceedings; provided that (i) the attachment or enforcement of such Liens would not result in an Event of Default hereunder, (ii) such Liens are being contested in good faith by appropriate proceedings, (iii) no material assets or property of any Group Member is subject to material risk of loss or forfeiture, and (iv) a stay of execution pending appeal or proceeding for review is in effect;

(t) Liens on cash or Cash Equivalents to secure the obligations of any Group Member under any Swap Agreement not prohibited by Section 6.12;

(u) [Reserved];

(v) Liens on property or assets acquired by any Group Member or on property or assets of any Person which becomes a Subsidiary of a Group Member, in any such case existing at the time of the acquisition thereof (including acquisition through merger or consolidation) and not incurred in contemplation of such acquisition;

(w) with respect to each Mortgaged Property, the Liens permitted in the Mortgage for such Mortgaged Property;

(x) Liens created under Section 4.7 of the Collateral Trust Agreement in favor of the Collateral Trustee;

(y) Liens granted by the Borrower or a Subsidiary upon one or more Intercompany Loan Notes securing Indebtedness owing to the Borrower or a Subsidiary;

(z) [Reserved].

(aa) Liens not otherwise permitted by this Section so long as (x) neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto, exceeds as to all Group Members $150,000,000 at any one time and (y) such Liens do not secure Indebtedness permitted by Section 6A.02(d), (k), (q), (s), (u), (y) or (bb);

(bb) Liens on Collateral securing (x) any Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, in each case incurred pursuant to Section 2A.02 and permitted by Section 6A.02(aa) and any Permitted Refinancing thereof (including with Refinancing Indebtedness) or (y) any Incremental Equivalent Debt and any Permitted Refinancing thereof (including with Refinancing Indebtedness); provided in each case that such Liens are subject to the Intercreditor Agreement, and, if necessary, in the reasonable determination of the Collateral Trustee, a Customary Intercreditor Agreement; and

(cc) Liens on the Collateral securing Permitted Other Debt; provided that (x) any such Liens on the PP&E Collateral are junior to the Liens on the PP&E Collateral securing the Borrowing Base Priority Obligations and (y) any such Liens on the Borrowing Base Collateral are junior to the Liens on the Borrowing Base Collateral securing the PP&E Priority Obligations (and any Incremental Equivalent Debt secured on a pari passu basis with the Term Loans); provided further, in each case that such Liens are subject to the provisions of the Intercreditor Agreement and, if reasonably requested by the Collateral Trustee, the Borrower shall negotiate in good faith an additional Customary Intercreditor Agreement, and use commercially reasonable efforts to cause the representative of the lenders or holders of such Permitted Other Debt to enter into the same;

Section 6A.04. [Reserved].

Section 6A.05. [Reserved].

Section 6A.06. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

(b) any Subsidiary that is not a Guarantor may make Restricted Payments to any other Group Member;

(c) any Subsidiary may make Restricted Payments to Persons directly owning Minority Interests, if such Subsidiary shall first have made, or shall substantially simultaneously make, a Restricted Payment to the Group Member which has an ownership interest in such Subsidiary in an amount not less than such Group Member’s proportionate share (based upon such Group Member’s percentage ownership interest in such Subsidiary) of the total Restricted Payment to be made by such Subsidiary;

(d) any Subsidiary may make Restricted Payments necessary in order to consummate (i) the Tax Restructuring, (ii) the Business Segmentation Restructuring Plan or (iii) the Permitted Corporate Structure Transactions;

(e) the Borrower may make Restricted Payments to members of management pursuant to compensation arrangements typical of companies of similar size and scope;

(f) [Reserved];

(g) any Group Member may make Restricted Payments in connection with the retention of the Intercompany Loan Notes (without limiting payments relating to Intercompany Loan Notes in connection with the Tax Restructuring, the Business Segmentation Restructuring Plan or the Permitted Corporate Structure Transactions);

(h) [Reserved];

(i) any Group Member may make Restricted Payments that result from Investments permitted pursuant to Section 6A.08(x);

(j) any Group Member may make payments pursuant to the Tax Allocation Agreement (in the form delivered to the Administrative Agent on the 2013 Amendment Effective Date and as amended or otherwise modified after the 2013 Amendment Effective Date to the extent that such amendment or modification does not adversely affect the interests of the Lenders as determined by the Administrative Agent);

(k) the Borrower may make Restricted Payments so long as at the time of such Restricted Payment and after giving effect thereto, the Payment Conditions shall have been satisfied; and

(l) (i) for any taxable period (or portion thereof) during which the Borrower is not subject to the Tax Allocation Agreement, if the Borrower is either (x) a partnership or disregarded entity for U.S. federal income tax purposes or (y) is a member of a consolidated group of which a direct or indirect parent of the Borrower is the common parent, the Borrower may make cash distributions to its equity holders or partners in an amount not to exceed the Tax Amount and (ii) for any taxable period (or portion thereof) during which the Borrower is subject to the Tax Allocation Agreement, the Borrower may make payments pursuant to the Tax Allocation Agreement, in each case to the extent not duplicative of any amounts paid directly by any Group Member in respect of the applicable taxes.

Section 6A.07. [Reserved].

Section 6A.08. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution of cash or other property to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit and the conversion of overdue trade receivables into notes receivables, in each case in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 6A.02;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses or pursuant to any Plan) in an aggregate amount for all Group Members not to exceed $10,000,000 at any one time outstanding;

(e) [Reserved];

(f) Investments permitted by Section 6.04(a), (b) or (e);

(g) Investments consisting of Intercompany Loans permitted under Sections 6A.02(b), (k), (t) or (u);

(h) Investments in a Foreign Subsidiary for the purpose of complying with local statutory capitalization requirements in such Foreign Subsidiary’s host jurisdiction;

(i) Investments by (i) any Group Member in the Borrower or any Person that, prior to such investment, is a Guarantor and (ii) any Subsidiary that is not a Guarantor in any Group Member;

(j) (i) Investments consisting of the Capital Stock of any Person acquired pursuant to any Joint Venture Put Obligation;

(k) Permitted Acquisitions;

(l) (i) Investments outstanding on the date hereof and listed on Schedule 6A.08 and (ii) equity Investments of any Group Member in any other Group Member and arising solely as a result of the recharacterization as an equity investment of any Intercompany Loan permitted by Section 6A.02;

(m) Investments by any Group Member made on or after the Closing Date in existing or potential suppliers and customers from whom the Borrower reasonably expects to obtain a material commercial benefit, in an aggregate amount (valued at cost) not to exceed $25,000,000 at any one time outstanding;

(n) Investments by any Group Member of any Restricted Payment received by such Person that consists of equity interests in a Subsidiary; provided that if the initial payor of any such Restricted Payment is a Guarantor, then the ultimate recipient of such Restricted Payment shall also be a Guarantor;

(o) Investments by any Group Member necessary to effect (i) the Tax Restructuring, (ii) the Business Segmentation Restructuring Plan or (iii) the Permitted Corporate Structure Transactions;

(p) Investments in notes receivable payable to any Group Member by the purchasers of assets purchased pursuant to Dispositions permitted under Section 6A.05;

(q) Investments by the Borrower in any Subsidiary consisting of the issuance of Letters of Credit hereunder (and the incurrence by the Borrower of Indebtedness hereunder with respect thereto) to support obligations of such Subsidiary;

(r) [Reserved];

(s) [Reserved];

(t) [Reserved];

(u) Investments by Loan Parties in Excluded Subsidiaries and Joint Ventures and other Investments in an aggregate outstanding amount (net of all dividends, distributions, interest payments, returns of capital, repayments of other amounts received in cash by Loan Parties in respect of such Investments prior to such time (but such netted amount shall not result in the amount available under this clause (u) exceeding $40,000,000 at any time)) not to exceed the sum of (x) $40,000,000 plus (y) the Additional Non Loan Party Amount at such time;

(v) Investments by the Borrower or any Subsidiary in the form of purchases of Minority Interests from the current holder thereof in an amount not to exceed $20,000,000 during any fiscal year;

(w) Investments by the Borrower (i) in the BMG Cash Pooling Arrangement (and any similar cash pooling arrangement that replaces, restates or supplements the BMG Cash Pooling Arrangement) and (ii) in or on behalf of any Excluded Subsidiary with funds subject to the BMG Cash Pooling Arrangement (and any similar cash pooling arrangement that replaces, restates or supplements the BMG Cash Pooling Arrangement); provided that the aggregate amount of all such Investments pursuant to clause (x)(i) shall not exceed $75,000,000 at any one time outstanding (calculated based on the initial amount thereof without giving effect to any increase in value, but taking into account the amount of withdrawal by the Borrower of all or any portion of such Investment from the BMG Cash Pooling Arrangement (and any similar cash pooling arrangement that replaces, restates or supplements the BMG Cash Pooling Arrangement);

(x) Investments by the Borrower or any Subsidiary in the form of purchases of Minority Interests from the current holder thereof in an amount not to exceed $20,000,000 during any fiscal year; and

(z) Investments not otherwise permitted under this Section 6A.08 so long as the Permitted Investment Payment Conditions are satisfied at the time of making any such Investment and after giving effect thereto.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01. Events of Default. In the case of the happening of any of the following events and the continuance thereof beyond the applicable period of grace (if any) set forth below (each, an “Event of Default”):

(a) any representation or warranty made by the Borrower in this Agreement or in any Loan Document or any statement or representation made in any report, financial statement, certificate or other document furnished by the Borrower to the Lenders under or in connection with this Agreement, shall prove to have been false or misleading in any material respect when made or delivered; or

(b) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(c) any Loan Party:

(i) shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.04(a) (with respect to the Borrower only), Section 5.07(a) or Article VI of this Agreement; or

(ii) shall default in the observance or performance of any agreement contained in Article VIA of this Agreement; provided that any Event of Default resulting solely from a failure to comply with Section 6A.01 (a “Financial Covenant Default”) or any of the other agreements contained in Article VIA of this Agreement shall not constitute an Event of Default with respect to the Term Loans until the earlier of (I) the date on which the Revolving Administrative Agent, with the consent or upon the request of the Required Revolving Credit Lenders, terminates the Revolving Credit Commitments or exercises (or instructs the Revolving Administrative Agent or the Collateral Trustee to exercise) any remedies with respect to any material portion of the Collateral due to a Financial Covenant Default and (II) the date on which the Revolving Administrative

Agent, with the consent or upon the request of the Required Revolving Credit Lenders, declares the Revolving Credit Loans (with accrued interest thereon) to be due and payable forthwith due to a Financial Covenant Default or a failure to comply with any of the Revolving Credit Facility Specific Covenants, in each case in accordance with this Section 7.01; or

(d) any Loan Party shall default in the observance or performance of (i) Section 5.01 and such default shall continue unremedied for a period of sixty (60) days after notice to the Borrower from the Administrative Agent, or (ii) any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) or (m) of this Section 7.01), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders (or, in the case of Section 7.01(m), the Required Revolving Credit Lenders); or

(e) any Group Member shall (i) default in making any payment of any principal of or interest on any Indebtedness (including any Guarantee Obligation, but excluding the Loans and Intercompany Loans) when the same shall become due (giving effect to the applicable period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created); or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable and, if any such default is under any Indebtedness of any Foreign Subsidiary, such default shall continue unremedied or unwaived for a period of ten days; provided that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) or (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $125,000,000; or

(f) (i) one or more Group Members having assets with an aggregate book value of at least 10% of the book value of the consolidated assets of the Group Members, taken as a whole (as set forth in the most recent audited consolidated financial statements of the Borrower that have been delivered pursuant to Section 5.01(a) or, until any audited financial statements have been delivered pursuant to such Section, the Pro Forma Balance Sheet) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, bankruptcy trustee, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such Group Member or Group Members shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against such Group Member or Group Members any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against such Group Member or Group Members any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) such Group Member or Group Members shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) such Group Member or Group Members shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; provided that no Event of Default shall have occurred under this paragraph as a result of any U.K. Subsidiary being in U.K. Administration and being a debtor in a case pending under Chapter 11 of the Bankruptcy Code, so long as the U.K. Administration and such case were each in effect on the Closing Date; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any material liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the reasonable judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees (excluding any judgment or decree in connection with the implementation of any Company Voluntary Arrangement or the Reorganization Plan) shall be entered against (i) any Loan Party involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $75,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof or (ii) any Group Member that is not a Loan Party which, individually or in the aggregate for all such Group Members, could reasonably be expected to have a Material Adverse Effect; or

(i) (i) any of the Security Documents or the Intercreditor Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party or any party to the Intercreditor Agreement shall so assert, or (ii) any Lien securing the Obligations created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) a Change of Control shall occur; or

(l) the Senior Subordinated Notes or any Permitted Subordinated Indebtedness, or the guarantees of the Senior Subordinated Indebtedness or any Permitted Subordinated Indebtedness shall cease, for any reason, to be validly subordinated to the Obligations, the obligations of the Guarantors under any Guarantee or the Liens securing the Obligations granted pursuant to the Security Documents, as the case may be; or

(m) the Borrower shall fail to deliver a certified Borrowing Base Certificate when due and such default shall continue unremedied for more than five (5) Business Days (it being understood that an Event of Default under this clause (m) shall be cured upon delivery of the certified Borrowing Base Certificate that was failed to be delivered or a certified Borrowing Base Certificate that sets forth the Borrowing Base as of a date more recent that that required by the Borrowing Base Certificate that was failed to be delivered);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, (B) if such event is a Financial Covenant Default, with the request of the Required Revolving Credit Lenders, the Revolving Administrative Agent may, or upon the consent of the Required Revolving Credit Lenders, the Revolving Administrative Agent shall, by notice to the Borrower, terminate the Revolving Credit Commitments and declare the Revolving Credit Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to the Revolving Credit Lenders to be due and payable forthwith, whereupon the same shall immediately become due and payable and (C) if such event is any other Event of Default or if any action has been taken under the immediately preceding clause (B) at any time that a Financial Covenant Default has occurred and is continuing, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, terminate the Commitments and declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7.01, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

Section 7.02. Equity Cure Right. Notwithstanding anything to the contrary contained in Section 7.01, if the Borrower fails to comply with the requirements of Section 6A.01 for any fiscal quarter (including, for the avoidance of doubt, the fourth fiscal quarter of the fiscal year), then during the period (the “Applicable Period”) commencing on the later to occur of (1) the day following the last day of such fiscal quarter and (2) the day the Borrower obtains knowledge of a failure to comply with the requirements of Section 6A.01 for such fiscal quarter, and ending on (X) the tenth day after the date on which the Compliance Certificate is required to be delivered pursuant to Section 5.02(h) (in the case of clause (1)) or (Y) the tenth day following the date on which the Borrower obtains such knowledge (in the case of clause (2)), the Borrower shall have the right to issue Common Stock for cash or otherwise receive cash contributions to the capital of the Borrower and, in each case, to contribute any such cash to the capital of the Borrower and apply the amount of the proceeds thereof (up to the aggregate amount necessary to cure (by addition to Consolidated EBITDA) such Event of Default under Section 6A.01 for the applicable period) (any such contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”) to increase Consolidated EBITDA with respect to the applicable fiscal quarter of the Borrower (the “Cure Right”), which increase shall continue to be included in Consolidated EBITDA for so long as such fiscal quarter is part of any trailing four fiscal quarter period included in the calculation of the financial covenant set forth in Section 6A.01; provided that (a) such proceeds are actually received by the Borrower no later than the last day of such Applicable Period, (b) the Cure Right shall not be exercised more than four times during the term of this Agreement and (c) in each period of four consecutive fiscal quarters of the Borrower, there shall be at least two fiscal quarters during which the Cure Right is not exercised; provided further that, for the avoidance of doubt, during such Applicable Period (A) the Lenders shall not be permitted to exercise remedies with respect to such breach of Section 6A.01 and (Y) unless such Specified Equity Contribution is made prior the expiration of such Applicable Period), the Borrower shall not be permitted to make any new Revolving Credit Borrowing or request (x) the issuance of any new Letter of Credit or (y) the amendment, extension or renewal of any existing Letter of Credit that would increase the face amount available to be drawn thereunder (it being understood and agreed that any refinancing of Borrowings pursuant to Section 2.14 shall not constitute the making of a new Revolving Credit Borrowing). If, after giving effect to the foregoing adjustment, the Borrower is in compliance with the financial covenant set forth in Section 6A.01, then the Borrower shall be deemed to have satisfied the requirements of such Section as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Section that had occurred shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that this Section may not be relied on for purposes of calculating any financial ratios other than as applicable to determining compliance with Section 6A.01 (and not for the purposes of any basket contained in Article VI or VIA) and shall not result in any adjustment to any amounts, other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01. Administration by Administrative Agent. The general administration of the Loan Documents shall be performed by the Administrative Agent. Each Lender hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto (including the release of Collateral in connection with any transaction that is expressly permitted by the Loan Documents and including such actions in connection with the incurrence of Refinancing Indebtedness as are expressly contemplated by the Loan Documents). The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents.

Section 8.02. Advances and Payments. (a) On the date of each Loan of any Class, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders of such Class, the amount of the Loan to be made by such Lender in accordance with its Commitment hereunder. Should the Administrative Agent do so, each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent, together with interest at the Federal Funds Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.

(b) Any amounts received by the Administrative Agent in connection with this Agreement (other than amounts to which the Administrative Agent is entitled pursuant to Sections 2.22, 8.06, 9.05 and 9.06), the application of which is not otherwise provided for in this Agreement, shall be applied, first, in accordance with each Lender’s applicable Class Percentage to pay ratably accrued but unpaid Ticking Fees, Commitment Fees and Letter of Credit Fees, and second, ratably, (x) in accordance with each Revolving Credit Lender’s Class Percentage to pay accrued but unpaid interest and the principal balance outstanding of all Revolving Credit Loans and all unreimbursed Letter of Credit drawings, (y) in accordance with each Tranche B Lender’s Class Percentage to pay accrued but unpaid interest and the principal balance outstanding of all Tranche B Term Loans and (z) in accordance with each Tranche C Lender’s Class Percentage to pay accrued but unpaid interest and the principal balance outstanding of all Tranche C Term Loans. All amounts to be paid to a Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Administrative Agent, as such Lender and the Administrative Agent shall from time to time agree.

Section 8.03. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, including, but not limited to, a secured claim or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, obtain payment in respect of its Loans of any Class as a result of which the unpaid portion of its Loans of such Class is proportionately less than the unpaid portion of the Loans of such Class of any other Lender, (a) such Lender shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Loans of such Class of such other Lender, so that the aggregate unpaid principal amount of each Lender’s Loans of such Class and such Lender’s participation in Loans of such Class of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans of such Class then outstanding as the principal amount of its Loans of such Class prior to the obtaining of such payment was to the principal amount of all Loans of such Class outstanding prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro-rata, provided that if any such non-pro-rata payment is thereafter recovered or otherwise set aside, such purchase of participations shall be rescinded (without interest). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding (or deemed to be holding) a participation in a Loan may exercise any and all rights of banker’s lien, setoff (in each case, subject to the same notice requirements as pertain to clause (iv) of the remedial provisions of Section 7.01) or counterclaim with respect to any and all moneys owing by the Borrower to such Lender as fully as if such Lender was the original obligee thereon, in the amount of such participation.

Section 8.04. Agreement of Required Lenders. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Required Lenders, action shall be taken by the Administrative Agent for and on behalf or for the benefit of all Lenders upon the direction of the Required Lenders (subject to Section 9.18 and to the definition of “Receipt of Sufficient Consents” or, if applicable, by the Administrative Agent for or on behalf of or for the benefit of all Revolving Credit Lenders or all Term Lenders upon the direction of the Required Revolving Credit Lenders or the Required Term Lenders, as applicable), and any such action shall be binding on all Lenders (or all Revolving Credit Lenders or all Term Lenders, as applicable). No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 9.10 (or, as otherwise expressly provided for in Sections 2.28, 2A.01, 2A.02 or 2A.03).

Section 8.05. Liability of Administrative Agent. (a) The Administrative Agent, when acting on behalf of the Lenders, may execute any of its respective duties under this Agreement by or through any of its respective officers, agents, and employees, and neither the Administrative Agent nor its directors, officers, agents, employees or Affiliates shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. The Administrative Agent and its respective directors, officers, agents, employees and Affiliates shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Required Lenders or in reliance upon the advice of counsel selected by the Administrative Agent. Without limiting the foregoing, neither the Administrative Agent, nor any of its respective directors, officers, employees, agents or Affiliates shall be responsible to any Lender for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, this Agreement, any Loan Document or any related agreement, document or order, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents.

(b) Neither the Administrative Agent nor any of its respective directors, officers, employees, agents or Affiliates shall have any responsibility to the Borrower on account of the failure or delay in performance or breach by any Lender or by the Borrower of any of their respective obligations under this Agreement or any of the Loan Documents or in connection herewith or therewith.

(c) The Administrative Agent, in its capacity as Administrative Agent hereunder, shall be entitled to rely on any communication, instrument, or document reasonably believed by it to be genuine or correct and to have been signed or sent by a person or persons believed by it to be the proper person or persons, and the Administrative Agent shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it.

Section 8.06. Reimbursement and Indemnification. Each Lender agrees (i) to reimburse the Administrative Agent for such Lender’s Class Percentage of (x) any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Borrower and (y) any expenses of the Administrative Agent incurred for the benefit of the Lenders that the Borrower has agreed to reimburse pursuant to Section 9.05 and has failed to so reimburse and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees, agents or Affiliates, on demand, in the amount of its proportionate share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Borrower (except such as shall result from their respective gross negligence or willful misconduct).

Section 8.07. Rights of Administrative Agent. It is understood and agreed that CUSA shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrower, as though it were not the Administrative Agent of the Lenders under this Agreement.

Section 8.08. Independent Lenders. Each Lender acknowledges that it has decided to enter into this Agreement and to make the Loans hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Borrower and agrees that the Administrative Agent shall bear no responsibility therefor.

Section 8.09. Notice of Transfer. The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by such Lender shall have been received by the Administrative Agent.

Section 8.10. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which shall be reasonably satisfactory to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of a least $100,000,000, and which shall be reasonably satisfactory to the Borrower. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Upon the effectiveness of the retirement of any Administrative Agent, the retiring Administrative Agent may, at its option, (i) transfer the management of the Term Letter of Credit Account to the successor Administrative Agent or (ii) close the Term Letter of Credit Account upon the establishment of a new Term Letter of Credit Account with the successor Administrative Agent (and the successor Administrative Agent shall establish such new account) and transfer all amounts on deposit in the Term Letter of Credit Account to such new account.

Section 8.11. Designated Hedging Obligations; Secured Cash Management Obligations. (a) The Borrower and any Person that is or becomes a Revolving Credit Lender as of or following the 2013 Amendment Effective Date (or that was a Revolving Credit Lender immediately prior to giving effect to the 2013 Revolving Facility Amendment Agreement) or any Affiliate of any such Person (the “Designated Hedging Counterparty”) may from time to time designate the obligations of a Loan Party in respect of a Hedging Agreement to which such Designated Hedging Counterparty and such Loan Party are parties as being “Designated Hedging Obligations” upon written notice (a “Designation Notice”; and any such designated Hedging Agreement, a “Designated Hedging Agreement”, and following the first such designation with respect to a Designated Hedging Counterparty, unless otherwise notified to the Revolving Administrative Agent in writing, all Hedging Agreements thereafter entered into with such Designated Hedging Counterparty shall constitute Designated Hedging Agreements, subject to Section 8.11(e)) to the Revolving Administrative Agent from the Borrower and the Designated Hedging Counterparty, in form reasonably acceptable to the Revolving Administrative Agent, which Designation Notice shall include (x) a description of such Hedging Agreement and, if requested by the Revolving Administrative Agent, a copy of such Hedging Agreement and (y) a calculation of the Swap Termination Value for all Designated Hedging Agreements with such Designated Hedging Counterparty as of the date of such Designation Notice. The Borrower and any Person that is or becomes a Revolving Credit Lender as of or following the 2013 Amendment Effective Date (or that was a Revolving Credit Lender immediately prior to giving effect to the 2013 Revolving Facility Amendment Agreement) (the “Cash Management Bank”) may from time to time designate the Cash Management Obligations under any Cash Management Agreement to which such Revolving Credit Lender and a Loan Party are parties (a “Designated Cash Management Agreement”) as being “Pari Passu Secured Cash Management Obligations” by delivering a Designation Notice to the Revolving Administrative Agent from the Borrower stating the maximum amount of Cash Management Obligations under such Designated Cash Management Agreement that shall constitute Pari Passu Secured Cash Management Obligations.

(b) The Borrower shall include in each Borrowing Base Certificate furnished to the Revolving Administrative Agent pursuant to Section 5.12 (i) a determination of the aggregate amount of all negative Swap Termination Values for each Designated Hedging Counterparty with respect to all Designated Hedging Agreements (with each such aggregate amount being expressed as an absolute value) and (ii) a calculation of the aggregate amount of Pari Passu Secured Cash Management Obligations as of the date of such Borrowing Base Certificate; provided, that the Borrower shall have the right to (and, if requested by the Revolving Administrative Agent, the Borrower shall use commercially reasonable efforts to) provide to the Revolving Administrative Agent an updated Swap Termination Value determination with respect to each Designated Hedging Agreement on a more frequent basis (but not more frequently than weekly).

(c) The Revolving Administrative Agent shall establish a reserve against the Borrowing Base (the “Designated Hedging Obligations Reserve”) in an amount equal to the aggregate amount of the Swap Termination Values for each Designated Hedging Counterparty as determined in accordance with the preceding Section 8.11(b) most recently reported to it in respect of all Designated Hedging Agreements (or, in the case of Hedging Agreements that are designated as Designated Hedging Agreements on the 2013 Amendment Effective Date, as resported in the Designation Notice delivered on the 2013 Amendment Effective Date (and as such amount may be adjusted from time to time in accordance with Section 8.11(b)), in each case plus such additional reserve amount as may be requested by the Borrower in its sole discretion (subject to the following proviso); provided, however, that no such reserve shall be established with respect to any Designated Hedging Agreement (or the Hedging Obligations thereunder) to the extent that the establishment of such reserve would cause the Total Revolving Credit Usage to exceed the lesser of (A) the Total Revolving Commitment and (B) the Borrowing Base. The Revolving Administrative Agent shall establish a reserve against the Borrowing Base (the “Secured Cash Management Obligations Reserve”) in an amount equal to the aggregate amount of Cash Management Obligations most recently reported to it in respect of all Designated Cash Management Agreements; provided, however, that no such reserve shall be established with respect to any Designated Cash Management Agreement (or the Cash Management Obligations thereunder) to the extent that the establishment of such reserve would cause the Total Revolving Credit Usage to exceed the lesser of (A) the Total Revolving Commitment and (B) the Borrowing Base. For the avoidance of doubt, the Borrowing Base shall be promptly adjusted in response to the establishment of, or any adjustment made to, the Designated Hedging Obligations Reserve or the Secured Cash Management Obligations Reserve in accordance with this Section 8.11(c).

(d) No holder of Hedging Obligations or Cash Management Obligations that obtains the benefits of Section 2.20(b) or 2.20(c), any guarantee of such obligations pursuant to any Loan Document or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Revolving Credit Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 8 to the contrary, neither the Administrative Agent nor the Collateral Trustee (x) shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Hedging Obligations or Cash Management Obligations unless the Revolving Administrative Agent has received written notice thereof, together with such supporting documentation as the Revolving Administrative Agent may request, from the parties to the applicable agreements, (y) shall have any responsibility to determine the accuracy of any Swap Termination Value calculation provided to it pursuant to this Section 8.11 or (z) shall have any duty to notify any Designated Hedging Counterparty or Cash Management Bank of the receipt of any Designation Termination Notice or of any resulting removal of the designation of any Hedging Obligations or Cash Management Obligations as Pari Passu Secured Hedging Obligations or Pari Passu Secured Cash Management Obligations. By its acceptance of the the benefits of Section 2.20(b) or 2.20(c), any guarantee of Hedging Obligations or Cash Management Obligations pursuant to any Loan Document or any Collateral by virtue of the provisions hereof or of any other Loan Document, each Designated Hedging Counterparty and each Designated Cash Management Bank shall be deemed to agree to the foregoing and to all other applicable provisions of this Section 8.11.

(e) The Borrower may from time to time remove the designation of any Designated Hedging Agreement or Designated Cash Management Agreement, as applicable, by written notice (the “Designation Termination Notice”) to the Revolving Administrative Agent, and from the date of such Designation Termination Notice, the obligations under such Designated Hedging Agreement or such Designated Cash Management Agreement, as applicable, shall no longer constitute Pari Passu Secured Hedging Obligations or Cash Management Obligations, as applicable, for purposes of the Loan Documents; provided, that no Designation Termination Notice shall be effective without the written consent of the applicable Revolving Credit Lender that is the Designated Hedge Counterparty or Cash Management Bank, any such consent not to be unreasonably withheld, delayed or conditioned (it being understood and agreed that the provision and effectiveness of substitute collateralization or security arrangements and/or the receipt of such replacement collateral or security for Pari Passu Secured Hedging Obligations, in each case consistent with the terms of the applicable Designated Hedging Agreement, are deemed to be reasonable conditions to any such consent). For the avoidance of doubt, neither a Designated Hedging Agreement nor a Designated Cash Management Agreement shall cease to be a Designated Hedging Agreement or a Designated Cash Management Agreement, as applicable, solely because the Designated Hedging Counterparty or Cash Management Bank, as applicable, ceases to be a Revolving Credit Lender (or an Affiliate of a Revolving Credit Lender) after the date of the applicable Designated Hedging Agreement or Designated Cash Management Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices. Notices and other communications provided for herein shall be in writing (including telegraphic, telex, facsimile or cable communication) and shall be mailed, telegraphed, telexed, transmitted, cabled or delivered to the Borrower at c/o Federal-Mogul Corporation, World Headquarters, 26555 Northwestern Highway, Southfield, Michigan 48033, Attention: David A. Bozynski, Telephone: (248) 354-9469 and Telecopy: (248) 354-6746, with copies to Robert L. Katz, Telephone: (248) 354-9924 and Telecopy: (248) 354-2659, and to any Lender at its address set forth on Annex A-1, A-2 or A-3, as applicable, and to the Administrative Agent at its address set forth on the signature pages hereof, or such other address as such party may from time to time designate by giving written notice to the other parties hereunder. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the fifth Business Day after the date when sent by registered or certified mail, postage prepaid, return receipt requested, if by mail; or when delivered to the telegraph company, charges prepaid, if by telegram; or when receipt is acknowledged, if by any telegraphic communications or facsimile equipment of the sender; in each case addressed to such party as provided in this Section 9.01 or in accordance with the latest unrevoked written direction from such party; provided, however, that in the case of notices to the Administrative Agent, notices pursuant to the preceding sentence with respect to change of address and pursuant to Article II shall be effective only when received by the Administrative Agent.

Section 9.02. Survival of Agreement, Representations and Warranties, etc. All warranties, representations and covenants made by the Borrower herein or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans herein contemplated regardless of any investigation made by any Lender or on its behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid and so long as the Commitments have not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the Borrower hereunder with respect to the Borrower.

Section 9.03. Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns. The Borrower may neither assign nor transfer any of its rights or obligations hereunder without the prior written consent of all of the Lenders. Each Lender may sell participations to any Person (and, solely with respect to the Revolving Credit Facility, other than to a natural person or a Defaulting Lender) (each, a “Participant”) in all or part of any Loan, or all or part of its Commitment, in which event, without limiting the foregoing, the provisions of Section 2.18 shall inure to the benefit of each purchaser of a participation (provided that such participant shall look solely to the seller of such participation for such benefits and the Borrower’s liability, if any, under Sections 2.18 and 2.21 shall not be increased as a result of the sale of any such participation) and the pro rata treatment of payments, as described in Section 2.20, shall be determined as if such Lender had not sold such participation. In the event any Lender shall sell any participation, such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower relating to the Loans, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement (provided that such Lender may grant its participant the right to consent to such Lender’s execution of amendments, modifications or waivers which (i) reduce any Fees payable hereunder to the Lenders, (ii) reduce the amount of any scheduled principal payment on any Loan or reduce the principal amount of any Loan or the rate of interest payable hereunder or (iii) extend the maturity of the Borrower’s obligations hereunder). The sale of any such participation shall not alter the rights and obligations of the Lender selling such participation hereunder with respect to the Borrower. Each Revolving Credit Lender and, following the Receipt of Sufficient Consents, each Term Lender, that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, no Administrative Agent (in its capacity as an Administrative Agent) shall have any responsibility for maintaining a Participant Register.

(b) Each Lender may assign to one or more Lenders or Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement, provided, however, that (i) with respect to any assignment of a Term Loan or a Term Loan Commitment to any Person other than a Pre-Approved Assignee, the Administrative Agent and, so long as no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing, the Borrower, must give their respective prior written consent to such assignment, which consent will not be unreasonably withheld (with a failure by the Borrower to respond within 15 days to a request for such consent being deemed consent by it), (ii) with respect to any assignment of a Revolving Credit Commitment and corresponding Revolving Credit Loans and R/C Letter of Credit Outstandings, other than in the case of an assignment to a Pre-Approved Assignee, the Administrative Agent, the Fronting Bank and, so long as no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing, the Borrower, must give their respective prior written consent to such assignment, which consent will not be unreasonably withheld, (iii) other than in the case of an assignment to a Pre-Approved Assignee, immediately after giving effect to any such assignment, (x) the aggregate amount of the Revolving Credit Commitment or the aggregate principal amount of the Term Loans of either Class of the assigning Lender (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall, unless otherwise agreed to in writing by the Borrower and the Administrative Agent, be $0 or at least $1,000,000 and (y) the aggregate amount of the Revolving Credit Commitment or the aggregate principal amount of the Term Loans of either Class of the assignee Lender (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall, unless otherwise agreed to in writing by the Borrower and the Administrative Agent, be at least $1,000,000, (iv) any assignment by any Revolving Credit Lender of all or a portion of its Revolving Credit Commitment shall include an assignment of all or the same portion of the Revolving Credit Loans and the R/C Letter of Credit Outstandings then held by such Revolving Credit Lender (and vice versa), and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance with blanks appropriately completed, together with a processing and recordation fee of $3,500 (for which the Borrower shall have no liability), provided that, in the case of multiple assignments by any Lender that occur substantially contemporaneously, only one such processing and recordation fee shall be payable to the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be within ten (10) Business Days after the execution thereof (unless otherwise agreed to in writing by the Administrative Agent), (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements referred to in Section 3.01, Section 3A.01 (with respect to assignments of the Revolving Credit Facility only) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Lender assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at its office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitments of the Lenders, the principal amount of the Loans owing to each Lender and the Letter of Credit Outstandings, in each case from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person the name of which is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee thereunder together with the fee payable in respect thereto, the Administrative Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled and consented to by the Administrative Agent and the applicable Fronting Bank (to the extent such consent is required hereunder), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the Borrower (together with a copy thereof). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.03, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree in writing to be bound by confidentiality provisions not less restrictive than those contained in Section 9.04.

(g) [Reserved].

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.04. Confidentiality. Each Lender agrees to keep any non-public information delivered or made available by the Borrower to it confidential from anyone other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any Lender from disclosing such information (i) to any of its officers, directors, partners, members or Affiliates or to any other Lender, provided such officer, director, partner, member or Affiliate agrees to keep such information confidential in a manner not less restrictive than is required by the Lenders hereunder, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority or by the National Association of Insurance Commissioners, (iv) which has been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender which is not permitted by this Agreement, (v) in connection with any litigation to which the Administrative Agent, any Lender, or their respective Affiliates may be a party to the extent reasonably required, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Lender’s legal counsel and independent auditors, (viii) to any actual or proposed participant or assignee of all or part of its rights hereunder subject to the proviso in Section 9.03(f) and (ix) to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided such party agrees to be bound by confidentiality provisions no less restrictive than those contained in Section 9.04). Each Lender shall notify the Borrower of any required disclosure under clause (ii) of this Section; provided, however, that the failure of any such Lender to provide such notification shall not limit, alter or otherwise affect any of the Borrower’s obligations under this Agreement.

Section 9.05. Expenses. The Borrower agrees to pay all reasonable expenses incurred by the Administrative Agent and the Arrangers (including, without limitation, the reasonable fees and disbursements of Davis Polk & Wardwell, counsel for the Arrangers and the Administrative

Agent, any other counsel that the Administrative Agent shall retain and any internal or third-party appraisers, consultants and auditors advising the Administrative Agent and the Arrangers and their counsel) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents, the making of the Loans and the issuance of the Letters of Credit, the perfection of the Liens contemplated hereby, the syndication of the transactions contemplated hereby, the costs, fees and expenses of the Administrative Agent and CGMI in connection with monthly and other periodic field audits, monitoring of assets (including reasonable and customary internal collateral monitoring fees) in accordance with Section 5.06 and publicity expenses, and, following the occurrence of an Event of Default, all expenses incurred by the Lenders and the Administrative Agent in the enforcement or protection of the rights of any one or more of the Lenders or the Administrative Agent in connection with this Agreement or the other Loan Documents, including but not limited to the reasonable fees and disbursements of any counsel for the Lenders or the Administrative Agent. Such payments by the Borrower shall be made upon delivery of a statement setting forth such costs and expenses. The obligations of the Borrower under this Section shall survive the termination of this Agreement and/or the payment of the Loans.

Section 9.06. Indemnity. The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Arrangers and the Lenders and their directors, officers, partners, members, employees, trustees, advisors, agents and Affiliates (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any property at any time owned, leased, or in any way used by any Group Member or any entity for which any of them is alleged to be responsible, and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnified Party against any Loan Party under any Loan Document (all the foregoing, collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnified Party with respect to Indemnified Liabilities to the extent such Indemnified Liabilities to have resulted from the gross negligence or willful misconduct of such Indemnified Party. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnified Party. All amounts due under this Section 9.06 shall be payable not later than ten (10) days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.06 shall be submitted to the Borrower at the address of the Borrower set forth in Section 9.01, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.06 shall survive repayment of the Loans and all other amounts payable hereunder.

Section 9.07. Choice of Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

Section 9.08. No Waiver. No failure on the part of the Administrative Agent or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 9.09. Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

Section 9.10. Amendments, etc. No modification, amendment or waiver of any provision of any Loan Document, and no consent to any departure by the Borrower or Guarantors therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or, in the case of any Loan Document other than this Agreement, signed by the Administrative Agent (or the Collateral Trustee at the instruction or with the consent of the Administrative Agent), with the written consent, or at the written direction, of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that in addition to the consent of the Required Lenders, no such modification or amendment shall without the written consent (or the written direction) of

(A) the Lender affected thereby:

(i) increase the Commitment of a Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in the Commitment of a Lender),

(ii) reduce the principal amount of any Loan (or any unreimbursed Letter of Credit) or the rate of interest payable thereon, or extend any scheduled date for the payment of principal pursuant to Section 2.09(a), or extend any date for the payment of interest or Fees hereunder, or reduce any Fees payable hereunder or extend the Tranche B Maturity Date, the Tranche C Maturity Date or the Revolving Credit Maturity Date; provided, however, that, notwithstanding the foregoing, only the consent of the Required Lenders shall be necessary in order to waive the application of the default rate of interest imposed pursuant to Section 2.11 hereof notwithstanding that any such amendment may have the effect of reducing the amount of interest or fees payable hereunder, or

(iii) change the order of application of proceeds set forth in Section 2.20(b) or Section 2.20(c) or, solely to the extent used to determine such order of application of proceeds, any defined terms used in such Sections,

(B) all of the Lenders:

(i) amend or modify any provision of the Loan Documents which provides for the unanimous consent or approval of all the Lenders,

(ii) amend this Section 9.10 (other than clauses (C), (D), (E), (F) or (G)) or the definition of Required Lenders, or

(iii) release all or substantially all of the Collateral from the Liens created under the Security Documents or all or substantially all of the Guarantors in their respective capacities as guarantors of the Obligations under the Guarantee Agreements,

(C) the Required Revolving Credit Lenders:

(i) waive the requirement set forth in Section 2.02, in Section 4.02(e) or in the second sentence of Section 6A.01 with respect to any Revolving Credit Borrowing or the issuance, extension or renewal of any R/C Letter of Credit

(ii) release any Borrowing Base Collateral (other than all or substantially all of the Collateral) from the Liens created under the Security Documents,

(iii) amend Section 2.15 (or any definition to the extent used in such Section),

(iv) amend Section 6A.01 (and any defined terms used therein, solely to the extent that they related to Section 6A.01) solely for purposes of determining compliance with Section 6A.01 or waive any Event of Default resulting from a breach of Section 6A.01,

(v) amend (I) the definition of “Payment Conditions” or “Permitted Investment Payment Conditions” or waive the applicability thereof or (II) the definition of “Additional Non Loan Party Amount”,

(vi) amend the size of any “baskets” contained in the Revolving Credit Facility Specific Covenants (or add any new “basket” or provision that is substantively identical to doing so) other than any amendment or waiver of the type described in this clause (vi) (A) that is requested by the Borrower in connection with the incurrence of Refinancing Indebtedness and (B) the effect of which is to make the applicable provision more restrictive on the Borrower and its Subsidiaries as determined in good faith by the Revolving Administrative Agent (it being acknowledged and agreed that any such amendment or waiver to Section 6A.06 or Section 6A.08 that increases the size of any such basket but that subjects the usage of such basket to the satisfaction of Payment Conditions (in the case of Section 6A.06) or Permitted Investment Payment Conditions (in the case of Section 6A.08) shall be deemed to be more restrictive on the Borrower and its Subsidiaries, or

(vii) amend (I) the definition of “Incremental Cap”, the definition of “Incremental Equivalent Debt”, Section 2A.03 or Section 6A.02 (and in each case any defined terms used therein) solely to the extent that the effect of such amendment would be to increase the amount of Incremental Term Loans and/or Incremental Equivalent Debt permitted to be incurred or (II) Section 6A.02(q)(y) or any of the defined term used in such clause to the extent that the effect of such amendment would be to increase the amount of Permitted Other Debt permitted to be incurred.

(D) the Super-majority Revolving Credit Lenders:

(i) alter the eligibility standards used in determining the Borrowing Base in a manner which would increase the amount of the Borrowing Base, or

(ii) increase the advance rates in the calculation of the Borrowing Base,

(iii) modify the definition of “Borrowing Base Collateral”,

(E) all of the Revolving Credit Lenders:

(i) amend or modify clauses (C), (D) or (E) of this Section 9.10 or the definitions of Required Revolving Credit Lenders or Super-majority Revolving Credit Lenders or any other provision of the Loan Documents which provides for the unanimous consent or approval of the Revolving Credit Lenders, or

(ii) release all or substantially all of the Borrowing Base Collateral from the Liens created under the Security Documents (and, if the Borrowing Base Collateral shall constitute all or substantially all of the Collateral, the provisions of clause (B)(iii) shall also apply).

(F) the Required Term Lenders:

(i) amend Section 2.04 (it being understood that any such modification or amendment of Section 2.04 that is of the type described in clauses (i), (ii) or (iii) of clause (A) above shall be subject to the provisions of such clause) to the extent it affects the Term Loan Lenders,

(ii) release any PP&E Collateral (other than all or substantially all of the PP&E Collateral) from the Liens created under the Security Documents, or

(iii) amend Section 2.16 (or any definition to the extent used in such Section), and

(G) all of the Term Loan Lenders:

(i) amend or modify clauses (F) or (G) of this Section 9.10 or the definition of Required Term Lenders or any other provision of the Loan Documents which provides for the unanimous consent or approval of the Term Loan Lenders, or

(ii) release all or substantially all of the PP&E Collateral from the Liens created under the Security Documents (and, if the PP&E Collateral shall constitute all or substantially all of the Collateral, the provisions of clause (B)(iii) shall also apply).

No such modification, amendment or waiver or consent may adversely affect the rights and obligations of (i) the Administrative Agent or (ii) any Fronting Bank, in each case without its prior written consent. The consent of no Lender shall be required (i) with respect to any action described in Section 6.3 of the Collateral Trust Agreement (subject to the proviso contained therein), (ii) to add the obligations of the Loan Parties with respect to Indebtedness permitted under Section 6.02(q) or Section 6.02(v) as additional “Third Priority Obligations” under the Security Documents and the Intercreditor Agreement or (iii) to add the obligations of the Loan Parties with respect to Indebtedness permitted under Section 6.02(y) that is secured by (x) Liens granted pursuant to Section 6.03(z)(i) as “Additional First Priority Obligations” or (y) Liens granted pursuant to Section 6.03(z)(ii) as “Additional Junior Priority Obligations”, in each case under the Security Documents and the Intercreditor Agreement (and each Lender hereby authorizes the Administrative Agent to enter into, or to instruct the Collateral Trustee to enter into, any amendments or modifications of the Security Documents or the Intercreditor Agreement, or to enter into additional intercreditor agreements on terms substantially identical to those contained in the Intercreditor Agreement, to the extent necessary or desirable to give effect to any such addition). Each assignee shall be bound by any modification, amendment, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest in the Loans held by such Lender. No amendment to this Agreement shall be effective against the Borrower unless in writing and signed by the Borrower.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Revolving Credit Facility (as defined below) to permit the refinancing of all Revolving Credit Commitments with a replacement facility under this Agreement, or to permit the extension of the Revolving Credit Maturity Date (each of the foregoing, a “Replacement Revolving Credit Facility”); provided that (a) the aggregate amount of commitments under such Replacement Revolving Credit Commitments shall not exceed the aggregate amount of the replaced Revolving Credit Commitments, (b) the maturity date of such Replacement Revolving Credit Facility shall not be earlier than the Revolving Credit Maturity Date at the time of such replacement and (c) the terms of such Replacement Revolving Credit Facility shall not adversely affect the Term Loans (it being agreed that the following terms of a Replacement Revolving Credit Facility shall not be deemed to adversely affect the Term Loans: (i) a maturity date that complies with clause (b) and (ii) pricing that is in excess of the pricing in effect with respect to the Revolving Credit Commitments immediately prior to the effectiveness of such Replacement Revolving Credit Facility). The Administrative Agent shall not unreasonably withhold its consent to a Replacement Revolving Credit Facility. For the avoidance of doubt, a Replacement Revolving Credit Facility shall not require the consent of any Person other than the Administrative Agent, the Borrower and the Lenders providing such Replacement Revolving Credit Facility.

Section 9.11. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12. Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

Section 9.13. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

Section 9.14. Prior Agreements. This Agreement represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between the Borrower and any Lender or the Administrative Agent prior to the execution of this Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Agreement (except as otherwise expressly provided herein with respect to the Fee Letter).

Section 9.15. Further Assurances. Whenever and so often as reasonably requested by the Administrative Agent, the Borrower will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in the Administrative Agent all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred by this Agreement and the other Loan Documents.

Section 9.16. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 9.17. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 9.18. Certain Consents of Revolving Credit Lenders. Notwithstanding anything herein to the contrary, each Revolving Credit Lender hereby agrees and consent as follows (collectively, the “Revolving Lender Consents”):

(a) To the extent that (I) any amendment hereto is proposed in order to document, give effect to and incorporate the terms of any Refinancing Indebtedness to be incurred under this Agreement in compliance with Section 2A.02 and (II) such amendment does not include any modification, amendment or waiver of any provision of any Loan Document or any consent to any departure by the Borrower or Guarantors therefrom which would require a vote of all or all affected or the relevant percentage of Revolving Credit Lenders pursuant to Sections 9.10(A), (B)(iii), (C), (D) or (E), then each Revolving Credit Lender hereby consents (the “Term Refinancing Facilities Consent”) (x) to any such amendment, (y) to any Permitted Refinancing of such Refinancing Indebtedness on substantially the same conditions as those set forth in Section 2A.02 to any further amendments (if any) necessary to document, give effect to and incorporate the terms of such Permitted Refinancing Indebtedness and (z) if such Refinancing Indebtedness is in the form of Refinancing Term Loans borrowed hereunder, to the appointment of a single financial institution reasonably acceptable to the Borrower to act as the administrative agent with respect to such Refinancing Term Loans and any other Term Loans hereunder (any such financial institution in such capacity, the “Term Administrative Agent”). Each Revolving Credit Lender hereby authorizes each of the Administrative Agent and the Collateral Trustee to enter into new documents and agreements to the extent consistent with the foregoing.

(b) That (x) the terms and conditions set forth in Article IIA, together with any modifications thereto which are more restrictive to the Group Members (as determined by the Administrative Agent in good faith) and (y) any other agreement made by the Revolving Credit Lenders set forth herein that (A) is not applicable to the Term Lenders or the Term Loans until the Receipt of Sufficient Consents and (B) would require, pursuant to Section 9.10, the consent of any group of Lenders which includes the Revolving Credit Lenders, shall become effective following the Receipt of Sufficient Consents, and to any amendment necessary to document, give effect to and incorporate the terms of any such provisions on substantially the same terms as set forth herein as of the 2013 Amendment Effective Date.

(c) To permit the Borrower and its Subsidiaries to consummate the Permitted Corporate Structure Transactions (the “Permitted Holdco Consents”), so long as no Change of Control results therefrom, upon at least 10 days’ advance written notice by the Borrower to the Administrative Agent; provided that (i) immediately after the consummation of such transaction, the Capital Stock of the Holdco (as defined below) is held, directly or indirectly, by the Persons who held the Capital Stock of the Borrower immediately prior to the consummation of such Permitted Corporate Structure Transaction, in substantially the same percentages, (ii) Holdco shall be a corporation incorporated under the laws of any State of the United States, (iii) Holdco shall own (directly or indirectly, including through Subsidiaries), at the time of assignment in connection with such Permitted Corporate Structure Transaction, all or substantially all of the assets owned by the Borrower and its Subsidiaries immediately prior to the consummation of such Permitted Corporate Structure Transaction, (iv) Holdco shall have assumed Borrower’s obligations under this Agreement and under the other Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent, (v) Holdco shall have become party to this Agreement by executing a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent, (vi) no Default or Event of Default shall have occurred and be continuing at the time of consummation of such Permitted Corporate Structure Transaction and (vii) the Administrative Agent shall have received such evidence of good standing, corporate authority and the authorization of such assignment, delegation and assumption in connection with such Permitted Corporate Structure Transaction and such opinions of counsel as the Administrative shall have reasonably requested.

(d) To permit (i) any Loan Party, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, to designate any existing or subsequently acquired or organized subsidiary as an “Unrestricted Subsidiary”; provided, however, that (a) the designation of any subsidiary as an “unrestricted subsidiary” will constitute an investment in the amount of the fair market value of such subsidiary at the time it is so designated for purposes of the investment covenant in the Loan Documents, (b) the aggregate investment in “unrestricted subsidiaries” after designation thereof shall be limited by the investments covenant. Except where customary, “unrestricted subsidiaries” will not be deemed to be “subsidiaries” for purposes of the Loan Documents, and the results of operations of “unrestricted subsidiaries” will not be included in any financial covenant terms or calculations (and the cash and cash equivalents of unrestricted subsidiaries will not be counted in any net debt calculation) of the Loan Documents, (c) following consummation of the Permitted Corporate Structure Transactions, FMC may not be designated as an Unrestricted Subsidiary and (d) any amendment to this Agreement to effect the foregoing shall include customary additional amendments necessary in connection with the “unrestricted subsidiaries” and (ii) any amendment necessary to document, give effect to, and incorporate the modifications contemplated by the preceding clause.

(e) To (i) permit, in connection with Permitted Receivables Facilities, the designation of Federal-Mogul Transaction LLC as a “Receivables Entity,” the automatic release of all Receivables Entities (including Federal-Mogul Transaction LLC) from any Guarantee Obligations upon such date as such Receivables Entities are not required to Guarantee the Existing Term Loans, any Refinancing Indebtedness in respect thereof, any Other Term Loans or any Incremental Equivalent Debt, (ii) permit the following changes to the provisions governing factoring: (A) the defined term “Factoring Arrangements” shall be amended to include arrangements among all Group Members, (B) the defined term “Factoring Basket” shall be amended so that the limitation therein is applicable only to Excluded Subsidiaries, (C) the defined term “Factoring Growth Rate” shall be amended (I) to replace “Closing Date” with a reference to the date on which the applicable amendments are effected and (II) to provide that clause (i) thereof shall be calculated on a Pro Forma Basis (ABL), (D) the Disposition of Receivables pursuant to Factoring Arrangements by Group Members that are not Excluded Subsidiaries shall be permitted, so long as immediately after giving effect to any such Disposition of Receivables (other than Long Dated Receivables that are, at the time of determination, not Eligible Accounts Receivable) the amount of Available Accounts Receivable, determined as of the date of such Disposition, shall not be less than 40% of the lesser of (x) the aggregate Borrowing Base as of such date and (y) the Total Revolving Credit Commitment as of such date and (E) the Borrower shall furnish to the Administrative Agent advance written notice of all Factoring Arrangements, including the aggregate amount of Receivables expected to be Disposed of pursuant to such Factoring Arrangement and a list, in reasonable detail, of the Receivables to be subject to such Factoring Arrangement, (iii) confirm that the Existing Receivables Facilities constitute Permitted Receivables Facilities, and (iv) permit any amendment necessary to document, give effect to, and incorporate the modifications contemplated by the preceding clauses.

(f) For purposes of any amendment to Section 6A.02(q), to authorize any amendment thereto solely to the extent required to permit the applicable test following the First Refinancing Indebtedness Incurrence Date to include the amount of any “fixed dollar safe harbor basket” that is permitted under the general ratio debt basket, if any, included in the terms of such Refinancing Indebtedness as contemplated therein.

(g) For purposes of determining consents of the Required Revolving Credit Lenders under Section 9.10(C), to authorize the Administrative Agent to direct such Revolving Credit Lender’s vote in favor of any amendment to any of the Revolving Credit Facility Specific Covenants, (i) to modify the size of any basket to make the applicable provision more restrictive on the Borrower and its Subsidiaries or to increase the size of any such basket contained in Section 6A.06 or Section 6A.08 so long as the usage of such basket is subject to the satisfaction of Payment Conditions (in the case of Section 6A.06) or Permitted Investment Payment

Conditions (in the case of Section 6A.08), (ii) to make non-substantive changes to update cross-references and other technical corrections necessary to reflect the the amendments and other modifications described in Section 9.18(a) and (iii) to modify defined terms and other provisions of this Agreement for the purposes of causing the covenants that are applicable only to the Revolving Credit Facility to be applicable to the Term Loans outstanding hereunder (with such other modifications as are permitted by Section 9.10) and in connection therewith, to delete the phrase “unless waived by the Required Revolving Credit Lenders,” in the lead-in paragraph to Article VIA, in each case as determined in good faith by the Revolving Administrative Agent.

(h) [Reserved].

(i) To replace the definition of “Change of Control” and the applicable defined terms used therein with the terms set forth on Schedule 9.18(i).

(j) To permit, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower to merge or consolidate with or into any other Person or otherwise convert its legal form under the laws of its jurisdiction of organization; provided that (A) the Borrower shall be the continuing or surviving Person or the Person formed by or surviving any such merger or consolidation is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Person, if not the Borrower, the “Successor Borrower”), (B) the Successor Borrower (if applicable) expressly assumes all the obligations of the Borrower under the Loan Documents and the Loans pursuant to an assumption agreement or other documents or instruments in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, by supplement to the Domestic Subsidiary Guarantee or the Foreign Subsidiary Guarantee, as applicable, confirms that the guarantee made by it pursuant thereto shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party, by supplement to each applicable Security Document, confirms that the liens granted by it thereunder shall secure the Successor Borrower’s obligations under this Agreement, (E) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, by an instrument reasonably satisfactory to the Collateral Trustee, confirms that the liens granted by it thereunder shall secure the Successor Borrower’s obligations under this Agreement and (F) the Borrower delivers to the Administrative Agent an officer’s certificate and an opinion of counsel to the effect that such merger or consolidation, and the supplements referred to in the preceding clauses, comply with this Agreement. The Revolving Credit Lenders hereby authorize the Administrative Agent to enter into and deliver such agreements, amendments and modifications to the Loan Documents as are necessary to effectuate any such transaction consummated pursuant to this clause (a) and to substitute the Successor Borrower for the Borrower under the Loan Documents and the Loans and (ii) any amendment necessary to document, give effect to, and incorporate the modifications contemplated by the preceding clause.

(k) To the effectiveness of the provisions of Article IIA.

(l) To any change to the incurrence test described in the definition of “Incremental Cap” (as such term is defined on the 2013 Amendment Effective Date).

(m) To modify Section 9.10 to provide that only the consent of all, all affected or the relevant percentage of the Revolving Credit Lenders (and no other Lenders) would be required to approve certain matters (provided, that no such modification shall reduce the percentage of Revolving Credit Lenders below the percentage set forth in Section 9.10 with respect to such matters).

Without limiting the foregoing, each Revolving Lender as of the 2013 Amendment Effective Date hereby agrees and consents to any amendment or other modification to this Agreement and the other Loan Documents in order to effectuate the Revolving Lender Consents set forth in this Section 9.18 and hereby instructs the Administrative Agent and the Collateral Trustee, as applicable, to enter into any agreements to effectuate the foregoing; provided that it is understood and agreed that consummation of the amendments contemplated by the Revolving Lender Consents is subject to Receipt of Sufficient Consents and accordingly, shall require the consent of additional Lenders (including, in the case of the Borrower Substitution contemplated by the Permitted Holdco Consents, all other Lenders). The Revolving Administrative Agent shall provide to any Revolving Credit Lender such information with respect to the matters described in this Section 9.18 as such Revolving Credit Lender shall reasonably request (to the extent such information is in the possession of the Revolving Administrative Agent).

Section 9.19. No Fiduciary Relationship. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders, the Fronting Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Fronting Banks or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders, the Fronting Banks and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower, the Subsidiaries and their respective Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Fronting Banks or any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower, the Subsidiaries or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Lenders, the Fronting Banks or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

BORROWER:

FEDERAL-MOGUL CORPORATION

By:
Name: David A. Bozynski
Title: Vice President and Treasurer

LENDERS:

CITICORP USA, INC., Individually and as Administrative Agent

By:
Name:
Title:

CITIBANK, N.A., Individually, as
Fronting Bank, as Existing Fronting Bank, and as Revolving Credit Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., Individually, as Existing Fronting Bank, and as Revolving Credit Lender

By:
Name:
Title:

WELLS FARGO FOOTHILL LLC, as Revolving Credit Lender

By:
Name:
Title:

WACHOVIA CAPITAL FINANCE CORP. (CENTRAL), as Revolving Credit Lender

By:
Name:
Title:

SIEMENS FINANCIAL SERVICES INC., as Revolving Credit Lender

By:
Name:
Title:

BANK OF AMERICA, as Revolving Credit Lender

By:
Name:
Title:

FIFTH THIRD BANK, as Revolving Credit Lender

By:
Name:
Title:

2

UPS CAPITAL CORPORATION, as Revolving Credit Lender

By:
Name:
Title:

3

PRICING SCHEDULE

The Applicable Margin with respect to Revolving Credit Loans and Commitment Fees with respect to the Total Revolving Credit Commitment shall be the rate per annum set forth below in the row opposite the relevant category and in the column corresponding to the “Pricing Level” that applies for such day:

	Level I	Level II	Level III
Revolving Credit Loans that are Eurodollar Loans	1.50%	1.75%	2.00%
Revolving Credit Loans that are ABR Loans	0.50%	0.75%	1.00%

For purposes of this Pricing Schedule, the following terms have the following meanings:

“Level I Pricing” shall apply for any day if, on such day, Average Monthly Revolving Credit Facility Availability (determined as of the last day of the most recently concluded calendar month) was equal to or greater than 66.66% of the Total Revolving Credit Commitment.

“Level II Pricing” shall apply for any day if, on such day, Average Monthly Revolving Credit Facility Availability (determined as of the last day of the most recently concluded calendar month) was equal to or greater than 33.33% of the Total Revolving Credit Commitment but less than 66.66% of the Total Revolving Credit Commitment.

“Level III Pricing” shall apply for any day if, on such day, Average Monthly Revolving Credit Facility Availability (determined as of the last day of the most recently concluded calendar month) was less than 33.33% of the Total Revolving Credit Commitment.

“Pricing Level” shall refer to the determination of which of Level I, Level II or Level III Pricing applies for any day.